Filed Pursuant to Rule 424(b)(5)
Registration No. 333-249198

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 1, 2020.

Preliminary prospectus supplement

(To prospectus dated October 1, 2020)

121,400,000 Common Shares

Natura &Co Holding S.A.

(Incorporated in the Federative Republic of Brazil)

We are offering common shares in a global offering, which consists of an international offering in the United States and other countries outside the Federative Republic of Brazil, or Brazil, and a concurrent offering in Brazil. In the aggregate, 121,400,000 new common shares, which may be represented by American Depositary Shares, or the ADSs, are being offered by us in the global offering. Each ADS represents two common shares. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus supplement. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and underwritten by the Brazilian placement agents named elsewhere is this prospectus supplement. The closings of the international and Brazilian offerings are conditioned upon each other.

Holders of our common shares as of September 29, 2020 will be given the opportunity to subscribe for common shares in the Brazilian offering on a priority basis at the public offering price. The priority subscription procedure is not being made available to holders of ADSs. An ADS holder that wishes to be eligible for priority subscription will be required to make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying common shares in a Brazilian account. See “The Offering—Priority subscription.”

ADSs representing our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “NTCO.” The closing price of the ADSs on the NYSE on September 30, 2020 was U.S.$18.21 per ADS. Our common shares are listed and trade on the Novo Mercado segment of the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão), or the B3, under the symbol “NTCO3.” The closing price of the common shares on the B3 on September 30, 2020 was R$51.13 per share.

Investing in our common shares and ADSs involves risks. See “Risk Factors” beginning on page S-26 of this prospectus supplement.

	Per ADS	Per common share	Total(1)(2)(3)
Public offering price	U.S.$	R$	U.S.$
Underwriting discounts and commissions	U.S.$	R$	U.S.$
Proceeds, before expenses, to us	U.S.$	R$	U.S.$

(1)	Amounts in reais have been translated into U.S. dollars at the selling exchange rate reported by the Central Bank of Brazil (Banco Central do Brasil) as of , 2020, or R$ to U.S.$1.00.
(2)

Total amounts reflect the common shares (including shares represented by ADSs) offered pursuant to this prospectus supplement, and do not reflect other subscriptions occurring concurrently in the global offering.

(3)

Total amounts reflect the sum of (i) the per-ADS price multiplied by the number of common shares being sold represented by ADSs plus (ii) the per common share price multiplied by the number of common shares being sold directly converted to U.S. dollars based on the R$                per U.S.$1.00 exchange rate.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company, or DTC, on or about                , 2020. Delivery of our common shares will be made in Brazil through the book-entry facilities of the B3 on or about                , 2020.

BofA Securities	Morgan Stanley	Bradesco BBI	Citigroup	Itaú BBA

The date of this prospectus supplement is                , 2020.

We have not authorized anyone to provide any information other than that contained in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we may have referred

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you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, nor any of the international underwriters or the Brazilian placement agents have authorized any other person to provide you with different or additional information. Neither we, nor the international underwriters nor the Brazilian placement agents are making an offer to sell the common shares or the ADSs in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere outside of Brazil solely on the basis of the information contained in this prospectus supplement. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the common shares or the ADSs. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement.

For investors outside the United States: Neither we, nor any of the international underwriters nor Brazilian placement agents have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of our common shares and ADSs and the distribution of this prospectus supplement outside the United States.

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market size and growth rates of the markets in which we participate, is based on information from various sources, including Euromonitor International Limited, or “Euromonitor International,” on our assumptions and calculations that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products and services. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co” incorporated by reference into this prospectus from the Natura &Co Holding MD&A/Financials Form 6-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon” incorporated by reference into this prospectus from the Avon MD&A/Financials Form 6-K.

Information in this prospectus on the beauty and personal care market is from independent market research carried out by Euromonitor International but should not be used be relied upon in making, or refraining from making, any investment decision.

Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources, our internal market and brand research and our knowledge of the beauty and personal care industry. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

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CERTAIN DEFINED TERMS AND CONVENTIONS USED IN THIS PROSPECTUS SUPPLEMENT

All references in this prospectus supplement to the “Company,” “we,” “us” and “our” refer to Natura &Co, as defined below, unless the context otherwise requires. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars, the official currency of the United States. All references to “pounds,” “pound sterling” or “£” are to the British pound sterling, the official currency of the United Kingdom.

In addition, as used in this prospectus supplement, the following defined terms have the following respective meanings:

“ABIHPEC” means the Brazilian Personal Hygiene, Perfumery and Cosmetics Association (Associação Brasileira da Indústria de Higiene Pessoal, Perfumaria e Cosméticos).

“ADSs” means American Depositary Shares, each representing two Natura &Co Holding Shares.

“Aesop” means Emeis Holding Pty Ltd and its consolidated subsidiaries.

“Avon” means Avon Products, Inc., a New York corporation, and its consolidated subsidiaries.

“Avon Shares” means shares of both Avon Common Shares and Avon Preferred Shares.

“Avon Common Shares” means the shares of common stock, par value U.S.$0.25 per share, of Avon.

“Avon Preferred Shares” means the shares of Series C Preferred Stock, par value U.S.$1.00 per share, of Avon.

“B3” means the B3 S.A.—Brasil, Bolsa, Balcão, or São Paulo Stock Exchange.

“BNDES” means the Banco Nacional de Desenvolvimento Econômico e Social, or the Brazilian National Economic and Social Development Bank.

“Brazil” means the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil.

“Brazilian Central Bank” means the Central Bank of Brazil (Banco Central do Brasil).

“Brazilian Corporation Law” means the Brazilian Law No. 6,404/76, as amended.

“CDI,” or the Interbank Deposit Certificate (Certificado de Depósito Interbancário), means the “over extra group” daily average rate for interbank deposits, expressed as an annual percentage, based on 252 business days, calculated daily and published by B3, or any other index as may be further used in substitution thereof.

“CMN” means the Conselho Monetário Nacional, or the Brazilian Monetary Council.

“consultants” are independent sales representatives who, although they are not employed by Natura &Co, sell Natura &Co products to customers of Natura &Co.

“CVM” means the Comissão de Valores Mobiliários, or the Brazilian Securities Commission.

“DOJ” means the United States Department of Justice.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“FGV” means the Fundação Getulio Vargas.

“FTC” means the United States Federal Trade Commission.

“IASB” means the International Accounting Standards Board.

“IBGE” means the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística).

“IFRS” means International Financial Reporting Standards as issued by the IASB.

“Natura” means Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil, and its consolidated subsidiaries (excluding Aesop, The Body Shop and their respective subsidiaries).

“Natura &Co” means (1) prior to the completion of the Transaction, Natura Cosméticos S.A. and its consolidated subsidiaries, and (2) after the completion of the Transaction, Natura &Co Holding S.A. and its consolidated subsidiaries, including Natura and Avon.

“Natura &Co Holding” means Natura &Co Holding S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil, excluding its subsidiaries.

“Natura &Co Holding By-Laws” means the by-laws of Natura &Co Holding.

“Natura &Co Holding Shares” means common shares of Natura &Co Holding.

“Natura Cosméticos” means Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil.

“Natura Cosméticos Shares” means common shares of Natura Cosméticos.

“Natura Entities” means Natura &Co, Natura &Co Holding, Nectarine Merger Sub I, Inc. and Nectarine Merger Sub II, Inc., collectively.

“Natura Indústria” means Indústria e Comércio de Cosméticos Natura Ltda.

“Novo Mercado Rules” means the listing rules of the Novo Mercado segment of the B3.

“NYSE” means the New York Stock Exchange.

“Merger Sub I” means Nectarine Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Natura &Co Holding.

“Merger Sub II” means Nectarine Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Sub I.

“Merger Subs” means Merger Sub I and Merger Sub II, collectively.

“Sales representatives” or “representatives” means independent contractors who are not employees of Avon or any of its subsidiaries, but directly or indirectly purchase products or services from Avon or any of its subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

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“Shareholders’ Agreement” means the Shareholders’ Agreement of Natura &Co Holding which was entered into on September 4, 2019.

“The Body Shop” means The Body Shop International Limited, a private limited company registered in England and Wales and its subsidiaries.

“Transaction” means the transaction effected by the Agreement and Plan of Mergers, dated May 22, 2019, as amended on October 3, 2019 and as may be further amended from time to time in accordance with its terms (the “Merger Agreement”) entered into by Avon Products, Natura Cosméticos, Natura &Co Holding and the Merger Subs pursuant to which (i) Natura &Co Holding, after the completion of certain restructuring steps, held all issued and outstanding shares of Natura Cosméticos, (ii) Merger Sub II merged with and into Avon, with Avon surviving the merger, and (iii) Merger Sub I merged with and into Natura &Co Holding, with Natura &Co Holding surviving the merger, and as a result of which each of Avon and Natura Cosméticos became a wholly owned direct subsidiary of Natura &Co Holding.

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the U.S.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the automatic shelf registration statement, we may, from time to time, offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings. This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and supplements information contained in the accompanying prospectus and certain documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any previously filed document incorporated by reference into this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

You should carefully read the accompanying prospectus, this prospectus supplement, the documents incorporated by reference in the accompanying prospectus and in this prospectus supplement, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision, together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

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PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

Financial Statements

Natura &Co Holding

Natura &Co Holding, formerly Natura Holding S.A., was incorporated on January 21, 2019 as part of a corporate restructuring process initiated by Natura Cosméticos on May 22, 2019, as described below under “—The Transaction.”

On November 13, 2019, the controlling shareholders of Natura Cosméticos contributed to Natura &Co Holding shares corresponding to approximately 57.3% of Natura Cosméticos’ capital. On November 13, 2019, all of the Natura Cosméticos shares held by the noncontrolling shareholders and not previously held by Natura &Co Holding were contributed to Natura &Co Holding in exchange for shares of Natura &Co Holding, and Natura Cosméticos became a wholly owned subsidiary of Natura &Co Holding (collectively referred to as the “Corporate Restructuring”). This contribution became effective on December 17, 2019.

Prior to the Corporate Restructuring, Natura &Co Holding had limited or no assets, operations or activities, or liabilities, and no material contingent liabilities or commitments.

The Corporate Restructuring was accounted for using the predecessor method of accounting, through which the historical operations of Natura &Co are deemed to be those of Natura &Co Holding. Accordingly, the consolidated financial statements incorporated by reference into this prospectus supplement reflect:

•	the historical operating results and financial position of Natura &Co prior to the Corporate Restructuring;

•	the consolidated results of Natura &Co Holding and Natura &Co following the Corporate Restructuring;

•	the assets and liabilities of Natura &Co at their historical cost; and

•	Natura &Co Holding’s earnings per share for all periods presented.

•

The number of common shares issued by Natura &Co Holding, as a result of the Corporate Restructuring is reflected retroactively as of January 1, 2017, for purposes of calculating earnings per share in all prior periods presented.

The consolidated financial information presented in this prospectus supplement has been derived from the following:

•

unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained above, included in the Natura &Co Holding MD&A/Financials Form 6-K incorporated by reference in this prospectus supplement;

•

the audited consolidated financial statements as of December 31, 2019 and 2018 and for each year in the three-year period ended December 31, 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained above, included in the Natura &Co Holding MD&A/Financials Form 6-K incorporated by reference in this prospectus supplement; and

•

the audited consolidated financial statements as of and for the years ended December 31, 2017, 2016 and 2015 and the related notes thereto of Natura &Co, not included or incorporated by reference in this prospectus supplement.

Any statement contained in our 2019 Form 20-F will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, in the Natura &Co Holding MD&A/Financials Form 6-K or the Avon MD&A/Financials Form 6-K modifies or supersedes that statement.

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The consolidated financial statements of Natura &Co Holding and Natura &Co are prepared in accordance with IFRS as issued by the IASB and are presented in Brazilian reais. The unaudited condensed interim consolidated financial statements of Natura &Co Holding are prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the IASB and are presented in Brazilian reais.

We maintain our books and records in Brazilian reais, which is the functional currency and presentation currency of the consolidated financial statements of Natura &Co Holding and Natura &Co. Unless otherwise noted, our financial information presented herein as of June 30, 2020, as of December 31, 2019 and 2018, for the six months ended June 30, 2020 and 2019, and for the years ended December 31, 2019, 2018 and 2017 is stated in Brazilian reais, our reporting currency.

Avon

Avon’s annual consolidated financial information as of December 31, 2019 and 2018 and for each of the three years period ended December 31, 2019 presented herein have been derived from the audited consolidated financial statements of Avon and the related notes thereto included in the Avon MD&A/Financials Form 6-K and incorporated herein by reference.

The consolidated financial statements of Avon are prepared in accordance with U.S. GAAP and are presented in U.S. dollars.

In 2020, Avon changed its reportable segments to align them with how the business is operated and managed since the merger with Natura &Co, which are reportable segments based on geographic operations: Avon International and Avon Latin America. Prior to this change, Avon reported four segments: Europe, Middle East & Africa, Asia Pacific, South Latin America and North Latin America. We have not recast the segments in the Avon MD&A/Financials Form 6-K incorporated herein by reference because we do not believe the change in reporting segments is material to the assessment of Avon’s performance.

The Transaction

Avon Products, Natura Cosméticos, Natura &Co Holding and the Merger Subs entered into an Agreement and Plan of Mergers, dated May 22, 2019, as amended on October 3, 2019 and November 5, 2019, or the Merger Agreement, pursuant to which (i) Natura &Co Holding, after the completion of certain restructuring steps, held all issued and outstanding shares of Natura Cosméticos, (ii) Merger Sub II merged with and into Avon, with Avon surviving the merger, and (iii) Merger Sub I merged with and into Natura &Co Holding, with Natura &Co Holding surviving the merger, and as a result of which each of Avon and Natura Cosméticos became a wholly owned direct subsidiary of Natura &Co Holding.

The Transaction was consummated on January 3, 2020. Accordingly, our results of operations and financial condition for the historical periods discussed in this section prior to the Transaction do not reflect or include the results of operations or any assets or liabilities of Avon as well as certain critical accounting policies and estimates related to goodwill, intangible assets and purchase accounting related to the Transaction. We began consolidating Avon and its subsidiaries as from January 3, 2020, and, accordingly, our results of operations and financial condition of and for the six-months ended June 30, 2020 and future periods may not necessarily be comparable to our results of operations and financial condition for historical periods prior to the Transaction, including those discussed below.

Currency Conversions

On June 30, 2020, the exchange rate for reais into U.S. dollars was R$5.476 to U.S.$1.00, based on the selling rate as reported by the Brazilian Central Bank. The selling rate was R$5.476 to U.S.$1.00 as of June 30, 2020, R$4.031 to U.S.$1.00 as of December 31, 2019, R$3.875 to U.S.$1.00 as of December 31, 2018, R$3.308

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to U.S.$1.00 as of December 29, 2017, R$3.259 to U.S.$1.00 as of December 30, 2016 and R$3.905 to U.S.$1.00 as of December 31, 2015, in each case, as reported by the Brazilian Central Bank. The real/U.S. dollar exchange rate fluctuates widely, and the selling rate as of June 30, 2020 may not be indicative of future exchange rates. See “Exchange Rates” for information regarding exchange rates for the Brazilian currency since January 1, 2015.

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

Rounding

We have made rounding adjustments to reach some of the figures included in, or incorporated by reference into, this prospectus supplement. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

Special Note Regarding Non-IFRS Financial Measures

In this prospectus supplement, we present EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Indebtedness, Gross Debt and Net Debt, in each case, on a consolidated basis, all of which are Non-IFRS financial measures. EBITDA is defined as net income plus net finance income, which includes interest gains, interest expenses, gain or losses on derivative financial instruments and foreign exchange gains or losses, income tax and social contribution, and depreciation and amortization, as defined by our Brazilian regulator, the CVM, pursuant to CVM Instruction No. 527/2012. Adjusted EBITDA is EBITDA further adjusted to reflect the effect of certain non-recurring transactions that in management’s judgment are not expected to have a continued impact on the Company’s operating activities or do not necessarily occur on a regular basis. We consider EBITDA and Adjusted EBITDA to be operating performance measures.

We define (i) EBITDA Margin as EBITDA divided by net revenue, expressed as a percentage, and (ii) Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue, expressed as a percentage.

Indebtedness is defined as the sum of current and noncurrent borrowings, financing and debentures and current and noncurrent lease. Gross Debt is defined as the sum of our Indebtedness, current and noncurrent derivative financial instruments less current and noncurrent lease. Net Debt is calculated as the sum of Gross Debt less cash and cash equivalents and current and noncurrent short-term investments. We consider Indebtedness, Gross Debt and Net Debt to be liquidity measures.

Our management believes that EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Indebtedness, Gross Debt and Net Debt, along with comparable IFRS measures, provide useful information to potential investors, financial analysts and the public in their review of our operating performance. Our management uses these financial measures, along with the most directly comparable IFRS financial measures, in evaluating our operating performance. However, EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Indebtedness, Gross Debt and Net Debt are not measures under IFRS and should not be considered as a substitute for net income or loss, cash flow from operations or other measures of operating performance or liquidity determined in accordance with IFRS. Other companies may calculate these measures differently than we do, and therefore, our presentation may not be comparable to similarly titled measures of other companies. EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Indebtedness, Gross Debt and Net Debt are not intended to represent funds available for dividends or other discretionary uses by us because those funds are required for debt service, capital expenditures, working capital needs and other commitments and contingencies. The Non-IFRS financial measures described in this prospectus supplement are not a substitute for the IFRS measures of earnings, for which our management has responsibility.

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For more information on the Non-IFRS measures presented in this prospectus supplement, see “Summary Consolidated Financial and Other Information—Non-IFRS Financial Measures.

For a reconciliation of our EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin, see “Summary Financial and Other Information—Non-IFRS Financial Measures—Reconciliation of our Net Income to EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin.” For a reconciliation of our Indebtedness, Gross Debt and Net Debt, see “Summary Financial and Other Information—Non-IFRS Financial Measures—Reconciliation of our Indebtedness, Gross Debt and Net Debt.”

For information on the Non-GAAP measures used by Avon and presented in this prospectus supplement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon—Non-GAAP Financial Measures” in the Avon MD&A/Financials Form 6-K.

Market Data

We obtained market and competitive position data, including market forecasts, used throughout this prospectus supplement from market research, publicly available information and industry publications, as well as internal surveys. We include data from reports prepared by the Brazilian Central Bank, the B3, the IBGE, the ABIHPEC, the BNDES, the FGV and Euromonitor International. We believe that all market data in this prospectus supplement is reliable, accurate and complete.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Natura &Co Holding, its wholly-owned subsidiaries, Avon, and Natura &Co, and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial conditions, or other matters, based on current beliefs of our management as well as assumptions made by, and information currently available to, our management. Forward-looking statements can be identified by the fact that they do not relate only to historical or current facts and may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. These statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Therefore, you should not place undue reliance on these statements. Factors that could cause actual plans and results to differ materially from those in these statements include, but are not limited to, risks and uncertainties detailed in the section of this prospectus supplement entitled “Risk Factors,” and in Natura &Co Holding’s Annual Report on Form 20-F and other periodic filings with the SEC, and the following factors:

•	global economic conditions;

•	risks associated with tax liabilities, or changes in U.S., Brazilian or other international tax treaties or laws or interpretations to which they are subject;

•

events and risk perception in relation to corruption allegations involving Brazilian companies and politicians, as well as the impacts of the resulting investigation on the Brazilian economy and political outlook as a whole;

•	reductions in customer spending, a slowdown in customer payments and changes in customer demand for products and services;

•	unanticipated changes relating to competitive factors in the industries in which the companies operate;

•	ability to hire and retain key personnel;

•

operating costs, customer loss or business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, distributors or suppliers) being greater than expected since the completion of the Transaction (as defined in “Presentation of Financial and Certain Other Information—The Transaction”);

•	ability to attract new clients and retain existing clients in the manner anticipated;

•	the impact of acquisitions the companies have made or may make;

•	reliance on and integration of information technology systems;

•

changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients;

•	conditions in the stock and credit markets;

•	risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings;

•	our international operations, which are subject to the risks of currency fluctuations and foreign exchange controls;

•	risks that the new businesses will not be integrated successfully or that the cost, time and effort required to integrate the newly combined businesses may be greater than anticipated;

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•

failure to effectively manage the newly combined business, or that we will not realize estimated cost savings, value of certain tax assets, estimated synergies and growth or that such benefits may take longer to realize than the five years during which we currently expect to realize them;

•	developments with respect to the COVID-19 pandemic in Brazil and globally;

•

the inability to achieve the estimated benefits and synergies of our combined operations since the completion of the Transaction over the next five years as we currently expect or the effects of the Transaction on our financial condition, operating results and cash flows;

•	our inability to meet expectations regarding the accounting and tax treatments with respect to the Transaction;

•	risks relating to unanticipated costs of integration;

•	diversion of the attention of our management from ongoing business concerns;

•	the outcome of any legal proceedings that have been or may be instituted against Avon, Natura &Co, Natura &Co Holding and/or others relating to the Transaction;

•	the potential impact of the consummation of the Transaction on relationships with third parties, including clients, employees, consultants, sales representatives and competitors;

•	interruptions in our main information technology systems;

•	material weaknesses in our internal control over financial reporting;

•

the market price for Natura &Co Holding Shares potentially being affected, since the completion of the Transaction, by factors that historically have not affected the market price of Natura Cosméticos Shares or Natura &Co Holding Shares (during the short period prior to the completion of the Transaction) or shares of common stock of Avon as shares of stand-alone companies; and

•	other risk factors as set forth under “Risk Factors” in this prospectus supplement.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in this prospectus supplement, and information contained in this prospectus supplement.

Nothing in this prospectus supplement is intended, or is to be construed, as a profit projection or to be interpreted to mean that earnings per share for the current or any future financial years will necessarily match or exceed the historical published earnings per Natura Cosméticos Share or Avon Share, as applicable.

We are under no obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, which may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this document are cautioned not to place undue reliance on these forward-looking statements, which only speak as of the date hereof.

S-xii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference. This summary may not contain all the information that may be important or relevant to you, and we urge you to read this entire prospectus supplement carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co” in the Natura &Co Holding MD&A/Financials Form 6-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon” in the Avon MD&A/Financials Form 6-K and our consolidated financial statements incorporated by reference in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference, before deciding to invest in our common shares or the ADSs.

Natura &Co is grounded in the following purpose, beliefs and aspiration:

•	Purpose: To nurture beauty and relationships for a better way of living and doing business.

•

Beliefs: We are passionate agents of change. We build relationships based on transparency, collaboration and diversity. We are committed to integrity and hold ourselves accountable. We find the courage to challenge the status quo and go beyond. We honor and respect the interdependent nature of all things.

•	Aspiration: We will dare to innovate to promote positive economic, social and environmental impact.

Our Reason for Being

Since 1969, when Natura Cosméticos was founded, our Reason for Being is to create and commercialize products and services that promote the harmonious relationship of the individual with himself/herself, with his/her own body, with others and with the nature he/she is part of. In 2014, we launched the Sustainability Vision 2050 and undertook commitments to be transformed into a company that makes a positive impact; in other words, to ensure that the company’s operations help to improve the environment and society, going beyond the current paradigm of merely reducing and mitigating impacts. We have received several awards for the Sustainability Vision project, the primary ones of which are set out below:

In the face of new challenges and the current scenario, in June 2020, we announced our 2030 Vision Commitment to Life, which sets out our commitments and actions within a 10-year time frame, to tackle some of the world’s most pressing issues: addressing the climate crisis and protecting the Amazon, ensuring equality and inclusion, and shifting our business towards circularity and regeneration, reaching in excess of 95% of renewable or natural ingredients and biodegradable formulas. Our approach calls for an all-encompassing business model that gives back more than it takes. Through three pillars, Natura &Co’s Commitment to Life aims to:

(1)

Address climate change and protect the Amazon by: (i) achieving Net Zero GHG emissions by 2030 for its four brands, 20 years ahead of the UN Commitment; (ii) building a strong track record of adhering to the UN Convention of Biological Diversity; and (iii) stepping up its actions to protect the Amazon by building on Natura´s over 20 years’ of experience in the region, fostering zero deforestation by 2025, and increasing our share of bio-ingredients products.

(2)

Defend human rights and be human-kind by: (i) creating better, kinder, and more inclusive conditions for our networks to thrive in, with the commitment to increase diversity to 30% of under-represented groups (including gender, race, sexual diversity and gender identity, socio-economically disadvantaged, physical or mental disability balance and equitable pay); (ii) widening our network by promoting our business model to enable gains for our consultants / representatives and their communities (earnings, education, health and digital inclusion) and (iii) upholding intolerance on human rights infringement in line with UN Guiding Principles by 2023 for its entire network, particularly for its supply chain.

(3)

Embrace circularity and regeneration by: (i) moving towards and beyond a circular economic model to create more than it takes ensuring packaging and formula circularity by 2030; and (ii) further developing regenerative solutions including fair trade communities, regenerative extraction systems, and waste-to-plastic solutions by 2030.

Overview

We are purpose-driven group made up of four iconic beauty companies: Natura, The Body Shop, Aesop and Avon. We are united in the belief that there is a better way of living and doing business, and committed to generating positive economic, social and environmental impact. We are the fourth-largest pure play beauty group in the world with a 2.4% global market share as of 2019 as a result of our sizeable operations in Asia Pacific, Europe, North America, Oceania and Latin America considering data compilation by Natura &Co based on Euromonitor International data and internal estimates by Natura &Co using other sources.

We are a global direct-to-consumer beauty company with approximately 6.8 million consultants (net of overlapping available consultants and representatives shared by Natura and Avon) as of June 30, 2020, 1.8 million consultants for Natura and approximately 5.4 million representatives for Avon and approximately 3,700 owned and franchised stores as of June 30, 2020. We have strong presence in emerging markets, as well as parts of Europe and Asia. We are present in more than 100 countries, in 2019 we employed more than 40,000 employees and associates and served more than 200 million consumers. Our vast expertise in the development, manufacture, distribution and resale of cosmetics, fragrances and personal care products has established our differentiated value proposition to customers and reinforced our leadership in the global beauty segment.

In addition to our global footprint, we have an undisputed leadership in the Latin American beauty and personal care market. Our ability to reach a broad universe of customers through our omni-channel and multi-brand operations results in an 7.7% market share in the region and 11.9% in Brazil as of 2019 based on Euromonitor International data (Beauty and Personal Care 2020, Natura umbrella brand retail value sales, including taxes, U.S. dollars fixed exchange rates, current 2019 terms). According to a data compilation by Natura &Co based on Euromonitor International data, by adding the market shares of Natura &Co and Avon in Brazil and in Latin America, Natura &Co and Avon, together, account for 11.8% market share in the region and 16% in Brazil in 2019. We have a strong footprint and leadership in Latin America which forms a backbone for our internationalization. We intend to leverage Avon’s footprint to grow Natura in the nine countries in Latin America where among our brands, only Avon is currently present. These countries are Ecuador, Guatemala, El Salvador, Costa Rica, Uruguay, Panamá, Paraguay, Honduras, Dominican Republic, which represent 8.7% of the U.S.$62 billion beauty and personal care market in Latin America.

Our track record of more than 50 years of expertise in the segment started with the launch of Natura in 1969 as a direct selling beauty and personal care brand. After our subsequent expansion to Latin America and the first store opening outside Brazil in 2006, we realized the opportunity to expand our business to other geographies and revisited our strategy to focus on internationalization and inorganic growth opportunities.

In 2016, we acquired 100% of Aesop (following the purchase of an initial 65% stake in 2013), a luxury cosmetics company founded in Australia, and in 2017, we acquired The Body Shop, founded in the UK. In May

2019, we announced the historic agreement for the acquisition of Avon. This 134-year-old company, which created the direct selling model in cosmetics and is one of the best-known brands on the planet, helped us to expand our reach to 102 million customers in 78 countries. In addition to countless new business opportunities, we now have the chance to further extend the causes that we advocate—including the campaign against domestic violence, promoting women’s rights and celebrating the invaluable role women have in the construction of society.

Below, we further detail each of our brands:

•

Natura: Founded in 1969 in São Paulo (Brazil), Natura is among the world’s 10 largest direct sales companies. Under this brand, the majority of our products are natural in origin, crafted from ingredients from the biodiversity in Brazil and distributed predominantly through direct sales by our consultants and focused on the intermediary market segment, which we refer to as the “masstige” market. We also operate through e-commerce and have an expanded network of owned physical stores, with 59 stores in Brazil and nine abroad (in the United States, France, Malaysia, Argentina and Chile) and more than 400 franchise stores as of June 30, 2020.

•

Avon: Incorporated in 1916 in New York (United States), with operations since 1886, Avon is a global manufacturer and marketer of beauty and related products. Under this brand, our products are distributed predominantly through direct sales by our representatives for beauty, fashion and home segments focused on mass markets.

•

The Body Shop: Founded in 1976 in Brighton (United Kingdom), The Body Shop is a developer, distributor and seller of naturally inspired beauty products, makeup and skin care. Under this brand, we distribute and sell our products based on a franchise distribution model and through our owned shops, home sales, and e-commerce present in 73 countries, outlets, travel retail and third-party franchised channels, and the products are available in major markets. The Body Shop is focused on the masstige intermediary market segment. As of June 30, 2020, we had 2,826 stores.

•

Aesop: Founded in 1987 in Melbourne (Australia), Aesop is a luxury cosmetics brand, with a unique portfolio of skin care and hair products, among others. Under this brand, our products are distributed predominantly through signature stores with unique designs, department stores and e-commerce in 23 countries directly and four countries through distributors. As of June 30, 2020, we had 247 signature stores and 92 counters in department stores.

We believe that the combination of these four unique brands allows us to offer a portfolio with strong synergies and cover a broad range of quality products, based on natural ingredients. We supply product categories for both women and men, including skin care products for face and body, hair care and treatment products, cosmetics, fragrances, bath, sunscreen, oral hygiene, and baby and child care.

We believe our brands are among the most recognized in the cosmetics, fragrances and toiletries industry. Our combined businesses consolidate our strong position in body care and also further strengthen our unique value proposition for fragrance.

Natura &Co’s purpose, beliefs and aspiration have been important in our growth and in the development of our strong reputation. We expect that our purpose will also drive our growth in the future. Our brands share the same mission and similar values, with strong belief in ethics, commitment to sustainability and scientific and social innovation. This vision helps us attract and retain our extensive channels of distribution and promote a corporate culture that produces innovative marketing concepts and products, increasing the attractiveness of our products.

We have consolidated our multi-channel, direct to consumer model with a recent acceleration in the online channel through e-commerce across all our four brands and in digital social selling, especially across our Natura and Avon brands. Our relationship with consultants and representatives, who sell Natura and Avon products in Brazil and Latin America, is based on more than simple operations, since we seek to ensure that our business objectives also promote the human and social development of our network, through education, digital inclusion and access to health, creating a strong value proposition.

We have also improved our digital sales and e-commerce platform. In the three months ended June 30, 2020, Natura &Co experienced an acceleration in digital social selling and e-commerce, growing approximately 220% as compared to the same period of the prior year, in constant currency, (including an increase of approximately 150% for Natura and Avon on a combined basis, 430% for Aesop and 230% for The Body Shop, in constant currency). Sales via representatives sharing e-brochures more than doubled at Avon globally in the three months ended June 30, 2020 as compared to the same period of 2019 and in the UK e-brochure sales were up more than 600% in the same period, where 70% of representatives were accessing digital platforms. In addition, Avon International experienced a threefold increase in sales effected through its digital brochure when compared to the same period of 2019. At Natura, content sharing grew by more than 70%, the number of orders tripled and the number of consultant’s online stores increased by 65% in the three months ended June 30, 2020 when compared to the same period of 2019.

We believe that our strategy has been successfully translated into growth in the past two years. We recorded a 21.1% compound annual growth rate between 2017 and 2019, without taking our acquisition of Avon into account. This growth positions us as having the highest historical revenue growth along beauty and personal care publicly listed companies in the past two fiscal years in reported currency, as shown in the chart below.

The combination with Avon is expected result in annual recurring synergies, which we actually raised from our initial target, including new revenue synergies at Natura &Co Latam and cost synergies at Avon International. We expect these synergies to come from four key areas, mainly in Latin America: sourcing, manufacturing and distribution, administrative and revenues. We estimate the synergies to be fully achieved in five years and estimate we will incur non-recurring costs in connection with these synergies each year within the same period. The synergies are expected to enable investments across the group, in three strategic areas: digital and e-commerce, research and development and brand initiatives. The five-year term indicated is an estimate and should not be interpreted as a guarantee of future results. In this sense, we clarify that the actual results referring to the synergies and costs mentioned may differ materially from those described above.

Our distinctive corporate culture, which values our relationships with our customers, our consultants, our suppliers and others, underscores our commitment to generate positive economic, social and environmental impact. For instance, in 2019, we contributed to the conservation of 1.8 million hectares in the Amazon, a region in which we maintain relations with over 5,000 families in supplier communities.

We believe that our strong brand recognition, combined with our comprehensive product offering through a singular multichannel approach, has driven our significant growth, allowing us to cement our leadership across the global beauty and personal care market.

Our Strengths

We are a purpose-driven group that aims to nurture beauty and relationships for a better way of living and doing business.

Our four brands form a group focused on creating value through five key drivers:

•

Multibrand mode: We have various brands that offer a wide range of products, which target different types of consumers, from low-end to high-end, on a global level. The model allows us to conduct our business in a unique way, maintaining an agile and decentralized business model that balances autonomy with interdependence.

•

Leveraging group scale: Group synergies may be achieved in procurement, scale and other initiatives. We created three networks of excellence (in our approaches to digital, retail and sustainability), which enable the dissemination of best practices.

•	Strong corporate governance: Our strong corporate governance and experienced leadership also reflect the strength of our group to operate globally and promote sustainable long-term value.

•

Omnichannel growth across the globe: We believe we can unlock growth synergies and also rebalance the global footprint by leveraging our existing operations. There is space to grow in different sales channels.

•

Innovation and sustainability: We seek to innovate and develop a unique and complementary brand portfolio with best practices shared between the four brands, such as the passion for connecting people and communities in sustainable relations, and living up to the highest standard of social, environmental and economic impact.

The quality of our relationships with our consultants and representatives, clients, employees, communities and suppliers is one of our strongest advantages. We believe the high value we place on these relationships, as well as our commitment to social responsibility and sustainable development, have contributed to making our group a respected global beauty company.

We offer products which we believe to be of a high quality, and which are linked to concepts that reflect our values. We believe this increases the attractiveness of our goods and encourages customers to be loyal to our brands.

Our Strategy

Our objective is to be viewed by our consumers, consultants, representatives, employees, suppliers, shareholders and other businesses as synonymous with quality, integrity, innovation and socially conscious business practices. We are engaged in maintaining a permanent process that guides us in accomplishing our financial, social and environmental goals.

Our strategy seeks to optimize our performance, while prioritizing important values, such as sustainable development, fair trade and human well-being, and is composed of the following:

•

Multibrand model: We have developed a multibrand model company that pursues synergic business growth on a global scale by offering innovative and sustainable products through multiple sales channels. Our brands have an international presence and complementary expertise and are present in diverse market segments.

•

Integrated corporate structure: Our corporate structure is integrated with a limited number of hierarchical levels, which we believe promotes collaboration among our strategic areas of digital, sustainability and retail by sharing best practices and building joint action forces among the executives of these areas.

•	Global procurement: We believe that our global procurement organization strategy benefits from our scale by enabling us to negotiate with suppliers from a better position.

•	Multi-channel: We operate via multiple channels and we intend to increase this throughout 2020 by accelerating our growth in digital platforms, as well as our brands’ geographical expansion.

We have different strategic opportunities for each of our brands, including, but not limited to: a successful integration of Natura &Co and Avon; expanding multichannel presence and accelerating the business’s digital transformation for Natura; increasing penetration in markets across the globe, in Asia, notably China (a fast growing premium beauty market), Japan (the third largest beauty market in the world) and Malaysia, and the United States (the largest beauty market in the world), and also to other markets leveraging Avon’s footprint to expand both Natura and The Body Shop brands in key markets over time; launching innovative products for Aesop; and rejuvenating the brand, optimizing retail operations and improving operational efficiency for The Body Shop.

In 2021, we plan to set up a legal entity in China (the second largest beauty market in the world), map opportunities to register products in partnership with Cruelty Free International to ensure that our stand against animal testing is protected, launch an experience center there in which to generate demand for our products prior to launching retail operations, and to also roll out our digital and social selling model there. In Japan, we intend to leverage the acquisition of a franchisee to strengthen the presence of The Body Shop and Aesop by opening new stores in key metropolitan areas. In Malaysia we are piloting an omnichannel market entry strategy under the Natura brand. We launched Natura’s digital platform globally in 2020 with a focus on social selling launched globally in 2020, and we intend to leverage the existing platform (The Body Shop franchisee) for market entry and replicate this model in other markets. We also believe there are opportunities for omnichannel expansion of The Body Shop’s at-home sales from the third quarter of 2020 across all states in the U.S. with a focus on social selling and the leveraging thereof across other sales channels by leveraging our social selling expertise to drive growth.

Building on the post-lockdown momentum, Natura &Co has experienced growth, supported by digital sales performance which continue to grow despite the reopening of brick-and-mortar stores across various markets, the performance of the Natura brand, the expansion of The Body Shop’s and Aesop’s multi-channel platforms, the turnaround of Avon Latam and the strengthening of fundamentals at Avon International.

Recent Events

COVID-19 Pandemic

During 2020, we have been closely monitoring the evolution of the COVID-19 pandemic in order to take preventive measures to minimize the spread of the virus, ensure the continuity of operations and safeguard the health and safety of our personnel.

Management Response

We have a multidisciplinary group of executives from our various businesses, and its mission is to monitor the evolution of the COVID-19 pandemic on a daily basis and outline the most immediate actions that we must take. Our executive leadership team also meets daily, through electronic conferences to follow the work of this group, receive updates about the status of our factories and employees, discuss the external scenario, and make any necessary decisions.

Measures Implemented

We have implemented various measures in line with guidance received from the applicable authorities, including:

•

providing incentives and putting in place protocols for our personnel to work remotely, while also focusing our production and logistics operations on what is essential, in order to ensure that as many employees as possible can remain home;

•	adopting new safety procedures for factory employees, such as the use of face shields, goggles and fabric masks, increasing distance between people and monitoring body temperature;

•

minimizing the amount of time members of our research and development team spend in laboratories, by implementing a rotation system, as well as focusing our research and development team’s work on essential hygiene items;

•	transportation of our products in cardboard boxes, one of the materials on which the COVID-19 virus survives for the shortest time;

•

delivery of hygiene kits to drivers transporting our products, including sanitizing products and cleaning cloths as well as information guides on COVID-19 and preventive measures required to prevent its spread;

•	authorizing deliveries to be made without the recipient’s signature in order to minimize social contact;

•	adjusting our sales cycles;

•	daily communication with employees and sales force through e-mails, booklets and live internet presentations;

•	measures to make our sales channel more digital, including providing additional digital spaces for our sales force and increasing the number of courses and training;

•	sales force events have been canceled, rescheduled or held online;

•	wide dissemination of our digital magazine;

•	use of emergency funds to assist our sales force;

•	preparing sales force leaders to deal with illness, death and other issues relating to COVID-19 that sales teams may encounter;

•	monitoring the social impact arising from the fall in our sales force’s revenue;

•	changing the rules applicable to minimum orders and initial kits;

•	renegotiating beauty consultants’ payments terms (by extending payment days);

•	providing health benefits, telemedicine and aid to our sales force;

•	changing transportation routes that we provide to our sales force in order to minimize the need for public transport, and putting in place new cleaning protocols before and after such journeys;

•	wide dissemination of wellness, health, meditation and psychological support applications;

•	broad disclosure and alerts concerning internet fraud;

•	daily monitoring of suppliers, interruptions in supply and available inventory;

•	reviewing the media budget available to social matters;

•	providing transportation for employees;

•	mapping critical processes and identifying critical people and their substitutes;

•	supporting information technology systems for remote working;

•	closing stores in certain locations; and

•	monitoring the impact of increased usage of our information technology systems.

As described above, we have taken and may continue to take temporary precautionary measures intended to help minimize the impact of the COVID-19 virus on our operations.

We believe that these actions enable us to continue to operate our business despite the ongoing slowdown in economic activity across all sectors and its direct impact on physical retail.

Impact on Our Business

At the beginning of the second quarter of 2020, we retooled our operations across our brands to step up our production of essential products (such as soap and hand sanitizer) by 30%, while also optimizing available capacity at Avon plants. Our perfume factories started producing hand sanitizer gel and liquid alcohol, and we have donated part of the production. As of the date of this prospectus supplement, all our factories are operating with a focus on the production of essential personal care and hygiene items, although the manufacturing of other products has resumed, where allowed by local legislation.

As a result of the lockdown due to COVID-19 virus, we experienced a significant increase in e-commerce and digital sales, that enabled us to turn in a resilient performance, outperforming the global cosmetics, fragrances and toiletries market in the second quarter in terms of net revenue growth. For the period between April 1, 2020 to July 30, 2020, Natura, Aesop and The Body Shop on a combined basis, in constant currency, reported an increase of 250% in digital sales and Avon doubled its digital sales, in constant currency, when compared with the same period of 2019.

We had R$3.5 billion and R$1.2 billion of finished products in our inventory as of June 30, 2020 and December 31, 2019, respectively. Nevertheless, a prolonged downtime in our factory production may jeopardize our supply.

Lockdown restrictions and store closures. The adoption of enhanced tools and features, enabled by the accelerated adoption of digital working practices, has enabled our consultants and representatives to continue their activity despite lockdown restrictions. We have our own stores and franchised stores distributed across our different brands and geographies that were impacted by lockdowns throughout the second quarter of 2020. At The Body Shop, lockdown restrictions led to the closure of 87% of retail stores at the end of April 2020, progressing to 16% of stores closed at the end of June 2020 once restrictions were lifted. We were able to offset 83% of the impact of COVID-19 on sales through significant growth in online and At-Home channels and the gradual reopening of stores. At Aesop, during most of the second quarter of 2020, up to 90% of stores were closed across most markets. We offset 86% of COVID-19’s impact on sales with strong growth in digital sales and progressive reopening of stores. At Natura, all shopping mall stores were closed during most of the second quarter of 2020, and by the end of June, approximately 60% of all retail stores, including franchisee stores, were reopened (generally with restrictions in place).

Cash and liquidity. We took steps to address liquidity concerns. As presented at the meeting of our board of directors held on June 30, 2020, we increased our capital stock by successfully raising R$2 billion in a private placement, subscribed by our controlling shareholders, selected investors and non-controlling shareholders. We also raised R$750 million in new debt financing, with maturity in May 2021, to increase liquidity, with no impact on our net debt. We also adopted stricter cost discipline, including over capital expenditure and discretionary spending. By June 30, 2020 we had with a very strong cash position of R$4,820 million in cash and cash equivalents, resulting in further deleveraging and ensuring compliance with the financial covenants.

We believe that as a result of the measures we have taken, we outperformed global peers in the cosmetics, fragrances and toiletries market based on management estimates of net revenue growth for such peer companies in the period from April 1, 2020 to June 30, 2020 compared to the same period in 2019.

See also “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—Our business, operations and results may be adversely impacted by COVID-19.”

&Co Pay

We will launch &Co Pay, a complete, global financial services platform for our 3.8 million Latin America consultants and representatives (net of overlapping available consultants and representatives shared by Natura and Avon) as of June 30, 2020, that seeks to address many of the concerns our consultants and representatives have raised regarding security, relationships and financial management. &Co Pay is intended to allow our consultants and representatives to make or receive payments and transfers, and benefit from many other services, including loans, microcredit and loyalty programs. &Co Pay seeks to digitalize the consultants and representatives’ business and provide them with greater financial inclusion and education.

We believe this is a scalable model, which is soon to be launched first in Brazil at Natura, with plans to expand to Avon, followed by expansion to Latin America and eventually across the group. We believe that &Co Pay has the potential to create value from the existing base of our consultants.

We will launch &Co Pay in 2020 with front-end solutions supported by licensed partners, a phasing out of previous partnerships in this area and by making a debit card available for consultants. We intend to support our top selling consultants with access to online stores, to be expanded to all consultants in Brazil. This process will be supported backed by the PIX payment system of the Brazilian Central Bank. We are anticipating expanding &Co Pay to Avon Brazil and Natura &Co Latam in the period from 2020 to 2023. In parallel, we are looking to provide financial education, credit cards and microcredit to our consultants. We expect to implement &Co Pay to Natura &Co globally in 2023.

Open Up and Grow: Growth enabling model

The objective of our Open Up & Grow plan for Avon International is to reset, fix, grow and multiply. We intend to achieve this through the following:

•

Optimizing our commercial model. We believe we can optimize our commercial model though (i) segmentation and a focus on lifetime value in addition to building a sales strategy based on relationships in relation to which we have already observed some early positive trends in the United Kingdom; (ii) capturing quick wins in price positioning and field incentives; and (iii) by sharpening the product portfolio architecture.

•

Watch me now: We intend to build the relevance of the Avon brand through a more streamlined set of innovations and a prioritization of certain key aspects of the brand. Avon just launched its new brand campaign, Watch Me Now, and is working on streamlining its portfolio with fewer, better product launches and a simplified campaign cycle.

•

Digital: We intend to make Avon a digital-enabled company, by enhancing the omnichannel experience, increasing digital tools for representatives, while also growing social-selling and e-commerce. We have so far experienced a 70% increase in the adoption of our digital assets in the United Kingdom.

Repayment of Certain Indebtedness and Repurchases of Certain Outstanding Securities

Purchase of 6.95% Notes due 2043

In September 2020, Avon repurchased an aggregate amount of U.S.$27.8 million (R$152.2 million using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00) of the Avon 6.95% senior notes due 2043.

Preliminary Net Revenue for the Third Quarter of 2020

Our financial results for the three-month period ended September 30, 2020 are not yet finalized. The following information reflects our preliminary net revenue for this period:

Three Months Ended September 30, 2020

Our total net revenue for the three months ended September 30, 2020 is expected to grow between 25% and 30% over the same period of the last year on a pro forma basis after giving effect to the Avon acquisition in the same period of three months, representing between R$9.9 billion and R$10.3 billion. On a constant currency basis, this represents a growth of between 5% and 10% versus the same period of last year.

Cautionary Statement Regarding Preliminary Net Revenue

The net revenue for the three-month period ended September 30, 2020 are preliminary, unaudited and subject to completion, reflect our management’s current views and may change as a result of our management’s review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. Such preliminary net revenue for the three months ended September 30, 2020 are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with IFRS. We caution you that the preliminary net revenue for three months ended September 30, 2020 and net revenue growth rate compared to the same period in 2019 should not be construed as an indication of performance of any other line item in our income statements and is not a guarantee of future performance or outcomes and that actual results may differ materially from those described above. For more information regarding factors that could cause actual results to differ from those described above, please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” We do not undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. You should read this information together with the sections of this prospectus entitled “Summary Financial and Other Information,” “Selected Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co” in the Natura &Co Holding MD&A/Financials Form 6-K incorporated by reference this prospectus supplement, “Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 2019” in the Natura &Co Holding MD&A/Financials Form 6-K incorporated by reference this prospectus supplement, our unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 and the related notes thereto, included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement, and our audited consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 and the related notes thereto, included in Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

The preliminary financial data included in this prospectus supplement has been prepared by and are the sole responsibility of our management. PricewaterhouseCoopers Auditores Independentes has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers Auditores Independentes does not express an opinion or any other form of assurance with respect thereto.

Summary of Risk Factors

An investment in our common shares and ADSs is subject to a number of risks, including risks relating to our business and industry, risks related to Brazil and risks related to the offering and our common shares and ADSs. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Relating to Our Business and Industries in Which We Operate

•	Our business, operations and results may be adversely impacted by COVID-19.

•

Our business depends on highly recognized brands. We may not be able to maintain and enhance our brands, or we may receive unfavorable customer complaints or negative publicity, which could adversely affect our brands.

•	Our industry is highly competitive and strategic actions by our competitors may weaken our competitive position and negatively affect our profitability.

•	Interruption of our research and development, production and distribution units may materially adversely affect our business, financial condition and results of operations.

•	Interruption in our main information technology, or IT systems, could adversely affect our business, financial conditions, operating results and reputation, and increase our costs.

•

Third-party suppliers provide, among other things, the raw materials required for our products, and the loss of these suppliers, a supplier’s inability to supply a raw material or a finished product, or a disruption or interruption in the supply chain may adversely affect our business.

•	Our success depends, in part, on the quality, safety and efficacy of our products and the risk of product contamination resulting in product liability may materially adversely affect our business.

•	The expected benefits from operating as a combined enterprise with Avon may not be achieved and we may face challenges with integration.

•

We may experience financial and strategic difficulties and delays or unexpected costs in completing Open Up & Grow Avon and any other restructuring and cost-savings initiatives, including achieving any anticipated savings and benefits of these initiatives.

•

We have identified material weaknesses in our internal control over financial reporting and may experience material weaknesses or significant deficiencies in the future or otherwise fail to maintain an effective system of internal controls in the future, as a result of which, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock. In addition, our disclosure controls and procedures over financial reporting may not prevent or detect all errors or acts of fraud.

Risks Relating to the Countries in Which We Operate

•	Our business may be materially adversely impacted by unfavorable economic, political, social or other developments and risks in the countries in which we operate.

•	Our ability to conduct business in markets in which we operate may be affected by political, legal, tax and regulatory risks.

•	Our business is subject to a number of foreign laws and regulations in various jurisdictions governing data privacy and security.

•

Changes in existing laws and regulations and/or the imposition of new laws, regulations, restrictions and/or other entry barriers may cause us to incur additional costs to comply with the more stringent rules and/or limit our ability to expand, which could slow down our product development efforts, limit our growth and development and have an adverse impact on our financial position.

•	Natura &Co Holding and its subsidiaries are subject to tax laws of numerous jurisdictions, and the interpretation of those laws is subject to challenge by the relevant governmental authorities.

•

If we do not successfully comply with laws and regulations designed to prevent governmental corruption in countries in which we sell our products, we could become subject to fines, penalties or other regulatory sanctions and our sales and profitability could suffer.

Risks Relating to the Natura &Co Holding Shares and ADSs

•	The market price of Natura &Co Holding Shares and ADSs may be affected by factors different from those that previously affected the market price of Natura Cosméticos Shares and Avon Shares.

•

Natura &Co Holding’s maintenance of two exchange listings may adversely affect liquidity in the market for Natura &Co Holding Shares and ADSs and result in pricing differentials between the two exchanges.

•	Shareholders could be diluted in the future, which could also adversely affect the market price of Natura &Co Holding Shares and ADSs.

•	Exchange controls and restrictions on remittances abroad may adversely affect holders of the ADSs.

•

Holders of the ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations than a U.S. company and holders of the ADSs may have fewer and less well-defined rights.

•	Holders of the ADSs do not have the same voting rights as our shareholders.

•	Under Brazilian tax law, the disposition of Natura &Co Holding Shares will be subject to Brazilian tax and the disposition of ADSs may also be subject to Brazilian tax.

•

Natura &Co Holding is a foreign private issuer and, as a result, in accordance with the listing requirements of the NYSE, we rely on certain home country governance practices from Brazil, rather than the corporate governance requirements of the NYSE.

Corporate Information

We are the holding company of the combined businesses of Avon and Natura Cosméticos. On January 21, 2019, we were incorporated under the laws of Brazil as a corporation (sociedade anônima) of indefinite term, with principal executive offices in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil, enrolled with the Brazilian taxpayers’ registry (Cadastro Nacional de Pessoas Jurídicas—CNPJ) under No. 32.785.497/0001-97. Our telephone number is +55 11 4446-4200.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is https://ri.naturaeco.com/en/. The information contained in, or accessible through, our website is not incorporated into this prospectus supplement or the registration statement of which it forms a part.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus supplement. This summary is not complete and does not contain all the information you should consider before investing in our common shares and ADSs. You should carefully read this entire prospectus supplement before investing in our common shares and ADSs including “Risk Factors” and the financial statements included elsewhere in this prospectus supplement.

Issuer	Natura &Co Holding S.A.

Common shares offered by us	121,400,000 common shares, which may be represented by ADSs.

Global offering	The global offering consists of an offering of an aggregate of 121,400,000 common shares in the international offering and the concurrent Brazilian offering, which includes common shares being offered in the concurrent Brazilian offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of our common shares in the Brazilian offering.

The number of common shares available for sale in the global offering will be reduced to the extent that existing shareholders of our company subscribe on the priority basis for common shares in the Brazilian offering. See “—Priority subscription” for more information.

The closings of the international offering and the Brazilian offering are conditioned upon each other.

International offering	common shares, including common shares represented by ADSs, are being offered through the international underwriters (which, in the case of common shares, are acting as placement agents on behalf of the Brazilian placement agents named elsewhere in this prospectus supplement) in the United States and other countries outside Brazil.

Common shares represented by ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement.

Common shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais and the offering of these common shares is being made by the Brazilian placement agents named elsewhere is this prospectus supplement. Any investor outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CMN, the CVM and the Brazilian Central Bank, complying with the requirements set forth in Instruction No. 560, dated March 27, 2015, of the CVM, as amended, and Resolution No. 4,373, dated September 29, 2014, and Law No. 4,131 of September 3, 1962, as amended.

Brazilian offering	Concurrently with the international offering, common shares are being offered through the Brazilian placement agents in a public offering with restricted placement efforts:

(i)

to no more than 75 professional investors (as defined in CVM Ruling 554, dated December 17, 2014) to be subscribed or acquired by no more than 50 professional investors headquartered or resident in Brazil;

(ii)	pursuant to an exemption from registration under CVM Instruction No. 476;

(iii)	to investors outside of Brazil that comply with the registration requirements of CVM Instruction No. 560 and CMN Resolution No. 4,373 or Law No. 4,131.

The Brazilian offering will be made by means of a separate Portuguese language offering memorandum. The Brazilian offering has not been and will not be registered with the CVM.

Payment for our common shares (other than common shares represented by ADSs) must be made in reais through the facilities of the Central Depositary of the B3. The common shares in the Brazilian offering are expected to be delivered through the facilities of the Central Depositary of the B3 on or about , 2020. Trades in our common shares on the B3 will settle through the facilities of the Central Depositary of the B3.

American Depositary Shares	Each ADS represents two common shares. ADSs may be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under that certain deposit agreement, dated November 1, 2019, among us, The Bank of New York Mellon, as depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder. For more information, see “Description of American Depositary Shares and Deposit Agreement” included in our registration statement on Form F-3 filed with the SEC on October 1, 2020.

Priority subscription	Holders of our common shares as of September 29, 2020 will be given the opportunity to subscribe for common shares in the Brazilian offering on a priority basis at the public offering price.

The number of common shares available for sale in the global offering to investors will be reduced to the extent that existing shareholders of our company subscribe on the priority basis for common shares in the Brazilian offering.

The remaining new common shares are available for exercise of the subscription rights by our remaining shareholders.

Priority subscription is not available to holders of ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holder’s ADSs and take delivery of the underlying common shares in a Brazilian account. See “Underwriting—Placement of Common Shares.”

A holder of common shares will not know the price per common share at the time such holder commits to subscribe common shares in the priority subscription. A holder of common shares will consequently be unable to know the cost of avoiding dilution of its interest in us, and a holder of common shares will also be unable to estimate the book value dilution that will result from the public offering price.

Priority subscription is not available to a shareholder if the subscription would violate local laws of the shareholder’s jurisdiction.

Offering price	The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus supplement. The offering price for the ADSs is the approximate U.S. dollar equivalent of the real offering price per common share in the Brazilian offering, based upon the selling rate reported by the Brazilian Central Bank of R$ to U.S.$1.00 on , 2020.

Use of proceeds	We intend to use the net proceeds from the global offering for the following purposes: (1) support investments to accelerate our growth over the next three years as well as the execution of our 2030 Commitment to Life agenda; and (2) optimize our capital structure, primarily through the repayment of secured notes due 2022 issued by our subsidiary Avon. Allocation of the net proceeds will be made as described under “Use of Proceeds.”

Dividends	According to our by-laws, we are required to distribute as dividends of each fiscal year ending on December 31, to the extent amounts are available, an aggregate amount equal to at least 30% of adjusted net income as a mandatory dividend. Adjusted net income, as determined by Brazilian corporate law, is an amount equal to our net income adjusted to reflect allocations to or from (i) legal reserve, (ii) statutory reserve and (iii) a contingency reserve for anticipated losses, if any.

Holders of the ADSs will be entitled to receive dividends and any interest on shareholders’ equity to the same extent as the owners of our common shares, as applicable, subject to the deduction of the fees of the ADR Depositary and any applicable withholding taxes and the costs of foreign exchange conversion. See “Description of American Depositary Shares and Deposit Agreement” included in our registration statement on Form F-3 filed with the SEC on October 1, 2020.

Capital stock before and after the offering	As of the date hereof, we have 1,253,618,140 common shares outstanding, 6.09% of which are represented by ADSs.

After the global offering, we will have 1,375,018,140 common shares outstanding.

Listings	Our common shares are listed on the B3 under the symbol “NTCO3.SA.” The ADSs are listed on the NYSE under the symbol “NTCO.”

Lock-up agreements	We and our directors and officers have agreed with the international underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares, ADSs or securities convertible into or exchangeable or exercisable for common shares or the ADSs during the 60-day period following the date of this prospectus supplement. See “Underwriting.”

ADS depositary	The Bank of New York Mellon

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our common shares or the ADSs.

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	October 1, 2020
Announcement of offer price	October 8, 2020
Allocation of common shares and ADSs	October 8, 2020
Settlement and delivery of common shares and ADSs	October 14, 2020

SUMMARY FINANCIAL AND OTHER INFORMATION

Natura &Co

The following tables set forth summary historical consolidated financial and other data of Natura &Co for the periods indicated and have been derived from (i) unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained above, included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement; and (ii) the audited consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 and the related notes thereto of Natura &Co, using the predecessor method of accounting, as explained above, included in Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

The information presented below for the periods ending prior to January 1, 2020 does not reflect our acquisition of Avon, which closed on January 3, 2020. Accordingly, the comparability of our financial information for periods starting on or after January 1, 2020 with periods ending prior to January 1, 2020 is limited. See “Presentation of Financial and Certain Other Information—Financial Statements” and “Presentation of Financial and Certain Other Information—The Transaction.”

The following information is presented in millions of Brazilian reais, unless otherwise specified, and is presented in accordance with the measurements and principles of IFRS.

The following information should be read in conjunction with the sections of this prospectus supplement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co” in the Natura &Co Holding MD&A/Financials Form 6-K and “Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 2019” in the Natura &Co Holding MD&A/Financials Form 6-K and the interim and annual consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this this prospectus supplement. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Natura &Co—Statement of Income

	For the Six Months Ended June 30,			For the Fiscal Year Ended December 31,
	2020(1)(2)	2020(2)	2019(3)	2019(3)(4)	2018(3)	2017(3)
	(in millions of U.S.$)	(in millions of R$)
Net revenue	2,649	14,505	6,319	14,445	13,397	9,853
Cost of sales	(959)	(5,254)	(1,774)	(4,033)	(3,783)	(2,911)

Gross profit	1,690	9,251	4,545	10,412	9,614	6,942
Selling, marketing and logistics expenses	(1,178)	(6,449)	(2,875)	(6,396)	(5,829)	(3,965)
Administrative, research and development, technology and other projects	(475)	(2,604)	(1,104)	(2,406)	(2,251)	(1,536)
Impairment losses on trade receivables	(83)	(453)	(118)	(210)	(238)	(234)
Other operating (expenses) income, net	(51)	(278)	22	(49)	(39)	152

Operating (loss) profit before financial result	(97)	(533)	470	1,351	1,257	1,359
Financial income	406	2,226	792	1,956	2,056	604
Financial expenses	(497)	(2,722)	(1,162)	(2,796)	(2,640)	(992)
Taxes on formation of the Company	—	—	—	(207)	—	—

Net income (loss) before income tax and social contribution	(188)	(1,029)	100	304	673	971
Income tax and social contribution	(26)	(140)	(31)	(149)	(125)	(301)

Net income (loss) from continuing operations	(214)	(1,168)	69	155	548	670

Discontinued operations(5)
Net loss from discontinued operations	(9)	(49)	—	—	—	—
Net (loss) income for the period	(222)	(1,217)	69	155	548	670
Attributable to:
Controlling shareholders of the company	(221)	(1,209)	69	155	548	670
Noncontrolling shareholders	(1)	(8)	—	—	—	—

	(222)	(1,217)	69	155	548	670

Basic earnings (loss) per share—R$ (unless otherwise indicated)	(0.1861)	(1.0190)	0.0804	0.1796	0.6335	0.7743
Diluted earnings (loss) per share—R$ (unless otherwise indicated)	(0.1861)	(1.0190)	0.0800	0.1779	0.6324	0.7731

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

(2)	Includes Avon’s results starting January 3, 2020.
(3)	Does not include results for Avon.
(4)

As of January 1, 2019, we adopted IFRS 16, which introduced a single lessee model of accounting for leases on the lessee’s balance sheet. IFRS 16 standards are effective for annual periods beginning after January 1, 2019 and change the recognition, measurement, presentation and disclosure of leases. It requires lessees to record all leases on the balance sheet with exemptions available for low value and short-term leases. Under

IFRS 16, leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use. Lease liability represent the future lease payments are allocated to the liability. The finance cost is charged to profit or loss over the term. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term. Given our option to use the modified retrospective method of adoption, our 2018 and 2017 comparative information has not been restated and is reported under IAS 17 and IFRIC 4.
(5)

Relates to Avon’s discontinued operations. See note 3, Discontinued Operations and, Assets and Liabilities Held for Sale, to Avon’s consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement.

Natura &Co—Balance Sheet

	As of June 30,		As of December 31,
	2020(1)(2)	2020(2)	2019(3)	2018	2017
	(in millions of U.S.$)	(in millions of R$)
Assets
Cash and cash equivalents & short-term investments	1,350	7,390	5,539	2,430	3,670
Trade receivables	483	2,645	1,686	1,692	1,508
Inventories	818	4,481	1,431	1,365	1,244
Other current assets(4)	465	2,549	774	969	634

Total current assets	3,116	17,065	9,430	6,456	7,056
Other noncurrent assets(5)	1,175	6,436	2,284	1,736	1,149
Property, plant and equipment	977	5,351	1,774	2,237	2,277
Intangible assets	5,192	28,431	5,076	4,951	4,476
Right-of-use assets	696	3,810	2,620	—	—

Total noncurrent assets	8,040	44,028	11,754	8,924	7,902

Total assets	11,156	61,093	21,184	15,380	14,958

Liabilities
Borrowings, financing, lease and debentures	678	3,712	3,896	1,182	4,077
Trade and other payables	1,043	5,710	1,830	1,737	1,554
Other current liabilities(6)	628	3,442	1,792	1,648	1,282

Total current liabilities	2,349	12,864	7,518	4,567	6,913
Borrowings, financing, lease and debentures	3,846	21,061	9,408	7,259	5,255
Other noncurrent liabilities(7)	711	3,894	896	980	1,155

Total noncurrent liabilities	4,557	24,956	10,304	8,239	6,410

Total shareholders’ equity	4,250	23,273	3,362	2,574	1,635

Total liabilities and shareholders’ equity	11,156	61,093	21,184	15,380	14,958

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

(2)	Includes Avon.

(3)

As of January 1, 2019, we adopted IFRS 16, which introduced a single lessee model of accounting for leases on the lessee’s balance sheet. IFRS 16 standards are effective for annual periods beginning after January 1, 2019 and change the recognition, measurement, presentation and disclosure of leases. It requires lessees to record all leases on the balance sheet with exemptions available for low value and short-term leases. Under IFRS 16, leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use. Lease liability represent the future lease payments are allocated to the liability. The finance cost is charged to profit or loss over the term. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term. Given our option to use the modified retrospective method of adoption, our 2018 and 2017 comparative information has not been restated and is reported under IAS 17 and IFRIC 4.

(4)

As of June 30, 2020, the Other current assets includes Recoverable taxes, Income tax and social contribution, Derivative financial instruments, Other current assets and Assets non-current available for sale.

(5)

As June 30, 2020, the Other noncurrent assets includes Recoverable taxes, Income tax and social contribution, Judicial Deposits, Derivative financial instruments, short-term investments and other noncurrent assets.

(6)

As of June 30, 2020, the Other current Liabilities includes Payroll, profit sharing and social charges, Tax liabilities, Income tax and social contribution, Dividends and interest on shareholders’ equity payable, Derivative financial instruments, Provision for tax, civil and labor risks and other current liabilities.

(7)

As of June 30, 2020 the Other Noncurrent Liabilities includes Payroll, profit sharing and social charges, Tax liabilities, Deferred income tax and social contribution, Provision for tax, civil and labor risks and other noncurrent liabilities.

Non-IFRS Financial Measures

This prospectus supplement presents our EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin, Indebtedness, Gross Debt, Net Debt, in each case, on a consolidated basis, all of which are Non-IFRS financial measures, and their respective reconciliations to the relevant IFRS measures. A Non-IFRS financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that purports to measure financial performance that excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure. For further information on why our management uses these Non-IFRS financial measures, and on the limits of using these Non-IFRS financial measures, please see “Presentation of Financial and Certain Other Information—Special Note Regarding Non-IFRS Financial Measures.”

Reconciliation of our Net Income to EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin

The table below sets forth a reconciliation of our net income to EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin.

	For the six-month period ended June 30,			For the Fiscal Year Ended December 31,
	2020(1)	2020	2019	2019	2018	2017
	(in U.S.$)	(in R$)
	(in millions, except as otherwise indicated)
Net income for the period/year	(222)	(1,217)	69	156	548	670
Financial income and expenses, net	91	496	370	840	583	387
Income tax and social contribution	26	140	31	149	125	301
Depreciation and amortization	243	1,330	537	1,117	590	383

EBITDA	137	749	1,007	2,262	1,846	1,741
Acquisition related costs(2)	56	304	67	141	—	—
Effect of inventory step up on business combination(3)	19	103	—	—	—	—
Transformation costs(4)	15	80	26	52	99	—
Taxes on Natura &Co Holding formation(5)	—	—	—	207	—	—
Discontinued operations(6)	9	49	—	—	—	—
Impairment loss(7)	—	—	—	16	—	—
Past service costs of employee benefit obligations(8)					(46)
Tax credits(9)	(18)	(99)	(120)	(120)	(57)	(270)

Adjusted EBITDA	217	1,186	980	2,558	1,842	1,471

Net revenue	2,649	14,505	6,319	14,445	13,397	9,853
EBITDA Margin	5.2%	5.2%	15.9%	15.7%	13.8%	17.7%

Adjusted EBITDA Margin	8.2%	8.2%	15.5%	17.7%	13.7%	14.9%

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

(2)	Relates to non-recurring acquisition costs of Avon, which mainly includes professional service fees.
(3)	Relates to the non-recurring effect of the fair value step up of inventory of Avon under purchase accounting, which was sold during the period and is not expected to have a continuing impact.
(4)	Non-recurring costs incurred in relation to restructuring programs initiated in Natura &Co LATAM, Avon and The Body Shop.
(5)

Relates to non-recurring taxes paid upon the formation of Natura &Co Holding. See Note 11 of our consolidated financial statements as of December 31, 2019 and 2018 and for the three-year period ended December 31, 2019, included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

(6)

Relates to Avon’s agreements resulting in the splitting of operations in the United States, Canada and Puerto Rico which was accounted for as discontinued operations. See Note 23 of our unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the three and six-month periods ended June 30, 2020 and 2019, included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

(7)

Impairments loss related to The Body Shop’s relationship with its franchisees and sub-franchisees recognized as intangible assets under the purchase accounting. See Note 15 of our consolidated financial statements as of December 31, 2019 and 2018 and for the three-year period ended December 31, 2019, included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

(8)

One-time recognition of past service costs of certain changes in the Company’s post-employment benefit. Such changes were implemented on June 30, 2018 and offered to employees who made fixed contributions to the relevant plan until April 30, 2010, however the related costs were recognized during the year ended December 31, 2018. These expenses are not expected to have a continuing impact.

(9)	Recognition of tax credits related to various tax disputes in Brazil, for which the outcome was favorable, and which are not expected to have a continuing impact.

Reconciliation of our Indebtedness, Gross Debt and Net Debt

The table below sets forth a reconciliation of our Indebtedness, Gross Debt and Net Debt to our consolidated indebtedness.

	As of June 30,			As of December 31,
	2020(1)	2020	2019	2019	2018	2017
	(in U.S.$)	(in R$)
	(in millions)
Borrowings, financing and debentures (current liabilities)	480	2,631	815	3,354	1,113	4,077
Borrowings, financing and debentures (noncurrent liabilities)	3,293	18,035	6,788	7,432	6,881	5,255
Lease (current liabilities)	197	1,081	456	542	69	—
Lease (noncurrent liabilities)	553	3,026	1,816	1,975	377	—
Indebtedness	4,524	24,773	9,875	13,303	8,440	9,332

Derivative financial instruments (current and noncurrent liabilities)	14	75	43	12	69	—
Lease (current liabilities)	(197)	(1,081)	(456)	(542)	(69)	—
Lease (noncurrent liabilities)	(553)	(3,026)	(1,816)	(1,975)	(377)	—
Gross Debt	3,788	20,741	7,646	10,798	8,063	9,332

Cash, cash equivalents and current and noncurrent short-term investments	(1,352)	(7,402)	(1,604)	(5,547)	(2,430)	(3,670)
Net Debt	2,436	13,339	6,042	5,251	5,633	5,662

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

Avon

The following tables set forth summary historical consolidated financial and other data of Avon for the periods indicated and have been derived from the annual consolidated financial statements of Avon as of

December 31, 2019 and 2018 for each of the three years period ended December 31, 2019, included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

The following information is presented in millions (except for per share data) of U.S. dollars, unless otherwise specified, and is presented in accordance with U.S. GAAP.

The following information should be read in conjunction with the sections of this prospectus supplement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon” in the Avon MD&A/Financials Form 6-K and “Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 2019” in the Natura &Co Holding MD&A/Financials Form 6-K and Avon’s annual consolidated financial statements and notes thereto included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement. Historical results for any period are not necessarily indicative of results to be expected for any future period.

	For the Fiscal Year Ended December 31,
	2019	2018	2017
	(in millions of U.S.$, unless otherwise indicated)
Statement of Operations Data:
Total revenue(1)	4,763.2	5,571.3	5,715.6
Operating profit(2)	125.6	235.2	281.3
Income (loss) from continuing operations, net of tax(2)	35.3	(21.8)	20.0
Cash dividends per share (in U.S.$)	0.02	—	—

(1)

Certain Brazil indirect taxes in the years ended December 31, 2019 and 2018 impact the comparability of Avon’s revenue. See note 19 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for more information.

(2)

A number of items, shown below, impact the comparability of Avon’s operating profit and income (loss) from continuing operations, net of tax. See notes 19, 17, 14, 15, 1, 20, 3, 8 and 10 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon—Segment Review—South Latin America” in the Avon MD&A/Financials Form 6-K and “—Results Of Operations—Consolidated” for more information on these items.

	For the Fiscal Year Ended December 31,
	2019(*)	2018(*)	2017(*)
	(in millions of U.S.$, unless otherwise indicated)
Impact on Operating Profit:
Certain Brazil indirect taxes(3)	67.7	168.4	—
Costs to implement restructuring initiatives(4)	(139.3)	(180.5)	(60.2)
Other expenses(5)	(64.3)	—	—
Loss contingency(6)	—	—	(18.2)
Asset impairment and other charges(7)	(10.1)	(4.0)	—

(*)	In addition to the items impacting operating profit identified above, income from continuing operations, net of tax during 2019 was impacted by:

•

a gain on sale of U.S.$50.1 million primarily relating to a privately held company that was majority-owned and managed by an affiliate of Cerberus, or New Avon, U.S.$26.8 million before and after tax; Rye Office, U.S.$9.9 million before and after tax; Malaysia Maxim, U.S.$3.3 million before tax

(U.S.$3 million after tax); and China Manufacturing, U.S.$10.3 million before tax (U.S.$8.2 million after tax).

In addition to the items impacting operating profit identified above, loss from continuing operations, net of tax during 2018 was impacted by:

•

one-time tax reserves of approximately U.S.$18 million associated with Avon’s uncertain tax positions and an expense of approximately U.S.$3 million associated with the ownership transfer of certain operational assets within the consolidated group.

In addition to the items impacting operating profit identified above, income from continuing operations, net of tax during 2017 was impacted by:

•

a U.S.$29.9 million net tax benefit recognized as a result of the enactment of the Tax Cuts and Jobs Act in the U.S., a release of valuation allowances of U.S.$25.5 million associated with a number of markets in Europe, Middle East & Africa as a result of a business model change related to moving the Company’s headquarters from the U.S. to the UK, and a U.S.$10.4 million benefit as a result of a favorable court decision in Brazil, partially offset by a charge of U.S.$16.0 million associated with valuation allowances to adjust deferred tax assets in Mexico.

See notes 1, 8 and 10 to Avon’s audited consolidated financial statements, included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

(3)

2019 includes the impact of certain Brazil indirect taxes, which were recorded in product sales and other income (expense), net in the amounts of approximately U.S.$68 million and approximately U.S.$51 million, respectively, in Avon’s consolidated income statements. See note 21, Supplemental Balance Sheet information, to Avon’s audited consolidated financial statements contained herein for further information. 2018 included the impact of the Brazil IPI tax release, which was recorded in product sales and other income (expense), net in the amounts of approximately U.S.$168 million and approximately U.S.$27 million, respectively, in Avon’s audited consolidated financial statements. See note 19 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for further information.

(4)

During all periods presented, Avon’s operating profit and operating margin was negatively impacted by costs to implement restructuring initiatives. Refer to note 17 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information.

(5)

During 2019, Avon’s operating profit and operating margin were negatively impacted by a charge of U.S.$64.3 million incurred in relation to the Transaction, primarily professional fees, and impairment losses on assets. See note 23 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon—Agreement and Merger with Natura Cosméticos S.A.” in the Avon MD&A/Financials Form 6-K for further information.

(6)

During 2017, Avon’s operating profit and operating margin were negatively impacted by a charge of U.S.$18.2 million for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented. See note 14, Employee Benefit Plans to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information.

(7)

During 2019, Avon’s operating profit and operating margin were negatively impacted by a non-cash impairment charge of U.S.$10.1 million (U.S.$7.2 million after tax). This was related to manufacturing assets in Brazil of U.S.$8.4 million (U.S.$5.5 million after tax), software in Avon’s corporate function of U.S.$1.2 million (before and after tax) and a write-off in Hungary of U.S.$0.5 million (before and after tax). During 2018, Avon’s operating profit and operating margin were negatively impacted by a non-cash impairment charge of U.S.$4 million (U.S.$3.6 million after tax) related to CTI manufacturing equipment.

	Consolidated balance sheet data
	2019 (*)	2018 (*)	2017 (*)
	(in millions of U.S.$)
Balance Sheet Data:
Total assets	3,086.3	3,010.0	3,697.9
Debt maturing within one year	1.8	12.0	25.7
Long-term debt	1,590.4	1,581.6	1,872.2
Total debt	1,592.2	1,593.6	1,897.9
Total shareholders’ (deficit) equity	(983.8)	(896.8)	(714.7)

(*)

Information derived from Avon’s audited Consolidated financial statement included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information.

Unaudited Pro Forma Condensed Statement of Income

For information on Unaudited Pro Forma Condensed Statement of Income, see the section of the Natura &Co Holding MD&A/Financials Form 6-K entitled “Unaudited Pro Forma Condensed Statement of Income.”

RISK FACTORS

An investment in our common shares and ADSs involves a high degree of risk. In addition to the other information in this prospectus supplement, you should carefully consider the following risk factors in evaluating us and our business before purchasing our common shares or the ADSs. In general, investing in the securities of issuers whose operations are located in emerging market countries such as Brazil, involves a higher degree of risk than investing in the securities of issuers whose operations are located in the United States or other more developed countries. If any of the risks discussed in this prospectus supplement actually occur, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our common shares may decline and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus supplement, including the Natura &Co financial statements and the related notes thereto and the Avon financial statements and related notes thereto, in each case incorporated by reference into this prospectus supplement. Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus supplement and the accompanying prospectus by reference. You should also carefully review the cautionary statements referred to under “Cautionary Statement on Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus supplement.

Risks Relating to Our Business and Industries in Which We Operate

Our business, operations and results may be adversely impacted by COVID-19.

In response to the COVID-19 outbreak, we have implemented and continue to implement several measures aimed at safeguarding the health of our employees, and the stability of our operations and financial condition, including, among others, to allow our employees to work remotely if they are able to do so.

As of the date of this prospectus supplement, we cannot predict the extent, duration and impacts of such containment measures, or the results of aid measures in the countries in which we operate and/or sell our products. The principal impact of COVID-19 on our business as of June 30, 2020 was in physical retail, resulting from the adoption of social distancing measures and the closing of stores. Both our own and franchised stores across brands and geographic locations were impacted by these measures. At The Body Shop, social distance restrictions resulted in the closing of 87% of stores in late April 2020 and, with the progressive opening of physical stores, 16% of physical stores closed were closed at the end of June 2020. At Aesop, there were closures of physical stores across approximately 90% of markets by the end of the first quarter of 2020, with stores closed across most markets during the second quarter of 2020, and a 90% of stores closed in April and early May of 2020. At Natura, all shopping malls stores were closed during the second quarter of 2020 and, by the end of June 2020, approximately 60% of all retail stores, including franchisee stores, had reopened, generally with restrictions in place. Social distancing measures also resulted in a decline in activity by resellers, mainly in our Avon brand. We have also experienced an increase in the cost of certain raw materials used in the production of essential items due to the increased demand for these inputs worldwide (e.g., inputs used in the production of alcohol gel and inputs that are used in the production of protective masks) as a result of the COVID-19 pandemic. The continued effects of the COVID-19 pandemic on our business will depend on a number of factors over which we have no control, such as an increase in the number of infected people in countries where we have operations as a result of the resumption of activities, responses from authorities to contain new waves of the pandemic and the ability of healthcare systems to cope with the pandemic.

Accordingly, we cannot predict the direct and indirect effects of the COVID-19 pandemic and governments’ responses to it on our business, results of operations and financial condition, including: (1) the impact of COVID-19 on our financial condition and results of operations, including trends and the overall economic outlook, capital, investments and financial resources or liquidity position; (2) how future operations could be impacted; (3) the impact on our costs or access to capital and funding resources; (4) if we could incur any material COVID-19-related contingencies; (5) how COVID-19 could affect assets on our balance sheet and our ability to timely record those assets; (6) the anticipation of any material impairments, increases in allowances for credit losses, restructuring charges or other expenses; (7) any changes to the application of accounting judgements due to new or revised data; (8) the total amount of the decline in demand for goods and services, and disruptions in sales channels, especially those impacted by the social isolation measures; (9) the impact on our supply chain; (10) the impact on the relationship between costs and revenues; (11) general economic and social uncertainty, including increases in interest rates, variations in foreign exchange rates, inflation and unemployment; (12) the impact of the COVID-19 pandemic on our ability to comply with the covenants under our indebtedness; (13) the impact on the availability of our people including key personnel; and (14) other unforeseen impacts and consequences.

Although there have been certain improvements in the restrictive measures being adopted to contain the impacts of the COVID-19 pandemic, there is still considerable uncertainty as to whether future restrictions might be required or enforced by the authorities in the future. The extent of the continued impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and its impact on our clients, suppliers and employees, all of which are uncertain and cannot be predicted. COVID-19 also poses risks that our employees, contractors, suppliers, customers and other business partners may be prevented from conducting business activities for an indefinite period of time, including current or future shutdowns that may be requested or mandated by governmental authorities and could have a material adverse effect on our results of operations, financial condition and liquidity. Furthermore, to the extent that the COVID-19 pandemic adversely affects our business, results of operations, financial condition and liquidity, it may also have the effect of heightening many of the other risks described in this section, such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

If the pandemic or the resulting economic downturn continues to worsen, we could experience loss of business, which could have a material impact on our financial position and cash flows. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state or local authorities, or that we determine are in the best interests of our employees, clients, suppliers and shareholders. See also “Summary—Recent Events.”

In addition, in the future, other regional and / or global outbreaks of communicable diseases may occur. If they occur, the effects that the Company will suffer may be similar or even greater than the effects it is suffering as a result of the COVID-19 pandemic.

Our business depends on highly recognized brands. We may not be able to maintain, modernize or revitalize and enhance our brands, or we may receive unfavorable customer complaints or negative publicity, which could adversely affect our brands.

We believe that our brands (principally Natura, Avon, The Body Shop and Aesop, among others) contribute significantly to the success of our business. We also believe that maintaining, modernizing, revitalizing and enhancing our brands is critical to maintaining and expanding our base of customers, vendors, consultants and representatives. Maintaining, modernizing, revitalizing and enhancing our brands will also depend largely on our ability to continue to create the best customer purchasing experience through a pleasant environment at all of our points of sale, and based on our competitive pricing and large assortment and high quality of the products and services we offer, together with the range and convenience of product delivery options. If we are unable to meet these standards, our business and results of operations may be adversely affected.

Complaints from customers or negative publicity about the products we sell, prices we charge or services we provide could in the future reduce consumer confidence and the use of our services and adversely affect our business. In addition, some of the products we sell may expose us to product liability claims arising from personal injury and may require product recalls or other actions. We must also have a customer service team ready to resolve irregularities and disputes effectively and promptly. Effective customer service requires significant personnel expense and investment in developing programs and technology infrastructure to help customer service representatives carry out their functions. Failure to properly manage or train our customer service representatives could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation and our business may suffer, and we may lose our customers’ confidence.

Media coverage and publicity generally exert significant influence over consumers’ behavior and actions. If we are subject to negative publicity which causes our customers to change their purchasing habits, we may be materially adversely affected. New technologies, such as social media, are increasingly used to advertise products and services. The use of social media requires specific attention, as well as a set of monitoring and managing guidelines which we may be unable to effectively develop and implement. Negative posts or comments about us, our products, our business, our operations, our raw materials, or our directors or executive officers on any social networking or other website could materially damage our reputation. In addition, our employees and representatives may use social media tools and mobile technologies inappropriately, which may give rise to liability, or which could lead to the exposure of sensitive information. Negative publicity which significantly harms the reputation of one or more of our brands may have a material detrimental effect on the value of our brands, which may materially adversely impact our sales, our business, our financial condition and our operating results.

Our industry is highly competitive and strategic actions by our competitors may weaken our competitive position and negatively affect our profitability.

We and other retailers compete for capital, customers, employees, products, services and other important aspects of our business. In most of the business segments in which we operate, we generally compete with a number of large multinational and local retailers, as well as with local small businesses.

These competitors, some of which have a greater market presence in certain geographical areas, store formats and/or for certain categories of products, include traditional retailers, e-commerce and catalog sales businesses, direct sales companies and other forms of retail commerce. Changes in pricing and other terms negotiated, contractual conditions or practices of these competitors may materially adversely affect us. Within the broader CPG industry, we principally compete against large and well-known cosmetics (color), fragrance and skin care companies that manufacture and sell broad product lines through various types of retail establishments and other channels, including through the internet. In addition, we compete against many other companies that manufacture and sell more narrow beauty product lines sold through retail establishments and other channels, including through the internet. This industry is highly competitive, and some of our principal competitors in the CPG industry are larger than we are and have greater resources than we do. Competitive activities on their part could cause our sales to suffer. We also have many highly competitive global branded and private label competitors in the accessories, apparel, housewares, and gift and decorative products industries, including retail establishments, principally department stores, mass merchandisers, gift shops and specialty retailers. Our principal competition in the highly competitive fashion jewelry industry consists of a few large companies and many small companies that sell fashion jewelry through department stores, mass merchandisers, specialty retailers and e-commerce.

In addition, increased competition may result in reduced gross margins, a decline in our working capital position and loss of market share, any of which could materially adversely affect us. Moreover, our competitors may be able to devote greater resources than us to invest in business development. Our competitors may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies in certain lines of business. We may be materially adversely affected to the extent we are unable to compete successfully with our competitors.

The purchasing decisions of consumers are affected by factors including brand recognition, product quality and performance, availability of credit, price and subjective preferences. Some of our competitors may have marketing investments substantially larger than ours. If our advertising, promotional and marketing strategies do not succeed and if we are unable to offer new products to meet the market demands, we may be adversely affected. If we cannot introduce new products in a timely manner or if our end consumers believe that our competitors’ products are more attractive, our sales, profitability and results of operations may be adversely affected.

Also, consumers are increasingly embracing online shopping and mobile commerce applications. As a result, a greater portion of total consumer expenditures with retailers could occur online and through mobile commerce applications. If we fail to maintain or grow our overall market position through the integration of our physical retail presence, our direct selling business and e-commerce platform, our net revenue and our financial performance could be adversely affected. In addition, a greater concentration of retail and wholesale sales in online and mobile commerce could result in a reduction in the amount of traffic we have in our physical stores and direct sales. Conditions in the online sales market could also change rapidly and significantly as a result of technological advances. New start-up companies that innovate and large competitors that are making significant investments in e-commerce may create similar or superior e-commerce platforms and technologies that will be disruptive to our e-commerce, direct selling business and the operations of our physical stores.

Changes in consumer preferences may adversely affect our business, financial condition and operating results.

We operate in an industry that is subject to rapid and unpredictable changes in consumer demand and trends. Changes in consumer preferences, including a move away from direct selling and shopping in physical stores toward, among other channels, online shopping, and a potential decrease in demand, may adversely affect our operations and growth prospects.

Recently, there has been an increase in e-commerce to the detriment of physical sales as a result of the COVID-19 pandemic. As a result, we have experienced an increase in e-commerce sales growth in the second quarter of 2020 as compared to the same period last year.

The success of our brand management strategy depends on our ability to foresee, evaluate and react effectively to changes in the spending levels of consumers and their preferences regarding beauty and other products. Our competitiveness depends in part on the successful creation of new products, as well as on consumer satisfaction and preferences in line with market trends. Consumer preferences and trends may change due to a variety of factors, such as changes in demographic trends, changes in the characteristics and ingredients of products, new market trends, climate, negative publicity from lawsuits against us or our peers, or a weak economy in one or more of the markets in which we operate. In addition, consumers may switch to the products of competitors, or the demand for products in our segment as a whole could decline. If we are unable to anticipate changes in consumer preferences and trends, our business, financial condition and operating results could be materially adversely affected.

We may be held liable for losses caused by our services or products to consumers, which may adversely affect our results.

Brazilian consumer laws are strict, and place the burden of proof on suppliers. Consumer defense claims may be filed in individual or collective actions. The latter can be filed on behalf of consumers by federal or state authorities, through the direct or indirect public administration agencies, particularly the Consumer Protection and Defense Foundation (PROCON) and the Prosecutor’s Office, or consumer protection associations.

In the event we are found to be liable in a lawsuit or administrative proceeding, and are forced to indemnify consumers, this could have a relevant adverse effect on our business, reputation, brand, operating condition and finances, cash flow and profitability.

Furthermore, our defense in these legal proceedings could lead to additional costs in time and substantial attention from our administrative and technical personnel. In addition, the negative publicity associated with our services or products, including defects, errors, failings (including accidents) and poor quality could adversely affect our reputation with current and future consumers and our corporate image and brands, which could have an adverse effect on our business and financial condition.

The consumer defense code also establishes joint and several liability of for defects of quantity in a product, and establishes that companies belonging to the same business group, as well as controlled companies have subsidiary liability for obligations within the scope of consumer law, which shows that the hypotheses of liability involving consumers are broad.

If we fail to constantly update our product portfolio, we may be unable to maintain and expand our different channels of distribution.

One critical element of our strategy is our capacity to grow our channels of distribution by constantly updating our portfolio of innovative and attractive products. Our ability to constantly evolve our portfolio depends on a variety of factors, including our capacity to foresee market requirements and use new raw materials and technologies effectively. If we are unable to constantly update our product portfolio, our ability to maintain and expand our different channels of distribution and representatives could be materially adversely affected.

Interruption of our research and development, production and distribution units may materially adversely affect our business, financial condition and results of operations.

We develop and manufacture a significant portion of our products at our own manufacturing plants. We are exposed to certain risks inherent to our research, production, distribution and development activities, including industrial accidents, environmental actions, strikes and other labor disputes, interruptions in logistics, power supply or information systems, total or partial loss of operating units, product quality control, safety, specific license requirements and other regulatory factors, as well as natural disasters, disease outbreaks or pandemics, such as COVID-19, and other external factors over which we have no control. For example, we use flammable and explosive substances, such as alcohol, in manufacturing our products. These flammable or explosive products are stored in our operational units and could damage our installations. Accidents at our operational units could expose us to risks related to the total or partial loss of our facilities, depending on the severity of such accidents.

Additionally, we use third-party manufacturers to manufacture certain of our products. Therefore, as a company engaged in manufacturing, distribution and research and development on a global scale, we are subject to the risks inherent in such activities carried out by our third-party manufacturers. Such risks to us and to our third-party manufacturers include industrial accidents, environmental events, fires, strikes and other labor or industrial disputes, disruptions in logistics or information systems (such as the ERP system), loss or impairment of key manufacturing or distribution sites, product quality control issues, safety concerns, licensing requirements and other regulatory or government issues, as well as natural disasters, disease outbreaks or pandemics, such as COVID-19, border disputes, acts of terrorism and other external factors over which we have no control. In addition, there can be no guarantee that all of our third-party manufacturers will fulfill their obligations under the service agreements into which we enter with them. If any of our third-party manufacturers encounters any situation affecting their output, or if any of our third-party manufacturers fails to meet their contracted obligations, this could affect our ability to deliver our products to market, which could have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

We have experienced an increase in the cost of certain raw materials used in the production of essential items due to the increased demand for these inputs worldwide (e.g., inputs used in the production of alcohol gel and inputs that are used in the production of protective masks) as a result of the COVID-19 pandemic. See also “—Our business, operations and results may be adversely impacted by COVID-19.”

These risks may be exacerbated by our efforts to increase facility consolidation covering our manufacturing, distribution and supply footprints, particularly if we are unable to successfully increase our resiliency to potential operational disruptions or enhance our disaster recovery planning. The loss of, or damage to, any of our facilities or centers, or those of our third-party manufacturers, could have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

We may face difficulties in opening new stores and developing our existing stores.

Our growth is closely tied to our ability to open new stores and develop existing stores and to identify and successfully take advantage of new business opportunities. Our ability to open new stores and develop existing stores successfully depends on several factors. These factors include, among others, the availability of financial resources or of financing at acceptable terms as well as our ability to identify appropriate locations for new stores, which involves the collection and analysis of demographic and market data to determine whether there is sufficient demand for our products in the relevant locations, as well as the acquisition of real estate property or the negotiation of lease agreements on acceptable terms. In addition, if consumers in the markets into which we expand or in which we build stores of a new format are not receptive to our retail concepts or are otherwise not receptive to our presence in such markets, we may be materially adversely affected. We may also be subject to delays resulting from changes in legislation, governmental bureaucracy or unforeseen or force majeure events, such as COVID-19, which could and has result in increased and unexpected costs that are not included in our budgets. Any interruption or delays in the construction or launch of our projects, or increase in costs, could disrupt our business, decrease our anticipated revenues in our business plan, and adversely affect us.

Our organic growth, as well as growth arising from acquisitions, could place a significant strain on our managerial, operational and financial resources. Our ability to manage our future growth will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to train, motivate and manage an enlarged workforce, including our ability to recruit qualified personnel with the necessary technical skills and experience and the integration of our existing workforce with that of any businesses that we may acquire. Failure to effectively manage our expansion may lead to increased costs, a decline in sales and reduced profitability.

Third-party suppliers provide, among other things, the raw materials required for our products, and the loss of these suppliers, a supplier’s inability to supply a raw material or a finished product or a disruption or interruption in the supply chain may adversely affect our business.

We manufacture and package a number of our branded products. Raw materials, consisting chiefly of essential oils, chemicals, containers and packaging components, are purchased from various third-party suppliers for our products. The loss of multiple suppliers or a significant disruption or interruption in the supply chain could have a material adverse effect on the manufacturing and packaging of our products, or the production of our brochures. This risk may be exacerbated by our globally coordinated purchasing strategy, which leverages volume. Regulatory action, such as restrictions on importation, or use of certain products, due to changes in the legal framework applicable to biodiversity, or restrictions on the exploration of areas within the Amazon, for example, may also disrupt or interrupt our supply chain. In addition, we are subject to increases in the costs of raw materials or other commodities or, in a worst-case scenario, the impossibility of obtaining raw materials and packaging due to several factors over which we have no control, such as climate, agricultural production, legitimate access to genetic heritage and/or traditional associated knowledge, economic conditions, and transportation and processing costs, among others. Each of these may adversely affect our profit margins if we are unable to pass along any higher costs in the form of price increases or otherwise achieve cost efficiencies in manufacturing and distribution. Furthermore, if our suppliers fail to use ethical business practices and comply with applicable laws and regulations, such as any child labor laws, our reputation could be harmed due to negative publicity.

We have experienced delays in receiving certain products from third party suppliers as a result of COVID-19. See also “—Our business, operations and results may be adversely impacted by COVID-19”.

If we experience any material shortages or delay in delivery of packaging materials, our ability to package and deliver our finished goods to our points of sale may be materially adversely affected, and our reputation and sales may suffer material damage, which would adversely affect our results of operation.

Our business depends on a supply chain and consequently we face inherent logistics-related risks.

If operations at our distribution centers or the operations of our suppliers, as well as our service providers, are adversely affected by factors beyond our control, such as fire, natural disasters, disease outbreaks or pandemics, such as COVID-19, strikes and stoppages, power shortages, failures in the systems, forest fires and deforestation, among others, and in the event that no other supplier or distribution center is able to meet the demand of the region affected, the distribution of products to the regions supplied by the affected supplier and/or distribution center will be impaired, which may adversely affect us. Our operations may be materially adversely affected if we are not able to find new suppliers, open new distribution centers or expand our existing distribution centers in order to meet the supply needs of our clients. In particular with respect to our products manufactured using a process that involves the use of bioactive ingredients obtained from our suppliers in forest regions, any event that could destroy the respective biome and harm the sustainability of the economy of the affected region may have a material adverse effect on our supply chain and consequently cause important risks related to our manufacturing process of products which are identified with our brand, as well as the logistics of such products.

Additionally, any significant interruptions, failures or changes in the logistics infrastructure we or our suppliers use to deliver products in our distribution centers could prevent the timely or successful delivery of the products to our clients and adversely affect our operations.

Our distribution network is sensitive to fluctuation in oil prices, and any increases in the price, disruption of supply or shortage of fuel may result in increased shipping costs and adversely affect our business and results of operations. Furthermore, if stringent regulations to combat street traffic are enacted imposing further restrictions on the delivery of products to our clients within certain hours of the day in certain municipalities where we operate, our ability to distribute products in a timely manner to our clients may be affected. A general increase in street traffic can also impact our ability to distribute products to our clients in a timely manner. Also, our e-commerce business is subject to similar risks, and as we expand our e-commerce platform, these risks may affect our ability to deliver products to our end-consumers in a timely manner. Any inability to promptly and successfully deliver the products we sell to our customers through our e-commerce platform may result in the loss of their business and materially adversely affect our reputation, which may have an adverse impact on our sales.

See also “—Our business, operations and results may be adversely impacted by COVID-19.”

We depend on third parties to manufacture our products.

We have entered into agreements with third-party contractors to manufacture the products which we sell. The loss or expiration of these agreements with third-party contractors or our inability to renew these agreements or to negotiate new agreements with other providers at equivalent rates could adversely affect our business and financial performance. Contractors’ negligence could compromise the quality and safety of our products and expose us to the risk of liability for product liability and environmental damage caused by such third parties. We expect that we will be dependent on such agreements for the foreseeable future. For more information about our third-party manufacturing agreements, see “Business—Certain Material Agreements—Other Agreements.”

See also “—Our business, operations and results may be adversely impacted by COVID-19.”

Our success depends, in part, on the quality, safety and efficacy of our products, and the risk of product contamination resulting in product liability may materially adversely affect our business.

Our success depends, in part, on the quality, safety and efficacy of our products. As is the case with other consumer product manufacturers, we may be subject to product liability claims if our products are found to be unfit for human use or cause illness. Products may be rendered unfit for human use due to contamination of ingredients, whether accidental or not, and illegal tampering. Despite the measures we have in place to control the quality of our products, contamination of ingredients of our products may occur during the transportation, production, distribution and sales processes due to reasons unknown to us or out of our control, such as acts carried out in bad faith, sabotage or systemic failure the causes of which are unknown. The occurrence of such problems may result in product recalls and regulatory sanctions which will cause serious damage to our reputation and brand, as well as loss of revenue. We cannot assure you that such incidents will not occur in the future. In addition, adverse publicity about these types of concerns relating to our brand or to the industry as a whole, whether or not legitimate, may discourage consumers from purchasing our products. If consumers lose confidence in our brand, we could experience long-term declines in our sales, resulting in losses which we may not be able to recover.

The expected benefits from operating as a combined enterprise with Avon may not be achieved and we may face challenges with integration.

The success of the Transaction will depend, in part, on the ability of Natura &Co and Avon to realize the expected benefits from integrating their respective operations. No assurance can be given that Natura &Co and Avon will be able to integrate their respective operations without encountering difficulties, which may include, among other things, the loss of key employees, diversion of management attention, the disruption of our respective ongoing businesses or possible inconsistencies in standards, procedures and policies. Additionally, Natura &Co and Avon may be required to make unanticipated capital expenditures or investments in order to maintain, integrate, improve or sustain our operations. Integrating our respective operations may involve additional unanticipated costs and financial risks, such as the incurrence of unexpected write-offs, the effect of adverse tax and accounting treatments and unanticipated or unknown liabilities relating to Natura &Co or Avon.

The difficulties of combining the operations of the companies include, among others:

•	managing a significantly larger company;

•	coordinating geographically separate organizations;

•	the potential diversion of management focus and resources from other strategic opportunities and from operational matters;

•	aligning and executing our strategy after the Transaction;

•	retaining existing consultants and representatives and attracting new consultants and representatives;

•	retaining existing customers and attracting new customers;

•	maintaining employee morale and retaining key management and other employees;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating distribution and marketing efforts;

•	integrating information technology, communications and other systems;

•	changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating our operations after the Transaction;

•	unforeseen expenses or delays associated with the Transaction; and

•	taking actions that may be required in connection with obtaining regulatory approvals.

All of these factors could decrease or delay the expected accretive effect of the Transaction.

Even if Natura &Co and Avon’s respective operations are successfully integrated, we may not realize the full benefits of the Transaction, including the estimated synergies, cost savings and growth opportunities, within the expected time frame of five years, if at all. Natura &Co and Avon continue to evaluate the estimates of synergies to be realized from, and the fair value accounting allocations associated with, the Transaction. However, the actual cost savings, the costs required to realize the cost savings and the source of the cost savings could differ materially from the estimates of Natura &Co and Avon.

In addition, the COVID-19 pandemic has created significant volatility, uncertainty and economic disruption, which may adversely affect the Natura &Co and Avon integration plans and may materially and adversely affect our results of operations, cash flows and financial position. For further information regarding the impacts of the COVID-19 pandemic on our operations, please also see “—Risks Relating to Our Business and Industries in Which We Operate—Our business, operations and results may be adversely affected by COVID-19.”

The Unaudited Pro Forma Condensed Statements of Income in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement may not be representative of our results after the Transaction.

The Unaudited Pro Forma Condensed Statements of Income (as defined herein) included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement have been presented for informational purposes only and they are not necessarily indicative of the results of operations that actually would have occurred had the Transactions been consummated on January 1, 2019, nor is it indicative of the future operating results of Natura &Co Holding after the Statements of Income reflect consummation of the Transaction.

The Unaudited Pro Forma Condensed Statements of Income do not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the Transaction, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The Unaudited Pro Forma Condensed Statements of Income are based in part on certain assumptions that we believe are reasonable under the circumstances and for the specific purposes noted above. Our assumptions may not prove to be accurate over time. Our Unaudited Pro Forma Condensed Statements of Income are not indicative of future results.

Interruption in our main information technology, or IT systems could adversely affect our business, financial conditions, operating results and reputation, and increase our costs.

We use IT systems to support our business. Our IT systems and infrastructure, as well as those of third parties, are integral to our performance. The IT systems we use include support systems for financial reports, web-based tools, and an internal communication and data transfer network. We also use a variety of technological tools (online ordering system, electronic billing and online training tools) to assist us and enable us to communicate with our consultants. In the coming years, we plan to increase the use of IT tools to communicate with our consultants and representatives. We use third-party service providers in many instances to provide these IT systems. Over the last several years, we have undertaken initiatives to increase our reliance on IT systems which has resulted in the outsourcing of certain services and functions, such as global human resources IT systems, call center support, sales representative support services and other IT processes. Any of our IT systems and infrastructure, or those of third-party service providers, is subject to failure or interruptions that are inherent in the complex scenario of localized applications and the system architecture. Incidents originating from legacy or non-integrated systems, or both, as well as fires, floods, power failure, telecommunication failure, terrorist attacks, break-ins, data corruption and similar events may also occur. Other risks and challenges could arise as we upgrade, modernize and standardize our IT systems. Our systems could also be vulnerable to computer viruses, data security failures, break-ins, data corruption and similar interruptions caused by unauthorized access to these systems. See “—Our subsidiary Avon was the target of a cybersecurity incident which disrupted its systems.” We rely on our employees, consultants, representatives, and third parties in our day-to-day and ongoing operations, which may, as a result of human error or malfeasance or failure, disruption, cyber incidents or other security breaches of third-party systems or infrastructure, expose us to risk. Furthermore, our ability to protect and monitor the practices of our third-party service providers is more limited than our ability to protect and monitor our own IT systems and infrastructure. The occurrence of these and other incidents could damage our IT systems and infrastructure, or those of third-party service providers, and adversely affect our business, financial condition and operating results.

Our IT systems or those of our third-party service providers may be accessed by unauthorized users, such as cyber criminals, as a result of a failure, disruption, cyberattack or other security breach, exposing us to risk. As techniques used by cyber criminals change frequently, a failure, disruption, cyber incident or other security breach may go undetected for a long period of time. A failure, disruption, cyber incident or other security breach of our IT systems or infrastructure, or those of our third-party service providers, could result in the theft, transfer, unauthorized access to, disclosure, modification, misuse, loss, or destruction of Company, employee, consultant and representatives, customer, vendor or other third-party data, including sensitive or confidential data, personal information and intellectual property. See “—We may not be able to protect our intellectual property rights. If we are unable to protect our intellectual property rights, specifically patents and trademarks, our ability to compete could be adversely affected.”

We are investing in industry-standard solutions and protections and monitoring practices of our data and IT systems and infrastructure to reduce these risks and continue to monitor our IT systems and infrastructure on an ongoing basis for any current or potential threats. Such efforts and investments are costly, and as cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. As a company that operates globally, we could be impacted by commercial agreements between us and processing organizations, existing and proposed laws and regulations, and government policies and practices related to cybersecurity, privacy and data protection.

Our and our third-party service providers’ data, IT systems and infrastructure may be vulnerable. There can be no assurance that our efforts will prevent a failure, disruption, cyber incident or other security breach of our or our third-party service providers’ IT systems or infrastructure, or that we will detect and appropriately respond if there is such a failure, disruption, cyber incident or other security breach. Any such failure, disruption, cyber incident or other security breach could adversely affect our business, including our ability to expand our business, cause damage to our reputation, result in increased costs to address internal data, security, and personnel issues, and result in violations of applicable privacy laws and other laws and external financial obligations such as governmental fines, penalties, or regulatory proceedings, remediation efforts, such as breach notification and identity theft monitoring, and third-party private litigation with potentially significant costs. In addition, it could result in deterioration in our employees’, consultants and representatives’, customers’ or vendors’ confidence in us, which could cause them to discontinue business with us or result in other competitive disadvantages.

We could be the target of attempted cyber threats in the future and they could adversely affect our business.

We face various cybersecurity risks, including but not limited to penetration of our information technology systems and platforms by ill-intentioned third parties, infiltration of malware (such as computer viruses) into our systems, contamination (whether intentional or accidental) of our networks and systems by third parties with whom we exchange data, unauthorized access to confidential customer and/or proprietary data by persons inside or outside our organization and cyber incidents causing systems degradation or service unavailability that may result in business losses.

We have been and may continue to be subject to potential fraud and theft by cyber criminals, who are becoming increasingly sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in our systems. We continuously monitor and develop our information technology networks and infrastructure. We also conduct periodically tests to prevent, detect, address and mitigate the risk of unauthorized access, misuse, computer viruses and other events that could have a security impact on us. However, we cannot assure you that these measures will be effective in protecting us against cyber incidents and other related breaches of our information technology systems. The techniques used to obtain unauthorized, improper or illegal access to our systems, our data or our customers’ data, to disable or degrade service, or to sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized until used against a target. Unauthorized parties may gain access to our systems or facilities through various means, including, among others, hacking into our systems or those of our customers, partners or vendors, or attempting to fraudulently induce our employees, customers, partners, vendors or other users of our systems to disclose user names, passwords, financial information or other sensitive information, which may in turn be used to access our information technology systems. Certain third-party efforts to access our information technology systems may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. We have seen in recent years computer systems of companies and organizations being targeted, not only by cyber criminals, but also by activists and rogue states. Cyber incidents could give rise to the loss of significant amounts of customer data and other sensitive information, as well as significant levels of liquid assets (including cash). As discussed under “—Our subsidiary Avon was the target of a cybersecurity incident which disrupted our systems,” Avon was the subject of a cybersecurity incident in June 2020 that caused a partial and temporary interruption of its operations. Future cybersecurity incidents could again give rise to the disablement of our information technology systems, including systems used to service our customers. Any of these developments could have an adverse effect on our business, results of operations and financial condition.

Further, we store highly confidential information on our information technology systems, including personal data, financial information, and other types of information related to our business, products and customers. If our servers or the servers of the third parties on which our data is stored are the subject of a physical or electronic break-in, computer virus or other cyber risks, our confidential information could be stolen, rendered unavailable, devalued or destroyed. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our suppliers, customers or others, whether by us or a third party, could (1) subject us to civil and criminal penalties, (2) have a negative impact on our reputation or (3) expose us to liability to our suppliers, customers, other third parties or government authorities.

If we fail to effectively manage our cybersecurity risk, for example, by failing to update our systems and processes in response to new threats, this could harm our reputation and adversely affect our operating results, financial condition and prospects through the payment of customer compensation, regulatory penalties and fines, and/or the loss of assets. Furthermore, upon a failure to comply with applicable laws and regulations, we may be ordered to change our business practices, policies or systems in a manner that adversely impacts our operating results.

We may also be subject to the effects of cyber incidents involving critical infrastructures of Brazil and the other countries in which we operate. Our information technology systems are dependent on such critical infrastructure, and any cybersecurity incident involving such critical infrastructure could negatively affect our ability to service our customers. As we do not operate such critical infrastructure, we have limited ability to protect our information technology systems from the adverse effects of cyber incidents.

We have been the subject of cybersecurity incidents and we cannot assure you that our information technology systems will not suffer the impact of additional incidents in the future or that we will be able to adequately safeguard the confidential information which we hold. If we fall victim to successful cyber incidents or experience cybersecurity incidents in the future, we may incur substantial costs and suffer other negative consequences, such as remediation costs (liabilities for stolen assets or information, or repairs of system damage, among others), increased cybersecurity protection costs, lost revenues arising from the unauthorized use of proprietary information or the failure to retain or attract customers following a cybersecurity incident, as already mentioned, litigation and legal risks, increased insurance premiums, reputational damage affecting our customers’ and investors’ confidence, as well as damage to our competitiveness, stock price and long-term shareholder value. Any failure by us to adequately protect our information technology systems and the confidential data which we hold could have a material adverse effect on our business, financial condition and results of operations.

It is important to highlight that even when a failure of or interruption in our systems or facilities is resolved in a timely manner or an attempted cyber incident or other security breach is successfully avoided or thwarted, substantial resources are normally expended in doing so, and we may be required to take actions that could adversely affect customer satisfaction or behavior, and that may also represent a threat to our reputation.

Our subsidiary Avon was the target of a cybersecurity incident which disrupted its systems.

In June 2020, we became aware that Avon was exposed to a cyber-incident in its Information Technology (IT) environment which interrupted some of Avon’s systems and partially affected its operations. We engaged leading external cyber security and IT general controls specialists, launched a comprehensive containment and remediation effort and started a forensic investigation. As of the date of this prospectus supplement, Avon has re-established all of its core business processes and resumed operations in all of its markets, including all of its distribution centers. We continue to investigate and evaluate the extent of the cyber incident, while working diligently to mitigate its impacts and re-evaluate Avon’s IT general controls.

The cyber incident had a significant impact on Avon’s revenue performance for the second quarter of 2020, with the majority of the impact (approximately U.S.$82 million in sales) being shifted to the third quarter of 2020 as Avon fulfils the order backlog created. The incremental expense incurred as a result of the cyber incident in the second quarter of 2020 was not material.

While our investigation is ongoing, management has concluded that controls related to Avon’s IT environment have not been designed and/or operated effectively to prevent access and changes to its IT systems supporting financial information processing. Although we have no indications that the accuracy and completeness of any financial information was impacted as a result of the incident and Avon has performed extensive procedures to validate such accuracy and completeness, we believe that if the incident had gone differently, it could have potentially resulted in a material impact to Avon’s financial statements, which leads to the conclusion that the magnitude of these control deficiencies represent a material weakness in our IT general controls as of June 30, 2020.

The remediation plan will include, but not be limited to, redesign of procedures and controls over cyber security and the areas breaches may impact. We have begun significant activities to remediate the material weakness, including the engagement of external cyber security and IT general controls specialists. We will also accelerate our investment in IT infrastructure to upgrade Avon platforms and strengthen our cyber security controls. As mentioned above, we have also performed extensive procedures to confirm the integrity of Avon’s financial systems and validated the accuracy and completeness of the financial information as of June 30, 2020. Management is fully committed to remediating this material weakness in a timely manner.

As a result of the incident, we may be subject to litigation and investigations by regulators in the jurisdictions in which Avon operates. We may incur losses associated with potential claims by third parties or individuals, as well as fines, penalties and other sanctions imposed by regulators relating to or arising from the incident. We may also incur contingencies related to the incident. We are not able to reliably forecast all of the losses that may occur as a result of the incident, and such excess losses could have a material adverse effect on our financial condition or results of operations in future periods.

Following the incident, we have taken certain additional preventative measures to reduce cyber risks. However, we cannot provide assurance that our security frameworks and measures will be successful in preventing future cybersecurity incidents. In addition, the costs of such measures and management attention required may be significant. Further, the incident may have a negative impact on our reputation and cause customers, suppliers and other third parties with whom we maintain relationships to lose confidence in us. We are unable to definitively determine the impact to these relationships and whether we will need to engage in any activities to rebuild them. See “Business—Internal Compliance and Risk Management—Internal Controls and Deficiencies.”

The loss of members of our senior management, the weakening of our corporate culture and/or our inability to attract, retain and train key personnel may adversely affect our business, financial condition and operating results.

Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train, develop and retain other highly qualified personnel. Competition for these employees can be intense and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. If members of our senior management team resign, we may not be able to sustain our existing culture or replace them with individuals of the same experience and qualification. Key personnel may leave us for a variety of reasons and the impact of these departures is difficult to predict, which may hinder the implementation of our strategic plans and adversely affect us.

We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Such turnover creates a risk of business processes not being sustained if the turnover occurs with inadequate knowledge transfer. Competition for personnel is intense, and we may not be able to successfully attract, hire, train, retain, motivate and manage sufficiently qualified personnel, which may adversely affect our business. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows. This risk may be exacerbated by the uncertainties associated with the implementation of Open Up & Grow and any other stabilization strategies and restructuring and cost-savings initiatives we undertake from time to time.

Our inability to attract and retain our consultants and representatives may materially adversely affect our business, financial condition and operating results.

The inability to attract and retain our consultants and representatives could materially adversely affect our business, financial condition and operating results. Natura and Avon conduct their business in countries in which they operate mainly in the form of direct sales through our different channels of distribution and representatives, who sell our Natura- and Avon-branded products, respectively, and independent sales advisors (Natura business leader sales consultants), who, in addition to selling our products, are also responsible for sharing business information and guidelines to small groups of Natura consultants. These consultants and representatives are our main sales channel for our Natura- and Avon-branded products and our business expansion is linked to the growth of the resellers’ network.

Natura consultants and Natura business leader sales consultants are consultants who buy products directly from us and sell them to their clients. There is no exclusivity agreement between us and our consultants, nor do we require a minimum period of association with us. Similarly, Avon representatives are independent contractors and not our employees. As of June 30, 2020, we had approximately 1.8 million Natura consultants. As of June 30, 2020, we had approximately 5.4 million Avon representatives. There is a high rate of turnover among consultants, business leader sales consultants and representatives, which is a common characteristic of the direct-selling business. Our success in attracting and retaining consultants and representatives depends on a series of factors, which include:

•	maintaining close and quality relationships with our consultants and representatives;

•	continuing to create innovative and successful products, which is important to secure the interest of consultants in our company and the Natura brand, and of our representatives in the Avon brand;

•	maintaining the average prices of products that enable our consultants and representatives to increase their profits;

•	public perception of our Natura and Avon brands, their respective lines of products and the direct sales channels;

•	competitiveness among consultants and representatives of other direct sales companies;

•	the level of service provided to our consultants and representatives;

•	macroeconomic conditions in Brazil and other countries in which we operate;

•	our ability to successfully execute our digital strategy;

•	our ability to successfully implement other initiatives in the direct-selling channel;

•	our ability to improve our brochure and product offerings;

•	the legal, administrative and other conditions imposed on consultants and representatives by the authorities of the countries in which we operate; and

•	our ability to improve our marketing and advertising.

Changes in the legal status of consultants, business leader sales consultants and representatives could adversely affect our operating results.

The consultants, business leader sales consultants and representatives who work with us are not our employees. However, governments in the countries in which we operate could enact laws or regulations or interpret existing laws or regulations in such a way that could characterize consultants, advisors and representatives as employees or otherwise oblige us to make social security contributions on their behalf. Any changes in law or unfavorable court decisions that find the existence of an employment relationship or result in our obligation to make social security contributions or other labor charges for our consultants, business leader sales consultants and representatives would result in substantial additional costs that could result in a need for us to restructure our business and materially adversely affect our financial condition and operating results. For further information on the legal status of our consultants and representatives, please see “Business—Government Regulation—Legal status of our consultants and business leader sales consultants.”

A work stoppage or significant strike from our labor force could affect our operations.

A number of our employees are represented by labor unions and covered by collective bargaining or similar labor agreements, which are subject to periodic renegotiation within the time frames established by law. Strikes and other work stoppages or other labor disruptions in any of our facilities or labor unrest disrupting any of our third-party suppliers of goods or services may have a material adverse effect on our business and results of operations.

We cannot guarantee that our suppliers do not engage in irregular practices.

Given the decentralization and outsourcing of our suppliers’ production chains, we cannot guarantee that suppliers will not have issues regarding working conditions, sustainability, outsourcing of the production chain and improper safety conditions, or that they will not use these irregular practices in order to lower product costs. If a significant number of our suppliers engage in these practices, our reputation may be harmed and, as a consequence, our customers’ perception of our products may be materially adversely affected, thereby causing a reduction in net operating revenues and results of operations and the market prices of our securities.

We may not be able to execute our strategy of sourcing a sufficient volume and variety of products at competitive prices or adequately managing our supply of inventory, which could have a material adverse effect on us.

Our business is dependent on our ability to strategically source a sufficient volume and variety of products at competitive prices. In addition, we may significantly overstock low-acceptance products and be forced to take significant markdowns. We cannot assure you that we will be able to identify the appropriate customer demand and take advantage of appropriate buying opportunities, which could have a material adverse effect on our business and financial results. In addition, overstocked goods in our distribution centers may become obsolete or their validity may expire during the time it takes to be delivered to our clients, such as in the context of the COVID-19 pandemic. In addition, the improper handling of products may result in their breakage or malfunctioning. Further, if we or any third party warehousing provider engaged by us fail to store our inventory at optimal conditions, such as at optimal temperatures and humidity levels, the quality and shelf life of our products may be adversely affected, and we may as a result suffer damage to our reputation, which may adversely affect our results of operation.

We are involved, and may become involved in the future, in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results.

We are, and may in the future become, party to litigation, including, for example, new tax assessments, claims alleging violation of the federal securities laws or claims relating to employee or employment matters, our products or advertising. Currently, we are party to several civil, administrative, environmental, labor, tax and arbitration proceedings. These claims involve substantial amounts under dispute and could also result in other punitive measures. Several individual disputes account for a significant portion of the total claims against us. Also, Avon currently is, and we may in the future be, party to several personal injury lawsuits filed in U.S. courts, alleging that certain talc products Avon sold in the past were contaminated with asbestos. Nationwide trial results in similar cases filed against other manufacturers of cosmetic talc products have ranged from outright dismissals to very large jury awards of both compensatory and punitive damages. In general, litigation claims can be expensive and time-consuming to bring or defend against and could result in settlements or damages that could significantly affect our financial results and the conduct of our business. We are currently vigorously contesting certain of these litigation claims. However, it is not possible to predict the final resolution of the litigation to which we currently are or may in the future become party, or to predict the impact of certain of these matters on our business, prospects, financial condition, liquidity, results of operations and cash flows. See note 19 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for a detailed discussion regarding certain legal proceedings in which we are a party.

We cannot guarantee that such proceedings will have favorable outcomes for us or that the provisions made will be sufficient to pay any amounts due. Any proceedings that require us to make substantial payments, affect our reputation or otherwise interfere with our business operations could have a material adverse effect on our business, financial condition and operating results. In case of unfavorable decisions against us in claims involving substantial amounts, or if the actual losses are significantly higher than the provisions we have recorded in our financial statements, our financial condition and operating results could be adversely affected. Moreover, our management may be forced to dedicate time and attention to defend against these claims, which could prevent it from concentrating on our core business. Depending on the result, certain lawsuits could result in restrictions to our operations and adversely affect our business, financial condition and operating results.

Additionally, we may not have sufficient funds to post collateral or provide guarantees in judicial or administrative proceedings that claim substantial amounts. Even if we do not post such collateral or provide guarantees, we will be liable for paying any amounts due pursuant to any unfavorable outcomes in legal proceedings, which may have an adverse effect on the business, financial condition and operational results of the Company. We cannot assure you that, if we cannot make such payments, our assets, including financial assets, will not be attached, or that we will be able to obtain tax good standing certificates, all of which may have a material adverse effect on our business, financial condition and results of operations.

Moreover, our management may be forced to dedicate time and attention to defend against these claims, which could prevent it from concentrating on our core business. See also “Business—Legal Proceedings.”

Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons, which could have a material adverse effect on our financial performance.

Our comparable store sales and quarterly results of operation have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of factors affect our comparable store sales and quarterly financial performance, including:

•	effects of COVID-19 pandemic;

•	seasonality;

•	changes in our merchandising strategy or mix;

•	the effectiveness of our inventory management;

•	timing and concentration of new store openings, including additional human resources;

•	requirements and related pre-opening and other start-up costs;

•	cannibalization of existing store sales by new store openings;

•	levels of pre-opening expenses associated with new stores;

•	timing and effectiveness of our marketing activities, such as new products, direct marketing;

•	activity, television and magazine advertisements;

•	actions by our existing or new competitors;

•	general economic conditions and, in particular, the retail sales environment; and

•	store employees’ motivation and effectiveness.

Accordingly, our results for any one financial quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. In that event, our results of operations may fluctuate significantly.

The cosmetics, fragrances and toiletries segment is susceptible to periodic slowdowns as a result of decreases in consumer purchasing power, economic downturns and unfavorable economic cycles.

Historically, the cosmetics, fragrances and toiletries segment has been susceptible to periods of general economic slowdown that have led to a decline in consumer spending. Adverse economic conditions may significantly reduce the spending capacity of consumers and their disposable income, which could materially adversely affect our sales, operating results and financial condition.

The success of operations in most of the business segments where we operate depends on various factors related to consumer expenditures and consumers’ income, including general business conditions, interest rates, inflation, consumer credit availability, taxation, consumer confidence in future economic conditions, and employment and salary levels.

Our results of operations and financial condition have been, and will continue to be, affected by the growth rate of the GDP of the countries in which we operate. We cannot ensure that the GDP of the countries in which we operate will increase or remain stable. Developments in the macroeconomic conditions of the countries in which we operate, including Brazil which has been experiencing an economic slowdown since 2012, may affect such countries’ growth rates and, consequently, us. Any decrease or slowdown in such growth may materially adversely affect our sales and our results of operations.

Certain parts of our business are conducted primarily in one channel, direct selling.

Certain parts of our business are conducted primarily in the direct-selling channel. Sales are made to the ultimate consumer principally through direct selling by Natura consultants and Avon representatives, who are independent contractors and not our employees. There is a high rate of turnover among representatives, which is a common characteristic of the direct-selling business. Our direct-selling model contains an inherent risk of bad debt associated with providing representatives with credit, which is exacerbated if the financial condition of the representatives deteriorates. Additionally, consumer purchasing habits, including reducing purchases of beauty and related products generally, or reducing purchases from representatives through direct selling by buying beauty and related products in other channels such as retail, could reduce our sales, impact our ability to execute our global business strategy or have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

Within the direct-selling channel, we often compete on country-by-country basis with our direct-selling competitors. There are a number of direct-selling companies that sell product lines similar to ours, some of which have worldwide operations and compete with us globally. Unlike a typical CPG company which operates within a broad-based consumer pool, direct sellers compete for representative or entrepreneurial talent by providing a more competitive earnings opportunity or “better deal” than that offered by the competition. Providing a compelling earnings opportunity for our Natura consultants and Avon representatives is as critical as developing and marketing new and innovative products. Therefore, in contrast to typical CPG companies, we must first compete for a limited pool of representatives before we reach the ultimate consumer.

Consultants and representatives are attracted to a direct seller by competitive earnings opportunities, often through what are commonly known as “field incentives” in the direct-selling industry. As a result, we are subject to significant competition for the recruitment of consultants and representatives from other direct-selling or network marketing organizations as well as significant competition from other non-direct selling earnings opportunities. Changes to our compensation models are sometimes necessary to be competitive but could have short-term negative impacts on our total number of consultants and representatives. It is therefore continually necessary to innovate and enhance our direct-selling and service model as well as to recruit and retain new consultants and representatives. If we are unable to do so, our business will be adversely affected.

Additionally, if we lose market share in the direct-selling channel, our business, prospects, financial condition, liquidity, results of operations and cash flows may be adversely affected. Furthermore, if any government or regulatory body such as Brazil or the European Union, bans or severely restricts our business methods or operational/commercial model of direct selling, our business, prospects, financial condition, liquidity, results of operations and cash flows may be materially adversely affected.

See also “—Our business, operations and results may be adversely impacted by COVID-19.”

We may experience financial and strategic difficulties and delays or unexpected costs in completing Open Up & Grow Avon and any other restructuring and cost-savings initiatives, including achieving any anticipated savings and benefits of these initiatives.

In September 2018, Avon initiated Open Up Avon, which was expanded in April 2020 with the launch of the Open Up & Grow project to accelerate Avon’s transformation. As one element of this new plan, Avon will continue targeting cost savings, to be generated from efficiencies in manufacturing and sourcing, distribution, general and administrative activities, and back-office functions, as well as through revenue management, interest and tax. These savings are expected to be achieved through restructuring actions (that may result in charges related to severance, contract terminations and inventory and other asset write-offs), as well as other cost-savings strategies that would not result in restructuring charges. Avon initiated the Open Up Avon strategy to enable it to achieve its goals of low-single-digit constant-dollar revenue growth and low-double-digit operating margin by 2021. We plan to continue to reinvest a portion of these cost savings in commercial initiatives, including training for Avon representatives, and digital and IT infrastructure initiatives. For more information, see “Business—Innovation and Product Development—Avon.”

As we continue to work to right-size Avon’s cost structure, we may not realize anticipated savings or benefits from one or more of the various restructuring and cost-savings initiatives we may undertake as part of these efforts in full or in part or within the time periods we expect. Other events and circumstances, such as financial and strategic difficulties and delays or unexpected costs, including the impact of the COVID-19 pandemic, foreign currency and inflationary pressures, may occur which could result in our not realizing our targets or in offsetting the financial benefits of reaching those targets. If we are unable to realize these savings or benefits, or otherwise fail to invest in the growth initiatives, our business may be adversely affected. In addition, any plans to invest these savings and benefits ahead of future growth means that such costs will be incurred whether or not we realize these savings and benefits. We are also subject to the risks of labor unrest, negative publicity and business disruption in connection with these initiatives, and the failure to realize anticipated savings or benefits from such initiatives could have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

We may face challenges in developing our omnichannel strategy and expanding our operations to e-commerce.

The coordinated operation of our network of physical stores and e-commerce platforms across multiple brands is fundamental to the success of our omnichannel strategy. The COVID-19 pandemic has required us to rely on our omnichannel strategy as a means to recover revenue lost through stores closures. We plan to continue our investments in digital growth to empower consultants to sell online, as well as enhance our digital tools to foster social selling and welcoming new online customers. If we are unable to align and integrate the strategies of our multiple sales channels, or if our respective sales channels compete against each other, we may be unable to fully benefit from the advantages that an omnichannel, dual-model and multiformat strategy offers, which may materially adversely affect us.

Also, consumers are increasingly embracing online shopping and mobile commerce applications, especially as a result of the COVID-19 pandemic. We expect a greater portion of total consumer expenditures with retailers and wholesalers to occur online and through mobile commerce applications. If we fail to maintain or grow our overall market position through the integration of our physical retail presence and e-commerce platform across our brands, including our efforts to replace our temporarily closed stores sales by online sales, our net revenue and financial performance could be adversely affected. In addition, a greater concentration of retail and wholesale sales in online and mobile commerce sales could result in a reduction in the amount of traffic we have in our physical stores, once those stores are reopened.

Conditions in the online sales market could also change rapidly and significantly as a result of technological advances. New start-up companies that innovate and large competitors that are making significant investments in e-commerce may create similar or superior e-commerce platforms and technologies that will be disruptive both to our e-commerce and the operations of our physical stores.

The Natura, Avon, The Body Shop and Aesop brands have historically used e-commerce to different degrees and may continue to have different strategies for their e-commerce platforms. As we continue expanding our e-commerce operations across our brands, we will continue to face risks associated with online businesses. In addition, given the COVID-19 pandemic, we may continue to pursue strategies within e-commerce that our brands have not utilized before, and we may expand into e-commerce in countries and jurisdictions in which we have less experience and in which our brands may be less well-known by customers. We may be unable to attract a sufficient number of customers and other participants, fail to anticipate competitive conditions or face difficulties in operating effectively across all of our channels and business formats, and could also be the target of illegal and fraudulent uses of our e-commerce platforms. Accordingly, any efforts to expand our e-commerce operations may not be successful, which could limit our ability to grow our revenue, net income and profitability, adversely affecting our results of operations. See “Business—Our Distribution Processes.”

Restrictions on credit availability to consumers may adversely affect the sales volumes of certain of our subsidiaries.

Sales in installments are part of the result of operations of retail companies in a number of countries in which operate. An increase in the unemployment rate, combined with high interest rates to consumers, may result in increased restrictions on the availability of credit to consumers generally. Our sales volumes and, consequently, the result of operations of certain of our subsidiaries may be adversely affected if credit availability to consumers decreases, or if government policies are introduced that further restrict the granting of credit to consumers.

Governments may introduce from time to time regulations designed to regulate the availability of credit in order to reduce or increase consumption and, consequently, to control the rate of inflation. We cannot assure you that in the future the governments in the countries in which we operate will not adopt new regulations that reduce the access of our customers to credit from financial institutions.

In addition to providing for sales in installments, we may also extend other forms of credit to customers. Any form of lending carries a risk that our customers may not repay the credit we extend to them. An increase in the unemployment rate, an increase in interest rates, or a protracted economic downturn as a result of the COVID-19 pandemic may further reduce the likelihood of repayment by our customers, which could require us to suffer losses and raise the rates we charge in connection with certain products. Any increase in interest rates by us may decrease the likelihood that customers will be able to take on debt to purchase our products.

Reductions in credit availability and more stringent credit policies by us and credit card companies (as well as increased interest rates) may negatively affect sales of certain of our subsidiaries. Unfavorable economic conditions globally that impact the economy of the countries in which we operate, such as the COVID-19 pandemic, may significantly reduce available income and consumer expenditure, particularly in the lower income classes, who have relatively less credit access than higher income classes, more limited debt refinancing conditions and are more susceptible to increases in the unemployment rate. These conditions may cause a material adverse effect on our sales, our business and our results of operations.

Our dependence on credit card companies for sales and consumer financing is a growing trend.

Our business is relatively dependent on credit cards as it is one of the preferred payment methods of our customers. To execute credit card sales, we are dependent on the policies of credit card companies and are affected by the fees that such companies charge us. Any change in the policies of the credit card issuers, including, for example, the administration fee charged to merchants, could materially adversely affect our business and results of operations.

Our franchise business models present a number of risks.

Our success increasingly relies on the financial success and cooperation of franchisees, yet we have limited influence over their operations. Our margins from physical retail stores arise from two primary sources: fees from franchised stores (e.g., rent and royalties based on a percentage of sales, as well as the revenues from products we sell to our franchisees) and, to a lesser degree, sales from company-operated stores. Our franchisees manage their businesses independently, and therefore are responsible for the day-to-day operation of their stores.

The revenues we realize from franchised stores are largely dependent on the ability of our franchisees to grow their sales. If our franchisees do not experience sales growth, our revenues and margins could be negatively affected as a result. Also, if sales trends worsen for franchisees, their financial results may deteriorate, which could result in, among other things, store closures or delayed increase bad debts from non-payment in markets seriously affected by the global pandemic, or reduced payments to us, or disruption to head franchisee ordering pattern. Our refranchising effort will increase that dependence and the effect of those factors.

Our success also increasingly depends on the willingness and ability of independent franchisees to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, promotional and capital-intensive reinvestment plans. We may also be negatively impacted to the extent franchisees terminate their franchise contracts. Franchisees’ ability to contribute to the achievement of our plans is dependent in large part on the availability to them of funding at reasonable interest rates and may be negatively impacted by the financial markets in general or by the creditworthiness of our franchisees or the Company. Our operating performance could also be negatively affected if our franchisees experience operational problems or project an image inconsistent with our brand and values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subjected to litigation. If franchisees do not successfully operate stores in a manner consistent with our required standards, the image and reputation of our brands could be harmed, which in turn could materially adversely affect our business and operating results.

We are not insured against all risks affecting our activities and our insurance coverage may not be sufficient to cover all losses and/or liabilities that may be incurred by our operations.

We cannot provide assurance that our insurance coverage will always be available or will always be sufficient to cover any damages resulting from any kind of claims. In addition, there are certain types of risks that may not be covered by our policies, such as war, force majeure or certain business interruptions. In addition, we cannot provide assurance that when our current insurance policies expire, we will be able to renew them at sufficient and favorable terms. Claims that are not covered by our policies or the failure to renew our insurance policies may materially adversely affect us.

Changes in the availability and costs of energy and other utilities could materially adversely affect us.

Our operations consume material quantities of energy and other utilities. Energy and utility prices have been subject to significant price volatility in the recent past, including as a result of climate conditions, and may be again in the future. For instance, high energy prices over an extended period of time, as well as changes in energy taxation and regulation in certain geographies, may result in a material adverse effect on our operating revenues and could materially adversely affect our profitability. There is no guarantee that we will be able to pass along increased energy and public utility costs to our customers.

We may not be able to protect our intellectual property rights. If we are unable to protect our intellectual property rights, specifically patents and trademarks, our ability to compete could be adversely affected.

Our future success depends significantly on our ability to protect our current and future brands (including our private labels) and to defend our intellectual property rights, including trademarks, patents, domain names, trade secrets and know-how. Additionally, the improper or unauthorized use of our intellectual property rights, especially trademarks, may decrease the value of our brands, as well as cause a decline in our sales. There is also a risk that we could, even if by omission, fail to renew a trademark in a timely manner or that third parties will challenge, and succeed in obtaining the invalidation of any existing or future trademarks issued to, or licensed to us. Monitoring the unauthorized use of intellectual property requires significant efforts, and we cannot be certain that the steps we have taken to protect our portfolio of intellectual property rights will be sufficient or that third parties will not infringe upon or misappropriate proprietary rights. If we are unable to protect our proprietary rights against infringement or misappropriation, it could have a material adverse effect on us, and in particular, on our ability to develop our business.

The market for our products depends to a significant extent upon the value associated with our product innovations and our brand equity. We own the material patents and trademarks used in connection with the marketing and distribution of our major products where such products are principally sold. There can be no assurance with respect to the rights associated with intellectual property registered in certain countries where we operate. In addition, the laws of certain foreign countries, including many emerging markets, may not completely protect our intellectual property rights. The costs required to protect our patents and trademarks, especially in emerging markets, may be substantial.

Counterfeiting and imitation have occurred in the past for many consumer products, including cosmetics. As our Natura, Avon, The Body Shop, Aesop among others, brands are well-known brands around the world, we have in the past experienced counterfeiting and imitation of our products. We are unable to guarantee that counterfeiting and imitation will not occur or, if it does occur, that we would be able to detect and address the problem effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our reputation and brand name, lead to loss of consumer confidence in our brand, and, as a consequence, adversely affect our results of operation.

The laws of some foreign countries do not protect our proprietary rights as fully as do the laws of Brazil, the United States, or the European Union member States. As a result, we may not be able to protect our intellectual property rights adequately by legal means in some of the jurisdictions where we do business. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. The costs required to protect our trademarks, trade names and patents, including legal fees and expenses, could be substantial.

Litigation may also be necessary to defend against claims of infringement or invalidity by others as we actively pursue innovation in the cosmetics and toiletries industry and enhance the value of our intellectual property portfolio. An adverse outcome in litigation or any similar proceedings could adversely affect our business, financial condition and results of operation. In addition, the diversion of management’s attention and resources while addressing any intellectual property litigation claim, regardless of whether the claim is valid, could be significant and could significantly affect our business, financial condition and results of operation.

Please see “Business—Intellectual Property” for further information relating to our intellectual property.

Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could materially harm our business and standing with our customers.

We collect, store, process, and use certain personal information and other customer data in our business. A significant risk associated with our business and communications in general is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may adversely affect us. We also collect and process a considerable volume of employee related information, including health related, ethnicity, race, and biometric data and other categories of personal data which are considered, in Brazil as well as in international legislation on data protection, to be sensitive personal data – subject to a more strict legal regimen and regulation. We must ensure that any processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws. The protection of our customer, employees, business partners and company data is critical to us, as, for example, currently, a number of our customers authorize us to bill their credit card accounts directly. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential customer information, such as credit card and other personal information.

Our facilities and systems, either of our e-commerce platform or our physical stores, as well as those of our third-party service providers, may be vulnerable to security breaches, fraud, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or vendors in our online marketplace platform, could damage our reputation, expose us to litigation risk and liability, subject us to negative publicity, disrupt our operations and harm our business. We cannot provide assurance that our security measures will prevent security breaches or that failure to prevent them will not have a material adverse effect on us.

The interests of our controlling shareholders may conflict with the interests of our other shareholders.

Our controlling shareholders have the power to, among other things, appoint the majority of the members of our board of directors and determine the outcome of certain resolutions requiring approval from shareholders, even though they do not hold more than 50% of our voting capital. Our controlling shareholders may be interested in carrying out certain actions that may conflict with the interests of our other shareholders. For further information on our controlling shareholders, please see “Principal Shareholders.”

No shareholders or group of shareholders holds more than 50% of our voting capital.

We do not have a controlling shareholder or a group of control bound by a voting agreement that holds more than 50% of our voting capital. The absence of a controlling shareholder or a controlling group bound by a voting agreement that owns more than 50% of the voting capital may difficult certain decision-making processes, to the extent certain minimum quorums established by law for certain resolutions may not be reached.

Changes in environmental laws and regulations can adversely affect our business, including our capacity to develop new products.

Our operations are subject to strict environmental laws at the national, sub-national and municipal levels, including regulations related to water consumption, solid waste, biodiversity protection and gas emissions, among others. In addition, we require permits and licenses to carry out certain of our activities. If we fail to comply with these laws and regulations or obtain the required permits and licenses, we could be subject to fines and other sanctions including the cancellation of our permits and licenses and we and our executive officers and directors could be subject to criminal sanctions. Certain environmental licenses and permits that we require to carry out some of our activities are in the process of being obtained or renewed, and we cannot assure you that we will be able to obtain or renew such licenses. We may have to incur in expenses related to remedial environmental measures or suspend certain of our operations until remedial measures are taken. Government agencies or other authorities may also enact new rules and regulations that are more restrictive or may interpret existing laws and regulations more restrictively, which could result in additional expenses related to compliance with environmental laws and regulations, which in turn, could adversely affect our business, financial condition and results of operations.

In particular, environmental rules and regulations could become more restrictive in areas related to our activities, including with regard to climate change (greenhouse gas emission standards), solid waste (targets for return of packaging to the Company and its recycling after use by consumers) and water resources (payments by companies for use of water), among other issues.

Natura &Co’s innovation strategy is mainly based on using the biodiversity of the Pan-Amazon region. This critical element of its strategy could be impaired if new laws or regulations, or even different interpretations of existing laws, further restrict the use of Brazil’s natural resources or the associated traditional knowledge and we increase our research and development costs. The biodiversity protection rules set forth in the UN Convention on Biological Diversity, in the Nagoya Protocol (ratified in August 2020 in Brazil) on Access to Genetic Resources and the Fair and Equitable Sharing of Benefits Arising from their Utilization and in applicable laws represents additional costs and challenges to our research and development initiatives. In the future, these rules could become stricter, increasing our innovation and product launch costs. These changes could adversely affect our business, financial condition and results of operations, as well as our image as a company that creates, among others, products developed from the resources in Brazil’s ecosystem.

Changes in taxes and other assessments may adversely affect us.

The legislatures and tax authorities in the tax jurisdictions in which Natura &Co Holding and its subsidiaries operate regularly enact reforms to the tax and other assessment regimes to which we, our consultants and our customers are subject. Such reforms include changes in tax rates and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. In addition, the interpretation of tax laws by courts and taxation authorities is constantly evolving. The effects of these changes and any other changes that result from enactment of additional tax reforms or changes to the manner in which current tax laws are applied cannot be quantified and there can be no assurance that any such reforms or changes would not have an adverse effect upon Natura &Co Holding’s business directly or indirectly (e.g., by affecting the business of our consultants and representatives).

For example, Latin American governments have often increased taxes or changed tax legislation as a response to macroeconomic crises or other developments affecting their respective jurisdictions. In Brazil, particularly, the tax system is highly complex and the interpretation of the tax laws and regulations is commonly controversial. The Brazilian government regularly implements changes to tax regimes (and legislation is currently under consideration) that may increase the tax burden on Natura &Co Holding, its subsidiaries and jointly controlled entities and their respective customers. These changes include modifications in the rate of assessments and the enactment of new or temporary taxes, the proceeds of which are earmarked for designated governmental purposes. Future changes in tax policy laws may adversely affect Natura &Co Holding’s financial and operating results.

Any strategic alliances or divestitures may expose us to additional risks.

We evaluate potential strategic alliances that would complement our current product offerings, increase the size and geographic scope of our operations or otherwise offer growth and/or operating efficiency opportunities. Strategic alliances may entail numerous risks, including:

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substantial costs, delays or other operational or financial difficulties, including difficulties in leveraging the estimated synergies among the businesses to increase sales and obtain cost savings or achieve expected results;

•	difficulties in assimilating acquired operations or products, including the loss of key employees from any acquired businesses and disruption to our direct-selling channel;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks of entering markets in which we have limited or no prior experience; and

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reputational and other risks regarding our ability to successfully implement such strategic alliances, including obtaining financing which could dilute the interests of our shareholders, result in an increase in our indebtedness, or both.

Our failure to successfully complete the integration of any new or acquired businesses could have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows. In addition, there can be no assurance that we will be able to identify suitable candidates or consummate such transactions on favorable terms.

For divestitures, success is also dependent on effectively and efficiently separating the divested unit or business from us and reducing or eliminating associated overhead costs. In cases where a divestiture is not successfully implemented or completed, our business, prospects, financial condition, liquidity, results of operations and cash flows could be adversely affected.

Our indebtedness and any future inability to meet any of our obligations under our indebtedness, could adversely affect us by reducing our flexibility to respond to changing business and economic conditions.

As of June 30, 2020, we had R$24.8 billion of indebtedness outstanding (current and non-current borrowings, financing and debentures and lease). We rely on obtaining financing and refinancing of existing indebtedness in order to operate our business, implement our strategy and grow our business. Recent disruptions in the global credit markets and their effect on the global and Brazilian economies could materially adversely affect our ability to raise capital and materially and adversely affect our business. We may also incur additional long-term indebtedness and working capital lines of credit to meet future financing needs, subject to certain restrictions under our indebtedness, which would increase our total indebtedness. We may be unable to generate sufficient cash flow from operations and future borrowings and other financing may be unavailable in an amount sufficient to enable us to fund our current and future financial obligations or our other liquidity needs, which would have a material adverse effect on our business, prospects, financial condition, liquidity and results of operations as well as reduce the availability of our cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of our operations and other business activities. Our indebtedness could have material negative consequences on our business, prospects, financial condition, liquidity, results of operations and cash flows, including the following:

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limitations on our ability to obtain additional debt financing sufficient to fund growth, such as working capital and capital expenditures requirements or to meet other cash requirements, in particular during periods in which credit markets are weak;

•	a downgrade in our credit ratings;

•	a limitation on our flexibility to plan for, or react to, competitive challenges in our business and the beauty industry;

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the possibility that we are put at a competitive disadvantage relative to competitors with less debt or debt with more favorable terms than us, and competitors that may be in a more favorable position to access additional capital resources and withstand economic downturns;

•	limitations on our ability to execute business development activities to support our strategies or ability to execute restructuring as necessary; and

•	limitations on our ability to invest in recruiting, retaining and servicing our consultants and representatives.

Natura &Co Holding, Natura &Co and Avon may also need to refinance all or a portion of their respective debt on or before maturity and may not be able to do this on commercially reasonable terms or at all. Avon’s senior secured notes are secured by first-priority liens on and security interests in substantially all of the assets of Avon and the subsidiary guarantors, in each case, subject to certain exceptions and permitted liens. Certain of our indebtedness contain customary covenants, including, among other things, limits on the ability of the company and any restricted subsidiary to, subject to certain exceptions, incur liens, incur debt, make restricted payments, make investments or, with respect to certain entities, merge, consolidate or dispose of all or substantially all of its assets. In addition, we could have difficulty undertaking other alternatives to avoid noncompliance, such as obtaining necessary waivers from compliance with, or necessary amendments to, the covenants contained in our notes or repurchasing certain debt, and we could have difficulty addressing the impact any noncompliance with these covenants may have on our ability to secure financing with favorable terms.

The COVID-19 pandemic has had and is expected to continue to have a negative impact on global, regional and national economies and to disrupt supply chains and otherwise reduce international trade and business activity. Substantial volatility in the global capital markets, unavailability of financing in the global capital markets at reasonable rates and credit market disruptions have had a significant negative impact on financial markets, as well as on the global and domestic economies. In particular, the cost of financing in the global debt markets has increased substantially, greatly restricting the availability of funds in such markets. Further, volatility in the markets has led to increased costs for obtaining financing in the credit markets, as many creditors have raised interest rates, adopted more rigorous loan policies, reduced volume and, in some cases, ceased offering financing on standard market terms. If we are unable to obtain new financing or to refinance existing loans when necessary or obtain or renew insurance guarantees on reasonable terms or at all, we may face difficulties in complying with our financial obligations or explore business opportunities. This possible scenario would have a material adverse effect on our business, financial condition and results of operations.

Changes in accounting standards could impact reported earnings.

The accounting standard setters and other regulatory bodies periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, resulting in the recast of prior period financial statements.

We have identified material weaknesses in our internal control over financial reporting and may experience material weaknesses or significant deficiencies in the future or otherwise fail to maintain an effective system of internal controls in the future, as a result of which, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock. In addition, our disclosure controls and procedures over financial reporting may not prevent or detect all errors or acts of fraud.

Since the completion of the Transaction, Natura &Co Holding, as a foreign private issuer, began to be required to comply with the reporting, disclosure control and other applicable obligation under the Exchange Act, the Sarbanes-Oxley Act and Dodd Frank Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. Under Section 404 of the Sarbanes-Oxley Act of 2002, our management was not required to assess or report on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F for the fiscal year ending December 31, 2019. We are only required to provide such a report for the fiscal year ending in December 31, 2020.

In our ongoing effort to establish effective internal controls, and in connection with preparing the audited consolidated financial statements as of and for the year ended December 31, 2019, our independent registered public accounting firm reported evidence of internal control deficiencies, which were considered a material weakness in our internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified was that we did not appropriately design and maintain effective controls related to the interpretation and application of complex accounting matters, specifically on certain significant unusual transactions, which resulted in a material weakness. The control deficiencies did not allow management to identify a material error in the interpretation and application of accounting of accruals for bank fees, which was corrected by management in the consolidated financial statements as of and for the year ended December 31, 2019. This material weakness in our financial reporting process, if not remediated, creates a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis in future periods. We have adopted a remediation plan to address the control deficiencies described above.

In June 2020, Avon became aware that it was exposed to a cyber-incident in its information technology environment which interrupted some systems and partially affected operations. Avon engaged a leading cyber security firm to perform a forensic investigation of this incident. While the investigation is ongoing, Avon’s management has concluded that controls related to Avon’s IT environment have not been designed and/or operated effectively to prevent access and changes to Avon’s IT systems supporting financial information processing. Avon believes that, if the incident had gone differently, it could have potentially resulted in a material impact to Avon’s financial statements, which leads to the conclusion that the magnitude of these control deficiencies represent a material weakness in Avon’s IT general controls as of June 30, 2020.

The remediation plan will include, but will not be limited to, redesign of procedures and controls over cyber security and the areas breaches may impact. Avon has begun significant activities to remediate the material weakness, including the engagement of external cyber security and IT general controls specialists. Avon will also accelerate our investment in IT infrastructure to upgrade Avon platforms and strengthen its cyber security controls. As mentioned above, Avon has also performed extensive procedures to confirm the integrity of Avon’s financial systems and validated the accuracy and completeness of the financial information as of June 30, 2020. Although management is fully committed to remediating this material weakness in a timely manner, there can be no assurance that this material weakness will be remediated in a timely fashion or in a satisfactory manner. For further details see the risk factor “—Our subsidiary Avon was the target of a cybersecurity incident which disrupted its systems.”

In addition, we cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our cash flows, results of operations or financial condition. If we are unable to conclude that our internal controls over financial reporting are effective, or if the independent registered public accounting firm reports that we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the trading price of our shares could decline, and we could be subject to sanctions or investigations by NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies in the United States, could also restrict our future access to capital markets and reduce or eliminate the trading market for our shares.

Disclosure controls and procedures over financial reporting are designed to provide reasonable assurance that information required to be disclosed by the company is accumulated and communicated to management, and recorded, processed, summarized and reported in accordance with applicable rules.

These disclosure controls and procedures have inherent limitations which include the possibility that judgments in decision-making can be faulty and that breakdowns occur because of errors or mistakes. Additionally, controls can be circumvented by any unauthorized management override of controls. Consequently, our businesses are exposed to risk from potential noncompliance with policies, employee misconduct or negligence and fraud, which could result in regulatory sanctions, civil claims and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to prevent and detect this activity may not always be effective. Accordingly, because of the inherent limitations in the control system, misstatements due to error or fraud may occur and not be detected.

For details of the controls and remediation plan mentioned above, see the section of this prospectus supplement entitled “Business—Internal Compliance and Risk Management—Internal Controls and Deficiencies.”

Risks Relating to the Countries in Which We Operate

Our business may be materially adversely impacted by unfavorable economic, political, social or other developments and risks in the countries in which we operate.

We may be materially adversely affected by unfavorable economic developments in any of the countries where we have distribution networks, marketing companies or production facilities. In particular, our business is dependent on general economic conditions in our most important markets, including in Brazil, Mexico and the United Kingdom. A significant deterioration in economic conditions in any of our important markets, including economic slowdowns or recessions, inflationary pressures and/or disruptions to credit and capital markets, could lead to decreased consumer confidence and consumer spending more generally, thus reducing demand for our products. Unfavorable economic conditions could also negatively impact our customers, suppliers and financial counterparties, who may experience cash flow problems, increased credit defaults or other financial issues. In addition, volatility in the credit and capital markets caused by unfavorable economic developments and uncertainties could result in a reduction in the availability of, or an increase in the cost of, our financing. Our business could also be affected by other economic developments such as fluctuations in currency exchange rates, the imposition of any import, investment or currency restrictions, including tariffs and import quotas, or any restrictions on the repatriation of earnings and capital. Any of these developments may have a material adverse effect on our business and financial results.

Our operations are also subject to a variety of other risks and uncertainties related to its global operations, including adverse political, social or other developments. Political and/or social unrest or uncertainties, potential health issues, natural disasters, disease outbreaks or pandemics, such as COVID-19, politically motivated violence and terrorist threats and/or act may also occur in countries where we have operations. Any of the foregoing could have a material adverse effect on our business, financial condition and performance.

Many of the above risks are heightened, or occur more frequently, in emerging markets. A substantial portion of our operations is conducted in emerging markets, such as Latin America. In general, emerging markets are also exposed to relatively higher risks of liquidity constraints, inflation, devaluation, price volatility, currency convertibility, corruption, crime and lack of law enforcement, expropriation of assets, and sovereign default, as well as additional legal and regulatory risks and uncertainties. Developments in emerging markets can affect our ability to import or export products and to repatriate funds, as well as impact levels of consumer demand and therefore our levels of sales or profitability. Any of these factors may affect us disproportionately or in a different manner from our competitors, depending on our specific exposure to any particular emerging market, and could have a material adverse effect on our business and financial results.

Our ability to conduct business in markets in which we operate may be affected by political, legal, tax and regulatory risks.

Our ability to achieve growth and to improve operations in our existing markets is exposed to various risks, including:

•	the possibility that a foreign government might ban, halt or severely restrict our business, including our primary method of direct selling;

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the possibility that local civil unrest, economic or political instability, bureaucratic delays, changes in macro-economic conditions, changes in diplomatic or trade relationships (including any sanctions, restrictions and other responses such as those related to Russia and Ukraine), or constraints in commercial trades and payables, pricing controls, or imposition of import and economic restrictions or other uncertainties might disrupt our operations in an international market;

•	the lack of well-established or reliable legal systems in certain areas where we operate;

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the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities, including exposure to tax assessments without prior notice or the opportunity to review the basis for any such assessments in certain jurisdictions;

•

the possibility that a government authority might impose legal, tax or other financial burdens on our consultants or representatives, as direct sellers, or on certain of our subsidiaries, due, for example, to the structure of our operations in various markets, or additional taxes on our products, including in Brazil or in other countries where we operate;

•	the possibility that a government authority might challenge the status of our consultants or representatives as independent contractors or impose employment or social taxes on them; and

•	those associated with data privacy regulation and the international transfer of personal data.

We are also subject to the adoption, interpretation and enforcement by governmental agencies abroad and in the U.S. (including on federal, state and local levels) of other laws, rules, regulations or policies, including any changes thereto, such as restrictions on trade, competition, manufacturing, license and permit requirements, import and export license requirements, privacy and data protection laws, anti-trust laws, anti-corruption laws, environmental laws, records and information management, tariffs and taxes, laws relating to the sourcing of “conflict minerals,” health care reform requirements such as those required by the Patient Protection and Affordable Healthcare Act, and regulation of our brochures, product claims or ingredients, or litigation related to any of the above. Governmental policies affecting economic activity such as tariffs, taxes, subsidies and restrictions on the import and export of agricultural goods and commodities, which represent a substantial part of the cargo we transport, may influence the profitability of the industry as well as the volume and type of imports and exports. Any changes to the above may require us to adjust our operations and systems in certain markets where we do business.

For example, from time to time, local governments and others question the legal status of our consultants or representatives or impose burdens inconsistent with their status as independent contractors, often in regard to possible coverage under social benefit laws that would require us (and, in most instances, our consultants or representatives) to make regular contributions to government social benefit funds.

If we are unable to address these matters in a satisfactory manner, or adhere to or successfully implement processes in response to changing regulatory requirements, our business, costs and/or reputation may be adversely affected. We cannot predict with certainty the outcome or the impact that pending or future legislative and regulatory changes may have on our business in the future.

Our business is subject to a number of foreign laws and regulations in various jurisdictions governing data privacy and security.

We collect, use and store personal data from our employees, consultants or representatives, customers and other third parties in the ordinary course of business. We are required to comply with increasingly complex and changing data privacy and security laws and regulations governing the collection, storage, use, transmission and, generally, processing of personal information and other data, including in regard to the cross-border transfer of personal data between countries. In May 2018, the EU adopted robust data privacy regulations under the General Data Protection Regulation, or GDPR. Further changes are likely to be introduced through a revised Regulation on Privacy and Electronic Communications, or the ePrivacy Regulation. The GDPR in particular has broad extraterritorial effect and imposes a robust data protection compliance regime with significant penalties for non-compliance. Other countries in which we operate are developing comparable regulations. Brazil has approved the Brazilian Federal Law No. 13,709/2018, known as the Brazilian General Data Protection Law, Lei Geral de Proteção de Dados Pessoais, or LGPD, which is broadly equivalent to GDPR. The LGPD entered into force on September 18, 2020, after the publication of the bill of law converting Executive Order No. 959/20 into law.

The Provisional Measure No. 959, published on April 29, 2020, postponed the effects of the LGPD in the context of the COVID-19 pandemic (except for the provisions related to the Brazilian National Authority on Data Protection (or the ANPD)). In an extraordinary deliberative session of the Federal Senate held on August 26, 2020, the conversion into law of Executive Order 959 was approved, but through a proceeding order into the conversion, considering the pre-judgment of the deliberative matter previously by the Senate, the disposition in Executive Order 959 related to the extension of the LGPD was withdrawn from the text.

Given that scenario, the effective entry into force of the LGPD occurred with the approval of the conversion bill of Executive Order 959, by the President of the Republic, which happened on September 18, 2020.

Also, on August 26, 2020, the Federal Executive issued Decree No. 10,474/20 approving the regulatory structure and the statement of commission positions and functions of trust of the National Data Protection Authority (ANPD). The decree will enter into force on the date of publication of the appointment of the ANPD’s chief executive officer in the Federal Official Gazette.

In addition, in the context of the COVID-19 pandemic, Brazilian Federal Law No. 14,010/2020 was enacted, which, among other measures, postponed the applicability of the administrative sanctions provided for in the LGPD to August 1, 2021. Therefore, LGPD has been into force since September 18, 2020, and its administrative penalties provided in the law will be applicable on August 1, 2021.

In general, the GDPR and ePrivacy Regulation, and other local privacy laws, could require adaptation of our technologies or practices to satisfy local privacy requirements and standards. We may also face audits or investigations by one or more domestic or foreign government agencies relating to our compliance with these regulations, including by the Brazilian National Authority on Data Protection (or the ANPD), once it is formally constituted as an independent agency.

The LGPD will apply to any and all operations related to any form of processing of personal data, with rare exceptions, all of which are provided for by law, and extends to individuals and public and private entities, regardless of the country where they are based or where the data are hosted. LGPD shall be applicable whenever (i) the data processing occurs in Brazil; (ii) the data processing activity is intended to offer or provide goods or services to or process data from individuals located in Brazil; or (iii) the data subjects are located in Brazil at the time their personal data is collected.

An adverse outcome under any such investigation or audit could result in the issuance of stop processing orders, subject us to the penalties set forth in LGPD. If we are not in compliance with the LGPD by the time it is effective, we and our subsidiaries may be subject to the sanctions, in an isolated or cumulative manner, of warning, with indication of the deadline for adopting corrective measures, obligation to disclose the security incident, the suspension of the processing of data to which the infraction refers for a maximum period of six months, extendable for an equal period, until the regularization of the processing activity by the controller, in case of recurrence, suspension of the exercise of the personal data processing activity to which refers to the infraction for a maximum period of six months, extendable for an equal period, in case of recurrence, temporary blocking and/or deletion of personal data, partial or total prohibition of the exercise of activities related to data processing, and a fine up to 2% of the revenue of the company, group or in Brazil in its last year, excluding taxes, up to the global amount of R$50.0 million per infraction. In addition, we may be liable for material, moral, individual or collective damages caused and be jointly and severally liable for material, moral, individual or collective damages caused by us and our subsidiaries, due to non-compliance with the obligations established by the LGPD. That or other circumstances related to our collection, use and transfer of personal data could cause a loss of reputation in the market or adversely affect our business.

Security incidents can result in misappropriation of our information and/or our customers’ information or affect our servers or operations, which can materially and adversely affect us. In the event of a security incident in our systems that results in leakage, misappropriation, loss or unauthorized access to personal data, deletion or modification of information about our customers, service blocking or other interruption of business operations, we may by subject to (i) the LGPD penalties abovementioned, (ii) damage to our reputation and cause us to lose existing or potential customers and strategic partnerships, and (iii) adverse effects on our business, impacting our operating and financial results. Any loss of intellectual property, trade secrets or other sensitive business information or the interruption of our operations may adversely affect our financial results and our reputation.

We may be exposed to cyberattacks, malicious software, crashes and other problems that may unexpectedly interfere with our operations and may result in interruptions, delays, loss of data or inability to operate, and failures in network security controls. Any interruption in our systems could have a material adverse effect on our business or generate financial losses.

The scope of data privacy and security regulations continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area may be likely within the jurisdictions in which we operate. Compliance with data privacy and security restrictions could increase the cost of our operations and failure to comply with such restrictions could subject us to criminal and civil sanctions as well as other penalties.

Changes in existing laws and regulations and/or the imposition of new laws, regulations, restrictions and/or other entry barriers may cause us to incur additional costs to comply with the more stringent rules and/or limit our ability to expand, which could slow down our product development efforts, limit our growth and development and have an adverse impact on our financial position.

We are subject to compliance with various laws and regulations relating to cosmetic products and general consumer protection and product safety in the jurisdictions in which we sell our products. These rules principally set out requirements for the composition, testing, labelling and packaging of our products. Failure to comply with these rules may result in the imposition of conditions on or the suspension of sales or seizure of our products, significant penalties or claims and, in some jurisdictions, criminal liability. In the event that the countries in which we sell our products increase the stringency of such laws and regulations, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers. In the event that any such change in law or regulations requires that we obtain a license or permit for our operations, we may be unable to obtain or, if obtained, maintain such license or permit, which may result in a temporary or permanent suspension of some or all of our business activities, which could disrupt our operations and adversely affect our business. Further, in the event that any jurisdiction in which we operate or plan to operate imposes any new laws, regulations, restrictions and/or other barriers to entry, our ability to expand may be thereby limited and our growth and development may be adversely affected.

Natura &Co Holding and its subsidiaries are subject to tax laws of numerous jurisdictions, and the interpretation of those laws is subject to challenge by the relevant governmental authorities.

Natura &Co Holding and its subsidiaries are subject to tax laws and regulations in Brazil, the United States and the numerous other jurisdictions in which Natura &Co Holding and its subsidiaries operate. These laws and regulations are inherently complex, and Natura &Co Holding and its subsidiaries will be obligated to make judgments and interpretations about the application of these laws and regulations to Natura &Co Holding and its subsidiaries and their operations and businesses. The interpretation and application of these laws and regulations could be challenged by the relevant governmental authorities, which could result in administrative or judicial procedures, actions or sanctions, which could be material.

Difficult market and geopolitical conditions can adversely affect our business in many ways, each of which could materially reduce our revenue, earnings and cash flow and adversely affect our financial prospects and condition.

We conduct a substantial part of our operations in Latin America, especially in Brazil and Mexico. Latin America has a total GDP of U.S.$5.8 trillion, approximately 641 million inhabitants, with an average GDP per capita of U.S.$9,024 and average real growth of nearly 3% per annum over the past 15 years. Brazilian GDP, in real terms, decreased 3.5% in 2015 and 3.3% in 2016, and increased 1.3%, 1.3% and 1.1% in 2017, 2018 and 2019, respectively. In the six months ended June 30, 2020, Brazilian GDP decreased by 5.3%. Similarly, Mexican GDP stagnated in 2019, according to the IMF and decreased by 6.6% in the six months ended June 30, 2020. Future developments in the Brazilian and Mexican economies (including the impact of the COVID-19 outbreak which has already adversely affected GDP growth in both these countries) may affect GDP growth rates and, consequently, the consumption of our products. As a result, these developments could impair our business strategies, results of operations and financial condition. For instance, the Brazilian economy has been characterized by frequent and occasionally extensive intervention by the Brazilian government and unstable economic cycles, which is expected to continue to occur in the future. Latin American governments’ modifications to laws and regulations according to political, social and economic interests have often involved, among other measures, increases or decreases in interest rates, changes in fiscal and tax policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import restrictions. We have no control over and cannot predict the measures or policies that the governments of the countries in which we operate may take in the future.

Our business, financial performance and results of operations may be adversely affected by changes in policy and regulations involving or affecting certain factors, such as:

•	inflation;

•	exchange rate movements;

•	exchange rate control policies;

•	interest rate fluctuations;

•	liquidity available in the domestic capital, credit and financial markets;

•	expansion or contraction of the Latin American economies, particularly Brazil and Mexico, as measured by rates of growth in GDP;

•	ports, customs and tax authorities’ strikes;

•	changes in transportation market regulations;

•	price increases of oil and other inputs;

•	price instabilities;

•	labor and social security regulation;

•	energy and water shortages and rationing;

•	fiscal policies; and

•	other economic, political, diplomatic and social developments in or affecting Brazil.

Instability resulting from any changes to policies or regulations that may affect these or other factors in the future may contribute to economic uncertainty in the countries in which we operate, particularly in Brazil, and intensify the volatility of Brazilian securities markets and securities issued abroad by Brazilian companies. The President of Brazil has the power to define the policies and actions of the Brazilian government in relation to the Brazilian economy and thereby affect the operations and financial performance of Brazilian companies, including our own. We cannot fully predict what impact political events and global and Brazilian macroeconomic developments may have on our business. In addition, as a result of the current political instability, there is considerable uncertainty as to future economic policies and we cannot predict which policies will be adopted by the Brazilian government and if these policies will adversely affect the economy, our business or our financial condition. The current political and economic instability has also led to a negative perception of the Brazilian economy and increased volatility in the Brazilian securities market, which may also have an adverse effect on our business. Any recurring economic instability and political uncertainty may adversely affect our business.

Inflation and government measures to curb inflation may adversely affect the economies and capital markets in some of the countries in where we operate, and as a result, harm our business and the trading price of our common shares.

In the past, high levels of inflation have adversely affected the economies and financial markets of some of the countries in which we operate, particularly Brazil and Argentina, and the ability of their governments to create conditions that stimulate or maintain economic growth. Moreover, governmental measures to curb inflation and speculation about possible future governmental measures have contributed to the negative economic impact of inflation and have created general economic uncertainty and heightened volatility in the capital markets.

In addition, certain countries in which we operate may be considered from time to time as highly inflationary under IFRS. We cannot assure you that this trend will continue. Inflationary pressures may lead governments to intervene in the economy, including through the implementation of government policies that may have an adverse effect on us and our clients, especially in a context of increased market volatility given the impacts of COVID-19, and any increase of such interest rates may negatively affect our profits and results of operations, thereby increasing the costs of financing our operations. If the countries in which we operate experience high inflation rates, we may not be able to adjust the prices of our products in order to compensate for the effects of inflation in our costs structure, which may have an adverse effect on us. High interest rates may impact our cost of obtaining loans and also the cost of indebtedness, resulting in an increase in our financial expenses. This increase may adversely affect our ability to pay our financial obligations, as it reduces our cash availability. Mismatches between contracted indexes for assets versus liabilities and/or high volatilities in interest rates may result in financial losses for us. We also have operational lease agreements with adjustment directly linked to inflation which could be materially and adversely affected if governments in the countries in which we operate are unable to contain the rise in inflation rates.

Exchange rate instability may have adverse effects on the economy of the countries in which we operate, us and the price of our securities.

Certain Latin American economies have experienced strong currency devaluations and shortages in foreign currency reserves and their respective governments have adopted restrictions on the ability to transfer funds out of the country and convert local currencies into U.S. dollars. This may increase our costs and limit our ability to convert local currency into U.S. dollars and transfer funds out of certain countries, including for the purchase of dollar-denominated inputs, the payment of dividends or the payment of interest or principal on our outstanding debt. In the event that any of our subsidiaries are unable to transfer funds to us due to currency restrictions, we are responsible for any resulting shortfall.

The Brazilian currency has been historically volatile and has been devalued frequently over the past three decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. The real/U.S. dollar exchange rate reported by the Brazilian Central Bank was R$3.308 per U.S. dollar on December 31, 2017, which reflected a 1.5% depreciation in the real during 2017. The real/U.S. dollar exchange rate reported by the Brazilian Central Bank was R$3.875 per U.S.$1.00 on December 31, 2018, which reflected a 17.1% depreciation in the real during 2018. The real/U.S. dollar exchange rate reported by the Brazilian Central Bank was R$4.031 per U.S.$1.00 on December 31, 2019, which reflected a 4.0% depreciation in the real during 2019. From January 1, 2020, to June 30, 2020, the real depreciated 35.8% against the U.S. dollar. As of June 30, 2020, the real/U.S. dollar exchange rate reported by the Brazilian Central Bank was R$5.476 to U.S.$1.00. There can be no assurance that the real will not again depreciate against the U.S. dollar or other currencies in the future.

Depreciation of the real relative to the U.S. dollar could result in additional inflationary pressures in Brazil, thereby leading to an increase in interest rates, limiting our access to foreign financial markets and weakening investor confidence in Brazil, and requiring the implementation of recessionary policies by the Brazilian federal government. On the other hand, the appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and the balance of payments and may dampen the country’s exports. Depending on the circumstances, either depreciation or appreciation of the real could materially and adversely affect the growth of the Brazilian economy and us.

Infrastructure and workforce deficiency in Latin America may impact economic growth and have a material adverse effect on us.

Our performance depends on the overall health and growth of the Latin American economy, especially in Brazil. Brazilian GDP growth has fluctuated over the past few years, with a contraction of 3.5% in 2016 and growth of 1.3% and 1.3% in 2017 and 2018, respectively, and a growth of 1.1% in 2019. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, the lack of a qualified labor force, and the lack of private and public investments in these areas, which limit productivity and efficiency. In addition, the growth and performance of the Brazilian economy may be impacted by other factors such as nationwide strikes, natural disasters or other disruptive events. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.

Developments and the perception of risk in other countries may adversely affect the economy of the countries in which we operate and the market price of Brazilian issuers’ securities.

The market value of securities of Brazilian issuers is affected by economic and market conditions in other countries, including the United States, European countries, and in other Latin American and emerging market countries. Although economic conditions in Europe and in the United States may differ significantly from economic conditions in Latin America, investors’ reactions to developments in these countries may have an adverse effect on the market value of securities of Brazilian issuers. Additionally, crises in other emerging market countries may diminish investor interest in securities of Brazilian issuers, including our securities. This could adversely affect the market price of our securities, restrict our access to capital markets and compromise our ability to finance our operations in the future on favorable terms, or at all.

In the first six months of 2020 and in 2019, 2018 and 2017, there was an increase in volatility in all Brazilian markets due to, among other factors, the impact of the COVID-19 pandemic (only for 2020 period) as well as uncertainties about how monetary policy adjustments in the United States would affect the international financial markets, the increasing risk aversion to emerging market countries, and uncertainties regarding Latin American and particularly Brazilian macroeconomic and political conditions. These uncertainties adversely affected us and the market value of our securities.

Any further downgrading of Brazil’s credit rating could reduce the trading price of our securities.

We may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors. Brazil’s sovereign credit rating is currently rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities issued by Brazilian companies have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of our securities to decline.

The uncertainty surrounding the UK’s decision to withdraw from the EU may adversely affect our business.

On June 23, 2016, the UK held a referendum in which voters approved an exit from the EU, commonly referred to as “Brexit.” As a result of the referendum, the UK parliament voted in March 2017 to trigger Article 50 of the Treaty on European Union, commencing the UK’s official withdrawal process from the EU and initiating negotiations with the EU in June 2017. In January 2020, the House of Commons (the first chamber of the UK parliament) approved the terms of an agreement with the EU to determine the future terms of the parties’ relationship, including the terms of trade between the UK and the EU and other nations, following the UK’s exit from the EU on January 31, 2020.

The terms of the agreement were approved by the House of Lords (the second chamber of the UK parliament) on January 23, 2020, meaning that the bill became law and the UK left the EU on January 31, 2020. A transition period, lasting until December 31, 2020, has now begun, during which the UK will continue to (i) be subject to EU rules and (ii) remain a member of the single market. While the agreement provides for the possibility of one or more extensions of this transition period for up to two additional years, the UK has currently ruled out any such extension. The EU and the UK will also continue to negotiate trading agreements and security cooperation during this period. An update on these negotiations is expected in the third quarter of 2020 and at this time we will know whether (i) a long-term deal has been agreed, (ii) the transition period will be extended or (iii) the transition period will end without a deal.

Our business in the UK and EU had contingency plans in place to mitigate any negative effects of a no-deal Brexit and, should the transition period end without a deal, departure from the EU in such a way they would reactivate such plans. However, in the longer term (2021 onwards) such a departure could adversely affect business activity, restrict the movement of capital and the mobility of personnel and goods, and otherwise impair political stability and economic conditions in the UK, the Eurozone, the EU and elsewhere. Any of these developments could have a material adverse effect on business activity in the UK, the eurozone, or the EU. Given that we conduct a substantial portion of our business in the EU and the UK, any of these developments could have a material adverse effect on our business, financial position, liquidity and results of operations or cash flows.

The uncertainty concerning the terms of the exit could also have a negative impact on the growth of the UK and/or EU economies and has already caused significant volatility in global stock markets and greater volatility in foreign currency exchange rates, including the pound sterling, euro and/or other currencies. Changes in foreign currency exchange rates may have a material effect on our net sales, financial condition, profitability and/or cash flows and may reduce the reported value of our operating results.

Changes to UK border and immigration policy could likewise occur as a result of Brexit, affecting our ability to recruit and retain employees from outside the UK and resulting in possible delays in transportation of goods and increased custom duties. While the full scope of implementation of the referendum decision is still unclear, companies exposed to or with operations in the UK, such as ours, may face significant regulatory changes as a result of Brexit implementation, and complying with such new regulatory mandates may prove challenging and costly.

Government reviews, inquiries, investigations, and actions could harm our business or reputation. In addition, from time to time we may conduct other investigations and reviews, the consequences of which could negatively impact our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be harmed by the results of such scrutiny. The regulatory environment with regard to direct selling in emerging and developing markets where we do business is evolving, and government officials in such locations often exercise broad discretion in deciding how to interpret and apply relevant regulations. From time to time, we may receive formal and informal inquiries from various government regulatory authorities about our business and compliance with local laws and regulations. In addition, from time to time, we may conduct investigations and reviews. The consequences of such government reviews, inquiries, investigations, and actions or such investigations and reviews may adversely impact our business, prospects, reputation, financial condition, liquidity, results of operations or cash flows.

Additionally, any determination that our operations or activities, or, where local law mandates, the activities of the representatives, including our licenses or permits, importing or exporting, or product testing or approvals are not, or were not, in compliance with existing laws or regulations could result in the imposition of substantial fines, civil and criminal penalties, interruptions of business, loss of supplier, vendor or other third-party relationship, termination of necessary licenses and permits, modification of business practices and compliance programs, equitable remedies, including disgorgement, injunctive relief and other sanctions that we may take against our personnel or that may be taken against us or our personnel. Other legal or regulatory proceedings, as well as government investigations, which often involve complex legal issues and are subject to uncertainties, may also follow as a consequence. Further, other countries in which we do business may initiate their own investigations and impose similar sanctions. These proceedings or investigations could be costly and burdensome to our management, and could adversely impact our business, prospects, reputation, financial condition, liquidity, results of operations or cash flows. Even if an inquiry or investigation does not result in any adverse determinations, it potentially could create negative publicity and give rise to third-party litigation or action.

If we do not successfully comply with laws and regulations designed to prevent governmental corruption in countries in which we sell our products, we could become subject to fines, penalties or other regulatory sanctions and our reputation, sales and profitability could suffer.

Doing business on a worldwide basis requires us to comply with the laws and regulations of various jurisdictions. In particular, our international operations are subject to anti-corruption laws and regulations, such as, among others, the U.S. Foreign Corrupt Practices Act, or the FCPA, the UK Bribery Act, Law No. 12,846/2013, or the Brazilian Anti-Corruption Law, Decree No. 8,420/2015, Decree-Law No. 2,848/1940, Law No. 8,429/1992, Law No. 9,613/1998, Law No. 12,813/2013, and economic and trade sanctions, including those administered by the United Nations, the European Union, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State.

The FCPA prohibits providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. We may deal with both governments and state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. The provisions of the U.K. Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Economic and trade sanctions restrict our transactions or dealings with certain sanctioned countries, territories and designated persons. Any breach thereof may have a material adverse effect on our business, including the acceleration of loans and financing.

As a result of doing business in foreign countries, including through partners and agents, we are exposed to a risk of violating anti-corruption laws and sanctions regulations. Some of the international locations in which we operate have developing legal systems and may have higher levels of corruption than more developed nations. Our continued expansion and worldwide operations, including in developing countries, its development of joint venture relationships worldwide and the employment of local agents in the countries in which we operate increases the risk of violations of anti-corruption laws and economic and trade sanctions. Violations of anti-corruption laws and economic and trade sanctions are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on our reputation and consequently on its ability to win future business.

The Brazilian Anti-Corruption Law imposes strict liability, on both the administrative and civil spheres, on companies for acts of corruption (such as (i) promising, offering or giving, directly or indirectly, any improper advantage to a public official or related party, (ii) financing, sponsoring, funding or in any way subsidizing the commission of illicit acts against the public administration and (iii) using of an intermediary to conceal or disguise the real interests or the identity of the beneficiaries of the illegal acts performed), fraud or manipulation of public tenders and government contracts; and interference with investigations or inspections by governmental authorities. Companies found liable under the Brazilian Anti-Corruption Law face fines of up to 20% of their gross revenue in the immediately preceding year or, if such annual gross revenue cannot be estimated, such fines may range from R$6 thousand to R$60 million.

Among other sanctions, the Brazilian Anti-Corruption Law also provides for the seizure of assets or benefits obtained illegally, the suspension or partial prohibition of operations, the compulsory dissolution of the entity and/or the prohibition to receive incentives, subsidies, donations or financing from the government or from government-controlled entities for up to five years. Other relevant laws applicable to corruption-related violations, such as the Brazilian Administrative Improbity Law (Law No. 8.492/92), also provide for penalties that include the prohibition to enter into government contracts for up to 10 years. The company sanctioned under the Brazilian Anti-Corruption Law and Administrative Improbity Law, among others, can also be included in a registry of sanctioned, suspended and impeded companies.

There can be no assurance that policies and procedures will be followed at all times or will effectively detect and prevent violations of the combined company’s ethical principles and of the applicable laws by one or more of our employees, consultants, agents, partners or any third parties acting in name, interest or benefit of the combined company and, as a result, we could be subject to sanctions and material adverse consequences on our business, reputation, financial condition and/or results of operations.

Risks Relating to the Natura &Co Holding Shares and ADSs

The market price of the ADSs may be volatile.

The Natura &Co Holding Shares are listed on the B3 and the ADSs on the NYSE. The market price of Natura &Co Holding Shares and ADSs may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Natura &Co Holding Shares and ADSs, regardless of Natura &Co Holding’s actual operating performance. Factors that could cause fluctuations in the price of Natura &Co Holding Shares and ADSs include:

•	actual or anticipated variations in quarterly operating results and the results of competitors;

•	changes in financial projections by Natura &Co, if any, or by any securities analysts that might cover ADSs;

•	conditions or trends in the industry, including regulatory changes or changes in the securities marketplace;

•	announcements by Natura &Co Holding or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Natura &Co Holding’s operations or lawsuits filed against it;

•	additions or departures of key personnel;

•	developments with respect to the COVID-19 pandemic in Brazil and globally; and

•	issuances or sales of Natura &Co Holding Shares or ADSs, including sales of shares by its directors and officers or its key investors.

Natura &Co Holding’s maintenance of two exchange listings may adversely affect liquidity in the market for Natura &Co Holding Shares and ADSs and result in pricing differentials between the two exchanges.

Natura &Co Holding Shares are listed on the B3 and the ADSs are listed on the NYSE. It is not possible to predict how trading will develop on such markets. The listing of Natura &Co Holding Shares and ADSs on two distinct exchanges may adversely affect the liquidity of such shares in one or both markets and may adversely affect the development of an active trading market for Natura &Co Holding Shares on the B3 or the ADSs on the NYSE. In addition, differences in the trading schedules, as well as the volatility in the exchange rate of the two trading currencies, may result in significantly different trading prices for Natura &Co Holding Shares and the ADSs.

Shareholders could be diluted in the future, which could also adversely affect the market price of Natura &Co Holding Shares and the ADSs.

It is possible that Natura &Co Holding may decide to offer additional Natura &Co Holding Shares or the ADSs in the future either to raise capital or for other purposes. If Natura &Co Holding shareholders do not take up such offer of Natura &Co Holding Shares or the ADSs or are not eligible to participate in such offering, their proportionate ownership and voting interests in Natura &Co would be reduced. An additional offering could have a material adverse effect on the market price of the ADSs.

Exchange controls and restrictions on remittances abroad may adversely affect holders of the ADSs.

Brazilian laws provide that whenever a serious imbalance in Brazil’s balance of payments exists or is anticipated, the Brazilian federal government may impose temporary restrictions on the repatriation by foreign investors of the proceeds of their investment in Brazil and on the conversion of Brazilian currency into foreign currency. For example, for six months in 1989 and early 1990, the Brazilian federal government restricted all fund transfers that were owed to foreign equity investors and held by the Brazilian Central Bank, in order to preserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with Brazilian federal government directives. Although the Brazilian federal government has never exercised such a prerogative since, we cannot guarantee that the Brazilian federal government will not take similar actions in the future.

Holders of Natura &Co Shares and ADSs may be adversely affected if the Brazilian federal government imposes restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and, as it has done in the past, on the conversion of the real into foreign currencies. These restrictions could hinder or prevent the conversion of dividends, distributions or the proceeds from any sale of shares, as the case may be, into U.S. dollars and the remittance of U.S. dollars abroad. We cannot assure that the government will not take this measure or similar measures in the future. Holders of the ADSs could be adversely affected by delays in, or a refusal to grant, any required governmental approval for conversion of real payments and remittances abroad in respect of the shares, including the shares underlying the ADSs. In such a case, The Bank of New York Mellon, or the “ADS Depositary,” will distribute reais or hold the reais it cannot convert for the account of the ADS holders who have not been paid.

Holders of the ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are organized under and are subject to the laws of Brazil, and all our directors and executive officers and our independent registered public accounting firm reside or are based in Brazil. Substantially all of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, our ADS holders may face greater difficulties in protecting their interests due to actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of the Natura &Co Holding Shares and ADSs.

Investments in securities, such as our common shares or ADSs, of issuers from emerging market countries, including Brazil, involve a higher degree of risk than investments in securities of issuers from more developed countries. The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States and other jurisdictions and may be regulated differently from the ways familiar to U.S. investors. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. Although any of the outstanding shares of a listed company may trade on a Brazilian stock exchange, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, governmental entities or one principal shareholder. These features may substantially limit the ability to sell the Natura &Co Holding Shares, including the Natura &Co Holding Shares underlying the ADSs, at a price and time at which holders wish to do so.

We cannot assure you that the market for ADSs will maintain sufficient levels of liquidity, which may undermine the selling of the shares and the shares underlying to the ADSs issued by our Company at the desired price or time.

Holders of the ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations than a U.S. company and holders of the ADSs may have fewer and less well-defined rights.

Holders of the ADSs are not direct shareholders of Natura &Co Holding and may be unable to enforce the rights of shareholders under our by-laws and Brazilian law, and holders of Natura &Co Holding Shares are generally required under our by-laws to resolve any disputes with us through arbitration. Our corporate affairs are governed by our by-laws and Brazilian law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, or elsewhere outside Brazil. Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may also be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of the ADSs at a potential disadvantage.

Holders of the ADSs do not have the same voting rights as our shareholders.

Holders of the ADSs do not have the same voting rights as holders of the Natura &Co Holding Shares. Holders of the ADSs are entitled to the contractual rights set forth for their benefit under the deposit agreement entered into by Natura &Co and the ADS Depositary prior to completion of the Transaction, or the Natura &Co Holding Deposit Agreement. ADS holders exercise voting rights by providing instructions to the ADS Depositary, as opposed to attending shareholders’ meetings or voting by other means available to shareholders. In practice, the ability of a holder of ADSs to instruct the ADS Depositary as to voting will depend on the timing and procedures for providing instructions to the ADS Depositary, either directly or through the holder’s custodian and clearing system.

Under the Natura &Co Holding Deposit Agreement, if you do not provide instructions to the ADS Depositary to vote, the ADS Depositary may give us a discretionary proxy to vote the Natura &Co Holding Shares underlying the ADSs at shareholders’ meetings if we have timely provided the ADS Depositary with notice of the meeting and related voting materials and (i) we have instructed the ADS Depositary that we wish a discretionary proxy to be given; (ii) we have informed the ADS Depositary that there is no substantial opposition as to a matter to be voted on at the meeting; and (iii) a matter to be voted on at the meeting would not have a material adverse impact on shareholders.

The effect of this discretionary proxy is that you cannot prevent the underlying Natura &Co Holding Shares represented by the ADSs from exercising voting rights, except under the circumstances described above. This may make it more difficult for holders to influence the management of the company. Holders of shares are not subject to this discretionary proxy.

Due to delays in notification to and by the ADS Depositary, the holders of the ADSs may not be able to give voting instructions to the ADS Depositary or to withdraw the Natura &Co Holding Shares underlying their ADSs to vote such shares in person or by proxy.

The ADS Depositary may not receive voting materials for Natura &Co Holding Shares represented by ADSs in time to ensure that holders of such ADSs can either instruct the ADS Depositary to vote the Natura &Co Holding Shares underlying their ADSs or withdraw such shares to vote them in person or by proxy.

In addition, the ADS Depositary’s liability to holders of ADSs for failing to execute voting instructions, or for the manner in which voting instructions are executed, will be limited by the deposit agreement for the ADSs. As a result, holders of ADSs may not be able to exercise their rights to give voting instructions, or to vote in person or by proxy, and may not have any recourse against the ADS Depositary or Natura &Co Holding if the Natura &Co Holding Shares underlying their ADSs are not voted as they have requested or if the Natura &Co Holding Shares underlying their ADSs cannot be voted.

An exchange of ADSs for shares risks the loss of certain foreign currency remittance advantages.

The ADSs benefit from the certificate of foreign capital registration, which permits the ADS Depositary to convert dividends and other distributions with respect to common shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for Natura &Co Holding Shares will then be entitled to rely on the ADS Depositary’s certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under CMN Resolution No. 4,373/2014, as amended, or CMN Resolution No. 4,373, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration. There can be no assurance that the certificate of registration of the ADS Depositary, or any certificate of foreign capital registration obtained by holders of ADSs, will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future.

Under Brazilian tax law, the disposition of Natura &Co Holding Shares will be subject to Brazilian tax and the disposition of ADSs may also be subject to Brazilian tax.

Brazilian Law No. 10,833/03 provides that gains on the disposition of assets located in Brazil by non-residents of Brazil, whether to other non-residents or to Brazilian residents, will be subject to Brazilian taxation.

The ADSs may be treated as assets located in Brazil for purposes of the law, and therefore gains on the disposition of ADSs by non-residents of Brazil may be subject to Brazilian taxation. Although the holders of ADSs outside Brazil may have grounds to assert that Law No. 10,833/03 does not apply to sales or other dispositions of ADSs, it is not possible to predict whether that understanding will ultimately prevail in the courts of Brazil given the general and unclear scope of Law No. 10,833/03 and the absence of judicial court rulings in respect thereof.

Natura &Co Holding Shares are expected to be treated as assets located in Brazil for purposes of the law, and gains on the disposition of Natura &Co Holding Shares, even by non-residents of Brazil, as a general rule, are expected to be subject to Brazilian taxation. Despite such general rule, capital gains assessed by foreign investors on the sale of the Natura &Co Holding Shares in the Brazilian stock exchange are currently exempt from taxation in Brazil, provided that (i) the investment in the Natura &Co Holding Shares are carried out pursuant to CMN Resolution No. 4,373 and (ii) the investor is not resident or domiciled in a tax haven jurisdiction.

Holders of the ADSs may not be able to exercise the preemptive rights relating to the Natura &Co Holding Shares.

Holders of the ADSs may not be able to exercise the preemptive rights relating to the Natura &Co Holding Shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares or other securities relating to these preemptive rights, and we cannot assure holders of the ADSs that we will file any such registration statement. Unless we file a registration statement or an exemption from registration applies, holders of the ADSs may receive only the net proceeds from the sale of their preemptive rights by the ADS Depositary or, if the preemptive rights cannot be sold, the rights will be allowed to lapse. For a more complete description of preemptive rights with respect to the common shares, see “Description of Our Shares and By-Laws—Preemptive Rights” in our registration statement on Form F-3 filed with the SEC on October 1, 2020.

Our future issuances of new securities may result in a dilution of our shareholders’ stake.

We may seek to raise additional capital in the future through public or private issuances of shares or securities convertible into shares. According to Article 172 of the Brazilian Corporation Law, we may not be required to grant preemptive rights to our shareholders in the event of a capital increase through a public offering of shares or securities convertible into shares, which may result in a dilution of our current shareholders’ stake in our company.

The holders of the Natura &Co Holding Shares (including the Natura &Co Holding Shares underlying the ADSs) may not receive dividends or interest on own capital.

According to our by-laws, our shareholders are entitled to receive a mandatory minimum annual dividend equal to 30% of our annual net profit, calculated and adjusted under the terms of the Brazilian Corporation Law. Our by-laws allow for the payment of intermediary dividends, to the retained earnings account or the existing earnings reserves in the last yearly or six-month balance, by means of the annual dividend. We may also pay interest on own capital, as described by Brazilian law. The intermediary dividends and the interest on own capital declared in each fiscal period may be imputed to the mandatory dividend that results from the fiscal period in which they are distributed. At the general shareholders’ meeting, shareholders may decide on the capitalization, on the offset of our losses or on the net profit retention, as provided for in the Brazilian Corporation Law, with the aforementioned net profit not being made available for the payment of dividends or interest on own capital.

In addition, Brazilian Corporate Law allows publicly held companies, like Natura &Co Holding, to suspend the required minimum distribution of dividends. The payment of dividends may be suspended if Natura &Co Holding’s management reports at an annual shareholders’ meeting that such distribution would be inadvisable in view of Natura &Co Holding’s financial condition and provided the shareholders at the annual general shareholders’ meeting with an opinion to that effect, which has been reviewed by Natura &Co Holding’s fiscal council, if installed. In addition, Natura &Co Holding’s management must submit a report to the CVM within five days following said meeting clarifying the reasoning for any such nonpayment. If the abovementioned occurs, holders of the Natura &Co Holding Shares (including the Natura &Co Holding Shares underlying the ADSs) may not receive dividends or interest on own capital.

Judgments of Brazilian courts with respect to our shares will be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the Natura &Co Holding Shares, we will not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Brazilian Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the ADSs.

As a foreign private issuer, we have different disclosure and other requirements than U.S. domestic registrants.

As a foreign private issuer under the Exchange Act, we may be subject to different disclosure and other requirements than U.S. domestic registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a U.S. domestic registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to U.S. domestic registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to U.S. domestic registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. rules which will permit us to follow Brazilian legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days following the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days following the end of each fiscal year. As a result of the above, even though we are required to make submissions on Form 6-K disclosing the information that we have made or are required to make public pursuant to Brazilian law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

Natura &Co Holding is a foreign private issuer and, as a result, in accordance with the listing requirements of the NYSE, we rely on certain home country governance practices from Brazil, rather than the corporate governance requirements of the NYSE.

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. The NYSE rules provide that foreign private issuers are permitted to follow home country practice in lieu of certain NYSE corporate governance standards. The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers. For instance, we are not required to:

•	have a majority of independent members on our board of directors (other than as may result from the requirements for audit committee member independence under the Exchange Act);

•	have a minimum of three independent members on our audit committee;

•	have a compensation committee or a nominating and corporate governance committee;

•	have regularly scheduled executive sessions of our board that consist of independent directors only; or

•

obtain shareholder approval prior to the issuance of common shares, or securities convertible into or exercisable for common shares (provided that such issuance does not exceed the authorized capital stock limit provided for in Natura &Co Holding’s by-laws).

As a foreign private issuer, we may follow our home country practice in Brazil in lieu of the above requirements. Therefore, the approach to governance adopted by our board of directors may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, our management oversight may be more limited than if we were subject to all of the NYSE corporate governance standards. Accordingly, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. See “Management—Principal Differences between Brazilian and U.S. Corporate Governance Practices.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after the deduction of estimated fees, commissions, taxes and other offering expenses payable by us, will be approximately R$5,994.6 million (or U.S.$1,062.7 million using the exchange rate as reported by the Brazilian Central Bank as of September 30, 2020 for reais into U.S. dollars of R$5.641 per U.S.$1.00). This estimate assumes (1) an offering price of R$51.13 per common share, which is the closing price per common share of Natura &Co Holding Shares as of September 30, 2020, and (2) that ADSs are offered in the international offering at two times that price, reflecting the ratio of two common shares per ADS, translated at an exchange rate of R$5.641 to U.S.$1.00 reported by the Brazilian Central Bank on September 30, 2020.

The net proceeds from this offering will be used to (1) support investments to accelerate our growth over the next three years as well as the execution of our 2030 Commitment to Life agenda, aimed at shaping the future in a more sustainable and inclusive way, primarily in the following strategic areas: (a) Avon integration and turnaround, focusing on a new commercial model, innovation and brand rejuvenation; (b) digitalization of the business by expanding social selling, including new features and services; (c) geographic opportunities leveraging existing footprint; and (d) 2030 Commitment to Life agenda, mainly related to Carbon net Zero Program, progressing in circularity of our packaging and ingredients and developing a more diverse and inclusive workforce while improving quality of life of our network; and (2) optimize our capital structure by accelerating deleveraging and reducing our U.S. dollar-denominated debt, and eliminating restrictive covenants, primarily through the repayment of secured notes due 2022 issued by our subsidiary Avon.

The following table sets forth the estimated percentages and values of the use of net proceeds from this offering:

	Estimated Net Proceeds		Estimated Percentage of Net Proceeds
	(in millions of U.S.$)(1)	(in millions of R$)	(in %)
Investments to accelerate growth	212.5	1,198.9	20%
Optimize our capital structure	850.2	4,795.7	80%

Total	1,062.7	5,994.6	100%

(1)

For convenience purposes only, amounts in reais as of September 30, 2020 have been translated to U.S. dollars at the exchange rate of R$5.641 to U.S.$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Exchange Rates” and “Presentation of Financial and Certain Other Information” for further information about recent fluctuations in exchange rates.

The use of net proceeds of this offering will be influenced by future market conditions in which we operate, as well as identified investment opportunities in addition to other factors that cannot be identified as of the date of this offering memorandum. Prior to the use of the net proceeds of this offering, we may in the ordinary course of business allocate the net proceeds to investments that we consider compatible with our investment policy in order to preserve our capital through high-liquidity investments, such as public bonds and fixed-income investment offered or issued by first-tier financial institutions, which may include the underwriters, the Brazilian placement agent and/or their respective affiliates.

In case the net proceeds of this offering are insufficient to fund the use of proceeds described above, we may reduce the allocation of net proceeds to the intended purposes. In case additional resources are necessary, we may seek to obtain such additional resources from third parties, including from financial institutions, by means of direct borrowings or financings, offerings of debt securities in local and international markets or another public offering of our shares. The method for obtaining such proceeds will be defined by us on the respective borrowing or financing date, also according to market conditions.

In addition to a positive impact on our equity situation and results, we believe that the use of net proceeds of this offering will result in an increase in operating activities, our equity value in an amount proportional to an increase in our revenue and operating results.

The use of net proceeds from this offering is based on our analysis, estimates and current perspectives on future events and trends. Changes in market conditions and the timing may require us to review the use of net proceeds from this offering in the future. Our use of the net proceeds of this offering depends on several factors of which we cannot guarantee will materialize, including, among others, the behavior of the markets in which we operate, our ability to carry on our business in the ordinary course, our ability to develop new business and/or enter into new projects under favorable conditions, our ability to obtain new financing and other factors under “Cautionary Statement Regarding Forward-Looking Statements.”

For more information on the effect of net proceeds received in this offering on our financial position, see “Capitalization.”

CAPITALIZATION

The table below sets forth our total capitalization (defined as non-current Borrowings, financing and debentures, lease and total shareholder’s equity) as of June 30, 2020, as follows:

•	historical financial information of Natura &Co, on an actual basis; and

•

as adjusted to reflect the (i) repurchase in an aggregate amount of U.S.$27.8 million (R$152.2 million using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00) of the Avon 6.95% senior notes due 2043, (ii) the issuance of new common shares due to the exercise of stock options granted to employees and management in the total aggregate amount of R$17.7 million and R$32.6 million on July 27, 2020 and September, 30 2020, respectively.

•

as further adjusted to give effect to the receipt of approximately R$5,994.6 million (U.S.$1,094.7 million (using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00)) in estimated net proceeds, considering an offering price of R$51.13 per common share and that ADSs are offered in the international offering at two times that price, reflecting the ratio of two common shares per ADS, translated at an exchange rate of R$5.641 to U.S.$1.00 reported by the Brazilian Central Bank on September 30, 2020, after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, and the use of proceeds therefrom (and assuming placement of all offered common shares and ADSs).

Investors should read this table in conjunction with our consolidated financial statements and the related notes included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement, with the sections of this prospectus supplement entitled “Selected Financial and Other Information,” with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co” in the Natura &Co Holding MD&A/Financials Form 6-K in the Natura &Co Holding MD&A/Financials Form 6-K and with other financial information contained in this prospectus supplement.

Consolidated	As of June 30, 2020
	Actual		As Adjusted(2)		As Further Adjusted(2)(3)
	(in U.S.$)(1)	(in R$)	(in U.S.$)(1)	(in R$)	(in U.S.$)(1)	(in R$)
	(in millions)
Noncurrent Borrowings, financing and debentures, excluding current portion	3,293	18,035	3,266	17,883	3,266	17,883
Noncurrent lease	553	3,026	553	3,026	553	3,026
Total shareholder’s equity	4,250	23,273	4,259	23,324	5,354	29,319

Total capitalization(3)(4)	8,096	44,334	8,078	44,233	9,172	50,228

(1)

For convenience purposes only, amounts in reais as of June 30, 2020 have been translated to U.S. dollars at the exchange rate of R$5.476 to U.S.$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Exchange Rates” and “Presentation of Financial and Certain Other Information” for further information about recent fluctuations in exchange rates.

(2)

As adjusted to reflect the (i) repurchase in an aggregate amount of U.S.$27.8 million (R$152.2 million using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00) of the Avon 6.95% senior notes due 2043, (ii) the issuance of new ordinary shares due to the exercise of stock options granted to employees and management in the total aggregate amount of R$17.7 million and R$32.6 million on July 27, 2020 and September, 30 2020, respectively.

(3)

As further adjusted to give effect to the receipt of approximately R$5,994.6 million (U.S.$1,094.7 million (using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00)) in estimated net proceeds, considering an offering price of R$51.13 per common share, after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, and the use of proceeds therefrom (and assuming placement of all offered common shares and ADSs). This estimate assumes (1) an offering price of R$51.13 per common share, which is the price per common share of Natura &Co Holding Shares as of September 30, 2020, and (2) that ADSs are offered in the international offering at two times that price, reflecting the ratio of two common shares per ADS, translated at an exchange rate of R$5.641 to U.S.$1.00 reported by the Brazilian Central Bank on September 30, 2020.
(3)	Each R.$.1.00 increase (decrease) in the offering price per common share or the ADS would increase (decrease) our total capitalization and shareholders’ equity by R$118.4 million.
(4)	Total capitalization consists of noncurrent Borrowings, financing and debentures (excluding current portion) plus noncurrent lease and total equity.

Other than as set forth above, there have been no material changes to our capitalization since June 30, 2020.

DIVIDENDS AND DIVIDEND POLICY

Our by-laws require that we distribute annually to Natura &Co Holding’s shareholders a mandatory minimum dividend, which we refer to as the mandatory dividend, equal to at least 30% of Natura &Co Holding’s net income after taxes, after certain deductions, including accumulated losses and any amounts allocated to employee and management participation, any amount allocated to Natura &Co Holding’s legal reserve, any amount allocated to the contingency reserve and any amount written off with respect to the contingency reserve accumulated in previous fiscal years, in each case in accordance with Brazilian law.

However, the Brazilian Corporation Law permits a company to suspend the mandatory distribution of dividends if its board of directors reports to the shareholders’ meeting that the distribution would be incompatible with the financial condition of the company, subject to approval by the shareholders’ meeting and review by the fiscal council. In addition, our management must submit a report to the CVM clarifying the reasoning for any such nonpayment. Net income not distributed due to such a suspension must be attributed to a separate reserve and, if not absorbed by subsequent losses, must be paid as dividends as soon as the financial situation of the company permits.

The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the requirements of the Brazilian Corporation Law. In addition, amounts arising from tax incentive benefits or rebates are appropriated to a separate capital reserve in accordance with the Brazilian Corporation Law. This investment incentive reserve is not normally available for distribution, although it can be used to absorb losses under certain circumstances, or be capitalized. Amounts appropriated to this reserve are not available for distribution as dividends.

The Brazilian Corporation Law permits a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders. In accordance with our by-laws, we may prepare financial statements semiannually or for shorter periods. Natura &Co Holding’s board of directors may declare a distribution of dividends based on the profits reported in semiannual financial statements. Natura &Co Holding’s board of directors may also declare a distribution of interim dividends or interest based on profits previously accumulated or in profits reserve, which are reported in such financial statements or in the last annual financial statement approved by resolution taken at a shareholders’ meeting. The board of directors may also declare dividends based on financial statements prepared for interim periods; provided that the total amount of dividends paid in each semester does not exceed the amounts accounted for in our capital reserve account set forth in paragraph 1 of Article 182 of the Brazilian Corporation Law and any dividends that fail to be claimed within a period of three years as of their payment due date will revert to Natura &Co Holding.

In general, Non-Resident Holders must register their equity investment with the Brazilian Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil. The common shares underlying the ADSs are held in Brazil by Itaú Unibanco S.A., also known as the custodian, as agent for the ADS Depositary, which is the registered owner on the records of the registrar for Natura &Co Holding’s shares.

Payments of cash dividends and distributions, if any, are made in reais to the custodian on behalf of the ADS Depositary, which then converts such proceeds into U.S. dollars and causes such U.S. dollars to be delivered to the ADS Depositary for distribution to holders of ADSs. In the event that the custodian is unable to convert immediately the foreign currency received as dividends into U.S. dollars, the amount of U.S. dollars payable to holders of ADSs may be adversely affected by devaluations of the Brazilian currency that occur before the dividends are converted. Under the Brazilian Corporation Law, dividends paid to Non-Resident Holders will not be subject to Brazilian withholding tax; however, it is not clear under Brazilian law whether such withholding income tax exemption is also applicable to dividends distributed to holders of ADSs abroad.

Brazilian law allows the payment of dividends solely in reais, limited to the unappropriated retained earnings in Natura &Co Holding’s financial statements prepared in accordance with IFRS.

Please refer to “Risk Factors—Risks Relating to the Natura &Co Holding Shares and ADSs—The holders of the Natura &Co Holding Shares (including the Natura &Co Holding Shares underlying the ADSs) may not receive dividends or interest on own capital.”

DILUTION

We have presented the dilution calculation below on the basis of Natura &Co’s net tangible book value as of June 30, 2020.

As of June 30, 2020, Natura &Co had a net tangible book value of R$(5,157.8) million, corresponding to a net tangible book value of R$(4.11) per share. Net tangible book value represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by 1,253,618,140, the total number of common shares outstanding as of June 30, 2020.

After giving effect to the sale of the common shares offered by us in the offering, including common shares represented by ADSs, and assuming an offering price of R$51.31 per common share, the closing price per common share as reported on the B3 on September 30, 2020 (and assuming that ADSs are offered in the global offering at twice of the U.S. dollar equivalent of that price, based upon the exchange rate of R$5.641 per US$1.00 reported by the Brazilian Central Bank on September 30, 2020, reflecting the ratio of two common shares per ADS), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value estimated as of June 30, 2020, would have been approximately R$836.6 million (using the exchange rate as reported by the Brazilian Central Bank as of September 30, 2020 for reais into U.S. dollars of R$5.641 per U.S.$1.00), representing R$0.61 per share or U.S.$ 0.22 per ADS. This represents an immediate increase in net tangible book value of R$4.72 per share or U.S.$ 1.67 per ADS to existing shareholders and an immediate dilution in net tangible book value of R$50.52 per share or U.S.$ 17.91 per ADS to new investors purchasing common shares or ADSs in this offering. Dilution for this purpose represents the difference between the price per common shares or ADSs paid by these purchasers and net tangible book value per common share or ADS immediately after the completion of the offering.

If you invest in our common shares, including shares represented by ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the as adjusted net tangible book value per common share after accounting for the issuance and sale of new common shares or ADSs in this offering.

The following table illustrates this dilution to new investors purchasing common shares or ADS in the offering.

	Per common share	Per ADS
	R$(*)	U.S.$
Price per common share and ADS	R$51.13	U.S.$18.13
Net tangible book value per common share or ADS as of June 30, 2020	R$(4.11)	U.S.$(1.46)
Increase in net tangible book value per common share or ADS attributable to new investors	R$4.72	U.S.$1.67
As adjusted net tangible book value per common share or ADS after the offering	R$0.61	U.S.$0.22
Dilution per common share or ADS to new investors	R$50.52	U.S.$17.91
Percentage of dilution in net tangible book value per common share or ADS for new investors	98.8%	98.8%

(*)	Using the exchange rate as reported by the Brazilian Central Bank as of September 30, 2020 for reais into U.S. dollars ofR$5.641 per U.S.$1.00.

Each R$1.00 increase (decrease) in the offering price per common share, would increase (decrease) the net tangible book value after this offering by R$0.48 per common share or U.S.$0.17 ADS and the dilution to investors in the offering by R$5.13 per common share or U.S.$1.82 ADS.

These amounts do not take into account the impact of (i) the repurchase in an aggregate amount of U.S.$27.8 million (R$152.2 million using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00) of the Avon 6.95% senior notes due 2043, and (ii) the issuance of new common shares due to the exercise of stock options granted to employees and management in the total amount of R$17.7 million and R$32.6 million on July 27, 2020 and September 30, 2020, respectively.

EXCHANGE RATES

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

Since 1999, the Brazilian Central Bank has allowed the real/U.S. dollar exchange rate to float freely, which resulted in increasing exchange rate volatility. Until early 2003, the real declined against the U.S. dollar. Between 2006 and 2008, the real strengthened against the U.S. dollar, except in the most severe periods of the global economic crisis. The real depreciated against the U.S. dollar from mid-2011 to early 2016 due to turmoil in international markets and the Brazilian macroeconomic outlook at the time. In particular, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real devalued at a rate that was much higher than in previous years. On September 24, 2015, the real fell to the lowest level since the introduction of the currency, at R$4.195 per U.S.$1.00. Overall in 2015, the real depreciated 45.0%, reaching R$3.905 per U.S.$1.00 on December 31, 2015. Beginning in early 2016 through the end of 2016, the real appreciated against the U.S. dollar, primarily as a result of Brazil’s changing political conditions. In 2017, 2018 and 2019 the real depreciated 1.5%, 17.1% and 4.0% against the U.S. dollar, respectively. On December 31, 2019, the exchange rate was R$4.031 per U.S.$1.00. On June 30, 2020, the exchange rate for the purchase of U.S. dollars as reported by the Brazilian Central Bank was R$5.476 per U.S.$1.00, a 35.8% depreciation of the real against the U.S. dollar in the first six months of 2020.

The Brazilian Central Bank has intervened in the foreign exchange market in the past to attempt to control instability in foreign exchange rates. We cannot predict whether the Brazilian Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market by reimplementing a currency band system or otherwise. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar and the real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that such measures will not be taken by the Brazilian government in the future.

The following tables set forth the exchange rate, expressed in reais per U.S. dollar (R$/U.S.$) for the periods indicated, as reported by the Brazilian Central Bank.

Year	Period-end	Average(1)	Low	High
2015	3.905	3.339	2.575	4.195
2016	3.259	3.483	3.119	4.156
2017	3.308	3.193	3.051	3.381
2018	3.875	3.656	3.139	4.188
2019	4.031	3.946	3.652	4.260

Month	Period-end	Average(2)	Low	High
December 2019	4.031	4.110	4.031	4.226
January 2020	4.270	4.149	4.021	4.270
February 2020	4.499	4.341	4.238	4.499
March 2020	5.199	4.884	4.488	5.199
April 2020	5.568	5.396	5.078	5.837
May 2020	5.426	5.643	5.299	5.937
June 2020	5.476	5.197	4.889	5.476
July 2020	5.203	5.280	5.111	5.529
August 2020	5.471	5.461	5.276	5.651
September 2020 (through September 30, 2020)	5.6365	5.3969	5.2485	5.6418

Source: Brazilian Central Bank.

(1)	Represents the average of the exchange rates on the closing of each day during the year.
(2)	Represents the average of the exchange rates on the closing of each day during the month.

MARKET INFORMATION

Our common shares are traded on the Novo Mercado listing segment of the B3 (under the ticker symbol “NTCO3”). The regulation of Brazilian securities markets that affects these securities is discussed below. In addition, ADSs representing our common shares have been listed and traded on the NYSE (under the ticker symbol “NTCO”) since January 6, 2020.

The table below sets forth, for the periods indicated and through the date of the delisting of the respective shares, the reported high and low closing sale prices in nominal reais for each common share for Natura Cosméticos and for each common share for Avon on the B3 and the NYSE, respectively, in each case not considering share prices adjusted by dividends. See “Exchange Rates” for information with respect to exchange rates applicable during the periods set forth below:

	Natura Cosméticos (B3)				Avon (NYSE)
	Reais per Common Share		U.S. Dollars per Common Share(1)		U.S. Dollars per Common Share
	High	Low	High	Low	High	Low
2015
Annual	16.71	9.40	6.50	2.28	9.39	2.50
2016
Annual	16.86	10.65	5.37	2.57	6.89	2.38
2017
Annual	17.73	11.24	5.70	3.43	5.93	1.87
2018
First Quarter	18.55	15.46	5.91	4.65	2.93	2.11
Second Quarter	18.90	14.80	5.15	3.85	2.92	1.48
Third Quarter	15.63	13.03	4.09	3.31	2.44	1.42
Fourth Quarter	22.50	13.77	5.81	3.42	2.18	1.43
Annual	22.50	13.03	5.91	3.31	2.93	1.42
2019
First Quarter	24.94	20.05	6.68	5.18	3.29	1.52
Second Quarter	30.75	21.93	7.78	5.55	4.03	2.60
Third Quarter	36.55	27.55	8.83	7.30	4.78	3.84
Fourth Quarter	39.85	30.20	9.76	7.40	5.79	4.10
Annual	39.85	20.05	9.76	5.18	5.79	1.52
2020
First Quarter	50.89	21.25	11.83	4.14	n.a.	n.a.
Second Quarter	42.34	23.19	8.43	4.43	n.a.	n.a.
Third Quarter (through September 25, 2020)	53.50	39.68	10.13	7.31	n.a.	n.a.

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

The table below sets forth, for the periods indicated from the commencement of trading of the Natura &Co Holding common shares and ADSs on January 3, 2020, the reported high and low closing sale prices for each common share and for each ADS on the B3 and the NYSE, respectively. See “Exchange Rates” for information with respect to exchange rates applicable during the periods set forth below:

	Natura &Co Holding Common Shares (B3)				Natura &Co ADSs (NYSE)
	Reais per Common Share		U.S. Dollars per Common Share(1)		U.S. Dollars per ADS
	High	Low	High	Low	High	Low
2020
First Quarter	50.89	21.25	11.83	4.14	23.49	8.34
Second Quarter	42.34	23.19	8.43	4.43	16.86	8.75
Most recent six months:
February 2020	50.89	44.98	11.80	10.10	23.49	19.96
March 2020	44.81	21.25	10.02	4.14	19.99	8.34
April 2020	36.32	23.19	6.71	4.43	13.39	8.75
May 2020	38.70	32.05	7.30	5.48	14.74	10.93
June 2020	42.34	37.91	8.43	7.04	16.86	14.03
July 2020	48.67	39.68	9.37	7.31	18.80	14.76
August 2020	51.43	45.84	9.54	8.46	18.89	16.77
September 2020 (through September 25, 2020)	53.50	48.70	10.13	9.01	20.25	17.83

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

Trading on the São Paulo Stock Exchange

Settlement of transactions conducted on the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão), or the B3, becomes effective two business days after the trade date. Delivery of, and payment for, shares is made through the facilities of separate clearinghouses for each exchange, which maintain accounts for member brokerage firms. The seller is ordinarily required to deliver the shares to the clearinghouse on the second business day following the trade date. The clearinghouse for the B3 is the Central Depositária of the B3.

In order to better control volatility, the B3 has adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of these stock exchanges fall below the limits of 10% and 15%, respectively, in relation to the index registered in the previous trading session.

The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States and other jurisdictions and may be regulated differently from the ways familiar to U.S. investors. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. Although any of the outstanding shares of a listed company may trade on a Brazilian stock exchange, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, governmental entities or one principal shareholder.

Trading on the B3 by non-residents of Brazil is subject to certain limitations under Brazilian foreign investment and tax legislation. For additional information, see “Taxation” and “—Exchange Controls.”

São Paulo Stock Exchange Corporate Governance Standards

The B3 has three main listing segments:

•	Level 1;

•	Level 2; and

•	Novo Mercado.

These listing segments have been designed for the trading of shares issued by companies that voluntarily undertake to abide by corporate governance practices and disclosure requirements in addition to those already required under the Brazilian Corporation Law and the rules of the CVM. The inclusion of a company in any of these listing segments requires adherence to a series of corporate governance rules. These rules are designed to increase shareholders’ rights and enhance the quality of information provided by Brazilian corporations.

As our common shares are listed on the Novo Mercado segment of the B3, in addition to the disclosure obligations imposed by the Brazilian Corporation Law and the CVM, we also must comply with the following additional disclosure requirements set forth by the Novo Mercado rules:

•

In 2000, the B3 introduced three special stock market segments for the trading of shares named, Level 1, Level 2 and the Novo Mercado, which were amended in April 2011 and October 2017. These stock market segments have the purpose of prompting public companies to (1) disclose information to the market and their shareholders in connection with their business in addition to the information required by law and (2) adopt corporate governance practices, such as best practices for management, transparency and protection of minority shareholders.

•

Our common shares are listed on the Novo Mercado. To have our shares listed on the Novo Mercado, we entered into the Novo Mercado Participation Agreement and our by-laws comply with the rules of the Novo Mercado. Companies listed on the Novo Mercado are voluntarily subject to stricter rules than those provided for under the Brazilian Corporate Law, such as requirements to, among others: (i) issue common shares only; (ii) ensure that shares of the issuer representing at least 25.0% of its total capital are effectively available for trading; (iii) agree to adopt and publish until April 2021 (1) a code of conduct that establishes the principles and values that guide the company, (2) an insider trading policy that applies, at a minimum, to the issuer, its controlling shareholder, the members of the board of directors and fiscal council, the executive management team and members of other corporate bodies that have a technical or consultative role as may be created from time to time by the company’s bylaws,(3) a related party transactions policy, (4) a risk management policy, (5) a compensation policy and (6) a policy that determines the criteria and the proceedings to nominate the management of the Company; (iv) agree to require the issuer, its shareholders, directors, and members of the fiscal council to resolve any and all disputes among them by arbitration before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), or CAM.

•

Moreover, the board of directors of companies listed on the Novo Mercado must consist of members elected at a shareholders’ meeting, with a term limited to two years, subject to reelection. At least two or 20.0% of the members of the board of directors, whichever is greatest, must be independent directors. Furthermore, the rules of the Novo Mercado do not permit the same individual to simultaneously hold the positions of chairman of the board of directors and chief executive officer (or comparable position).

•

In addition, all of the new members of the board of directors and all executive officers of companies listed on the Novo Mercado must execute an instrument of investiture agreeing with the submission to CAM, provided for in the Company’s by-laws. Companies listed on the Novo Mercado are required to, among other things: (i) conduct public tender offers for purchase of shares under certain circumstances, such as a delisting from the Novo Mercado; (ii) conduct offerings that will facilitate broad share ownership; and (iii) extend to all shareholders the same conditions given to the controlling shareholder by occasion of the sale of the share control of the company.

The following information must also be included in our formulário de referência within seven business days of the occurrence of the following events, among others:

•	change in management or of an audit committee member;

•	change in capital stock;

•	issuance of new securities even if for private subscription;

•	change in the rights of the securities issued;

•	change in direct or indirect holdings by controlling shareholders or variations in their share positions equal to or greater than 5% of the same types or class of stocks of the issuer;

•

when any natural or legal person, or a group of persons representing the same interest, has a direct or indirect share that is equal to or higher than 5% of the same type or class of stocks of the issuer, provided that the issuer is aware of such change;

•

any change in the share position held by the persons mentioned in the two preceding items, in an amount greater than 5% of the same types or class of stocks of the issuer, provided that the issuer is aware of such change;

•	merger, merger of shares, or spin-off;

•	change in the projections or estimates or disclosure of new projections or estimates;

•

execution, amendment or termination of a shareholders’ agreement filed at the company’s headquarters or to which the controlling shareholder is party that provides for the exercise of voting rights or the control of the company; and

•	bankruptcy, judicial recovery, liquidation or court approval of an extrajudicial recovery.

Additionally, pursuant to the Novo Mercado rules, we must, by December 10 of each year, publicly disclose and send to the B3 an annual calendar with a schedule of our corporate events. In case the company intends to modify subsequently the date of any event, the calendar must be updated previously to such event.

Exchange Controls

Investors who are non-residents in Brazil must register their investment in shares under Law No. 4,131, or CMN Resolution No. 4,373, and CVM Instruction No. 560 of March 27, 2015 (as amended).

CMN Resolution No. 4,373 affords favorable tax treatment to foreign investors who are not residents in a low or nil tax jurisdiction, as defined by Brazilian tax laws (please refer to “Taxation” for further discussion on the concept of a low or nil tax jurisdiction under Brazilian law).

Under CMN Resolution No. 4,373, investors who are non-residents in Brazil may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. CMN Resolution No. 4,373 covers investors who are individuals, companies, mutual funds and other collective investment entities domiciled or headquartered outside of Brazil. Under CMN Resolution No. 4,373, an investor under this category must:

•

appoint one or more representatives in Brazil, which must be a financial institution duly authorized by the Brazilian Central Bank to receive service of process related to any action regarding financial and capital markets legislation, among others;

•	obtain a taxpayer identification number from the Brazilian tax authorities;

•	appoint one or more authorized custodians in Brazil for its investments, who must be duly authorized by the CVM; and

•	through its representative or representatives, register as a foreign investor with the CVM and register its investments with the Brazilian Central Bank.

In addition, an investor operating under the provisions of CMN Resolution No. 4,373 must be registered with the Brazilian internal revenue service pursuant to its Normative Ruling No. 1,863/2018. This registration process is undertaken by the investor’s legal representative in Brazil.

Securities and other financial assets held by non-Brazilian investors pursuant to CMN Resolution No. 4,373 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Brazilian Central Bank or the CVM. In addition, securities trading is restricted to transactions carried out in the stock exchanges or through organized over-the-counter markets licensed by the CVM, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will.

Non-Brazilian investors may also invest directly under Law No. 4,131 and may sell their shares in both private and open market transactions, but these investors are subject to less favorable tax treatment on gains than Resolution No. 4,373 investors. A non-Brazilian direct investor under Law No. 4,131 must:

•	register as a foreign direct investor with the Brazilian Central Bank;

•	obtain a Brazilian identification number from the Brazilian tax authorities;

•	appoint a tax representative in Brazil; and

•	appoint a representative in Brazil for service of process in respect of suits based on the Brazilian Corporate Law.

If a holder of ADSs decides to exchange ADSs for the underlying common shares, the holder will be entitled to (i) sell the common shares on the B3 and rely on the depositary’s electronic registration for five business days from the date of exchange to obtain and remit U.S. dollars abroad upon the holder’s sale of our common shares, (ii) convert its investment into a foreign portfolio investment under CMN Resolution No. 4,373, or (iii) convert its investment into a foreign direct investment under Law No. 4,131.

If a holder of ADSs wishes to convert its investment into either a foreign portfolio investment under CMN Resolution No. 4,373 or a foreign direct investment under Law No. 4,131, they should begin the process of obtaining foreign investor registration with the Brazilian Central Bank or with the CVM, as the case may be, in advance of exchanging the ADSs for common shares.

The custodian is authorized to update the depositary’s electronic registration to reflect conversions of ADSs into foreign portfolio investments under CMN Resolution No. 4,373. If a holder of ADSs elects to convert its ADSs into a foreign direct investment under Law No. 4,131, the conversion will be effected by the Brazilian Central Bank after receipt of an electronic request from the custodian with details of the transaction.

If a foreign direct investor under Law No. 4,131 wishes to deposit their shares into the ADR program in exchange for the ADSs, such holder will be required to present to the custodian evidence of payment of capital gains taxes. The conversion will be effected by the Brazilian Central Bank after receipt of an electronic request from the custodian with details of the transaction. Please refer to “Taxation” for a description of the tax consequences to an investor residing outside Brazil of investing in our common shares in Brazil.

For additional information on Brazilian tax consequences of investing in our common shares, see “Taxation.”

SELECTED FINANCIAL AND OTHER INFORMATION

Natura &Co

The following tables set forth summary historical consolidated financial and other data of Natura &Co for the periods indicated and have been derived from (i) unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained above, included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement; and (ii) the audited consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 and the related notes thereto of Natura &Co, using the predecessor method of accounting, as explained above, included in Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

The information presented below for the periods ending prior to January 1, 2020 does not reflect our acquisition of Avon, which closed on January 3, 2020. Accordingly, the comparability of our financial information for periods starting on or after January 1, 2020 with periods ending prior to January 1, 2020 is limited. See “Presentation of Financial and Certain Other Information—Financial Statements” and “Presentation of Financial and Certain Other Information—The Transaction.”

The following information is presented in millions of Brazilian reais, unless otherwise specified, and is presented in accordance with the measurements and principles of IFRS.

The following information should be read in conjunction with the sections of this prospectus supplement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co” in the Natura &Co Holding MD&A/Financials Form 6-K and “Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 2019” in the Natura &Co Holding MD&A/Financials Form 6-K and the interim and annual consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference into this this prospectus supplement. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Natura &Co—Statement of Income

	For the Six Months Ended June 30,			For the Fiscal Year Ended December 31,
	2020(1)(2)	2020(2)	2019(3)	2019(3)(4)	2018(3)	2017(3)	2016(3)	2015(3)
	(in millions of U.S.$)	(in millions of R$)
Net revenue	2,649	14,505	6,319	14,445	13,397	9,853	7,913	7,899
Cost of sales	(959)	(5,254)	(1,774)	(4,033)	(3,783)	(2,911)	(2,447)	(2,416)

Gross profit	1,690	9,251	4,545	10,412	9,614	6,942	5,466	5,483
Selling, marketing and logistics expenses	(1,178)	(6,449)	(2,875)	(6,396)	(5,829)	(3,965)	(3,337)	(3,021)
Administrative, research and development, technology and other projects	(475)	(2,604)	(1,104)	(2,406)	(2,251)	(1,536)	(1,101)	(1,272)
Impairment losses on trade receivables	(83)	(453)	(118)	(210)	(238)	(234)	—	—
Other operating (expenses) income, net	(51)	(278)	22	(49)	(39)	152	54	66

Operating (loss) profit before financial result	(97)	(533)	470	1,351	1,257	1,359	1,082	1,256
Financial income	406	2,226	792	1,956	2,056	604	1,073	1,927
Financial expenses	(497)	(2,722)	(1,162)	(2,796)	(2,640)	(992)	(1,729)	(2,309)
Taxes on formation of the Company	—	—	—	(207)	—	—	—	—

Net income (loss) before income tax and social contribution	(188)	(1,029)	100	304	673	971	426	874
Income tax and social contribution	(26)	(140)	(31)	(149)	(125)	(301)	(119)	(353)

Net income (loss) from continuing operations	(214)	(1,168)	69	155	548	670	307	521

Discontinued operations(5)
Net loss from discontinued operations	(9)	(49)	—	—	—	—	—	—
Net (loss) income for the period	(222)	(1,217)	69	155	548	670	307	521
Attributable to:
Controlling shareholders of the company	(221)	(1,209)	69	155	548	670	296	513

Noncontrolling shareholders	(1)	(8)	—	—	—	—	11	8

	(222)	(1,217)	69	155	548	670	307	521
Basic earnings (loss) per share—R$ (unless otherwise indicated)	(0.1861)	(1.0190)	0.0804	0.1796	0.6335	0.7743	0.6895	1.1934
Diluted earnings (loss) per share—R$ (unless otherwise indicated)	(0.1861)	(1.0190)	0.0800	0.1779	0.6324	0.7731	0.6875	1.1928

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

(2)	Includes Avon’s results starting January 3, 2020.
(3)	Does not include results for Avon.
(4)

As of January 1, 2019, we adopted IFRS 16, which introduced a single lessee model of accounting for leases on the lessee’s balance sheet. IFRS 16 standards are effective for annual periods beginning after January 1, 2019 and change the recognition, measurement, presentation and disclosure of leases. It requires lessees to record all leases on the balance sheet with exemptions available for low value and short-term leases. Under IFRS 16, leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use. Lease liability represent the future lease payments are allocated to the liability. The finance cost is charged to profit or loss over the term. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term. Given our option to use the modified retrospective method of adoption, our 2018 and 2017 comparative information has not been restated and is reported under IAS 17 and IFRIC 4.

(5)

Relates to Avon’s discontinued operations. See note 3, Discontinued Operations and, Assets and Liabilities Held for Sale, to Avon’s consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference into this prospectus supplement.

Natura &Co—Balance Sheet

	As of June 30,		As of December 31,
	2020(1)(2)	2020(2)	2019(3)	2018	2017	2016	2015
	(in millions of U.S.$)	(in millions of R$)
Assets
Cash and cash equivalents & short-term investments	1,350	7,390	5,539	2,430	3,670	2,299	2,784
Trade receivables	483	2,645	1,686	1,692	1,508	1,052	909
Inventories	818	4,481	1,431	1,365	1,244	836	964
Other current assets(4)	465	2,549	774	969	634	615	1,362

Total current assets	3,116	17,065	9,430	6,456	7,056	4,802	6,019
Other noncurrent assets(5)	1,175	6,436	2,284	1,736	1,149	1,100	807
Property, plant and equipment	977	5,351	1,774	2,237	2,277	1,735	1,752
Intangible assets	5,192	28,431	5,076	4,951	4,476	784	817
Right-of-use assets	696	3,810	2,620	—	—	—	—

Total noncurrent assets	8,040	44,028	11,754	8,924	7,902	3,619	3,376

Total assets	11,156	61,093	21,184	15,380	14,958	8,421	9,395

Liabilities
Borrowings, financing, lease and debentures	678	3,712	3,896	1,182	4,077	1,764	2,161
Trade and other payables	1,043	5,710	1,830	1,737	1,554	815	803
Other current liabilities(6)	628	3,442	1,792	1,648	1,282	1,598	1,609

Total current liabilities	2,349	12,864	7,518	4,567	6,913	4,177	4,573
Borrowings, financing, lease and debentures	3,846	21,061	9,408	7,259	5,255	2,626	3,374
Other noncurrent liabilities(7)	711	3,894	896	980	1,155	622	370

Total noncurrent liabilities	4,557	24,956	10,304	8,239	6,410	3,248	3,744

Total shareholders’ equity	4,250	23,273	3,362	2,574	1,635	996	1,078

Total liabilities and shareholders’ equity	11,156	61,093	21,184	15,380	14,958	8,421	9,395

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “Exchange Rates” for further information about exchange rates.

(2)	Includes Avon.
(3)

As of January 1, 2019, we adopted IFRS 16, which introduced a single lessee model of accounting for leases on the lessee’s balance sheet. IFRS 16 standards are effective for annual periods beginning after January 1, 2019 and change the recognition, measurement, presentation and disclosure of leases. It requires lessees to record all leases on the balance sheet with exemptions available for low value and short-term leases. Under IFRS 16, leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use. Lease liability represent the future lease payments are allocated to the liability. The finance cost is charged to profit or loss over the term. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term. Given our option to use the modified retrospective method of adoption, our 2018 and 2017 comparative information has not been restated and is reported under IAS 17 and IFRIC 4.

(4)

As of June 30, 2020, the Other current assets includes Recoverable taxes, Income tax and social contribution, Derivative financial instruments, Other current assets and Assets non-current available for sale.

(5)

As June 30, 2020, the Other noncurrent assets includes Recoverable taxes, Income tax and social contribution, Judicial Deposits, Derivative financial instruments, short-term investments and other noncurrent assets.

(6)

As of June 30, 2020, the Other current Liabilities includes Payroll, profit sharing and social charges, Tax liabilities, Income tax and social contribution, Dividends and interest on shareholders’ equity payable, Derivative financial instruments, Provision for tax, civil and labor risks and other current liabilities.

(7)

As of June 30, 2020 the Other Noncurrent Liabilities includes Payroll, profit sharing and social charges, Tax liabilities, Deferred income tax and social contribution, Provision for tax, civil and labor risks and other noncurrent liabilities.

Avon

The following tables set forth summary historical consolidated financial and other data of Avon for the periods indicated and have been derived from the annual consolidated financial statements of Avon as of December 31, 2019 and 2018 for each of the three years period ended December 31, 2019, included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

The following information is presented in millions (except for per share data) of U.S. dollars, unless otherwise specified, and is presented in accordance with U.S. GAAP.

The following information should be read in conjunction with the sections of this prospectus supplement entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon” in the Avon MD&A/Financials Form 6-K and “Unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 2019” in the Natura &Co Holding MD&A/Financials Form 6-K and Avon’s annual consolidated financial statements and notes thereto included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement. Historical results for any period are not necessarily indicative of results to be expected for any future period.

	For the Fiscal Year Ended December 31,
	2019	2018	2017
	(in millions of U.S.$, unless otherwise indicated)
Statement of Operations Data:
Total revenue(1)	4,763.2	5,571.3	5,715.6
Operating profit(2)	125.6	235.2	281.3
Income (loss) from continuing operations, net of tax(2)	35.3	(21.8)	20.0
Cash dividends per share (in U.S.$)	0.02	—	—

(1)

Certain Brazil indirect taxes in the years ended December 31, 2019 and 2018 impact the comparability of Avon’s revenue. See note 19 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for more information.

(2)

A number of items, shown below, impact the comparability of Avon’s operating profit and income (loss) from continuing operations, net of tax. See notes 19, 17, 14, 15, 1, 20, 3, 8 and 10 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon—Segment Review—South Latin America” in the Avon MD&A/Financials Form 6-K and “—Results Of Operations—Consolidated” for more information on these items.

	For the Fiscal Year Ended December 31,
	2019(*)	2018(*)	2017(*)
	(in millions of U.S.$, unless otherwise indicated)
Impact on Operating Profit:
Certain Brazil indirect taxes(3)	67.7	168.4	—
Costs to implement restructuring initiatives(4)	(139.3)	(180.5)	(60.2)
Other expenses(5)	(64.3)	—	—
Loss contingency(6)	—	—	(18.2)
Asset impairment and other charges(7)	(10.1)	(4.0)	—

(*)	In addition to the items impacting operating profit identified above, income from continuing operations, net of tax during 2019 was impacted by:

•

a gain on sale of U.S.$50.1 million primarily relating to a privately held company that was majority-owned and managed by an affiliate of Cerberus, or New Avon, U.S.$26.8 million before and after tax; Rye Office, U.S.$9.9 million before and after tax; Malaysia Maxim, U.S.$3.3 million before tax (U.S.$3 million after tax); and China Manufacturing, U.S.$10.3 million before tax (U.S.$8.2 million after tax).

In addition to the items impacting operating profit identified above, loss from continuing operations, net of tax during 2018 was impacted by:

•

one-time tax reserves of approximately U.S.$18 million associated with Avon’s uncertain tax positions and an expense of approximately U.S.$3 million associated with the ownership transfer of certain operational assets within the consolidated group.

In addition to the items impacting operating profit identified above, income from continuing operations, net of tax during 2017 was impacted by:

•

a U.S.$29.9 million net tax benefit recognized as a result of the enactment of the Tax Cuts and Jobs Act in the U.S., a release of valuation allowances of U.S.$25.5 million associated with a number of markets in Europe, Middle East & Africa as a result of a business model change related to moving the Company’s headquarters from the U.S. to the UK, and a U.S.$10.4 million benefit as a result of a favorable court decision in Brazil, partially offset by a charge of U.S.$16.0 million associated with valuation allowances to adjust deferred tax assets in Mexico.

See notes 1, 8 and 10 to Avon’s audited consolidated financial statements, included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement.

(3)

2019 includes the impact of certain Brazil indirect taxes, which were recorded in product sales and other income (expense), net in the amounts of approximately U.S.$68 million and approximately U.S.$51 million, respectively, in Avon’s consolidated income statements. See note 21, Supplemental Balance Sheet information, to Avon’s audited consolidated financial statements contained herein for further information. 2018 included the impact of the Brazil IPI tax release, which was recorded in product sales and other income (expense), net in the amounts of approximately U.S.$168 million and approximately U.S.$27 million, respectively, in Avon’s audited consolidated financial statements. See note 19 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for further information.

(4)

During all periods presented, Avon’s operating profit and operating margin was negatively impacted by costs to implement restructuring initiatives. Refer to note 17 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information.

(5)

During 2019, Avon’s operating profit and operating margin were negatively impacted by a charge of U.S.$64.3 million incurred in relation to the Transaction, primarily professional fees, and impairment losses on assets. See note 23 to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avon—Agreement and Merger with Natura Cosméticos S.A.” in the Avon MD&A/Financials Form 6-K for further information.

(6)

During 2017, Avon’s operating profit and operating margin were negatively impacted by a charge of U.S.$18.2 million for a loss contingency related to a non-U.S. pension plan, for which an amendment to the plan that occurred in a prior year may not have been appropriately implemented. See note 14, Employee Benefit Plans to Avon’s audited consolidated financial statements included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information.

(7)

During 2019, Avon’s operating profit and operating margin were negatively impacted by a non-cash impairment charge of U.S.$10.1 million (U.S.$7.2 million after tax). This was related to manufacturing assets in Brazil of U.S.$8.4 million (U.S.$5.5 million after tax), software in Avon’s corporate function of U.S.$1.2 million (before and after tax) and a write-off in Hungary of U.S.$0.5 million (before and after tax). During 2018, Avon’s operating profit and operating margin were negatively impacted by a non-cash impairment charge of U.S.$4 million (U.S.$3.6 million after tax) related to CTI manufacturing equipment.

	Consolidated balance sheet data
	2019 (*)	2018 (*)	2017 (*)
	(in millions of U.S.$)
Balance Sheet Data:
Total assets	3,086.3	3,010.0	3,697.9
Debt maturing within one year	1.8	12.0	25.7
Long-term debt	1,590.4	1,581.6	1,872.2
Total debt	1,592.2	1,593.6	1,897.9
Total shareholders’ (deficit) equity	(983.8)	(896.8)	(714.7)

(*)

Information derived from Avon’s audited Consolidated financial statement included in the Avon MD&A/Financials Form 6-K and incorporated by reference this prospectus supplement for additional information.

Unaudited Pro Forma Condensed Statement of Income

For information on Unaudited Pro Forma Condensed Statement of Income, see the section of the Natura &Co Holding MD&A/Financials Form 6-K entitled “Unaudited Pro Forma Condensed Statement of Income.”

INDUSTRY

Introduction to Beauty and Personal Care Market

The beauty and personal care market amounted to U.S.$500 billion globally in the fiscal year ended December 31, 2019, according to Euromonitor International, with a current annual growth rate of 4.5% CAGR since 2014. The beauty and personal care market is composed of fragrances, hair care, men’s grooming, skin care, and other cosmetics and personal care items.

Source: Euromonitor International Limited, Beauty and Personal Care 2020, retail value sales, including taxes, U.S. dollars fixed exchange rates, current 2019 terms.

Our leadership as the fourth-largest pure play beauty and personal care company in the world is shown by our 1.4% global market share for Natura &Co according to data compilation by Natura &Co based on Euromonitor International, with significant room for expansion. According to a data compilation by Natura &Co based on Euromonitor International, by adding the market share of Natura &Co and Avon, we have 2.4% global market share in 2019. We are present in emerging markets such as Asia and Latin America, which combined represent approximately 47% of the global retail value in 2019, according to Euromonitor International (Euromonitor International Limited, Beauty & Personal Care 2020, Market Sizes, retail value sales, including taxes, current terms in U.S. dollars, based on fixed exchange rates), leading us to a unique position to capture significant growth in the short term.

Asia Pacific is the most relevant region in the world with its massive consumption of beauty and personal care products totaling 35% of global sales, whereas 52% is concentrated in North America, Western Europe and Latin America together, according to Euromonitor International. Aesop derived approximately 45% of its revenues from Asia operations in the last 12 months ended June 30, 2020. Asia Pacific is driving growth in the global market and has also been a source of innovation in the space, with relevant research and development activity mostly focused on natural products and/or no animal testing.

The beauty and personal care market in Latin America is continuously expanding, with an annual growth of 4.0% in current terms from 2014 to 2019, according to Euromonitor International. The region experiences distinct regional trends for certain categories and countries, under Brazil and Mexico leadership, together representing 64% of the Latin American market in the year ended December 31, 2019, according to Euromonitor International.

Beauty segment growth, which is mostly driven by consumer spending, is a result of the increase in middle-income-class purchasing power, and women empowerment, with the growing female labor force enhancing beauty products expenditure. As these movements gradually increase in developing economies, Latin American countries are well positioned to experience and capture the expansion of beauty and personal care sales.

Source: Graph 1: Euromonitor International Limited, Beauty & Personal Care 2020, Market Sizes, retail value sales, including taxes, current terms in U.S. dollars, based on fixed exchange rates.

Graph 2: Euromonitor International Limited, Beauty & Personal Care 2020, Distribution, retail value sales, including taxes, current terms in U.S. dollars, based on year-on-year exchange rates.

Natura &Co is the second largest player in Latin America with a 7.8% market share in 2019, based on Euromonitor International (Euromonitor International Limited, Beauty & Personal Care 2020, Company Shares, retail value sales, including taxes, U.S. dollars fixed exchange rates, current 2019 terms). Natura &Co and Avon combined rank first in Latin America with 11.8% market share in 2019, according to Natura &Co own calculations by adding the market shares of Natura &Co Avon from Euromonitor data. Under this criterion, we also rank first in in key categories in the region such as fragrances* with 22.2%, in body care with 24.3%, color cosmetics with 15.7% and in skin care with 18.1%, in 2019.

*	market share on fragrances: Natura &Co’s own estimates based on Euromonitor data and Company internal data.

The direct sales distribution model is strong in Latin American countries where the Natura and Avon brands are present because of adherence to the commercial model adopted in the region. While direct selling represents only 8.6% of total global sales, in 2019, according to Euromonitor International, the average penetration in Latin America is 3.0x higher. Brazil, the most relevant country in the region, has a 26.8% distribution of beauty and personal care through direct sales, with runner-up countries not far behind, and Colombia ahead with 29.2%, according to Euromonitor International.

Beauty and Personal Care Market in Brazil

The Brazilian beauty and personal care market is the fourth largest in the world, only after the U.S., China and Japan, representing a total addressable market of R$116.8 billion in the fiscal year ended December 31, 2019, according to Euromonitor International. As a sizeable market with geographic and demographic diversity, Brazil presents an opportunity for players to test different products, income targets and channels with its 211 million potential customers, according to IBGE for Census 2020.

The beauty and personal care market has posted a 3.2% current CAGR in the country since 2014, mostly driven by fragrances and the aggregation of men’s grooming segments with an 8.7% and 6.1% CAGR in the period, respectively. Whereas these segments are expected to continue gaining shares for the following years, there are four main categories that together represent 64.2% of the market, namely fragrances, hair care, skin care and deodorants, with significant presence of men’s grooming aggregation within these main categories. The chart entitled “Beauty and Personal Care Market in Brazil” presents an overview of the country’s market based on data from Euromonitor International.

Source: Euromonitor International Limited, Beauty & Personal Care 2020, Market Sizes, retail value sales, including taxes, current terms in U.S. dollars, based on fixed exchange rates.

According to Euromonitor International, the total addressable market should reach almost R$141 billion by 2024, representing a 3.8% current CAGR from 2019 to 2024. In spite of a challenging year in 2020 as a result of the COVID-19 pandemic, with an overall decline in real terms sales, the market should return to positive growth not only in 2021, but for the entire forecasted period. According to Euromonitor International, as a result of its global relevance, the Brazilian market is still extremely fragmented, with numerous small players operating at a specific spectrum of the beauty and personal care environment.

More than five decades of experience in Brazil has allowed us to have a deep knowledge of customer expectations, supplier quality, technology and market competition, which is essential to success given the country’s diversity. It is also important to highlight that industry knowledge and scale are important in the beauty and personal care market in Brazil, as the country is the fifth largest in the world by total area, with extremely different regions in terms of demographics demanding customized product lines, pricing and channels.

Natura &Co is the largest player in Brazil with a 11.9% market share in 2019, based on Euromonitor International. According to a data compilation by Natura &Co based on Euromonitor International data, by adding the market shares from Natura &Co and Avon, we have 16.0% market share in Brazil in 2019. The chart “Beauty and Personal Care Market Share in Brazil” provides an overview of market shares in the sector and the breakdown for our most relevant categories. We have an undisputed leadership in skin care, ranking first among players with more than 20% market share in 2019. According to a data compilation by Natura &Co based on Euromonitor International data, Natura &Co and Avon together account for almost 30% market share in skin care in 2019. Natura &Co brands also rank second in fragrances, which is the most relevant category within beauty and personal care in Brazil with a 23.8% share in 2019, according to Euromonitor International (Euromonitor International Limited, Beauty & Personal Care 2020, Company Shares, retail value sales, including taxes, U.S. dollars fixed exchange rates, current 2019 terms). According to a data compilation by Natura &Co based on Euromonitor International data, Natura &Co and Avon together account for more than 28% market share in fragrances in 2019, by combining fragrances and baby and child specific toiletries, a category in which Natura &Co has an important part of its fragrances. Natura &Co and Avon combined also rank first in color cosmetics in Brazil with 21.7% of market share, according to data compilation by Natura &Co based on Euromonitor data, by adding the market shares of Natura &Co and Avon.

Source: Data compilation by Natura &Co based on Euromonitor International Limited, Beauty and Personal Care 2020, retail value sales, including taxes, current terms, local currency. Fragrances Market Share includes baby and child specific toiletries, a category in which Natura &Co has an important part of its fragrances.

Men’s Grooming is the aggregation of men’s shaving products (pre- and post- shave products, razors and blades), men’s toiletries (bath and shower, deodorants, skin and hair care products) and men’s fragrances.

Our direct selling platform underscored by Natura and Avon brand success puts us in a unique position to capture the continuous growth in the region, a R$44.6 billion market opportunity in 2019. Direct selling is extremely attractive to Brazilians, as a relevant source of income and empowerment for consultants combined with a culture of social interactions with family, friends and neighbors.

We believe that direct selling is complementary to bricks and mortar, and that consumers will continue to seek sales in the channel due to a combination of convenience, pricing and shopping experience. Considering only the beauty and personal care segment, direct selling penetration has gained share over the last few years, reaching 26.8% in retail value sales in 2019, according to Euromonitor International.

Source: Graph 1: Euromonitor International Limited, Retailing 2020, retail value sales, including taxes, current terms, local currency.

Graph 2: Euromonitor International Limited, Beauty & Personal Care 2020, Distribution, retail value sales, including taxes, current terms, local currency.

Disclaimer: Market share refers to data compilation by Natura &Co combining Natura &Co and Avon market shares, based on Euromonitor International Limited, Beauty and Personal Care 2020, retail value sales, including taxes, current terms, local currency.

BUSINESS

The financial and operating data presented in this section for periods ending prior to January 1, 2020 does not include Avon as our acquisition of Avon was completed on January 3, 2020.

Overview

We are purpose-driven group made up of four iconic beauty companies: Natura, The Body Shop, Aesop and Avon. We are united in the belief that there is a better way of living and doing business, and committed to generating positive economic, social and environmental impact. We are the fourth-largest pure play beauty group in the world with a 2.4% global market share as of 2019 as a result of our sizeable operations in Asia Pacific, Europe, North America, Oceania and Latin America considering data compilation by Natura &Co based on Euromonitor International data and internal estimates by Natura &Co using other sources.

We are a global direct-to-consumer beauty company with approximately 6.8 million consultants (net of overlapping available consultants and representatives shared by Natura and Avon) as of June 30, 2020, 1.8 million consultants for Natura and approximately 5.4 million representatives for Avon and approximately 3,700 owned and franchised stores as of June 30, 2020. We have strong presence in emerging markets, as well as parts of Europe and Asia. We are present in more than 100 countries, in 2019 we employed more than 40,000 employees and associates and served more than 200 million consumers. Our vast expertise in the development, manufacture, distribution and resale of cosmetics, fragrances and personal care products has established our differentiated value proposition to customers and reinforced our leadership in the global beauty segment.

In addition to our global footprint, we have an undisputed leadership in the Latin American beauty and personal care market. Our ability to reach a broad universe of customers through our omni-channel and multi-brand operations results in an 7.7% market share in the region and 11.9% in Brazil as of 2019 based on Euromonitor International data (Beauty and Personal Care 2020, Natura umbrella brand retail value sales, including taxes, U.S. dollars fixed exchange rates, current 2019 terms). According to a data compilation by Natura &Co based on Euromonitor International data, by adding the market shares of Natura &Co and Avon in Brazil and in Latin America, Natura &Co and Avon, together, account for 11.8% market share in the region and 16% in Brazil in 2019. We have a strong footprint and leadership in Latin America which forms a backbone for our internationalization. We intend to leverage Avon’s footprint to grow Natura in the nine countries in Latin America where among our brands, only Avon is currently present. These countries are Ecuador, Guatemala, El Salvador, Costa Rica, Uruguay, Panamá, Paraguay, Honduras, Dominican Republic, which represent 8.7% of the U.S.$62 billion beauty and personal care market in Latin America.

Our track record of more than 50 years of expertise in the segment started with the launch of Natura in 1969 as a direct selling beauty and personal care brand. After our subsequent expansion to Latin America and the first store opening outside Brazil in 2006, we realized the opportunity to expand our business to other geographies and revisited our strategy to focus on internationalization and inorganic growth opportunities.

In 2016, we acquired 100% of Aesop (following the purchase of an initial 65% stake in 2013), a luxury cosmetics company founded in Australia, and in 2017, we acquired The Body Shop, founded in the UK. In May 2019, we announced the historic agreement for the acquisition of Avon. This 134-year-old company, which created the direct selling model in cosmetics and is one of the best-known brands on the planet, helped us to expand our reach to 102 million customers in 78 countries. In addition to countless new business opportunities, we now have the chance to further extend the causes that we advocate—including the campaign against domestic violence, promoting women’s rights and celebrating the invaluable role women have in the construction of society.

Below, we further detail each of our brands:

•	Natura: Founded in 1969 in São Paulo (Brazil), Natura is among the world’s 10 largest direct sales companies. Under this brand, the majority of our products are natural in origin, crafted from ingredients from the biodiversity in Brazil and distributed predominantly through direct sales by our consultants and focused on the intermediary market segment, which we refer to as the “masstige” market. We also operate through e-commerce and have an expanded network of owned physical stores, with 59 stores in Brazil and nine abroad (in the United States, France, Malaysia, Argentina and Chile) and more than 400 franchise stores as of June 30, 2020.

•

Avon: Incorporated in 1916 in New York (United States), with operations since 1886, Avon is a global manufacturer and marketer of beauty and related products. Under this brand, our products are distributed predominantly through direct sales by our representatives for beauty, fashion and home segments focused on mass markets.

•

The Body Shop: Founded in 1976 in Brighton (United Kingdom), The Body Shop is a developer, distributor and seller of naturally inspired beauty products, makeup and skin care. Under this brand, we distribute and sell our products based on a franchise distribution model and through our owned shops, home sales, and e-commerce present in 73 countries, outlets, travel retail and third-party franchised channels, and the products are available in major markets. The Body Shop is focused on the masstige intermediary market segment. As of June 30, 2020, we had 2,826 stores.

•

Aesop: Founded in 1987 in Melbourne (Australia), Aesop is a luxury cosmetics brand, with a unique portfolio of skin care and hair products, among others. Under this brand, our products are distributed predominantly through signature stores with unique designs, department stores and e-commerce in 23 countries directly and four countries through distributors. As of June 30, 2020, we had 247 signature stores and 92 counters in department stores.

We believe that the combination of these four unique brands allows us to offer a portfolio with strong synergies and cover a broad range of quality products, based on natural ingredients. We supply product categories for both women and men, including skin care products for face and body, hair care and treatment products, cosmetics, fragrances, bath, sunscreen, oral hygiene, and baby and child care.

We believe our brands are among the most recognized in the cosmetics, fragrances and toiletries industry. Our combined businesses consolidate our strong position in body care and also further strengthen our unique value proposition for fragrance.

Natura &Co’s purpose, beliefs and aspiration have been important in our growth and in the development of our strong reputation. We expect that our purpose will also drive our growth in the future. Our brands share the same mission and similar values, with strong belief in ethics, commitment to sustainability and scientific and social innovation. This vision helps us attract and retain our extensive channels of distribution and promote a corporate culture that produces innovative marketing concepts and products, increasing the attractiveness of our products.

We have consolidated our multi-channel, direct to consumer model with a recent acceleration in the online channel through e-commerce across all our four brands and in digital social selling, especially across our Natura and Avon brands. Our relationship with consultants and representatives, who sell Natura and Avon products in Brazil and Latin America, is based on more than simple operations, since we seek to ensure that our business objectives also promote the human and social development of our network, through education, digital inclusion and access to health, creating a strong value proposition.

We have also improved our digital sales and e-commerce platform. In the three months ended June 30, 2020, Natura &Co experienced an acceleration in digital social selling and e-commerce, growing approximately 220% as compared to the same period of the prior year, in constant currency, (including an increase of approximately 150% for Natura and Avon on a combined basis, 430% for Aesop and 230% for The Body Shop, in constant currency). Sales via representatives sharing e-brochures more than doubled at Avon globally in the three months ended June 30, 2020 as compared to the same period of 2019 and in the UK e-brochure sales were up more than 600% in the same period, where 70% of representatives were accessing digital platforms. In addition, Avon International experienced a threefold increase in sales effected through its digital brochure when compared to the same period of 2019. At Natura, content sharing grew by more than 70%, the number of orders tripled and the number of consultant’s online stores increased by 65% in the three months ended June 30, 2020 when compared to the same period of 2019.

We believe that our strategy has been successfully translated into growth in the past two years. We recorded a 21.1% compound annual growth rate between 2017 and 2019, without taking our acquisition of Avon into account. This growth positions us as having the highest historical revenue growth along beauty and personal care publicly listed companies in the past two fiscal years in reported currency, as shown in the chart below.

The combination with Avon is expected result in annual recurring synergies, which we actually raised from our initial target, including new revenue synergies at Natura &Co Latam and cost synergies at Avon International. We expect these synergies to come from four key areas, mainly in Latin America: sourcing, manufacturing and distribution, administrative and revenues. We estimate the synergies to be fully achieved in five years and estimate we will incur non-recurring costs in connection with these synergies each year within the same period. The synergies are expected to enable investments across the group, in three strategic areas: digital and e-commerce, research and development and brand initiatives.

Our distinctive corporate culture, which values our relationships with our customers, our consultants, our suppliers and others, underscores our commitment to generate positive economic, social and environmental impact. For instance, in 2019, we contributed to the conservation of 1.8 million hectares in the Amazon, a region in which we maintain relations with over 5,000 families in supplier communities.

We believe that our strong brand recognition, combined with our comprehensive product offering through a singular multichannel approach, has driven our significant growth, allowing us to cement our leadership across the global beauty and personal care market.

Our Strengths

We are a purpose-driven group that aims to nurture beauty and relationships for a better way of living and doing business.

Our four brands form a group focused on creating value through five key drivers:

•

Multibrand mode: We have various brands that offer a wide range of products, which target different types of consumers, from low-end to high-end, on a global level. The model allows us to conduct our business in a unique way, maintaining an agile and decentralized business model that balances autonomy with interdependence.

•

Leveraging group scale: Group synergies may be achieved in procurement, scale and other initiatives. We created three networks of excellence (in our approaches to digital, retail and sustainability), which enable the dissemination of best practices.

•	Strong corporate governance: Our strong corporate governance and experienced leadership also reflect the strength of our group to operate globally and promote sustainable long-term value.

•

Omnichannel growth across the globe: We believe we can unlock growth synergies and also rebalance the global footprint by leveraging our existing operations. There is space to grow in different sales channels.

•

Innovation and sustainability: We seek to innovate and develop a unique and complementary brand portfolio with best practices shared between the four brands, such as the passion for connecting people and communities in sustainable relations, and living up to the highest standard of social, environmental and economic impact.

The quality of our relationships with our consultants and representatives, clients, employees, communities and suppliers is one of our strongest advantages. We believe the high value we place on these relationships, as well as our commitment to social responsibility and sustainable development, have contributed to making our group a respected global beauty company.

We offer products which we believe to be of a high quality, and which are linked to concepts that reflect our values. We believe this increases the attractiveness of our goods and encourages customers to be loyal to our brands.

Our Strategy

Our objective is to be viewed by our consumers, consultants, representatives, employees, suppliers, shareholders and other businesses as synonymous with quality, integrity, innovation and socially conscious business practices. We are engaged in maintaining a permanent process that guides us in accomplishing our financial, social and environmental goals.

Our strategy seeks to optimize our performance, while prioritizing important values, such as sustainable development, fair trade and human well-being, and is composed of the following:

•

Multibrand model: We have developed a multibrand model company that pursues synergic business growth on a global scale by offering innovative and sustainable products through multiple sales channels. Our brands have an international presence and complementary expertise and are present in diverse market segments.

•

Integrated corporate structure: Our corporate structure is integrated with a limited number of hierarchical levels, which we believe promotes collaboration among our strategic areas of digital, sustainability and retail by sharing best practices and building joint action forces among the executives of these areas.

•	Global procurement: We believe that our global procurement organization strategy benefits from our scale by enabling us to negotiate with suppliers from a better position.

•	Multi-channel: We operate via multiple channels and we intend to increase this throughout 2020 by accelerating our growth in digital platforms, as well as our brands’ geographical expansion.

We have different strategic opportunities for each of our brands, including, but not limited to: a successful integration of Natura &Co and Avon; expanding multichannel presence and accelerating the business’s digital transformation for Natura; increasing penetration in markets across the globe, in Asia, notably China (a fast growing premium beauty market), Japan (the third largest beauty market) and Malaysia, and the United States (the largest beauty market in the world), and also to other markets leveraging Avon’s footprint to expand both Natura and The Body Shop brands in key markets over time; launching innovative products for Aesop; and rejuvenating the brand, optimizing retail operations and improving operational efficiency for The Body Shop.

In 2021, we plan to set up a legal entity in China, map opportunities to register products in partnership with Cruelty Free International to ensure that our stand against animal testing is protected, launch an experience center there in which to generate demand for our products prior to launching retail operations, and to also roll out our digital and social selling model there. In Japan, we intend to leverage the acquisition of a franchisee to strengthen the presence of The Body Shop and Aesop by opening new stores in key metropolitan areas. In Malaysia we are piloting an omnichannel market entry strategy under the Natura brand. We launched Natura’s digital platform globally in 2020 with a focus on social selling launched globally in 2020, and we intend to leverage the existing platform (The Body Shop franchisee) for market entry and replicate this model in other markets. We also believe there are opportunities for omnichannel expansion of The Body Shop’s at-home sales from the third quarter of 2020 across all states in the U.S. with a focus on social selling and the leveraging thereof across other sales channels by leveraging our social selling expertise to drive growth.

Building on the post-lockdown momentum, Natura &Co has experienced growth, supported by digital sales performance which continue to grow despite the reopening of brick-and-mortar stores across various markets, the performance of the Natura brand, the expansion of The Body Shop’s and Aesop’s multi-channel platforms, the turnaround of Avon Latam and the strengthening of fundamentals at Avon International.

History

Our company traces its roots to 1969, when Antonio Luiz da Cunha Seabra joined forces with Jean Pierre Berjeaut and founded Indústria e Comércio de Cosméticos JeBerjeaut Ltda., whose name was changed to Natura Indústria in January 1970. From the beginning, we have believed that cosmetics are not simply consumer goods, but something that can also positively influence a person’s well-being. By 1974, Mr. Seabra had determined that the direct sales distribution model would optimize our reach.

On May 21, 2004, Natura Cosméticos obtained its registration as a public company from the CVM. We completed our initial public offering on May 26, 2004, and our shares became traded in the Novo Mercado listing segment of the B3. In July 2009, we held a secondary share offering and the interest held by the same controlling shareholders decreased to approximately 60%.

On December 20, 2012, we entered into an agreement for the acquisition, subject to conditions precedent, of 65% of Emeis Holdings Pty Ltd., an Australian manufacturer and retailer of premium cosmetics and beauty products sold under the Aesop brand, with operations in Oceania, Asia, Europe, Brazil and North America. In the following years, we continued to acquire, through our subsidiary Natura Cosmetics Australia Pty Ltd., new shares from noncontrolling shareholders of Emeis Holdings Pty Ltd. As of the date of this prospectus supplement, we hold 100% of the capital stock of Emeis Holdings Pty Ltd.

On February 26, 2017, Natura incorporated Natura Comercial Ltda. in order to operate our Natura retail business through our owned stores, providing more agility and autonomy for the business.

On September 7, 2017, through our subsidiary Natura (Brasil) International B.V., and following receipt of the necessary approvals (including from antitrust authorities in the United States and Brazil), we completed the acquisition of 100% of the issued share capital of The Body Shop International plc (the former name of The Body Shop International Limited) from L’Oréal S.A. for an enterprise value of €1.0 billion. We financed this acquisition through the issuance of R$3,700.0 million promissory notes, offered to the public in Brazil, maturing on February 19, 2018. For more information, see “Management’s Discussion and Analysis of Financial

Condition and Results of Operations of Natura &Co—Liquidity and Capital Resources—Main Financing Agreements—Promissory Notes” in the Natura &Co Holding MD&A/Financials Form 6-K. The acquisition of The Body Shop added more than 3,000 stores and two distribution centers as of September 30, 2017 to our existing fixed assets, as well as one brand to our portfolio. On the date of acquisition, The Body Shop International plc (the former name of The Body Shop International Limited) recorded £122 million in liabilities in connection with related party transactions, which were partially settled through the purchase price.

On February 1, 2018, we issued debt securities in the international market maturing on February 1, 2023, raising U.S.$750 million in resources, which were used to settle the promissory notes issued for The Body Shop acquisition. In addition, we conducted the eighth issuance of bonds, not convertible into shares, in the amount of R$1.4 billion on February 14, 2018. Concomitant to the issuance of debt securities in the international market, the company entered into derivative financial instruments (swaps) in order to hedge against the exchange rate fluctuations to which both the main contract and the interest payable are exposed to as the securities mature.

On January 21, 2019, Natura &Co Holding was incorporated under the laws of Brazil.

On May 22, 2019, we entered into the Merger Agreement in order to perform the Transaction. As a result of the Corporate Restructuring completed on December 17, 2019 and the completion of the Transaction on January 3, 2020, Natura &Co Holding is the parent company of Natura and Avon. For further information on the Corporate Restructuring and Transaction, see “Presentation of Financial and Certain Other Information—The Transaction” and note 1 to our audited consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement. Avon’s business is not consolidated or reflected in our consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement.

On July 17, 2019, “Natura Holding S.A.” changed its name to “Natura &Co Holding S.A.” and approved its Related Parties Transaction Policy, Code of Conduct, Risk Management Policy, Compensation Policy, Nomination Policy, Information Disclosure and Securities Trading Policy, the Internal Regulation of the Board of Directors and the Internal Regulation of the Audit, Risk Management and Finance Committee, as required by the Novo Mercado Rules. The Information Disclosure and Securities Trading Policy was amended on February 2, 2020.

On September 17, 2019, Natura Cosméticos convened and held an extraordinary general meeting at which Natura Cosméticos’ shareholders approved the capitalization of R$1,242.165 million out of profit reserves (reservas de lucros) with the distribution of bonus shares to Natura Cosméticos shareholders in an amount equal to one Natura Cosméticos bonus share per each Natura Cosméticos share held. As a result, the capital stock of Natura Cosméticos S.A. was increased by R$1,242.165 million, to R$1,711.138 million, and the number of common shares of Natura Cosméticos S.A. was increased by 432,571,228 new bonus shares to 865,142,456 shares.

On November 13, 2019, the controlling shareholders of Natura Cosméticos contributed to Natura &Co Holding shares corresponding to approximately 57.3% of Natura Cosméticos’ capital. On November 13, 2019, all of the Natura Cosméticos shares held by the noncontrolling shareholders and not previously held by Natura &Co Holding were contributed to Natura &Co Holding in exchange for shares of Natura &Co Holding, and Natura Cosméticos became a wholly owned subsidiary of Natura &Co Holding (collectively referred to as the “Corporate Restructuring”). This contribution became effective on December 17, 2019.

On January 3, 2020, following receipt of all required corporate and regulatory approvals, the Transaction was consummated, and Natura and Avon became wholly owned subsidiaries of Natura &Co Holding. On such date, each share of common stock, par value U.S.$0.25 per share, of Avon issued and outstanding immediately prior to the consummation of the Transaction (other than as provided in the Merger Agreement) was automatically converted into the ultimate right to receive, at the election of the holder thereof, (i) 0.300 validly issued and allotted, fully paid-up ADSs against the deposit of two Natura &Co Holding Shares, and any cash in lieu of fractional ADSs or (ii) 0.600 validly issued and allotted, fully paid-up Natura &Co Holding Shares, and any cash in lieu of fractional Natura &Co Holding Shares (subject, in each case, to the terms and conditions of the Merger Agreement). Accordingly, throughout this section we present certain information on Avon’s business and operations as of December 31, 2019, as such business and operations are, as of the date of this prospectus supplement, part of Natura &Co Holding’s business (although they are not consolidated in our financial statements as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019, 2018 and 2017 included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement).

On February 6, 2020, our board of directors approved our share repurchase program. The repurchase program covered the period from February 6, 2020 to August 7, 2021 and contemplated repurchases of our own shares, including shares represented by ADSs, of up to 1,114,460 shares (up to 0.093828926% of the total shares issued by the Company and up to 0.166152334% of the Company’s outstanding shares as of February 6, 2020). The repurchase program was discontinued on February 18, 2020 as the Company had by then repurchased all the shares which it was authorized to repurchase under the repurchase program. The shares repurchased may be used to meet the Company’s obligations from potential exercises of the Company’s restricted share programs and stock options, and may also be held in treasury, disposed of or canceled in accordance with applicable law.

On June 30, 2020, our board of directors approved a capital increase to R$6.9 billion, represented by 1,251,392,669 common shares, all registered, book-entry and with no par value, as a result of (i) the exercise of options to purchase shares in the amount of R$1.2 million with the issuance of 84,898 common shares pursuant to our existing long-term incentive plans at certain issuance prices per share and (ii) a private subscription in the amount of R$2.0 billion with the issuance of 62,500,000 common shares at the issuance price of R$32.00 per share. Our current share capital was validated by our shareholders at the extraordinary meeting held on August 27, 2020 and by a meeting of our board of directors held on September 30, 2020. For further information, see “Description of Our Shares and By-Laws—Capital Stock” included in our registration statement on Form F-3 filed with the SEC on October 1, 2020.

Cyber incident

In June 2020, Avon became aware that it was exposed to a cyber-incident in its information technology environment which interrupted some systems and partially affected operations. Avon engaged a leading cyber security firm to perform a forensic investigation of this incident. While the investigation is ongoing, Avon’s management has concluded that controls related to Avon’s IT environment have not been designed and/or operated effectively to prevent access and changes to Avon’s IT systems supporting financial information processing. Although Avon received no indication that the accuracy and completeness of any financial information was impacted as a result of the incident and Avon has performed extensive procedures to validate such accuracy and completeness, Avon believes that, if the incident had gone differently, it could have potentially resulted in a material impact to Avon’s financial statements, which leads to the conclusion that the magnitude of these control deficiencies represent a material weakness in Avon’s IT general controls as of June 30, 2020.

As of the date of this prospectus supplement, Avon has re-established all of its core business processes and resumed operations in all of its markets, including all of its distribution centers. We continue to investigate and evaluate the extent of the cyber incident, while working diligently to mitigate its impacts and re-evaluate Avon’s information technology, or IT systems, general controls.

The cyber incident had a significant impact on Avon’s revenue performance for the second quarter of 2020, with the majority of the impact (approximately U.S.$82 million in sales, or R$450 million, converted to U.S. dollars using the exchange rate as of June 30, 2020 of R$5.4750 for U.S.$1.00) being shifted to the third quarter of 2020 as Avon fulfils the order backlog created. The incremental expense incurred as a result of the cyber incident in the second quarter of 2020 was not material. See “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—Our subsidiary Avon was the target of a cybersecurity incident which disrupted its systems” and see “Business—Internal Compliance and Risk Management—Internal Controls and Deficiencies.”

Corporate Information

Natura &Co Holding was incorporated on January 21, 2019 under the laws of Brazil as a corporation (sociedade anônima) of indefinite term, enrolled with the Brazilian taxpayers’ registry (Cadastro Nacional de Pessoas Jurídicas – CNPJ) under No. 32.785.497/0001-97. On July 17, 2019, Natura Holding S.A. changed its name to Natura &Co Holding S.A. and has the legal status of a sociedade por ações, or a stock corporation, under the Brazilian Corporation Law.

Natura &Co Holding’s registered office and principal executive offices are located in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil (telephone: +55 (11) 4446-4200). Our principal website is https://ri.naturaeco.com/en/. In addition, the SEC maintains a website at www.sec.gov that contains information filed by us electronically. The information contained on our website, any website mentioned in this prospectus supplement or any website directly or indirectly linked to these websites, is not part of, and is not incorporated by reference in, this prospectus supplement and you should not rely on such information.

The Natura &Co Holding Shares are traded on the Novo Mercado listing segment of the B3 (under the ticker symbol “NTCO3”), and the ADSs are traded on the NYSE (under the ticker symbol “NTCO”).

Organizational Structure

The following chart shows our current corporate structure:

Our Operations

Overview

We believe we have a balanced business model with complementary brands, channels and a broad global footprint based on the diversity of channels and price positioning offered through our brands, ranging from direct selling to retail/digital distribution channels and from mass to prestige price positioning.

We present below a summary of certain of our key operational and financial highlights:

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In the six months ended June 30, 2020, developed markets accounted for 25% of our net revenue, and emerging markets accounted for the remaining 75% (with 34% for Brazil, 23% for Hispanic Latin America and 18% for other emerging markets).

•

In the six months ended June 30, 2020, Natura &Co Latam accounted for 51% of our Adjusted EBITDA, compared to 22% for The Body Shop, 14% for Avon International, 14% for Aesop, excluding corporate expenses. For a reconciliation of Adjusted EBITDA to net income, see “Summary Financial and Other Information—Non-IFRS Financial Measures—Reconciliation of our Net Income to EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin.”

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In the six months ended June 30, 2020, our revenue was derived from the following categories of products: 30% from essential items (i.e., bodycare, haircare, deodorants and sunscreen), 27% from fragrances, 16% from fashion and home products, 12% from skincare products, 12% from makeup products and 3% from other products.

Natura

The Natura brand aims to combine sustainable design with traditional and scientific knowledge to develop products under an open innovation model, which involves a network of global partners. Natura works jointly with suppliers to reduce the environmental impacts of its products by using recycled materials, such as polyethylene terephthalate and glass. Since 2006, Natura has not performed animal testing during the research and development phases of its product production (Natura only performs in vitro and clinical tests), and it does not acquire active ingredients that were tested on animals.

Under the Natura brand, we offer a full range of cosmetics, toiletries and fragrances for women and men, including skin care products for the face and body, hair care and treatment products, makeup, fragrances, soaps, deodorants, sunscreen, and baby and child care.

The Natura brand uses ingredients which we believe to be unique, sustainable and ethically extracted from Brazilian biodiversity in the manufacture of its products. The formulas used by Natura are of proven effectiveness and prioritize the use of vegetable-based renewable raw materials. As of the date of this prospectus supplement, to ensure the sustainable stewardship of these ingredients in Brazil, Natura works with 39 communities (33 of which are located in the Amazon region), generating social development and income for approximately 6,200 families, based on sustainable production chains. We have helped to preserve around 1.8 million hectares of forest as of December 31, 2019, with our partnerships with organizations, such as Secretaria de Estado do Meio Ambiente do Amapá (the State Secretary for the Environment of Amapá), Instituto Chico Mendes de Conservação da Biodiversidade (the Chico Mendes Institute for Biodiversity Conservation) and Secretaria de Estado do Meio Ambiente do Amazonas (the State Secretary for the Environment of Amazonas), besides the agricultural communities and social organizations of the region. We work with these organizations by developing initiatives that generate positive impacts for conservation, in areas such as “Reserva Extrativista Médio Juruá” and “Rio Iratapuru.”

Natura uses organic alcohol in 100% of its fragrances. Organic alcohol does not contain any pesticides or chemical fertilizers and does not undergo any burning processing in sugar cane harvest.

We believe Natura was one of the first companies in Latin America to measure the impact of its businesses on the environment, using the international environmental profit and loss methodology. Based on this analysis, which includes every stage of the product life cycle, we can measure the impact of our activities in Brazilian reais, taking into account factors such as water use and carbon emissions.

Our Natura product portfolio includes the following brands and categories:

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Fragrances: Offered through our brands of fragrances and feminine perfumes (such as Ekos, Natura Humor, Kriska, Natura Essencial, Biografia, Natura Ilia and Natura Luna) and of fragrances and masculine colognes (such as Natura Homem, Natura Essencial, Biografia, Natura Sintonia, Sr. N and Kaiak), as well as the children’s lines Mamãe e Bebê and Natura Naturé.

•	Makeup: Offered through our three brands of cosmetics, each with a different identity: Natura Una, Natura Faces and Natura Aquarela.

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Body and Facial Care: Natura has two lines dedicated to facial care, Chronos and Natura Tez, in addition to a variety of body lotions under the Natura Ekos, Natura Tododia, Erva Doce and Natura Sou brands.

•	Sunscreen: Offered through the brand Natura Fotoequilíbrio, which also offers products specifically developed for children.

•

Soaps: Includes both liquid and bar soap, in addition to other items such as exfoliating products. We believe Natura was the first company in Brazil to introduce liquid hand soaps in 1984 with the Erva Doce brand. This segment of the Brazilian market is currently led by bar soaps, a category in which Natura is active with brands such as Natura Tododia and Natura Ekos. Natura’s soaps are all plant-based.

•	Deodorants: Includes perfumed deodorants that act as extensions of the feminine and masculine fragrance lines and the Natura Tododia and Erva Doce brands.

•	Body Oils: Offered through two different brands, Séve and Ekos. We believe the Séve brand was a pioneer in the Brazilian oil market and has been part of our portfolio for more than 30 years.

•	Hair Care: This category includes shampoos, conditioners and capillary treatments such as hydrating masks, and is offered through three brands: Natura Ekos, Natura Plant, Natura Sou and Natura Lumina.

One of our strengths is our different channels of distribution, who sell Natura branded products in Brazil and Latin America. Our relationship with these consultants is based on more than simple transactions, since Natura seeks to ensure that our commercial goals also promote human and social development of our network, through education, health access and digital inclusion, creating a strong value proposition.

Together with its consultants, Natura expanded its sales channels in 2014 through the launch of our e-commerce platform, Rede Natura, in Brazil. The platform was launched in Chile in 2015, Argentina in 2017 and Peru and Colombia in 2019. In 2019 we also launched Rede Natura in Malaysia as part of a pilot project to internationalize our business. The Rede Natura platform has attracted a new profile of consultant: younger individuals who feel at home in a virtual environment, and who prefer to not deal with operational factors directly, such as payments and delivery of products to customers. In June 2019, we started our successful convergence plan, with the objective of enabling consultants to manage their customers’ orders both in the traditional direct selling method and through the e-commerce platform. This unified our online and offline business models and rules. We also launched the Conta Natura for consultants, an exclusive digital account available on the consultants’ mobile app, which has made our network more inclusive from a digital and financial perspective, in addition to offering microcredit service.

The e-commerce platform was implemented in Chile in 2015 and in Argentina in 2017. Also, the implementation of Natura’s mobile platform has been very successful, and Natura had approximately 1,600,000 consultants using Natura’s digital platforms (mobile application and web-based) in Brazil and other Latin American countries as of June 30, 2020. The mobile application contains a number of features which support consultants’ sales, including allowing order entry and access to sales performance records. As of June 30, 2020, 90% of Natura’s consultants were using digital platforms, content sharing grew by more than 70% compared to the same period in the previous year, and the number of orders tripled as compared 2019 through the almost 900,000 consultant online stores (an increase of more than 200,000 since the first quarter of 2020).

In 2016, Natura opened physical stores in the city of São Paulo, an initiative to improve the shopping experience of our consumers.

As of June 30, 2020, Natura had 59 stores in Brazil and nine outside Brazil (Chile, Argentina, the United States, France and Malaysia). In addition, Natura is growing through a franchise model in Brazil, named “Aqui tem Natura.” As of June 30, 2020, Natura had approximately 450 franchised stores in Brazil.

Avon

Avon is a global manufacturer and marketer of beauty and related products. Avon commenced operations in 1886 and were incorporated in the State of New York on January 27, 1916. Avon conducts its business in the highly competitive beauty industry and competes against other consumer packaged goods, or CPG, and direct-selling companies to create, manufacture and market beauty and non-beauty-related products.

Avon’s product categories are Beauty and Fashion & Home:

•	Beauty: consists of skin care, fragrance and color (cosmetics).

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Fashion & Home: consists of fashion jewelry, watches, apparel, footwear, accessories, gift and decorative products, housewares, entertainment and leisure products, children’s products and nutritional products.

Avon’s business is conducted primarily in one channel, direct selling, with a strategy to expand to omnichannel. As of June 30, 2020, Avon’s operations outside the U.S. were conducted primarily through subsidiaries in 54 countries and territories. Outside of the U.S., our products were also distributed in 24 other countries and territories. Avon has updated its reportable segments to align with how the business is operated and managed since the merger with Natura. We have identified two reportable segments based on geographic operations: Avon International and Avon Latin America. In prior periods, Avon reported four segments: Europe, Middle East and Africa, Asia Pacific, South Latin America and North Latin America.

The Body Shop

The Body Shop is a leading global cosmetics and beauty branded retailer offering high-quality, natural inspired products, designed ethically and sustainably. Founded in 1976, The Body Shop was founded in

Brighton, UK, by Anita Roddick, who we believe is credited as being one of the founders of the ethical and sustainable business model. Under The Body Shop brand, we offer a vast product portfolio targeting almost all beauty market categories, with a strong presence in body care, skin care, bath and shower, fragrance and makeup. The Body Shop has expanded to become a global branded retailer now present in 73 countries.

The Body Shop is committed to finding the finest ethically sourced ingredients to create a range of naturally inspired beauty products, and The Body Shop has a long tradition of associating its products with social causes. As an example, we work with a Community Trade Program, designed to help small-scale producers by offering ingredients to be purchased at a fair price and by promoting the development of long-term relationships with these suppliers, which contributes towards ensuring the means of survival of these communities.

The Body Shop-branded product portfolio includes the following categories of products:

•	Body Care: The Body Shop offers body care products under its The Body Shop brand, including body butters, body and massage oils, scrubs, soaps, feet products and hand wash, among other products.

•	Skin Care: The Body Shop offers The Body Shop-branded skin care products, including moisturizers, sunscreen, anti-blemish and anti-acne products.

•	Makeup: The Body Shop offers its branded makeup products, including brushes and tools, mascara, lipstick, nail polish, foundation, concealers, eye liners and eye shadow, among others.

•	Fragrance: The Body Shop’s product portfolio includes fragrances, for both women and men, as well as home fragrances.

•	Bath and Shower: The Body Shop’s bath and shower portfolio includes products such as shower gel, soap, body scrubs, body wash, shower cream, bath foam, shampoo, conditioners and other products.

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Gifts and Accessories: The Body Shop offers a line of gifts and accessories that offers gift boxes for both men and women and seasonal and/or thematic gift boxes including various The Body Shop-branded products.

The Body Shop’s owned and franchised stores make up its largest sales channel. Also, The Body Shop has 51 e-commerce platforms and approximately 60,700 consultants, in its at-home (direct sales) channel. The Body Shop is present in 73 countries and had 993 owned stores and 1,833 franchised stores as of June 30, 2020.

The Body Shop’s transformation program includes the acceleration of the omnichannel strategy. In the second quarter of 2020, consumers continued to shift to e-commerce and at-home sales channels, which grew more than 230% and 280%, respectively, as compared to second quarter of 2019.

In line with our strategic framework, we strengthened our geographic footprint in key markets with the announcement in the second quarter of 2020 of The Body Shop’s acquisition of its business in Japan from a head franchisee (which is expected to close in the third quarter of 2020), and the entry of The Body Shop’s at-home direct sales channel in the United States. Pursuant to our strategy, we will seek to grow our revenue based on our at-home direct sales channels. The Body Shop launched a new website in September to support the momentum for digital sales.

Aesop

Aesop is a luxury cosmetics brand founded in Australia, in which we acquired a majority stake in 2013 and fully acquired in 2016. The Aesop brand is recognized for the premium products it develops and for the shopping experiences it offers to its consumers. The high-quality formulations, based on botanical ingredients, are all scientifically tested for safety.

Like the other brands in our group, Aesop seeks to improve our practices of reducing environmental impact, as well as carrying out philanthropic missions around the world. As a result, we launched the Aesop Foundation in 2017.

Since we bought our initial stake in Aesop, we have witnessed significant growth resulting from our strategy of balancing our increasing presence in existing markets and entry into new markets.

Under the Aesop brand, our major sales channel is through Aesop’s signature stores, which are uniquely designed by renowned architects, aiming to create the best shopping experience for our clients. The Aesop brand’s products also are sold through e-commerce (both through its own website and other third-party e-commerce platforms such as the T-mall in China), and in some strategic department stores. Aesop also had a recent acceleration in the online channel through e-commerce which we believe reflects a successful adoption of the distinctive in-store customer experience to an online environment, which contributed to an increase of approximately 430% in our e-commerce sales of Aesop products in the second quarter of 2020 when compared to the second quarter of 2019, representing 37% of total Aesop sales.

As of June 30, 2020, the Aesop brand was present in Asia, Oceania, Europe, the Middle East and the Americas, in 23 countries directly and four countries through distributors, with 247 signature stores and 92 department stores.

Our Aesop-branded product portfolio includes the following categories of products:

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Skin: Aesop offers a variety of Aesop-branded skin care products, including facial cleansing and moisturizing products, exfoliating products, treatments and masques, shaving products, and products specifically for eyes and lips.

•	Hair: Aesop has several hair care products, including shampoo, conditioners, treatments and grooming products.

•	Body: Aesop’s portfolio offers body products, including hand care products, body cleansers, body balms, body scrubs, deodorant, mouthwash and toothpaste.

•	Fragrance: Aesop’s product portfolio includes fragrances for both women and men.

•	Home: Aesop’s home portfolio includes products such as soap, oil burner blends, room sprays, an oil burner, animal products and other products.

•	Gifts, Kits and Travel: The Aesop brand offers a line of gifts, travel kits and packages, including gift cards.

Our Segments

Our business is currently divided into the following segments: (1) Natura &Co LATAM, (2) The Body Shop International, (3) Aesop International, and (4) Avon International.

•	Natura &Co LATAM: This segment includes all operations of Natura, Avon, Aesop and The Body Shop located in Brazil and Latin America, which account for a significant portion of our operating revenues;

•

Avon International: This segment includes all Avon operations, except those located in Brazil and Latin America, and has sales operations in 39 countries and territories, and distribution in 20 other countries and territories, as of June 30, 2020. Avon’s operations are not consolidated in our financial statements as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019, 2018 and 2017 included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement;

•	The Body Shop International: This segment includes all The Body Shop operations, except those located in Brazil and Latin America, present in 73 countries, as of June 30, 2020; and

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Aesop International: This segment includes all Aesop operations, except those located in Brazil and Latin America, and has a direct presence in 23 countries and four countries through distributors as of June 30, 2020, especially in Asia.

Prior to the January 2020 announcement of the acquisition of Avon, our chief executive officer, who is our chief operating decision maker, managed our operations based on five reportable segments: Natura Brasil, Natura Latam, The Body Shop, Aesop and others. During the first quarter of 2020, and as a result of the acquisition of Avon, we began to manage our operations based on the following four reportable segments: Natura &Co Latam, Avon International, The Body Shop International and Aesop International. Previously reported segment information has been recast for all periods presented to reflect the changes in the reportable segments. For further information, see note 24, “Segment Information,” to our audited consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K incorporated by reference.

Net Revenue by Segment and Share of Net Revenue

The following tables present certain financial and operational indicators for the periods indicated of our Natura &Co LATAM segment:

	For the Six Months Ended June 30,				For the Fiscal Year Ended December 31,
	2020(1)	2020	2019	2019 (Pro forma)(3)	2019	2018	2017
	(in U.S.$)	(in R$)
	(currencies in millions, except as otherwise noted)
Natura &Co LATAM:
Net revenue	1,486.1	8,138.1	4,048.4	8,839.0	9,113.9	8,540.2	7,730.3
Operating profit before financial results(2)	40.5	221.9	561.7	N/A	1,207.8	1,123.5	1,221.0
Net income(2)	(30.7)	(168.2)	149.4	N/A	322.9	397.9	587.0
Number of consultants (thousands at period end)	n/a	1,845.4	1,714.0	N/A	1,784.7	1,703.5	1,718.8
Number of owned stores (Natura)	n/a	66	52	N/A	67	48	25

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate.

(2)	The amounts shown above do not include unallocated corporate expenses. For more information on corporate expenses, see “—Our Segments—Revenue by Segment and Share of Net Revenue.”
(3)

Information related to unaudited supplemental pro forma condensed consolidated statement of income for the six-month period ended June 30, 2019 includes our historical consolidated results of operations and the results of operations of Avon after giving pro forma effect to the Transaction as if it had been consummated on January 1, 2019.

The following table presents certain financial and operational indicators of our Avon International segment for the periods indicated:

	For the Six Months Ended June 30,
	2020(1)	2020	2019(2) Pro Forma
	(in R$)
	(in millions, except number of stores)
Avon International:
Net revenue	688.7	3,771.5	4,264.0
Operating profit before financial results	(64.0)	(350.5)	N/A
Net income	(124.8)	(683.3)	N/A
Owned stores	—	—	—

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais.

(2)

Information related to unaudited supplemental pro forma condensed consolidated statement of income for the six-month period ended June 30, 2019, in the Natura &Co Holding MD&A/Financials Form 6-K incorporated by reference, includes our historical consolidated results of operations and the results of operations of Avon after giving pro forma effect to the Transaction as if it had been consummated on January 1, 2019.

	For the Fiscal Year Ended December 31,
	2019(1)	2018(1)	2017(1)
	(in U.S.$)
	(in millions, except number of stores)
Avon:
Net revenue	4,763.2	5,571.3	5,715.6
Operating profit before financial results	125.6	235.2	281.3
Net income	(1.3)	(21.8)	20.0
Owned stores	—	—	—

(1)	Information related to Avon in the fiscal years ended December 31, 2019, 2018 and 2017 reflects situation before the completion of the Transaction on January 3, 2020.

The following table presents certain financial and operational indicators of our The Body Shop International segment for the periods indicated:

	For the Six Months Ended June 30,			For the Fiscal Year Ended December 31,		For the period from September 1, 2017 through December 31,
	2020(1)	2020	2019	2019	2018	2017(2)
	(in U.S.$)	(in R$)
	(in millions, except number of stores)
The Body Shop International:
Net revenue	341.9	1,872.4	1,717.8	4,028.7	3,795.7	1,418.3
Operating profit before financial results(3)	(14.2)	(77.6)	0.4	246.4	135.5	171.2
Net (loss) income(3)	(30.5)	(166.8)	(14.5)	153.9	151.8	131.7
Owned stores	n/a	973	991	984	1,011	1,074
Franchised stores	n/a	1,724	1,792	1,756	1,760	1,799

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate.

(2)

Refers to the results of operations of The Body Shop from the date Natura Cosméticos obtained control through December 31, 2017, which are included in Natura &Co’s consolidated statement of income for the year ended December 31, 2017.

(3)	The amounts shown above do not include corporate expenses. For more information on corporate expenses, see “—Our Segments—Revenue by Segment and Share of Net Revenue.”

The following table presents certain financial and operational indicators of our Aesop International segment for the periods indicated:

	For the Six Months Ended June 30,			For the Fiscal Year Ended December 31,
	2020(1)	2020	2019	2019	2018	2017
	(in U.S.$)	(in R$)
	(in millions, except number of stores)
Aesop International:
Net revenue	132.0	723.1	552.7	1,302.2	1,061.5	704.1
Operating profit before financial results(2)	10.4	56.8	34.9	165.4	99.7	66.3
Net income(2)	5.2	28.4	18.4	92.8	66.0	17.2
Number of signature stores	n/a	247	N/A	247	227	209

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate.

(2)	The amounts shown above do not include corporate expenses. For more information on corporate expenses, see “—Our Segments—Revenue by Segment and Share of Net Revenue.”

The following table shows the proportion of our sales revenue accounted for by each of our segments for the periods indicated:

	For the six-month period ended June 30,	For the Fiscal Year Ended December 31,
	2020	2019	2018	2017
Natura &Co LATAM	56.1%	63.1%	63.7%	78.5%
Avon International	26.0%	n.a.	n.a.	n.a.
The Body Shop International(1)	12.9%	27.9%	28.4%	14.4%
Aesop International	5.0%	9.0%	7.9%	7.1%

Total	100%	100%	100%	100%

(1)	Information related to The Body Shop has only been presented from the date Natura Cosméticos obtained control of The Body Shop in September 2017.

Our Production Processes

Natura

In the six-month period ended June 30, 2020, Natura produced 71% of its cosmetics through its own production sites, while 29% was manufactured by third parties. In 2019, Natura produced 68% of its cosmetics through its own production sites, while 32% was manufactured by third parties. In 2018, Natura produced 74% of its cosmetics through its own production sites, while 26% was manufactured by third parties. Natura has three industrial units in Cajamar in the state of São Paulo and an industrial unit in Benevides in the state of Pará dedicated solely to the production of Natura-branded products.

Natura’s Cajamar facilities were built to allow efficient expansion as our operations grow, thereby ensuring greater economies of scale at the production sites. In 2014, our unit in Benevides, called “Ecoparque,” was built based on sustainable chain concepts, promoting a form of symbiosis between the different companies operating therein and contributing to the development of local communities.

In the six-month period ended June 30, 2020, Natura reached a production volume equal to approximately 72% of its production capacity. In 2019, Natura reached a production volume equal to approximately 72% of its production capacity, compared to 69% in 2018 and 65% in 2017. Given the characteristics of Natura’s commercial model, Natura opted for a manufacturing structure that favored flexibility, thereby allowing Natura to meet spikes in demand influenced by either product promotions that lead to significant changes in normal demand behavior or strategies that offer exclusively prepared packaging for important commemorative dates, such as Mother’s Day or Christmas.

In the six-month period ended June 30, 2020, Natura produced 217 million units internally in Cajamar. In 2019, Natura produced 386 million units internally in Cajamar, in comparison with 412 million units in 2018 and 353 million units in 2017. Natura’s soap plant produced 44 million units in the six-month period ended June 30, 2020, compared to 83 million units in 2019, compared to 79 million units in 2018 and 74 million in 2017.

Natura outsources the production of products including bar and liquid soaps, hair care products, aerosol products and certain types of makeup, in addition to samples and gifts. The decision to produce a product internally or to outsource production is based on an analysis of the cost of each option, in addition to requirements such as formula confidentiality and the specific nature of the production process.

Of the products manufactured in Brazil, either by Natura or by its partners, 20.2% were exported in the six-month period ended June 30, 2020, and 23.9% were exported in 2019, in comparison with 24.6% in 2018.

Natura’s production process is interspersed with continuous preventive and corrective maintenance procedures to meet its production and sales demand. Natura’s production processes mainly use German, French, Italian and Brazilian technology, represented by several different suppliers. All equipment, as well as all facilities and operations, are insured against incidents.

In 2006, Natura received the ISO 9001 certification, resulting from its continuous commitment to the quality of processes, products and services, which Natura seeks to improve daily. Since then, Natura has maintained its certification through annual audits or recertification.

Avon

Avon manufactures and packages the majority of its Beauty products, which are formulated and designed by its staff of chemists, designers and artists. Raw materials, consisting chiefly of essential oils, chemicals, containers and packaging components required for our Beauty products are purchased from a range of third-party suppliers. The remainder of its Beauty products and all of its Fashion & Home products are purchased from various third-party manufacturers.

Avon’s products are affected by the cost and availability of materials such as glass, fragrance and fuel. For the vast majority of items Avon has more than one source of supply available. They believe that we can continue to obtain sufficient raw materials and supplies to manufacture and produce Avon’s Beauty products for the foreseeable future.

Additionally, Avon designs the brochures (whether paper or online) that are used by the representatives to sell Avon’s products. The brochures are then produced on our behalf by a range of printing suppliers.

The loss of any one supplier would not have a material impact on Avon’s ability to source raw materials for the majority of Avon’s Beauty products or source products for the remainder of Avon’s Beauty products and all of Avon’s Fashion & Home products or paper for the brochures.

See “Logistics Network” below for additional information regarding the location of Avon’s principal manufacturing facilities.

The Body Shop

Our production process for The Body Shop brand begins with research and development. The development of existing products is undertaken by The Body Shop together with third-party manufacturers. The Body Shop opened a research and development laboratory in the United Kingdom in 2016 in order to refresh and reformulate The Body Shop’s product range.

We have no manufacturing facilities to produce The Body Shop-branded products and purchase finished goods from manufacturers located around the world. We stipulate the product formulation criteria and identify fair trade suppliers of raw materials. Purchasing and sourcing are split between four central teams focused on either finished goods, sustainable sourcing, packaging or non-trade (services).

Aesop

Aesop’s production process commences with its research and development, whereby formulations are developed and validated to be ready for commercial scale. The development is conducted by its own research and development team at the Aesop laboratory which is based at Aesop headquarters in Melbourne, Australia.

Aesop manufactures the finished goods in five main industrial units (factories) owned by third-party contractors. These factories manufacture the bulk formulation and then fill and pack the final product.

Aesop sources and selects all suppliers of ingredients, packaging and other materials required to produce the finished product. These items are either directly procured or are purchased by the third-party contractor.

After manufacture, the products are shipped to a centralized distribution warehouse (hub) in Melbourne and later sold to the Aesop subsidiaries in Oceania, Asia, Europe and the Americas. Additionally, a small number of the fragrance products are manufactured in France.

Products are exported to regional distribution warehouses to supply the subsidiaries. The Australian subsidiary is supplied by the Melbourne distribution warehouse. Products are transported to the regional distribution centers in accordance with the demand in each region. All supply management is supported by advanced demand planning systems implemented in 2019. The distribution centers are each owned by third-party logistics providers and are not owned by Aesop. The warehouse management systems of each distribution center are integrated into Aesop’s Enterprise Resource Planning System (ERP).

The Melbourne hub acts as a point for receiving and consolidating ingredients, components and finished product inventory, thereby allowing for management of supply from different suppliers and finished goods factories. The regional distribution centers are responsible for (under the instruction of Aesop) the picking and delivery to the retail stores and wholesale customers.

Our Distribution Processes

Natura

We distribute Natura-branded products through direct sales channel. We have opted for the direct sales channel due to our belief in the power of sales through relationships, which allows greater interaction between the buyer and the seller, thereby providing a more individualized service. This commercial model has been adopted in Brazil, Argentina, Chile, Peru, Colombia and Mexico. Accordingly, our products are distributed through a network of approximately 1.8 million consultants as of June 30, 2020, as shown in the table below:

	As of June 30,	As of December 31,
	2020	2019	2018	2017
	(in thousands)
Consultants(1):
Brazil	1,113.9	1,076.0	1,058.7	1,129.8
Argentina	212.5	209.5	189.0	170.9
Chile	73.7	72.9	73.0	73.4
Mexico	249.9	221.9	183.9	160.6
Peru	69.9	89.3	90.5	87.4
Colombia	125.4	115.2	108.4	96.7

Total	1,845.3	1,784.8	1,703.5	1,718.8

(1)	Represents the number of Natura consultants at the end of the year that sent orders during the last six of our sale cycles.

The consultants use a catalogue of Natura products, or the Natura Magazine, available in both print and digital form, to present and resell products to their clients. Natura Magazine offers almost all of the products in Natura’s portfolio, as well as the suggested sale price to the consumer, even though Natura consultants are completely free to establish prices and sales conditions for the final consumer. Natura Magazine is an important marketing tool for the brand and transmits Natura’s beliefs and values, as well as the concepts of each sub-brand.

A new Natura Magazine is released approximately every 21 days with new promotions and launches, thereby forming different sales cycles throughout the year. Each cycle, we send at least one print version of Natura Magazine to consultants who placed at least one order in the previous three cycles. The average number of catalogues distributed per sales cycle was 2.4 million and 2.2 million in the fiscal years ended December 31, 2019 and 2018. In order to better communicate and strengthen the relationship with its consultants, we are also investing in a mobile application and in the Natura Network (an online business). With these tools, consultants can view Natura Magazine, place orders, receive online training, and check their default status and other activities. We believe digitalization will be crucial for the future performance of our brand and enable Natura to build upon its existing strengths.

Natura offers our products through a direct sales model with high levels of service. In 2018, we transformed this direct selling model, renaming it to “Relationship Sales Model,” which is now guided by three core principles: Prosperity, Partnership and Purpose.

The new model offers progression levels to consultants, who begin as Seeds, and as they improve their performance, progress to Bronze, Silver, Gold and Diamond. At each new level, their sales margin (%) increases, and they also have access to distinct benefits, such as training courses, awards and a recognition plan. Other progression options offered to consultants include the opportunity of becoming a Business Leader (upon reaching the Silver level), a position that combines the sales of products with the task of leading a group of consultants and assisting them in developing their business. Business Leaders, like consultants, do not have labor ties with the company and are not exclusive to Natura. Consultants with an entrepreneurial profile and high sales volumes also have the opportunity to launch a Natura franchise store (named “Aqui tem Natura”), becoming Beauty Entrepreneurs.

Products in the Natura Magazine are assigned points based on the suggested retail price. For example, the greater the suggested retail price, the greater the number of points assigned. Consultants may place as many orders as they wish during the sales cycle, as long as the order meets a minimum of 50 points, which equals approximately R$300 in terms of suggested sales price (Natura Magazine).

For orders between 50 to 79 points, consultants have a 20% discount in relation to the suggested sales price in Natura Magazine. For orders of 80 points or more, discounts vary between 20% and 35%, depending on the progression level of the sales representative. Consultants have 21 days to pay for their orders; however, there are promotions that allow invoices to be broken into three installments, or even into five installments, when using a credit card.

In order to improve communication and strengthen our relationships with our consultants, we advanced the digitalization of our Relationship Sales model. In the six-month period ended June 30, 2020 and in the fiscal years ended December 31, 2019 and 2018, approximately 1,600,000, 1,600,000 and 830,000, respectively, consultants from Brazil and other Latin American countries used our digital platform, which is available in both a mobile and web browser format.

The use of technology exponentially amplifies our connections and our relationships by empowering our consultants and unlocks value by improving both the experience of our end consumers and the efficiency of our operating processes.

To encourage Natura consultants to provide quality service in their resale and product consulting activities, Natura invests in recognition and training on the brand, products and categories, especially training relating to the fragrance, face care and makeup categories. Natura’s direct sales model has been adapted to the regional characteristics of each country. For this reason, although Natura operates the same sales model within Brazil, it operates different direct sales models in each country throughout Latin America.

Avon

Avon has sales operations in 54 countries and territories, and distributed products in 24 other countries and territories.

Unlike most of its CPG competitors, which sell their products through third-party retail establishments (e.g., drug stores and department stores), Avon primarily sells its products to the ultimate consumer through the direct-selling channel, with a strategy is to expand to omnichannel. Sales of products are made to the ultimate consumer principally through direct selling by representatives, who are independent contractors and not Avon’s employees. As of June 30, 2020, Avon had approximately 5.4 million representatives which represents the number of representatives submitting an order in a sales campaign, totaled for all campaigns during the six-month period ended June 30, 2020 and then divided by the number of campaigns. Representatives earn by purchasing products directly from Avon at a discount from a published brochure price and selling them to their customers, the ultimate consumer of Avon’s products. Representatives can start their Avon businesses for a nominal fee, or in some markets for no fee at all. Avon generally has no arrangements with end users of its products beyond the Representative, except as described below. No single Representative accounts for more than 10% of Avon’s net sales globally.

Sales through Representatives accounted for 92.7% of Avon’s net revenue for the six-month period ended June 30, 2020, and 91.8% of Avon’s net revenue for the fiscal year ended December 31, 2019.

A Representative contacts its customers directly, selling primarily through Avon’s brochure (whether paper or online), which highlights new products and special promotions (or incentives) for each sales campaign. In this sense, the Representative, together with the brochure, are the “store” through which Avon’s products are sold. A brochure introducing a new sales campaign is typically generated every three to four weeks. A purchase order is processed and the products are picked at a distribution center and delivered to the Representative usually through a combination of local and national delivery companies. Historically, the Representative then delivers the merchandise and collects payment from the customer for her own account. Several of Avon’s larger countries have begun to offer direct to customer delivery of the ordered products. A Representative generally receives a refund of the price the Representative paid for a product if the Representative chooses to return it.

We employ certain web-enabled systems to increase Representative support, which allow a Representative to run her or his business more efficiently and also allow Avon to improve its order-processing accuracy. For example, in many countries, representatives can utilize the internet to manage their business electronically, including order submission, order tracking, payment and communications with Avon. In addition, in many markets, representatives can further build their own business through personalized web pages provided by Avon, enabling them to sell a complete line of Avon products online. We also have a super app, that offers multiple services and functionalities, and have recently partnered with Singu, a leading Brazilian digital platform for at-home beauty services. Self-paced online training also is available in certain markets. Avon is actively deploying and training the representatives on additional digital tools and sales methods to help increase its customer reach.

In some markets, particularly in Asia Pacific, Avon uses decentralized branches, satellite stores and independent retail operations (e.g., beauty boutiques) to serve representatives and other customers. Representatives come to a branch to place and pick up product orders for their customers. The branches also create visibility of the Avon brand, channel with consumers and help reinforce Avon’s beauty image. In certain markets, Avon allows its beauty centers and other retail-oriented and direct-to-consumer opportunities to reach new customers in complementary ways to direct selling. Avon increasingly utilizes e-commerce and markets its products through consumer websites.

The recruiting or appointing and training of representatives are the primary responsibilities of independent leaders supported by zone managers. Depending on the market and the responsibilities of the role, some of these individuals are Avon’s employees and some are independent contractors. Those who are employees are paid a salary and an incentive based primarily on the achievement of a sales objective in their district. Those who are independent contractors are rewarded primarily based on total sales achieved in their zones or downline team of recruited, trained and managed representatives. Personal contacts, including recommendations from current representatives (including the sales leadership program) and local market advertising constitute the primary means of obtaining new representatives. The sales leadership program is a multi-level compensation program which gives representatives, known as independent leaders, the opportunity to earn discounts on their own sales of our products, as well as commissions based on the net sales made by representatives they have recruited and trained. This program generally limits the number of levels on which commissions can be earned to three. The primary responsibilities of independent leaders are the prospecting, appointing, training and development of their downline representatives while maintaining a certain level of their own sales. As described above, the Representative is the “store” through which we primarily sell Avon’s products and, given the high rate of turnover among representatives, which is a common characteristic of direct selling, it is critical that Avon recruits, retains and services representatives on a continuing basis in order to maintain and grow its business.

From time to time, local governments and others question the legal status of representatives or impose burdens inconsistent with their status as independent contractors, often in regard to possible coverage under social benefit laws that would require Avon (and, in most instances, the representatives) to make regular contributions to government social benefit funds. Although we have generally been able to address these questions in a satisfactory manner, these questions can be raised again following regulatory changes in a jurisdiction or can be raised in other jurisdictions. If there should be a final determination adverse to Avon in a country, the cost for future, and possibly past, contributions could be so substantial in the context of the volume and profitability of our business in that country that Avon would consider discontinuing operations in that country.

The Body Shop

We rely on a multichannel distribution strategy, based around a franchise network, to offer our products under The Body Shop brand, with the majority of our revenue being generated through owned stores, franchised stores, and e-commerce, among others. We rely on the following sales channels:

•

Owned Stores: Owned stores accounted for approximately 35% of our net revenue for the six-month period ended June 30, 2020, and 57% and 61% of our net revenue for the fiscal year ended December 31, 2019 and 2018, respectively. We currently operate with a network of 993 stores located in Europe, Asia and Oceania, and North America.

•

E-commerce: Online sales accounted for approximately 18% The Body Shop’s net revenue in the six-month period ended June 30, 2020, and 8% of The Body Shop’s net revenue in each of the fiscal years ended December 31, 2019 and 2018.

•

Head Franchise and Subfranchise Markets: Head franchise markets refer to territories where our operations are run by a third party, “Head franchisee.” Some of these markets are Master franchisee grants with a right to grant subfranchises. Most third-party franchise markets are direct franchisee agreements only. In certain markets, the franchise grant is also extended to franchisee e-commerce, third-party e-commerce, and selective wholesale within department stores. In head franchise markets, we sell our products under The Body Shop brand via a network of 1,833 stores, 1,865 stores and 1,898 stores (as of June 30, 2020, December 31, 2019 and December 31, 2018, respectively) operated by third-party franchisees. Generally, the head franchise contract is signed for a term of 10 years (with an option for five years’ renewal). We have a strong and long-standing relationship with our head franchisees. Subfranchise consists of a network of countries where we operate directly. Head franchise markets and subfranchise markets accounted for approximately 24% of our net revenue for the six-month period ended June 30, 2020, and 25% and 24% of our net revenue for the fiscal year ended December 31, 2019 and 2018, respectively. In-store and country-specific costs (including personnel and rent) and capital expenditure are supported by the third-party franchisees. As a result, our franchise markets generate a competitive margin compared to other channels.

•

Other Channels: This includes wholesale and at-home (direct sales). These channels combined accounted for approximately 22% of net revenue for the six-month period ended June 30, 2020, and 10% and 7% of net revenue for the fiscal year ended December 31, 2019 and 2018, respectively.

The Body Shop has 26 million customers that buy from the brand each year, which equates to 52 million transactions. In addition, The Body Shop’s customer base is loyal, with 50% of sales through the top 15% of customers.

Aesop

Aesop operates largely with a direct-to-consumer retail sales model with Aesop brand products sold across 23 countries directly and four countries through distributors as of June 30, 2020, as well as both December 31, 2019 and 2018, in Australia and New Zealand, Asia, Europe and the Americas, primarily through signature stores and department stores.

Aesop takes a meticulous approach to product development, store design and customer service, in particular within our Signature Store and Department Store Counter environments where we employ over 1,700 consultants. The focus is on developing trusted relationships with customers through the consultation process, with consultants recommending a prescription of products for a customer’s specific skin type and making thoughtful suggestions of other products that may complement their preferences.

Aesop.com enables customers not only to purchase across the entire Aesop product range but also to experience a deeper exploration of Aesop with online tutorials on skin care rituals and Aesop publications such as “the Ledger” and “the Fabulist,” which are curated collections of fiction and non-fiction content.

While we take a customer-centric view of our business, the sales channels through which we serve our customers can be broken down as follows:

•

Signature Stores: Signature stores remain are the primary sales channel despite a COVID-19 driven channel shift towards Digital, contributing 44% of total sales in the six-month period ended June 30, 2020, through 247 locations as of June 30, 2020. Contribution was of 60% and 59% of total sales in the year ended December 31, 2019 and 2018, respectively, through 247 and 227 locations as of December 31, 2019 and 2018, respectively.

•

Department Stores: Aesop operates through 92 department store counters, which range from counters to larger “store in store” formats. Department store relationships are either on consignment or wholesale terms and total department store sales contributed 20% of total sales in the six-month period ended June 30, 2020, and 23% and 24% of total sales in the years ended December 31, 2019 and 2018.

•

Digital: Aesop operates its own online channel, Aesop.com, and through the third-party channel Tmall, an online channel in mainland China and Hong Kong, and Kakao, an online gifting platform in Korea. Reacting to COVID-19, customers shifted from physical Retail to online, with this channel now representing 26% of total sales in the six-month period ended June 30, 2020, and 8% and 6% of total sales in the year ended December 31, 2019 and 2018, respectively.

•

Wholesale: Aesop sells through a number of other wholesale channels, including through amenity accounts with hotels, airlines and restaurants, as well as third-party online resellers and other physical multibrand retailers. This channel represented 10% of total sales in the six-month period ended June 30, 2020, and 9% and 11% of total sales in the year ended December 31, 2019 and 2018, respectively.

Logistics Network

Natura

After our Natura-branded products are manufactured in the industrial unit, large volumes are transferred to the warehouse (hub). Later our products are sold either to Natura Comercial to serve retail stores, or to Natura Cosméticos to be transported and stored at our distribution centers in Brazil or exported to distribution centers and warehouses in other Latin American countries, France and the United States.

Natura’s logistics network is currently as follows:

•

Brazil: Seven distribution centers located in São Paulo (state of São Paulo), Matias Barbosa (state of Minas Gerais), Uberlândia (state of Minas Gerais), Jaboatão dos Guararapes (state of Pernambuco), Canoas (state of Rio Grande do Sul), Simões Filho (state of Bahia), Castanhal (state of Pará) and one warehouse (hub) in Itupeva (state of São Paulo); and

•	Other regions operations: based out of five distribution centers (Argentina, Chile, Peru, Colombia and Mexico).

A “hub” acts as a point for receiving and consolidating raw material and finished product inventory, thereby allowing the supply from different distribution centers to be managed in accordance with the demand of each region. Since 2011 this supply management has been conducted using advanced demand planning systems. Distribution centers are responsible for separating the orders of each sales representative, which are then automatically verified, packaged and labeled for delivery to the consultants.

Distribution centers are highly automated and equipped with cutting-edge sorting technology, consuming very little energy, and thereby contributing to productivity gains and reducing the cost of each order. The distribution center infrastructure is capable of handling an order volume from consultants in accordance with the minimum order size (50 points, equal to approximately R$270.00 in suggested resale price), even if the order comprises a smaller number of items.

We own the equipment that sorts orders made by Natura consultants in these distribution centers, although the buildings where this equipment is installed are owned by third parties.

In addition to the hub, as described above, we operate with seven distribution centers throughout Brazil.

Once product orders are packaged and labeled, they are sent to consultants in nearly every city, using third-party transportation companies. Natura works with different transportation companies selected through a bidding process in accordance with rules determining the cost per order, service level for each region and concentration of order volume, thereby preventing dependence on any given third-party company.

All deliveries are tracked in order to ensure service levels are met and compliance with contracts. In Brazil, the delivery time for consultants from the time they submit the order is five days on average. In the six-month period ended June 30, 2020, 62.6% of all orders were delivered within five days. In the fiscal year ended December 31, 2019, 64.5% of all orders were delivered within five days. In the fiscal year ended December 31, 2018, 57.8% of all orders were delivered within five days.

Avon

Our principal properties worldwide consist of manufacturing facilities for the production of Beauty products, distribution centers where administrative offices are located and where finished merchandise is packed and shipped to representatives in fulfilment of their orders, and one principal research and development facility located in Suffern, NY.

Since January 2017, Avon’s principal executive offices are located at Chiswick Park in London, UK, to be in a closer proximity to many of our commercial markets. All the floors of its previous principal executive office location at 777 Third Avenue, New York, NY have been subleased.

In addition, other principal properties measuring 50,000 square feet or more include the following:

•	two manufacturing facilities in Europe, primarily servicing Europe, the Middle East and Africa;

•	eleven distribution centers and four administrative offices in Europe, the Middle East and Africa;

•	two manufacturing facilities, eight distribution centers and one administrative office in South Latin America;

•	one manufacturing facility, two distribution centers and one administrative office in North Latin America; and

•	three manufacturing facilities and two distribution centers in Asia Pacific, of which one manufacturing facility is currently inactive.

The Body Shop

We have four distribution centers dedicated to the delivery of our products under The Body Shop brand: one in the United Kingdom, one in Germany, one in Singapore and one in the United States. We also have distribution centers located in Brazil, Canada, Mexico, Hong Kong and Australia. Nine of these centers are third-party providers located in Germany, Canada, Mexico, Singapore, Hong Kong, Australia, Chile and Brazil, and two are owned: one in the United Kingdom and one in the United States. A new satellite UK distribution center has been established under short-term lease in 2020, in order to manage significant acceleration of e-commerce and at-home (direct sales) demand during the COVID-19 global pandemic.

Our UK distribution center acts as The Body Shop’s global hub for finished product inventory, thereby allowing for management of supply to different distribution centers in accordance with the demand in each region. All management is supported by advanced demand planning systems centrally from the UK supply chain.

The UK distribution center (including the satellite distribution center) manages four channels: e-commerce, at-home (direct sales), company markets and franchise. The main UK distribution center is equipped with cutting-edge sorting technology, is highly automated and consumes very little energy, thereby contributing to productivity gains and reducing the cost of each order. The Asia Pacific franchise markets are shipped from the UK distribution center.

Our U.S. distribution center, located in Wake Forest, North Carolina, manages four channels for North America: e-commerce, company markets, at-home (direct sales) and wholesale markets. Our U.S. distribution center replenishes all stores across the United States and Canada and ships directly to e-commerce and wholesale customers in both countries.

Our logistics in Germany were established in 2019 in the form of a third-party logistics center and partners with Dachser Logistics to support the EU market, considering the uncertainty surrounding Brexit. This distribution center supports the EU e-commerce, company markets and franchise businesses.

The Singapore and Australia businesses both use Bollore as their third-party logistics provider supporting local markets within these regions.

All deliveries are tracked, guaranteeing service level and compliance with contracts.

Aesop

Aesop manufactures the finished goods in industrial units owned by third-party suppliers. After manufacture, the products are shipped to a centralized distribution warehouse (a hub) in Melbourne and later sold to Aesop subsidiaries in Oceania, Asia, Europe and the Americas. Products are exported to regional distribution warehouses to supply its subsidiaries. The Australian subsidiary is supplied by the Melbourne distribution warehouse. Products are transported to the regional distribution centers in accordance with the demand in each region. All management is supported by advanced demand planning systems implemented in 2019. The distribution centers are each third-party logistics providers and are not owned by Aesop. The warehouse management systems of each distribution center are integrated into Aesop’s Enterprise Resource Planning System (ERP).

The Melbourne hub acts as a point for receiving and consolidating ingredients, components and finished product inventory, thereby allowing for management of supply from different suppliers and finished goods factories. The regional distribution centers are responsible for (with instructions from Aesop) the sorting and delivery to retail stores and wholesale customers.

Aesop’s logistics network is currently as follows:

•	Australia: one central distribution warehouse (Melbourne); and

•

International: eight regional distribution centers located in the United States (supplying the United States and Canada), the Netherlands (supplying Europe), Hong Kong (supplying Hong Kong and Macau), Taiwan, Singapore, South Korea, Japan and Brazil.

Suppliers

We value quality relationships with our suppliers, many of whom have been supplying our Natura brand for more than 20 years. Our supplier relationships are guided by the Natura Code of Conduct for Suppliers, released in 2014. This document is an expansion of our Relationship Principles from 2007, providing guidelines for social, environmental and quality aspects, describing our supplier network’s expectations and reflecting our commitment to the well-being of our partners, our people, our society and our planet.

Natura adopted a “Sustainable Supply Chain” strategy to select and develop suppliers based on a methodology for evaluating social and environmental aspects, converting them into monetary values for assessment. Using this methodology, which was developed with the help of international specialists and our own suppliers, we can assess the potential impacts caused by our supply chain. Then, we can establish development plans where our supply partners manage their main social and environmental indicators and commit to provide continued investment to matters such as education for employees, labor safety and private social investment.

To reinforce these precepts and qualify partners to improve their social and environmental management, we offer training and specific actions. Additionally, we monitor eight partner performance indicators on a yearly basis, namely CO2 emissions, water consumption, waste generation, investments in education, employee training, labor accident index, social inclusion and private social investment.

Our Natura-brand relies on a diverse supplier base. This base is divided among suppliers for outsourcing (finished products), suppliers for productive input (biodiversity assets, raw materials and packaging material) and suppliers for indirect materials and services. As of June 30, 2020, we had 5,462 active suppliers in productive input and in indirect materials and indirect services. Of these, 257 partners accounted for 80% of our purchasing volume during the period. As of December 31, 2019, we had 10,943 active suppliers in productive input and in indirect materials and indirect services. Of these, 291 partners accounted for 80% of our purchasing volume during the period. As of December 31, 2018, we had 7,060 active suppliers in productive input and in indirect materials and indirect services. Of these, 261 partners accounted for 80% of our purchasing volume during the year.

Our main suppliers for the Natura brand include: Africa São Paulo Publicidade LTDA; Albea do Brasil Embalagens Ltda.; Aptar B & H Embalagens Ltda.; DPZ&T Comunicações S.A.; Givaudan do Brasil LTDA.; IFF Essências e Fragrâncias LTDA.; Prebel S.A.; Transportadora Cometa S.A.; Weckerle do Brasil Ltda and Wheaton Brasil Vidros Ltda.

Due to our large number of suppliers and our active effort to manage purchasing concentration in each tier in our productive chain, with projects aimed at approving alternative suppliers and bringing flexibility to our supply chain, Natura has been reducing our dependence on suppliers of the main categories since 2014. As a result, we generally can respond to interruptions in the supply chain, moving production or material supply to other suppliers.

As of June 30, 2020, we had 199 key suppliers, which represented 55% of our total spending with suppliers. As of December 31, 2019, we had 198 key suppliers, which represented 55% of our total spending with suppliers. For 2018, we had 179 key suppliers, which represented 51% of our total spending with suppliers. Specifically, for these suppliers, we have adopted the QLICAR (Quality, Logistics, Innovation, Competitiveness, Environmental, Social and Relations) Program, a corporate program that, through a sustainable performance management model, seeks to create and improve a highly competitive supply chain and to build long-lasting relationships with strategic suppliers. This program focuses on the development of suppliers by evaluating critical indicators of level of service, as well as social and environmental questions, in line with our sustainable supply chain strategy. Under this program, suppliers are evaluated using traditional criteria such as quality and competitiveness, in addition to investments and long-term social and environmental impact. This program acknowledges the evolution of our commercial partners through the QLICAR Prize, given annually.

When managing our supplier risk under the Natura brand, we consider market, financial, social, environmental, occupational health and safety and quality factors, in addition to other legal requirements. As of June 30, 2020, Natura identified 25 eligible suppliers, respectively, in our evaluation and risk control process. As of December 31, 2019 and 2018, Natura identified 419 and 275 eligible suppliers, respectively, in our evaluation and risk control process, respectively. This reduction is due to security measures related to the COVID-19 pandemic. From audits to development of plans for continuous improvement, as of June 30, 2020 and December 31, 2019 and 2018, none, 41 and 62 suppliers, respectively, showed improvement and one, 55 and 44 suppliers, respectively, displayed aspects that could reduce their negative impact in the society, respectively. These aspects include actions with differing levels of impact (high, medium and low).

Further, all contracts signed with suppliers contain clauses regarding human rights, such as the risks involved in child labor and forced or slave-like labor. Natura has a zero tolerance policy for human rights violations.

Natura Supplier Community Partners

When sourcing the supply of active ingredients from Brazil’s social biodiversity for our Natura-branded products, we prioritize working with cooperatives and small farmers. We establish relationships that go beyond the commercial aspect, and that are built on fair pricing and the sharing of benefits arising from the use of genetic heritage and the associated traditional knowledge.

We believe that these relationships contribute to our corporate strength and economic diversification and foster sustainable development in the regions where we operate. As of June 30, 2020, Natura had 39 community partners, contributing to the well-being of approximately 6.2 thousand families. As of December 31, 2019, Natura had 39 community partners, contributing to the well-being of approximately 6.2 thousand families (5,664 in 2018, 5,296 in 2017 and 2,841 in 2016).

In addition to purchasing inputs, Natura has established contracts for the sharing of benefits, and in some cases, providing financial or development support to suppliers and their productive chains. The table below shows the amount of funds that were allocated to partner communities and the number of communities and families impacted for the periods indicated:

	For the Six-month Period Ended June 30,	For the Fiscal Year Ended December 31,
	2020	2019	2018	2017
	(in thousands of R$)
Supply(1)	2,480	12,909	10,286	9,282
Sharing of benefits(2)	6,147	14,951	18,711	6,075
Carbon credits(3)	—	—	275	1,477
Use of image(4)	—	14	61	5
Infrastructure support(5)	979	717	775	763
Training(6)	—	156	71	70
Technical services(7)	—	214	125	1,816
Studies(8)	4,721	4,538	5,578	—

Total assigned to the communities	14,327	33,499	35,882	19,488

(1)	Acquisition of materials from the social biodiversity to be used in Natura products.
(2)	Amounts paid in benefit sharing to communities that provided genetic heritage and/or associated traditional knowledge of a species of Brazilian biodiversity.
(3)	Carbon credits acquired from supplying communities.
(4)	Amount paid for using image of members of communities in institutional or marketing disclosure materials.
(5)	Financial support for projects of local infrastructure development, particularly those related to efficiency and value creation for supply chain.
(6)	Training program on organization development management, technical exchanges, best production practices, health and work environment safety.
(7)	Technical services: All support services provided to the supplying communities by both external parties and Natura consultants.
(8)

Studies: Diagnose planning, management planning, mapping, field research, loyalty and satisfaction surveys. The larger amount allocated in 2018 refers to the implementation of an agricultural system for palm oil production.

Natura monitors its community partners through bioQlicar, a monitoring and development program similar to the program for regular suppliers but focused on rural suppliers instead. The program was revised in 2014 and applied in 2015, implementing a system to verify the social and biodiversity input chains based on the principles of ethical bio trade of the Union for Ethical Bio Trade. By monitoring actions to improve the social and biodiversity input chains, bioQlicar fosters the improvement of our production and chains and the preparation of communities with the market in general.

Furthermore, we work with communities by setting high standards for human rights, promoting the practice of dignified work with suppliers that maintain direct commercial relations with Natura, and using contracts to require practices identical to those seen among partners in the previous supply chain.

In 2015, Natura implemented the Biodiversity Verification System in all communities to promote and/or encourage corrective actions throughout the supply chain. These actions involve organizational management, knowledge of legislation applicable to cooperatives, best stewardship practices and more.

Avon

Avon manufactures and packages the majority of its Beauty products, which are formulated and designed by its staff of chemists, designers and artists. Raw materials, consisting chiefly of essential oils, chemicals, containers and packaging components required for our Beauty products are purchased from a range of third-party suppliers. The remainder of its Beauty products and all of its Fashion & Home products are purchased from various third-party manufacturers.

Avon’s products are affected by the cost and availability of materials such as glass, fragrance and fuel. For the vast majority of items Avon has more than one source of supply available. They believe that we can continue to obtain sufficient raw materials and supplies to manufacture and produce Avon’s Beauty products for the foreseeable future.

Additionally, Avon designs the brochures (whether paper or online) that are used by the representatives to sell Avon’s products. The brochures are then produced on our behalf by a range of printing suppliers.

The loss of any one supplier would not have a material impact on Avon’s ability to source raw materials for the majority of Avon’s Beauty products or source products for the remainder of Avon’s Beauty products and all of Avon’s Fashion & Home products or paper for the brochures.

In addition, Avon and New Avon entered into several agreements, including among others, a Manufacturing and Supply Agreement, which provides that Avon and New Avon will manufacture, or cause to be manufactured, and supply certain products to each other. For more information, see “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—Third-party suppliers provide, among other things, the raw materials required for our products, and the loss of these suppliers, a supplier’s inability to supply a raw material or a finished product or a disruption or interruption in the supply chain may adversely affect our business” in this prospectus supplement.

The Body Shop

Since The Body Shop was founded in 1976, the business has pioneered the principle that “business should be a force for good” and that we can use trade to improve working conditions and help enhance the lives of people within our supply chain.

Relationships between The Body Shop and suppliers are guided by the company’s Ethical Trade Code of Conduct policy for sourcing final products and services and its Sustainable Sourcing Charter for natural materials. These policies are based on the full Ethical Trade Initiative (ETI) Base Code (a leading alliance of companies, trade unions and NGOs that promotes respect for workers’ rights around the globe), with a specific clause against modern slavery.

The ETI Base Code underpins our Supplier Code of Conduct. Our purchasing practices and supplier reviews incorporate ethical trade. In addition to fair prices our community trade partners also benefit from favorable trading terms under our Sustainable Sourcing Charter.

The Body Shop works globally with a diverse supply base of over 3,079 commercial partners. This supply base is divided among goods for retail, nonretail goods and services, ingredients and packaging and fair trade suppliers.

The Body Shop has no manufacturing facilities, developing and purchasing all of our goods for retail from third-party manufacturers. These 28 manufacturers are located around the world, 10 of which account for approximately 80% of our finished goods purchases by value.

The Body Shop has robust development, innovation and manufacturing agreements with our suppliers allowing us access to global innovation, meeting our customers’ demand for high quality, sustainable and affordable on trend products. The Body Shop stipulates the formulation criteria including aspects as our ban on animal testing, inclusion of fair trade raw materials and use of sustainable mica and palm oils.

The Body Shop main suppliers include L’Oréal Product DTLD Gmbh & Co. KG, Sicos et Cie SNC, Fapagau & Cie SNC, Fareva S.A., Laleham Health & Beauty, S&J International, SAP, DB Shenker, Williams Lea Tag, Royal Mail, Single Resource and Sitel.

Our key suppliers for our goods for retail and for our top 20 non-retail goods and services are managed through our strategic supplier relationship management program. The program focuses on continuous improvement measured against five supplier management pillars: Service, Quality, Competitiveness, Sustainability and Innovation. Suppliers that achieve partnership status within the program are recognized through inclusion in innovation workshops brand and supplier events.

Procurement at The Body Shop is a globally integrated department, working in four subteams covering goods for retail, nonretail goods and services, packaging and raw materials and sustainable sourcing. Following The Body Shop’s acquisition by Natura &Co, procurement has been in early stages of group integration under the name of Natura &Co Global Procurement. The first step in this initiative has included the development of common codes of conduct, savings methodologies and shared IT, travel and logistics sourcing strategies.

Long-Term Commitment to Trading Fairly

The Body Shop has a long history of ethically sourcing ingredients. The retailer pioneered fair trade in the cosmetics industry in 1987, launching its “Trade Not Aid” sourcing program—now called Community Fair Trade. Community Fair Trade is The Body Shop’s bespoke fair trade program which is independently verified by Ecocert (an inspection and certification organization, founded in France in 1991). Today, the program reaches approximately 16,000 producers across 23 countries worldwide.

The Body Shop has traded with approximately 70% of its Community Fair Trade suppliers for more than 10 years. This also provides for the unique opportunity to develop solutions to commercial, environmental and/or social issues together. This portfolio represents around 17% of the total raw material and Gift & Accessories spend.

Ethical and Sustainable Trade

The Body Shop also operates a wider ethical trade program to identify issues, manage risks and ultimately to improve working conditions in our supply chains. The Body Shop Ethical Trade program works with a range of stakeholders, including the ETI, which The Body Shop co-founded in 1998, and SEDEX (a collaborative platform for sharing responsible sourcing data in supply chains).

The Body Shop frames its ethical and sustainable sourcing program around the Human Rights Due Diligence Framework (HRDD), a framework adopted by the United Nations Guiding Principles on Business and Human Rights, which allows a deeper understanding of relevant labor risks in supply chains and activities of priority due diligence in the sphere of human rights. Importantly, the HRDD informs responsible sourcing and current and future activity to identify, and if found, to eliminate modern slavery in supply chains.

Supply chain transparency and raw material traceability are vital in helping businesses to assess risk, and to prevent, identify and address modern slavery. The Body Shop continues to increase the transparency of its complex global supply chains, including for raw material and service providers. The Body Shop has systematically mapped 207 natural and naturally derived raw materials to country of origin, sourced from more than 100 second-tier suppliers. This helps the business to understand and analyze any social, environmental and modern slavery risks relating to their origins.

Access and Benefit Sharing

Access and benefit sharing has become a key focus for the business. The Body Shop worked with Natura and suppliers in Brazil, South Africa and India to comply with the international principles of Access and Benefit Sharing (ABS), which refers to the way in which genetic resources may be accessed, and how the benefits resulting from their use are shared between the people or countries using the resources (users) and the people or countries that provide them (providers). In Brazil, for example, this involved direct negotiations with worker representatives (the board of a producer cooperative) in the Community Trade supply chain of babassu oil (a vegetable oil used in some of The Body Shop’s products) to agree on access and benefit sharing arrangements. This resulted in an initial direct payment of over £500,000 to the producer cooperative, benefitting 353 participants in the first year of benefit sharing projects aimed at sustainable agricultural development in the producer community.

Aesop

Aesop values quality relationships with our suppliers, many of whom have been our partners for more than 10 years. Supplier relationships of Aesop are guided by the Code of Conduct for Suppliers. This code represents our main Relationship Principles and provides guidelines for social, environmental and quality aspects, describes the expectation from our supplier network and reflects our commitment to the well-being of our partners, communities and the planet.

Aesop relies on a diverse supplier base, sourcing globally to supply business needs. This base is divided among suppliers for outsourcing (finished products), productive inputs (ingredients and packaging material) and indirect materials and services.

Aesop is actively working on projects aimed at approving alternative suppliers and bringing flexibility to our supply chain. Aesop has reduced dependence on suppliers for the manufacturing of finished goods and key ingredients and packaging and, for this reason, can somewhat respond to interruptions in the supply chain, moving production or material supply to other suppliers.

Aesop’s main manufacturing suppliers are Delta Laboratories, Ensign Laboratories Ross Cosmetics, Australian Botanical Products, Baxter Laboratories and Briemar Nominees.

The main component and ingredient suppliers are Visy Pet Pty Ltd, Techpack Pty Ltd, Norquest Brands Pvt. Ltd., Watermark Products, Gunn & Taylor Printers Pty Ltd, Le Nez Limited, Dutjahn Sandalwood Oils Pty Ltd, Triglav-Edelvais Ltd., Multi-Color Pty Ltd, Linhardt GmbH & Co. KG and Cospak Pty Ltd.

Major Clients

For the six-month period ended June 30, 2020 and the fiscal years ended December 31, 2019, 2018 and 2017, we did not have any client or consultant that accounts for more than 10% of our consolidated net revenue, when considering all our business segments in existence during such periods.

Certain Material Agreements

Financing Agreements

For a description of the main agreements comprising our short- and long-term indebtedness as of June 30, 2020, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Natura &Co—Liquidity and Capital Resources—Indebtedness” in the Natura &Co Holding MD&A/Financials Form 6-K.

Other Agreements

On September 6, 2017, The Body Shop entered into an intellectual property licensing agreement with L’Oréal, whereby L’Oréal granted The Body Shop a license for using certain intellectual property in The Body Shop’s products.

On March 1, 2016, Cleveland Apple Investor L.P., an affiliate of Cerberus, or the Cerberus Investor, contributed U.S.$170 million of cash into New Avon in exchange for 80.1% of its membership interests, and Avon contributed certain assets, assumed certain liabilities of its North America business and transferred the employees of its North America business into New Avon in exchange for a 19.9% ownership interest of New Avon (collectively, the “Separation”). In August 2019, Avon and Cerberus finalized the sale of Avon’s respective interests in New Avon to LG Household & Health Care Ltd. In connection with the Separation, Avon entered into a Separation Agreement and various other agreements with New Avon to govern the separation and the relationship of the two companies going forward. In addition, we have entered into a licensing agreement with LG for pursuant to which we have licensed the Avon name and certain other intellectual property rights to LG for use in Japan and South Korea. We are in the process of negotiating a termination of that agreement as a result of which LG would owe us guaranteed minimum royalties totaling U.S.$60-65 million over the next eight years. See “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—We are involved, and may become involved in the future, in legal proceedings that, if adversely adjudicated or settled, could adversely affect our financial results” in this prospectus supplement.

On February 15, 2019, Avon completed the sale to TheFaceShop Co., Ltd., an affiliate of LG Household & Health Care Ltd. of all of the equity interests in Avon Manufacturing (Guangzhou), Ltd. for a total purchase price of U.S.$71 million less expenses of approximately U.S.$1.1 million. The purchase price included U.S.$23.5 million relating to outstanding intercompany loans payable to Avon Manufacturing (Guangzhou), Ltd. from other Avon subsidiaries, which was presented as financing activities in Avon’s consolidated statements of cash flows when settled in April 2019. The cash proceeds of $46.4 million, net of loan amounts, are presented as investing activities in Avon’s consolidated statement of cash flows, which includes U.S.$7.6 million of restricted cash as of June 30, 2019.

Natura and Avon had granted exclusive rights for third parties to market their products in certain geographies, including (i) a Distribution and License Agreement, executed on April 1, 1997 and automatically renewed every two years, pursuant to which Avon granted to Avon Costa Rica S.A. exclusive rights for marketing and distribution of Avon products in Costa Rica; and (ii) a Distribution contract, executed between Natura Cosméticos and Natura Indústria one the one hand and Alta Estética SRL, on the other, by virtue of which Natura Cosméticos and Natura Indústria granted Alta Estética SRL exclusive rights for marketing and distribution of Natura products in Bolivia, from March 21, 2011 to March 20, 2021.

In addition, under our “The Body Shop” brand, we are party to various manufacturing agreements with third parties that allow us to sell certain products that meet our standards of quality control, for various defined terms. See “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—We depend on third parties to manufacture our products” in this prospectus supplement.

Price Volatility

Prices in our sector are characterized by gradual increases over time, primarily due to (1) increases in production costs and (2) increases in the demand for products with higher value added. Consistent productivity gains in our sector have allowed manufacturers to prevent price increases to our consumers. As a result of low concentration and high competitiveness of sector suppliers, increases in raw material costs could be minimized. We expect that consumer prices will continue to grow gradually and that companies in our sector will continue to obtain productivity gains in order to prevent increases in prices to consumers.

Some of the raw materials, packaging materials and finished products that our brands purchase from suppliers have their prices impacted by fluctuations in inflation. In addition, the business is impacted by currency rates of imported items. We may not always be able to insulate our final customers from these fluctuations.

Competition

The cosmetics, fragrances and toiletries market is very competitive, both in Brazil and in other markets in which we operate. Strong brands and new product launches are important to attract and retain customers. Furthermore, in offering a wide range of categories, our brands compete with several different companies that operate through different distribution channels: direct selling, retail and e-commerce.

The following chart represents our market share in Brazil, one of our main markets, according to Natura &Co’s own estimates based on Euromonitor International data released in 2020**, including categories that are not available in our portfolio:

Market Share Natura &Co in Brazil (% Euromonitor International, 2019)

Source: Internal data of Natura &Co based on Euromonitor International Limited, Beauty & Personal Care 2020, retail value sales, including taxes, current terms in U.S. dollars, based on fixed exchange rates.

*	Consolidated reported data, including Natura, The Body Shop and Aesop.
**

Natura and Avon combined market share: Natura &Co’s own estimates based on Euromonitor International data (Beauty & Personal Care 2020, retail value sales, including taxes, current terms in U.S. dollars, based on fixed exchange rates.).

Natura

In the countries in which we operate our Natura brand, the market is organized into two major distribution channels: direct sales and retail. Direct sales accounted for 26.8% of the cosmetics, fragrances and toiletries market in Brazil for 2019 compared to 8.7%, globally. While certain cosmetics and fragrance categories are more relevant in the direct sales market, personal care categories are traditionally distributed via retail.

In Brazil, our competitors vary by product category. For example, in the fragrance and makeup categories, our main competitors are O Boticário, Avon (which became a direct, wholly owned subsidiary of Natura &Co Holding since the completion of the Transaction) Mary Kay and Hinode; for body and skin care, our main competitors are Avon (which became a direct, wholly owned subsidiary of Natura &Co Holding since the completion of the Transaction), Beiersdorf AG (particularly the Nivea brand) and Unilever and; for hair care, our main competitors are Unilever, L’Oréal, Colgate-Palmolive Company and Johnson & Johnson.

In other countries where the Natura brand is present, market conditions are quite similar, as are the local competitors by category and distribution channels. Major differences can be found in the strong operations of Corporación Belcorp and Unique-Yanbal Group in Peru and Colombia, and Voewerk & Co KG (with the Jafra brand) in México. Our domestic competitors in Brazil, such as Jequiti, do not have significant operations in other regions of Latin America.

As of December 31, 2019, Natura-branded products were acquired by 47.1% of Brazilian households according to internal data of Natura &Co, suggesting that approximately 26.8 million Brazilian households purchased at least one Natura-branded product in such periods. One of our strategies is to build on existing overlap to capture growth opportunities regarding our household penetration in countries where Natura and Avon operate together.

Source: Internal data of Natura &Co.

Avon

Avon faces competition from various products and product lines. The beauty and beauty-related products industry is highly competitive and the number of competitors and degree of competition that Avon faces in this industry varies widely from country to country. Avon competes against products sold to consumers in a number of distribution methods, including direct selling, through the internet, and through the mass market retail and prestige retail channels.

Specifically, due to the nature of the direct-selling channel, Avon often competes on a country-by-country basis, with its direct-selling competitors. Unlike a typical CPG company which operates within a broad-based consumer pool, direct sellers compete for representative or entrepreneurial talent by providing a more competitive earnings opportunity or “better deal” than that offered by the competition as well as significant competition from other non-direct selling earnings opportunities for which the existing representatives or potential representatives could avail themselves. Providing a compelling earnings opportunity for the representatives is as critical as developing and marketing new and innovative products. As a result, in contrast to a typical CPG company, Avon must first compete for a limited pool of representatives before we reach the ultimate consumer.

Within the broader CPG industry, Avon principally competes against large and well-known cosmetics (color), fragrance and skin care companies that manufacture and sell broad product lines through various types of retail establishments and other channels, including through the internet. In addition, Avon competes against many other companies that manufacture and sells more narrow beauty product lines sold through retail establishments and other channels, including through the internet.

Avon also has many global branded and private label competitors in the accessories, apparel, housewares, and gift and decorative products industries, including retail establishments, principally department stores, mass merchandisers, gift shops and specialty retailers. Avon’s principal competition in the fashion jewelry industry consists of a few large companies and many small companies that sell fashion jewelry through department stores, mass merchandisers, specialty retailers and e-commerce.

Avon believes that the personalized customer service offered by the representatives; the representatives’ earnings opportunity as well as the amount and type of field incentives Avon offers the representatives on a market-by-market basis; the high quality, attractive designs and prices of Avon’s products; the high level of new and innovative products; Avon’s easily recognized brand name; and Avon’s guarantee of product satisfaction are significant factors in helping to establish and maintain its competitive position.

The Body Shop

As a global brand, present in 73 countries, competition for The Body Shop is varied and heavily concentrated in retail distribution. At a global level, key beauty and personal care brands include L’Oréal Paris (L’Oréal Groupe), Nivea (Beiersdorf AG), Dove (Unilever Group) and Garnier (L’Oréal Groupe). However, we are seeing an erosion in combined share of these companies and brands, notably in skin care and color cosmetics, as these categories become more fragmented. This is largely driven by the rise of new beauty brands, such as Glossier and Kylie Cosmetics in the United States, which disrupt traditional models, and increase price competition and pressure to stay aligned with fast-evolving consumer preferences.

In Asian Pacific, a key competitor to The Body Shop is Innisfree, which offers a wide product assortment extending from skin care to makeup, hair care, and fragrance, and low prices comparative to their competition. Other key brands in this region are Wardah (Indonesia), Lakmé (India) and DHC (Japan).

In Europe, competitor brands to The Body Shop include Lush and Rituals. With a strong stance on handmade cosmetics and minimal packaging and a stance against animal testing, Lush also focuses on store and product experience. Most known for its bath bombs, it plays strongly in the bath and body category with shower gels, bubble bars and soaps. Rituals has built brand recognition by positioning its products at prices above the mass market level but lower than the most expensive alternatives in the categories where it is present. The Body Shop is present in the bath and shower segment, with different fragrance concepts mostly inspired by Asian culture and lifestyle. The Body Shop also markets products focused on providing customers a spa-like experience as part of its non-beauty product offering, including tea sets, candles and home textiles. These products are promoted in The Body Shop stores as a source of balance and well-being.

Lush is a key competitor in North America, but Bath & Body Works is a strong player in both America and Canada. While not particularly focused on naturally or ethically sourced ingredients, its focus is on having a colorful and wide range of fragrance products, with a heavy reliance on promotions and discounts. It is also active in bath and body products, fragrances and home fragrance.

Aesop

Aesop sits within the premium segment of the beauty and personal care industry, which continued to outpace the mass market segment for the fourth consecutive year in 2019, according to Euromonitor International (Euromonitor International Limited, Beauty & Personal Care 2020, Market Sizes, retail value sales, including taxes, current terms in U.S. dollars, based on fixed exchange rates). While Aesop is a small player on a global scale, its market share and the competitive landscape in which it is active differs by region as well as by product category.

Aesop was directly present in 23 countries and four countries through distributors as of June 30, 2020, spread across Oceania, the Americas, Asia and Europe. The countries in which Aesop has the highest market share within the premium beauty and personal care market are Australia, Hong Kong, Singapore and the UK. Australia is Aesop’s strongest market in terms of market share, with key competitors including Estee Lauder, Clinique, Lancôme and Clarins. Hong Kong is a much more competitive market, with Aesop’s major competitors among Estee Lauder, Shiseido, Kiehl’s and Laneige. Aesop’s key competitors in Singapore are SK-II, Shiseido and Lancôme, while its key competitors in the UK in terms of market share are Clinique and Estee Lauder.

Aesop is present within six key product categories, including skin, hair, body, fragrance, home and kits/gifts. Aesop’s competitors vary according to product category. For example, Aesop’s main competitors in the skin care category are Lancôme, Estee Lauder and SK-II. In the body care category, Aesop’s competitors are Clarins, L’Occitane, Vichy and La Roche-Posay, while hair care is dominated by specialist brands such as Redken and Aveda.

Seasonality

In Brazil, one of our main markets, we observe peaks in demand in the second and fourth quarters: (1) during the weeks leading up to Mother’s Day, which occurs during the first half of the month of May and (2) in November, in the run up to Christmas sales and Black Friday-type sales, which are our most significant peaks in demand. Our international operations are subject to the same kind of seasonality, but the timing of the Mother’s Day sales peak varies depending by country.

The table below shows our quarterly net revenue from our total consolidated operations:

	For the six-month period ended June 30,		For the Fiscal Year Ended December 31,
Share of Net Revenue by Quarter (%)	2020(1)	2019	2019	2018	2017
Consolidated:
First quarter	52%	46%	20%	20%	18%
Second quarter	48%	54%	24%	23%	21%
Third quarter	n.a.	n.a.	24%	24%	24%
Fourth quarter	n.a.	n.a.	32%	33%	38%

Total year consolidated	100%	100%	100%	100%	100%

(1)	Considers consolidation of Avon’s revenue from the completion of the Transaction on January 3, 2020.

Global Presence

Our international expansion under the Natura brand started in 1982, when Natura Cosméticos introduced its business in Chile, and later in Argentina and Peru in 1992, Mexico and France in 2005 and finally Colombia in 2007. In December 2016, we opened our inaugural store in New York City, United States. Currently, Natura has nine stores outside Brazil (Chile, Argentina, France, United States and Malaysia). We are also present in other countries in Latin America and Europe through the Natura brand.

In 2016 when our business consisted only of the Natura and Aesop brands we had net revenue of R$7.9 billion, 92.5% of which was derived from Latin America (67.7% from Brazil) and 7.5% from the rest of the world. As our business grew it became more international. In 2018, when our business consisted of Natura, Aesop and The Body Shop, we had net revenue of R$13.4 billion, 63% of which was derived from Latin America (45% from Brazil) and 37% from the rest of the world. Finally, in the six months ended June 30, 2020, after we added Avon to our business, we had net revenue of R$14.5 billion, 56% of which was derived from Latin America (31% from Brazil) and 44% from the rest of the world.

We are now present in the five continents under The Body Shop brand, reaching 73 countries.

The Aesop brand operates in Oceania, Asia, Europe, North America and South America, reaching 23 countries directly and four countries through distributors. In the six-month period ended June 30, 2020, Asia accounted for approximately 49% of Aesop’s consolidated net revenue.

Avon’s operations outside of the U.S. were conducted primarily through subsidiaries in 54 countries and territories. Outside of the U.S., Avon’s products were also distributed in 24 other countries and territories. In particular, Avon derived approximately 20% of its consolidated revenue during the six-month period ended June 30, 2020 from Brazil, which is its largest market and is included within its South Latin America reportable segment.

Innovation and Product Development

Innovation is an important growth driver, based on a strong innovation platform with sustainable practices across all brands. During the fiscal year ended December 31, 2019, the Natura, Avon and Aesop brands had 1,496 products launched under an open innovation model, which involves a network of 475 partners and 470 scientists (70 doctorates and 267 masters). We are proud of our partnership with 46 start-up companies that are making significant investments in innovation and e-commerce, having tested 161 of their products in 2019. We have filed 2,598 patents since 1992 and been responsible over 410 publications since 1983.

Natura

Innovation is an important driver of Natura’s growth, supporting the pace of the business and attracting consumers to our Natura-brand. During the six-month period ended June 30, 2020, Natura Cosméticos launched more than 234 products and posted an innovation index of 63.2% related to Natura. During the fiscal year ended December 31, 2019, Natura Cosméticos launched more than 330 products and posted an innovation index of 58.4% related to Natura. In comparison, Natura Cosméticos launched 233 products in 2018 and 185 products in 2017, and reported an innovation index of 59.9% and 64.6% in 2018 and 2017, respectively, related to Natura. In addition, Natura Cosméticos has plans to continue regularly launching new products in line with market trends and evolving customer preferences. Total investment in innovation amounted to 2.3% of net sales in 2019 for the brand.

The table below shows the number of products launched by Natura Cosméticos and its innovation index for the periods indicated related to Natura.

	For the Six-month Period Ended June 30,		For the Fiscal Year Ended December 31,
	2020	2019	2019	2018	2017
Number of products launched(1)	234	185	330	233	185
Innovation index(2)	63.2%	54.5%	58.4%	59.9%	64.6%

(1)	Information regarding products posted counts only products that represent a new value proposition, including new packaging and formulations. The number considers only Brazil.
(2)	Share of sales of products launched in the last 24 months in the total gross revenue of the last 12 months. The index considers only Brazil.

Avon

Avon’s research and development, or “R&D,” department’s efforts are important to developing new products, including formulating effective beauty treatments relevant to women’s needs, and redesigning or reformulating existing products. As part of our Open Up & Grow Avon strategy and to improve its brand competitiveness, Avon is focusing on developing breakthrough new technology and product innovation to deliver first-to-market products that provide visible consumer benefits and developing a relevant portfolio of innovation which also delivers against the company’s ambitious sustainability goals. R&D also works extensively with third party companies to bring in new ideas, help accelerate development time and deliver against local market trends.

Avon’s global R&D facility is located in Suffern, NY. A team of researchers and technicians apply the disciplines of science to the practical aspects of bringing products to market around the world. Relationships with dermatologists and other specialists enhance Avon’s ability to deliver new formulas and ingredients to market. Additionally, Avon has R&D facilities located in Argentina, Brazil, China, Mexico, the Philippines, Poland, South Africa and the UK.

The amounts incurred on research activities relating to the development of new products and the improvement of existing products were U.S.$16.5 million in the six-month period ended June 30, 2020, U.S.$40.6 million in 2019, U.S.$48.0 million in 2018 and U.S.$52.9 million in 2017. This research included the activities of product research and development and package design and development. Most of these activities were related to the design and development of Beauty products.

The Body Shop

Innovation is a key function of our research and development team. Natura Cosméticos has two fundamental approaches to innovation related to The Body Shop. Internally, Natura Cosméticos has a dedicated team working on building a disruptive innovation pipeline looking at new products and concepts. Externally, Natura Cosméticos works with its suppliers to access global innovation trends. On an annual basis, its key suppliers present their latest innovations and concepts for Natura Cosméticos to select in its new product launch calendars. In the six-month period ended June 30, 2020, The Body Shop launched 120 new products, across several categories, including hair, bath and body, skin care, among others. In 2019 and 2018, The Body Shop launched 137 and 196 new products, respectively, across several categories, including hair, bath and body, skin care, among others.

Aesop

Innovation is an important driver of Aesop’s growth, attracting new customers to Aesop and ensuring relevance of the brand to retain Aesop’s existing customers. However, alongside this, we believe Aesop has strong and loyal retention of customers across its core range of 98 formulations (160 products). In the six-month period ended June 30, 2020, Aesop invested AUD$2.30 million in research and development (1.0% of net revenue in the period) and introduced four new products (including two kits) to the product portfolio across key categories including skin care, body care and fragrance. The first quarter of 2020 saw the expansion of our premium skin care+ offering with the introduction of Sublime Replenishing Night Masque. The second quarter of 2020 marked the launch of our first floral fragrance, Rozu Eau de Parfum and the first of our COVID-19 response projects, Matriarch Kit and Resurrection Hand Purifying Duet. In 2019 and 2018, R&D investment was AUD$4.24 million and AUD$4.05 million, respectively (0.9% and 1.1% of net revenue in 2019 and 2018, respectively). In addition to product development, sustainability improvement projects are core to Aesop’s work. In the first semester of 2020, Aesop continued the roll out of recycled PET plastics across high volume stock keeping units (SKUs) and initiated a circular packaging project.

Intellectual Property

Natura &Co’s most important intellectual property comprises the following brands: Natura, The Body Shop, Avon and Aesop. Natura &Co carefully manages its brands to preserve the appeal of our products across broad demographic lines and the association of its brands with innovative products and social and environmental responsibility.

Natura &Co is not dependent on any third-party patents, brands, licenses, concessions, franchisees and royalty contracts that are relevant to the development of its activities, except for the L’Oréal IP license granted to The Body Shop (See “Business—Certain Material Agreements—Other Agreements”).

Trademarks

The Natura, The Body Shop, Aesop and Avon trademarks are Natura &Co’s most important trademarks:

•

The Natura trademark was considered a highly renowned brand in 2005 by the Brazilian National Institute of Intellectual Property (Instituto Nacional de Propriedade Intelectual), or INPI, meaning that, as a brand, we enjoy significant recognition in all classes of products and services. With this recognition, the Natura trademark benefits from special protection in Brazil. In 2010, the INPI renewed this recognition, and subsequently in 2016 for a period of 10 years. In addition to Brazil, the Natura trademark is registered in the following countries and regions, among others: Argentina, Chile, Peru, Mexico, Bolivia, France, the United States and the European Union.

•

The Body Shop trademark is Natura &Co’s most important trademark under The Body Shop brand. This trademark, The Body Shop “Pod Device” logo, and many other products, campaigns and marketing brands are registered worldwide, including in the UK, European Union, United States, Canada, Brazil, Australia, China, Hong Kong, South Korea and Japan.

•

The Aesop trademark is Natura &Co’s most important trademark under the Aesop brand. This trademark is registered as both a word mark and/or with Aesop’s distinctive macron across Aesop’s existing markets and planned market entries, including Europe, the United States, Canada, the United Kingdom, Australia, Japan, South Korea and Brazil. Several of Aesop’s more distinctive product names have been registered as trademarks in some of Aesop’s key global markets.

•

The Avon trademark is Natura &Co’s most important trademark under the Avon brand. The Avon trademark is registered worldwide, including in the United States, Canada, the European Union, the United Kingdom, France, Japan, China and Brazil, where the trademark was considered a highly renowned brand in 2019 by the INPI. With this recognition, the Avon trademark also benefits from special protection in Brazil. Avon’s intellectual property rights, including trademark rights, are subject to an Intellectual Property License Agreement, or the “New Avon IPLA,” by which Avon has licensed all intellectual property rights used in its North America business as of March 1, 2016 to New Avon Company (formerly New Avon, a privately held company majority owned and managed by Cerberus NA Investor LLC, an affiliate of Cerberus), now a subsidiary of LG Household & Healthcare, on an exclusive basis with respect to the sale of beauty, wellness, fashion, and home products in the North America region, including the United States of America (including its possessions and territories), Canada, and most Caribbean countries with the exception of the Dominican Republic.

As of June 30, 2020, Natura &Co had 879 trademarks registered and 55 trademark registration requests pending in Brazil, and 21,433 trademarks registered and 1,579 trademark registration requests pending outside of Brazil.

As of December 31, 2019, Natura &Co had 582 trademarks registered and 76 trademark registration requests pending in Brazil, and 5,172 trademarks registered and 816 trademark registration requests pending outside Brazil. As of December 31, 2018, Natura &Co had 458 trademarks registered and 111 trademark registration requests pending in Brazil and 4,609 trademarks registered and 1,090 trademark registration requests pending outside Brazil.

Registration and Renewal

In Brazil, a brand registered under the INPI grants the brand owner the exclusive right to use the brand throughout Brazil for an initial 10-year period, which may be extended by successive 10-year periods. During the registration process, the applicant has the right to the use of the relevant brands for identification of its products or services.

Trademarks registered in other countries are subject to the legislation of the relevant jurisdiction. Natura &Co uses a computerized system to monitor trademark expirations and to manage its portfolio.

Patents

As of June 30, 2020, Natura &Co had 888 patents granted and 288 patent registration requests pending worldwide. As of December 31, 2019, Natura &Co had 85 patents granted and 224 patent registration requests pending worldwide, whereas as of December 31, 2018 we had 96 patents granted and 278 patent registration requests pending worldwide.

Natura &Co’s patents mainly protect the technologies applied in its skin care, makeup, personal care, fragrance, and hair care products as well as innovative package design.

Industrial Designs

For the Natura brand, as of June 30, 2020, Natura Cosméticos had 17 industrial designs registered, three industrial design registration requests pending in Brazil, as well as 158 industrial designs registered and 22 industrial design registration requests pending abroad. As of December 31, 2019 and 2018, Natura Cosméticos had 43 and 74 industrial designs, respectively, registered and two and eight industrial design registration requests, respectively, pending in Brazil, as well as 48 and 67 industrial designs, respectively, registered and 26 and 17 industrial design registration requests, respectively, pending abroad, respectively. The majority of these industrial designs are related to fragrance bottles, containers in general and the packaging of makeup products.

Under Natura &Co’s Aesop brand, a brass oil burner design has been registered in Australia and in Europe.

As of June 30, 2020 and December 31, 2019, under The Body Shop brand, Natura &Co had no industrial designs registered or pending in Brazil, and had four industrial designs registered and no industrial design registration requests pending abroad. As of December 31, 2018, under The Body Shop brand, Natura &Co had no industrial designs registered or pending in Brazil, and Natura &Co had four industrial designs registered and no industrial design registration requests pending abroad. The majority of these designs are related to fragrance bottles, containers in general and the packaging of makeup products.

As of June 30, 2020, Avon had five industrial designs registered and no industrial design registration requests pending in Brazil, as well as 139 industrial designs registered and eight industrial design registration requests pending abroad.

Domain Names

Natura &Co and its subsidiaries are the holders of certain domain names in Brazil and abroad, including “natura.net,” “thebodyshop.com,” “aesop.com,” and “avonworldwide.com.” Avon also owns “avon.com” subject to an exclusivity granted to New Avon Company with respect to the marketing and sale of products in the North America region.

The information contained on Natura &Co’s website, any website mentioned in this prospectus supplement, or any website directly or indirectly linked to these websites, is not part of and is not incorporated by reference in this prospectus supplement, and investors should not rely on such information.

Insurance

Natura Cosméticos insures all of its facilities and equipment for loss and replacement. Natura Cosméticos also carries natural disaster and business interruption insurance, which covers property damage and related loss of income, as defined in the policy, as well as environmental and civil liability insurance. Natura Cosméticos’ cargo and last mile operations, vehicle fleet, as well as clinical trials are also insured. In addition, Natura Cosméticos provides health and life insurance to its employees. Natura Cosméticos considers the amounts of its insurance coverage to be adequate for a company of its size, considering the activities it conducts, and to meet the risks associated with its operations.

Avon Products insures all of its facilities and equipment for loss and replacement, including coverage for natural disasters as defined by the policy. This property coverage also includes business interruption insurance which covers Avon’s loss of income as a result of a covered loss defined by the policy. Avon insures it’s general (civil) liability where legally liable by a third party for bodily injury or property damage. This coverage includes Avon’s products where insurable. Avon’s cargo shipments are insured as well. Avon’s use of company automobiles, or autos used in the course of business operations, is insured. Avon insures its fiduciary obligations. The company is also insured against wrongful termination or harassment suits by employees. Avon considers the amounts of its insurance coverage to be adequate for a company of its size, considering the activities it conducts, and to meet the risks associated with its operations.

The Body Shop insures all of its facilities and equipment for loss and replacement. The Body Shop also carries natural disaster and business interruption insurance, which covers property damage and related loss of income, as defined in the policy, as well civil liability insurance. The Body Shop cargo, last mile operations and vehicle fleet are also insured. The Body Shop considers the amounts of its insurance coverage to be adequate for a company of its size, considering the activities it conducts, and to meet the risks associated with its operations.”

Aesop insures all of its facilities and equipment for loss and replacement. Aesop also carries natural disaster and business interruption insurance, which covers property damage and related loss of income, as defined in the policy, as well as environmental and civil liability insurance. Aesop ’ cargo and last mile operations are also insured. Aesop considers the amounts of its insurance coverage to be adequate for a company of its size, considering the activities it conducts, and to meet the risks associated with its operations

Environmental and Social Responsibility

Natura

Natura Cosméticos challenges itself to generate positive financial, social, cultural and environmental impacts. Natura Cosméticos articulated this challenge in its Sustainability Vision 2050, launched in 2014, where it undertook the commitment to transform Natura into a brand that makes a positive impact by ensuring that its operations help improve the environment and society, going beyond the current paradigm of merely reducing and mitigating impacts. Thus, Natura Cosméticos set goals to be attained as early as in 2020 on its journey of transformation by 2050.

In 2014, Natura Cosméticos was the first listed company in the world to be recognized as a B Corp (as approved by B Lab, an independent organization), a global movement of companies that give equal value to their economic, social and environmental results. After three years, Natura Cosméticos was recertified as a B Corp, attesting its commitment to generating positive social and environmental performance and impact on people and the planet. Natura Cosméticos is one of the largest industry/consumer businesses in the world to have this certification.

Further, for the seventeenth consecutive year, Natura Cosméticos presented its Annual Sustainability Report, which has provided unified disclosure of economic, social and environmental results of the Company since 2002. All information related to social responsibility is described in Natura Cosméticos’ annual report, which is drafted in accordance with the GRI G4 framework.

Natura Cosméticos seeks to create sustainable value for society by forging relationships based on quality and generating integrated social, environmental and economic results. As such, return on shareholder investment is obtained by balancing short- and long-term focuses. Some examples of its social actions include supporting organizations and associations that contribute in some way to the sustainable development of their industry; adopting fair trade principles in our partnerships with extraction communities and supporting sustainable local development; and sharing benefits with communities through access to genetic heritage and associated traditional knowledge of Brazilian biodiversity.

Natura Cosméticos has a Social and Environmental Responsibility Policy, which sets out the following programs: “Sustainability Vison 2020/2050,” “The world is more beautiful with you,” “Natura Carbon Neutral Program” and “Natura Amazon Program.”

Furthermore, Natura &Co Holding Shares are traded on the Novo Mercado listing segment of the B3, a special category that lists companies with the highest levels of corporate governance. In 2019, Natura Cosméticos’ stock was included for the 15th year in the exchange’s Corporate Sustainability Index (ISE). Since 2014, Natura Cosméticos has been listed on the Dow Jones Sustainability Index (DJSI), the only company classified in the Household and Personal Products segment in Emerging Markets, a benchmark for investors who base their investment decisions on social and environmental aspects.

In addition, our board of directors is advised by committees, including the audit, risk management and financial committee, the people and organizational development committee, the strategic committee and the corporate governance committee, which are responsible for assisting the board of directors in their management activities.

Avon

Avon is more than just a beauty brand: it is a movement connecting millions of women to each other and to a better life. This is the real value behind each sale made by Avon’s representatives around the world, and beauty is the journey that gets Avon there.

At Avon, we recognize the part we can play in addressing the challenges of rapid climate change and inequality of income and opportunity. Therefore, in 2019, Avon expanded its sustainability strategy to ensure that it considers its environmental impact throughout its operations.

Avon has doubled down on this mission, whilst continuing to minimize its environmental impact by operating as a company that makes and sells high-quality, responsibly sourced products. Avon is well on track to achieve our 2020 environmental goals but recognize that there is much more to do.

That is why Avon has now set even more ambitious targets – to improve packaging sustainability, and further reduce our carbon emissions and water use. Avon is also proud, in 2019, to have become the first global beauty company to end animal testing across all products in every country in which it operates. Avon also made a U.S.$1.0 million donation through the Avon Foundation to domestic violence support groups around the world.

The Body Shop

The Body Shop’s founding principle was to be a force for positive change. This has guided the company through 40 years of growth, from a one-woman enterprise with a single UK shop to a global business operating in 73 countries. The Body Shop was among the first global businesses to practice fair trade and conduct social and environmental campaigns, and such actions continue today to drive the company to be a positive force for change across the world.

Since joining Natura &Co, The Body Shop achieved B Corp certification and has made the commitment to prepare a new and ambitious sustainability plan ready for launch in 2021, which aims to create a regenerative and sustainable business by 2030, using the Future Fit Business Benchmark as its core methodology. We believe the new strategy will ensure The Body Shop continues to drive its credentials as a leading ethical business.

Our Community Trade program is a leading program in the beauty industry and is committed to working with suppliers across the world, ensuring they receive a fair wage for high-quality, natural ingredients and accessories. In addition, in many cases, The Body Shop pays a premium to help its suppliers invest in health or education projects that benefit their wider communities.

The Body Shop also has a proud history of campaigns for positive change. Over the past 40 years the company has used its voice and network to mobilize customers across the world to call for political action to create long-term change. Campaigns have covered diverse issues including human trafficking, domestic violence, climate change and HIV awareness.

The company’s longest running campaign, which began in 1989, focused on action to end animal testing in the cosmetics industry as The Body Shop was the first cosmetics company to campaign against animal testing. In 2017, 80% of countries had no laws against this practice and so, in response, The Body Shop launched Forever Against Animal Testing alongside our NGO partner Cruelty Free International. This award-winning campaign called for a permanent global ban on animal testing in cosmetics and received over 8 million petition signatures from customers supporting the call for change. In 2018, these petitions were presented to the United Nations and The Body Shop remains committed to continuing to influence the national and international decision-makers and other businesses to introduce a ban on cosmetic animal testing everywhere and forever.

Environmental protection is an important element of The Body Shop’s activity, which continues to seek reductions in store energy consumption and source renewable energy wherever possible. Also, through a new philanthropic initiative launched in 2016, The Body Shop launched a program called the World Bio Bridges Mission to raise funds to restore and protect wildlife corridors in damaged or threatened landscapes, to help animals in endangered species reconnect with one another and survive and to enable local communities to live more sustainably. These so-called “bio-bridges” also helps trap carbon dioxide that would otherwise contribute to climate change. From 2016 to 2018, £1.6 million was raised and bio-bridges in 11 sites were built to help protect large areas of habitat in Africa, Asia, Australia, Europe and Latin America.

Since 2016, The Body Shop has received a number of national and international awards recognizing the achievements including Responsible Retailer of the Year at the World Retail Congress in 2018 and the Marie Claire Prix D’Excellence De la Beauté Sustainability Award in 2018 and a Lifetime Achievement Award from Vogue in 2020.

The Body Shop reports on its progress and performance annually and remains committed to driving a positive impact across all areas of activity.

Aesop

Aesop is committed to a triple bottom-line approach to business performance, measuring and evaluating our performance against the three pillars of people, profit and planet. Targets are distributed across the business for the pillars of people and profit, with targets for “planet” to be added in 2020. Its sustainability strategy with commitments through 2030 is currently in development, in alignment with Natura &Co targets. Its sustainability approach will ensure it is operating responsibly across the value chain. Aesop is committed to supporting the communities in which it operates and donates 2.5% of EBITDA annually to the Aesop Foundation, a philanthropic vehicle supporting the development of literacy and storytelling in marginalized communities.

Aesop is targeting B-Corp certification in early 2020, a global movement of companies that give equal importance to each of their economic, social and environmental objectives. Aesop is currently in the pre-audit phase of this process.

Capital Expenditures and Divestitures

Our main capital expenditures include investments in opening stores and refurbishing existing ones, enhancing digital technology, product innovation as well as projects that seek to increase our operational efficiency and productivity. In the six-month period ended June 30, 2020, total investments in capital were R$261.8 million. In the fiscal years ended December 31, 2019, 2018 and 2017, total investments in capital were R$567.9 million, R$491.9 million and R$362.5 million, respectively.

Our ongoing capital expenditures consist primarily of investments to enhance digital technology. In 2020, the Company redirected investments to information technology infrastructure, digital and social selling, to help upgrade Avon platforms, accelerate the integration of Natura and Avon in Latin America and further boost social selling and the e-commerce go-to-market. Capital expenditures also include opening stores and refurbishing existing ones, product innovation, as well as projects that seek to increase our operational efficiency and productivity.

When COVID-19 started to impact our businesses, in the end of the first quarter of 2020, we took strict measures to reduce spending, including on capital projects. Based on stronger liquidity levels at the end of the second quarter of 2020, we reinstituted our planned capital spending (in line with levels approved pre-COVID-19), based on the reprioritized set of initiatives described above.

We expect to fund our ongoing capital expenditures principally from our cash flow from operations and funds obtained from third-party sources.

Property, Plant and Equipment

Properties

Below is a description of our principal property, plant and equipment. See also note 15 to our audited consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement.

Natura, Avon, The Body Shop and Aesop

Natura has distribution centers in the cities of Matias Barbosa (Minas Gerais), Uberlândia (Minas Gerais), Jaboatão dos Guararapes (Pernambuco), Canoas (Rio Grande do Sul), Castanhal (Pará) and Simões Filho (Bahia). In 2012, to ensure the evolution of our business and expansion of our logistics network, we opened a new distribution center in São Paulo with an expanded capacity to drive growth and reduce product delivery times. The São Paulo distribution center was built under a build–to-suit lease, and has high-tech equipment, and at the same time, an administrative unit with capacity for approximately 2,200 employees was built.

Our industrial site in Cajamar, called “Espaço Natura,” was designed by renowned architect Roberto Loeb, and consists of a cutting-edge manufacturing unit and a corporate space that we believe contributes to the high level of satisfaction of our employees. The three industrial units inside this site use modern production equipment designed to ensure the safety of our employees and environmental responsibility.

We also maintain manufacturing and distribution activities in the city of Benevides (state of Pará), in a project called “Ecoparque.” This project concentrates the production of soaps and oils of Natura. Inaugurated in March 2014, Ecoparque has a production capacity of 420 million bars of soap and approximately 50,000 tons of noodles (used as a base to make soaps). The production complex is built on an area of 172 hectares and it is planned that the space will receive companies from various market sectors.

In addition to our facilities in Brazil, we also own and rent facilities outside of Brazil to support our international operations under Natura, The Body Shop and Aesop. As of June 30, 2020, Natura had five distribution centers located in Argentina, Chile, Peru, Colombia and Mexico.

Since all of The Body Shop-branded products are manufactured by third parties, we do not own any factories. As of June 30, 2020, we had 45 third-party manufacturers, compared to 51 third-party manufacturers as of December 31, 2019. In addition, we use 11 warehouses, nine of which are third parties (Germany, Canada, Mexico, Singapore, Hong Kong, Australia, Chile and Brazil) and two of which are owned (UK and the United States), to aid our distribution process. As of December 31, 2018, we had 51 third-party manufacturers, and used 10 warehouses, eight of which are third parties (Germany, Canada, Mexico, Singapore, Hong Kong, Australia, Chile and Brazil) and two of which are owned (UK and the United States), to aid our distribution process.

With respect to our operations under the Aesop brand, we do not own an industrial unit to manufacture its products. Therefore, 100% of its products are manufactured by third parties. Currently, we have five third-party manufacturers. For its distribution process, Aesop has nine third-party warehouses, a centralized hub in Melbourne and eight regional distribution centers located in, United States (supplying the United States and Canada), Netherlands (Supplying Europe), Hong Kong (Supplying Hong Kong, Macau), Taiwan, Singapore, South Korea, Japan and Brazil.

Since January 2017, Avon’s principal executive offices are located at Chiswick Park in London, UK, to be in a closer proximity to many of our commercial markets. All the floors of our previous principal executive office location at 777 Third Avenue, New York, NY have been subleased. In addition, other principal properties measuring 50,000 square feet or more include two manufacturing facilities in Europe, primarily servicing Europe, the Middle East and Africa, eleven distribution centers and four administrative offices in Europe, the Middle East and Africa, two manufacturing facilities, eight distribution centers and one administrative office in South Latin America, one manufacturing facility, two distribution centers and one administrative office in North Latin America, and three manufacturing facilities and two distribution centers in Asia Pacific, of which one manufacturing facility is inactive.

Production Capacity and Expansion Potential

Natura Cosméticos’ facility in Cajamar was designed to facilitate its expansion as operations grow, creating greater economies of scale in the physical plant. Natura Cosméticos’ Ecoparque facility was designed to be an industrial park with a strong sustainability concept, based on concepts of sustainable chains, fostering symbiosis between the different companies that operate in this industrial area, in addition to contributing to the development of local communities, involving 4,127 families that supply biodiversity ingredients, of which 75% live in the Amazon region. In the six-month period ended June 30, 2020, approximately 217 million units were produced in Cajamar and approximately 44 million units were produced in Ecoparque. In 2019, 386 million units were produced in Cajamar, compared to 412.3 million in 2018, and approximately 353 million units in 2017. Ecoparque produced 83 million units in 2019, compared to 79 million in 2018 and 74 million in 2017.

Employees and Labor Unions

Natura &Co

As of June 30, 2020, Natura &Co had 35,972 employees. The following table shows Natura &Co’s number of employees as of the dates indicated:

	As of June 30,	As of December 31,
	2020	2019	2018	2017
Location:
Natura	6,703	6,822	6,642	6,332
Avon(1)	19,809	19,500	23,000	25,000
The Body Shop	7,111	9,111	9,062	9,077
Aesop	2,349	2,652	2,414	1,949

Total	35,972	38,085	41,118	42,358

(1)	Information related to Avon in the fiscal years ended December 31, 2019, 2018 and 2017 reflects the situation before the completion of the Transaction on January 3, 2020.

Our relationship with our employees is subject to the terms and conditions set forth in each of the collective labor agreements executed by it with the local unions to which its employees belong.

The following tables set forth a breakdown of Natura &Co’s employees by business division, function and geography as of the dates indicated.

Natura Cosméticos

As of June 30, 2020, we had 6,703 employees working in our Natura Cosméticos operations. The following table shows the number of employees by geographic location for the periods indicated:

	As of June 30,	As of December 31,
	2020	2019	2018	2017
Location:
France	9	16	21	19
Argentina	719	716	690	641
Brazil	4,984	5,085	4,958	4,765
Chile	226	225	224	189
Colombia	395	402	378	362
Mexico	138	133	122	116
Peru	219	224	228	219
United States	13	21	21	21
Total	6,703	6,822	6,642	6,332

The following table shows the number of Natura Cosméticos employees by role for the periods indicated:

	As of June 30,	As of December 31,
	2020	2019	2018	2017
Role:
Production positions	1,855	1,972	2,062	2,054
Administrative positions	4,101	4,120	3,902	3,629
Management positions	679	672	623	596
Executive positions	68	58	55	53

Total	6,703	6,822	6,642	6,332

The Body Shop

As of June 30, 2020, we had 7,111 employees in our The Body Shop operations, including office employees and retail employees. The following table shows the number of The Body Shop employees by geographic location for the periods indicated:

	As of June 30,	As of December 31,
	2020	2019	2018	2017
Location:
Australia	654	1,065	991	1,024
Austria	82	96	100	115
Belgium	59	94	76	83
Denmark	96	111	132	226
France	315	389	347	365
Germany	420	523	522	604
Luxembourg	5	5	5	5
Monaco	—	—	—	1
Netherlands	135	170	185	195
Portugal	113	137	139	140
Spain	229	293	283	288
Sweden	191	243	256	272
UK	2,572	3,105	3,173	2,716
Brazil	90	80	92	71
Chile	69	82	73	60
Mexico	19	18	17	9
Canada	850	1,155	994	1,214
United States	729	992	1,100	1,085
Hong Kong	214	242	280	279
Macau	13	14	16	17
Singapore	256	297	281	308

Total	7,111	9,111	9,062	9,077

Aesop

As of June 30, 2020, we had 2,349 employees in our Aesop operations, including office employees and retail employees. The following table shows the number of Aesop employees by geographic location for the periods indicated:

	As of June 30,	As of December 31,
	2020	2019	2018	2017
Location:
Oceania	615	748	793	614
Europe	547	656	567	487
Americas(1)	383	439	382	319
Asia	804	809	671	529

Total	2,349	2,652	2,413	1,949

(1)	Includes Brazil.

Avon

As of June 30, 2020, we had 19,809 employees in our Avon operations, including office employees and retail employees. The following table shows the number of Avon employees by geographic location for the periods indicated:

	As of June 30,	As of December 31,
	2020	2019(1)	2018(1)	2017(1)
Location:
Oceania	—	—	1	214
Europe	6,653	6,303	7,359	7,603
Americas(2)	11,212	11,111	13,038	14,270
Asia	1,088	1,244	1,656	1,894
Africa	856	842	946	1,019

Total	19,809	19,500	23,000	25,000

(1)	Information related to Avon in the fiscal years ended December 31, 2019, 2018 and 2017 reflects the situation before the completion of the Transaction on January 3, 2020.
(2)	Includes Brazil.

Compensation and Benefits

Our executive compensation philosophy is common to all companies within the group, to promote the achievement of short-, mid- and long-term goals aligned with shareholders’ interests. We seek to offer benefits policies and programs that are competitive with the local market.

The variable component, whether short-term compensation or long-term gains, represents a greater portion of compensation for senior executives. Besides well-defined payout limits, all variable compensation is linked to effectively meeting goals, i.e., exceeding the minimum expectations of growth established annually by management.

Our long-term incentive programs (our Long-Term Incentive Plan and Coinvestment Plan as described below in “—Compensation”) are part of a strategy for retention of our management team and employees, with the purpose of generating value for our shareholders. Moreover, it increases the variable component as a percentage of compensation for program participants across our organization.

These programs aim to align expectations of shareholders and program participants with our long-term performance, incentivize improved performance of our management team, give program participants the opportunity to become our shareholders and encourage them to add value to our organization. Other benefits include giving employees a more entrepreneurial and corporate perspective (by sharing in our risks and earnings), harmonizing and improving relations between the companies within our organization, encouraging retention of the management team and employees and increasing our attractiveness to potential hires.

In addition, part of the program aims to connect short-term incentives (annual bonuses and/or profit sharing awards) with long-term incentives by granting awards conditioned upon the investment by the participant of part of the annual bonus and/or profit sharing awards.

For more information on the compensation of our directors and officers, see “—Compensation.”

Government Regulation

We and our products are subject to regulation by various federal, state and local regulatory authorities in the countries in which our products are produced or sold. Such regulations principally relate to the ingredients, labeling, manufacturing, packaging, advertising and marketing and sales and distribution of our products. We are also subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, as well as other countries’ anti-corruption and anti-bribery regimes, such as the U.K. Bribery Act.

We are subject to numerous foreign, federal, provincial, state, municipal and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and environmental protection, including those relating to emissions to the air, discharges to land and surface waters, generation, handling, storage, transportation, treatment and disposal of hazardous substances and waste materials, and the registration and evaluation of chemicals. We maintain policies and procedures to monitor and control environmental, health and safety risks, and to monitor compliance with applicable environmental, health and safety requirements. Compliance with such laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect upon our capital expenditures, earnings or competitive position. However, environmental and social responsibility laws and regulations have tended to become increasingly stringent and, to the extent regulatory changes occur in the future, they could result in, among other things, increased costs and risks of non-compliance for us.

Legal Status of Our Consultants and Business Leader Sales Consultants

Our consultants and business leader sales consultants are independent entrepreneurs with whom we maintain commercial relationships that entitle them to resell our products on a nonexclusive basis at their own expense and risk. Consultants do not receive any kind of compensation from us, while business leader sales consultants receive compensation according to the product purchases made by the consultants they advise. In addition, there is no subordination in our relationship with our consultants or with our business leader sales consultants, a characteristic that would have to exist in order for there to be an employment relationship. Rather, our consultants and business leaders enjoy great flexibility in the way they resell our products and conduct their activities and are not accountable to us for any aspect of their business.

As of December 31, 2019, Natura Cosméticos was party to 708 labor lawsuits filed by former business leader sales consultants and/or consultants’ advisors (which were similar figures that preceded the business leaders) seeking the recognition of their alleged employee status. In most of these cases, Natura Cosméticos obtained judgments confirming that the business leader sales consultants and/or consultants’ advisors do not have an employment relationship with the company.

Any regulatory change requiring the establishment of an employee relationship with our consultants or with our business leader sales consultants, or numerous adverse decisions finding that an employee relationship exists, would result in contributions and incremental costs so substantial that we would have to restructure our operations.

Legal Proceedings

We and our subsidiaries are parties to numerous judicial and administrative proceedings of tax, civil, regulatory, environmental, criminal and labor natures, including proceedings with probable, possible and remote risks of loss. Our provisions are recorded pursuant to accounting rules, based on an individual analysis of each contingency by our internal and external legal counsel. We constitute provisions for proceedings that our external counsel evaluates as having a probable risk of loss. In addition, due to the high number of labor and civil claims, we also constitute provisions based on the historic chances of success and losses for certain types of legal proceedings.

In cases where unfavorable decisions in claims involve substantial amounts, or if the actual losses are significantly higher than the provisions constituted, the aggregate cost of unfavorable decisions could have a significantly adverse effect on both our financial condition and operating results. Moreover, our management may be forced to dedicate time and attention to defend against these claims, which could prevent it from concentrating on our core business.

As of June 30, 2020, we were party to proceedings for which provisions in the total amount of R$1,313.8 million have been recorded.

A description of the principal proceedings in which we are involved in for each category (civil, labor and tax) is set out below. For additional details regarding the legal proceedings in which we are involved, please see note 20 to our audited consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement.

Civil Claims

As of June 30, 2020, Natura &Co and its subsidiaries were party to civil claims of an administrative or judicial nature for which Natura &Co had recorded provisions in the total amount of R$180.5 million. Natura &Co’s provisions are reviewed periodically based on the evolution of the lawsuits and the loss of civil claims to reflect the best current estimate.

The majority of these lawsuits involve claims of undue inclusion of the names of both Natura consultants and third parties in the database of the Brazilian credit protection service as debtors due to the fraudulent registration practices.

Avon has been named a defendant in numerous personal injury lawsuits filed in U.S. courts, alleging that certain talc products Avon sold in the past were contaminated with asbestos. Many of these actions involve a number of co-defendants from a variety of different industries, including manufacturers of cosmetics and manufacturers of other products that, unlike Avon’s products, were designed to contain asbestos. As of June 30, 2020, there were 139 individual cases pending against Avon. During the three months ended June 30, 2020, 11 new cases were filed and three cases were dismissed, settled or otherwise resolved. To date, Avon has not proceeded to trial in any case filed against it and there have been no findings of liability enforceable against Avon. The value of Avon’s settlements in this area thus far has not been material, either individually or in the aggregate. Additional similar cases arising out of the use of Avon’s talc products are reasonably anticipated. Given the inherent uncertainties of litigation, we cannot predict the outcome of all individual cases pending against the Company, and we are only able to make a reasonable estimate for a small number of individual cases that have advanced to the later stages of legal proceedings. For the remaining cases, we provide an estimate of exposure on an aggregated and ongoing basis, which takes into account the historical outcomes of all cases we have resolved to date. As of June 30, 2020, Avon has recorded a provision for these cases in the total amount of R$79 million.

Labor Claims

Natura &Co and its subsidiaries are also parties to a number of labor claims filed by former employees, third parties and autonomous workers relating, among other things, to severance pay, occupational diseases, additional wages, overtime and amounts due to subsidiary liability and the recognition of the employment relationship.

As of June 30, 2020, Natura &Co and its subsidiaries were parties to several labor proceedings for which provisions amounting to R$257.2 million were recorded.

Tax Proceedings

As of June 30, 2020, Natura &Co and its subsidiaries were party to tax claims of an administrative or judicial nature with a probable risk of loss involving a total amount of R$876.0 million for which Natura &Co has recorded provisions in the same amount, and in proceedings with a possible risk of loss involving an aggregate amount of R$8,715.7 million. In addition, Natura &Co is party to tax proceedings with a remote risk of loss.

The following is a description of the principal proceedings to which we are a party:

•

Tax infraction notices issued by the Brazilian Federal Revenue in relation to the years 2011 to 2013, claiming IPI (Tax on Manufactured Products) arising from the tax classification applied by Indústria to certain products. We are currently awaiting the administrative-level decisions. The total amount under discussion as of June 30, 2020 is R$221.1 million. In the opinion of the external counsel, the risk of loss is classified as possible.

•

Tax infraction notices in connection with CIT and Social Tax on Net Profit (CSLL), issued on September 30, 2009 and August 30, 2013, questioning the deductibility of goodwill amortization for tax purposes, resulting from the incorporation of the shares of Natura Empreendimentos by Natura Participações S.A. and subsequent merger of both companies by Natura Cosméticos. Natura Cosméticos is challenging in court the legality of the decisions that rejected the motions of clarification as a preliminary matter to discuss crucial points of the appellate decisions that, by a majority of votes, denied its special appeals, upholding the tax liability. Of the total amount under dispute on June 30, 2020, R$1,390.6 million is classified as possible likelihood of loss and R$480.1 million as remote.

•

Tax infraction notice issued by the São Paulo State Finance Department against a branch of Natura Indústria, requiring VAT (ICMS) under tax substitution (ST), which had been fully paid by Natura Cosméticos, i.e., the distributor establishment. Natura Cosméticos is currently awaiting a decision. Of the total amount under dispute as of June 30, 2020, R$526.9 million is classified as possible likelihood of loss and R$178.6 million as remote.

•

Natura Cosméticos, Avon Industrial Ltda. and Natura Indústria, the latter in the situations where it operates exclusively as a distributor, are legally challenging the condition brought by Decree No. 8,393/2015, which, for purposes of Tax on Manufactured Products (IPI), sees interdependent wholesale establishments that sell products taxed over 15% as a manufacturing company. The amount under discussion on June 30, 2020 is R$1,528.8 million and the chance of loss is classified as possible.

•

On December 20, 2012, Natura Indústria received an IPI (Tax on Manufactured Products) tax deficiency notice referring to the year 2008 with regard to alleged irregularities arising from the non-application of the minimum taxable amount on sales to the “Distributor” (in this case, the parent company) which allegedly resulted in the payment of a lower amount of IPI. Currently, the notification of the appellate decision is pending. In the opinion of external counsel the risk of loss is remote. The amount involved in this proceeding as of June 30, 2020 is R$759.8 million.

•

On January 21, 2019, Natura Indústria received another IPI deficiency notice referring to the year 2014 with regards to alleged irregularities arising from the non-application of the minimum taxable amount on sales to the “Distributor” (Parent Company), which allegedly resulted in the payment of a lower amount of tax. A favorable first instance decision was upheld by the Administrative Board of Tax Appeals (Conselho Administrativo de Recursos Fiscais) on appeal. The Federal Tax Authority is expected to appeal. In the opinion of the external counsel, the risk of loss is remote. The amount involved in this proceeding as of June 30, 2020 is R$409.4 million.

•

On December 13, 2012, Avon Industrial Ltda. received an IPI (Tax on Manufactured Products) tax deficiency notice referring to the year 2008 with regard to alleged irregularities arising from the nonapplication of the minimum taxable amount on sales to the “Distributor” (in this case, the parent company) which allegedly resulted in the payment of a lower amount of IPI. The notification of the appellate decision is currently pending. In the opinion of external counsel, the risk of loss is possible. The amount involved in this proceeding as of June 30, 2020 is R$986.8 million.

•

On September 26, 2017, Avon Industrial Ltda. received another IPI deficiency notice referring to the year 2014 with regards to alleged irregularities arising from the nonapplication of the minimum taxable amount on sales to the “Distributor” (in this case the parent company), which allegedly resulted in the payment of a lower amount of IPI. A decision on an appeal is currently pending. In the opinion of the external counsel, the risk of loss is possible. The amount involved in this proceeding as of June 30, 2020 is R$982.4 million.

Judicial Deposits

Pursuant to court orders concerning certain tax, civil and labor lawsuits, our judicial deposits amounted to R$600.3 million as of June 30, 2020.

Internal Compliance and Risk Management

Risk Management

Overview

In 2013, the audit, risk management and finance committee and the board of directors of Natura &Co approved a document establishing guidelines for risk management, which functions as a policy for that purpose, and was updated in 2017 and 2019.

Risks Identification, Classification and Mitigation Resources

Our risk management policy aims to protect our value against uncertainty regarding potential losses and increase this value by maximizing opportunities. Therefore, we establish principles, concepts, guidance and responsibility in the risk management process. Through our Risk Management Policy, risks are managed through a system composed of (i) each area of our business, directly responsible for the risks they manage, acting as a first line of defense; (ii) control structures, acting as a second line of defense, which aid management in the first line of defense to correctly manage risks; and (iii) the internal audit team, acting as a third line of defense, with an independent look to verify the efficacy of the models used.

Our risk management policy applies to every entity and department within our group, and in all regions in which we operate. Our risk management policy was prepared in accordance with the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO.

We seek protection against risks inherent to our activities and that could possibly impact the reach of our strategic objectives, as per an evaluation conducted in line with the corporate risk management policy.

We seek to mitigate our risks through a structured process that encompasses (i) analyses captured when formulating strategic decisions of internal and external factors; (ii) identifying factors that could impact the reach of our business goals; (iii) passing judgment on the level of exposure to these impacts and probabilities of risks based on set criteria; (iv) identifying controls and management practices related to such risks; (v) defining the treatment to be given to such risks, including taking out and managing insurance policies; (vi) creating and maintaining ongoing procedures to supply, share and obtain information, as well as training and discussions that contribute to the evolution of risk management practices; and (vii) monitoring of such risks and the efficacy of the treatments administered to reduce or mitigate them.

Both the risk scenarios and risk matrices are updated and revised annually, depending on our strategic decisions and changes in the business. The internal controls are also reviewed annually and their efficiency is evaluated through test cycles. These analyses and revisions are monitored by the board of executive officers and by the committees that assist the board of directors.

Given the breadth and complexity of our operations, we understand that the risks and mechanisms we implement to mitigate and control such risks can vary and include, but are not limited to, those listed below. The principal risks against which we seek to protect ourselves from are divided into four major classes: strategic risks, operational risks, regulatory risks and financial risks.

Organizational Structure

We have an internal control and a risk management department that reports to our chief financial officer. Such department shall promote Natura &Co Risk and Controls overall strategy, identify and monitor the main risk scenarios, support and oversight group-wide risk management processes and guidelines to be operated by all businesses, oversight and assess internal control and support alignment across the organization, conduct SOX program across all entities and alignments with external auditors, promote the partnership with compliance department and oversight insurance management across businesses.

Aside from the internal controls and risk management department, we also have a defined governance structure, including:

•

Board of Directors. The board of directors is responsible for defining our risk management practices in accordance with our corporate purpose, values and principles; establishing levels of risk exposure consistent with our short-, medium- and long-term corporate objectives; reviewing and approving our risk management strategy, including our risk management policy; monitoring critical functions, including strategy, risks, controls, compliance, incentives and human resources; and periodically reviewing our risk management policy.

•

Audit, Risk Management and Finance Committee. The Audit, Risk Management and Finance Committee is responsible for, among other things, overseeing the suitability of our risk management and internal controls systems in accordance with the instructions of our board of directors.

•

Executive Leadership. Our executive leadership is responsible for, among other things, submitting general risk management directives and exposure limits to our Audit, Risk Management Committee for approval.

•	Group CEO. The Group CEO is responsible for, among other things, promoting the integration of risk management with our strategic planning process.

•	Internal Audit Department. The internal audit department is responsible for conducting internal audit, as part of our internal review processes and investigating any irregularities.

•

Internal Controls and Risk Management Department. Our Internal Controls and Risk Management Department is responsible for developing and applying our risk management strategy and methodology, keeping the risk management policy and other complementary documentation up-to-date, disseminating our risk management culture, assisting our business areas with the identification, analysis and assessment of risks and related responses, monitoring our exposure levels, reporting to our executive leadership and Audit, Risk Management and Finance Committee the levels of potential exposure of key business risks and monitoring the implementation of action plans.

•

Compliance Department. Our Compliance Department is responsible for providing guidance and conducting compliance reviews (focusing on topics related to Brazil’s anti-corruption laws), including reports of corruption received throughout the hotline, which are also available to our suppliers, partners, clients and consumers.

•

Risk Owners. Risks owners are responsible for, among other things, identifying, evaluating, mitigating and monitoring the risks in the business units for which they are responsible based on criteria established for the group as a whole.

In addition, the management of market risks is conducted by our Treasury department, which approves all investment and borrowing operations conducted by our subsidiaries and monitors compliance with the leverage ratios established in the financial covenants to which we are bound.

Internal Controls and Deficiencies

We have established an internal controls framework, prepared in accordance with the criteria established by the COSO—a private U.S.-based organization whose mission is to disseminate principles and guidance for companies on their internal control structures. Our internal controls based on the COSO framework, which assist in the preparation of our financial statements, were first implemented in Brazil and are being deployed to our subsidiaries. The internal controls and the risk management department is responsible for keeping the internal control framework up-to-date and for reviewing the control descriptions, testing their effectiveness and monitoring the implementation of action plans when needed.

As part of our ongoing effort to establish effective internal controls, and in connection with preparing the audited consolidated financial statements as of and for the year ended December 31, 2019, our independent registered public accounting firm reported evidence of internal control deficiencies, which were considered a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified was that we did not appropriately design and maintain effective controls related to the interpretation and application of complex accounting matters, specifically on certain significant unusual transactions, which resulted in a material weakness. The control deficiencies did not allow management to identify a material error in the interpretation and application of accounting of accruals for bank fees, which was corrected by management in the consolidated financial statements as of and for the year ended December 31, 2019. This material weakness in our financial reporting process, if not remediated, creates a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis in future periods.

We have adopted a remediation plan to address the control deficiencies described above, which includes the following action steps that have been implemented or are in the process of implementation: (i) enhancement of the controls over management’s review and approval of complex nonrecurring accounting issues; (ii) enhancement of the controls around the consolidation procedures; (iii) preparation of an accounting manual to ensure consistency in the application of accounting policies within the group; (iv) establishing an ongoing technical training program for the individuals who have financial reporting responsibilities; and (v) reassessment of the accounting department structure in relation to size and responsibilities to ensure it includes adequate technical resources as well as team members.

In January 3, 2020, Avon was acquired by Natura &Co Holding and incorporated into its operations. In June 2020, we became aware that Avon was exposed to a cyber-incident which interrupted some of Avon’s systems and partially affected its operations. Avon has re-established all of Avon’s core business processes and resumed operations in all of its markets, including all of its distribution centers. While our investigation is ongoing, management has concluded that controls related to Avon’s IT environment have not been designed and/or operated effectively to prevent access and changes to its IT systems supporting financial information processing.

Although we have no indications that the accuracy and completeness of any financial information was impacted as a result of the incident and Avon has performed extensive procedures to validate such accuracy and completeness, we believe that, if the incident had gone differently, it could have potentially resulted in a material impact to Avon’s financial statements, which leads to the conclusion that the magnitude of these control deficiencies represent a material weakness in our IT general controls as of June 30, 2020.

The remediation plan will include, but not be limited to, redesign of procedures and controls over cyber security and the areas breaches may impact. We have begun significant activities to remediate the material weakness, including the engagement of external cyber security and IT general controls specialists. We will also accelerate our investment in IT infrastructure to upgrade Avon platforms and strengthen our cyber security controls. As mentioned above, we have also performed extensive procedures to confirm the integrity of Avon’s financial systems and validated the accuracy and completeness of the financial information as of June 30, 2020. Management is fully committed to remediate this material weakness in a timely manner.

We are committed to maintaining strict internal controls and recognize that an environment with effective controls generates transparency and security for our stakeholders. However, there can be no assurance that our remediation efforts will continue to be successful. See “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—We have identified material weaknesses in our internal control over financial reporting and may experience material weaknesses or significant deficiencies in the future or otherwise fail to maintain an effective system of internal controls in the future, as a result of which, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock. In addition, our disclosure controls and procedures over financial reporting may not prevent or detect all errors or acts of fraud”, “Risk Factors—Risks Relating to Our Business and Industries in Which We Operate—Our subsidiary Avon was the target of a cybersecurity incident which disrupted its systems.”

Changes in Internal Control Over Financial Reporting

As part of our continued efforts to improve our internal control processes and procedures, we have developed a remediation plan, which includes enhancements in general controls relating to IT systems of our subsidiary, The Body Shop Limited, which have been already implemented:

•	implementation of monitoring access controls;

•	review and limitation of access to debugging systems in production; and

•	review of privileged access logs in systems and creation of new roles to restrict privileged authorizations and ensure such are assigned to appropriate users.

Other than the changes discussed above and other than the material weaknesses identified and discussed above under “—Internal Controls and Deficiencies,” there has been no change in our internal control over financial reporting during the six-month period ended June 30, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

MANAGEMENT

In this section, unless otherwise stated, references to “we,” “us,” “our,” “Natura” or “the Company” refer to Natura &Co Holding S.A. only and do not include its subsidiaries.

Pursuant to our by-laws (estatuto social), our board of directors and our executive officers are responsible for the operation of our business.

Board of Directors

Our board of directors is the decision-making body responsible for, among other things, determining the policies and guidelines for our business. The board of directors also supervises our executive officers and monitors their implementation of the policies and guidelines that our board of directors establishes from time to time.

In accordance with our current by-laws, the board of directors comprises a minimum of nine members and a maximum of thirteen members. Our current by-laws provide that the members of our board of directors are elected to a two-year term at a general meeting of shareholders and are eligible for reelection. Our by-laws do not include any citizenship or residency requirements for members of our board of directors. Our current board of directors shall have up to three co-chairmen, an executive chairman of the board of directors, as well as a Group CEO, who shall be elected by the majority of the members of the board of directors at their first meeting held after the investiture of such members, or whenever there is a vacancy or resignation, provided that no co-chairman may hold the offices of co-chairman and Group CEO simultaneously. However, the executive chairman of the board of directors may be appointed as the Group CEO. The directors shall also determine, at their first meeting, the number of co-chairmen and choose one of them to preside over all the meetings of the board of directors held during their term of office.

Under the provisions of the Novo Mercado Rules, at least two members or 20% of the members of our board of directors, whichever is higher, must be independent directors, as defined in accordance with the criteria of the Novo Mercado Rules. Should compliance with the foregoing percentage requirement lead to a fractional number of directors, the number of directors who are required to be independent will be rounded up. The qualification of the members appointed as independent directors will be resolved upon at the shareholders’ meeting that elects such independent directors. A director elected under Article 141, Paragraphs 4 and 5 of Brazilian Corporation Law will also be deemed an independent director if there is a controlling shareholder.

The number of directors to be elected for upcoming terms will be decided by a majority vote at the relevant shareholders’ meeting. A shareholder or a group of shareholders representing at least 10% of the share capital of Natura &Co Holding may separately elect up to one additional director. Additionally, shareholders representing a percentage of the share capital of Natura &Co Holding of at least 5% (given the current aggregate value of capital stock of Natura &Co Holding and pursuant to the applicable CVM ruling) may request that the election of directors be subject to cumulative voting proceedings, as provided for in Article 141 of the Brazilian Corporation Law and CVM Instruction No. 165, dated December 11, 1991, as amended.

Members of our board of directors are subject to removal at any time with or without cause at a general meeting of shareholders.

Our board of directors meets four times each year in the ordinary course; however, an extraordinary meeting may be called at any time by the co-chairman appointed to preside over the meetings of the board of directors or by the majority of its members. In the event of an impediment or vacancy, the board of directors shall call a shareholders’ meeting to elect a new director to fill the vacancy. Meetings of the board of directors must be called at least 72 hours in advance. Meetings of the board of directors may be held via conference call, video conference, e-mail or any other form of communication. The decisions made by the board of directors are transcribed in minutes that are added to the Company’s book of minutes and signed by the directors present.

Our board of directors currently has twelve directors. Antonio Luiz da Cunha Seabra, Guilherme Peirão Leal, Pedro Luiz Barreiros Passos, Roberto de Oliveira Marques, Carla Schmitzberger, Fábio Colletti Barbosa, Gilberto Mifano, Ian Martin Bickley, Jessica DiLullo Herrin, Nancy Killefer, Andrew George McMaster Jr. and W. Don Cornwell were elected at a shareholders’ meeting held on April 30, 2020 and took office on that date.

The following table sets forth certain information related to the current members of our current board of directors:

Name	Date of Birth	Date of Election	Position Held
Antonio Luiz da Cunha Seabra	March 23, 1942	April 30, 2020	Co-chairman of the Board
Guilherme Peirão Leal	February 22, 1950	April 30, 2020	Co-chairman of the Board
Pedro Luiz Barreiros Passos	June 29, 1951	April 30, 2020	Co-chairman of the Board
Roberto de Oliveira Marques	July 13, 1965	April 30, 2020	Executive Chairman of the Board and Group CEO
Carla Schmitzberger	June 21, 1962	April 30, 2020	Independent Director
Fábio Colletti Barbosa	October 3, 1954	April 30, 2020	Independent Director
Gilberto Mifano	November 11, 1949	April 30, 2020	Independent Director
Ian Martin Bickley	October 2, 1963	April 30, 2020	Independent Director
Jessica DiLullo Herrin	November 29, 1972	April 30, 2020	Independent Director
Nancy Killefer	November 16, 1953	April 30, 2020	Independent Director
Andrew G. McMaster, Jr.	November 4, 1952	April 30, 2020	Independent Director
W. Don Cornwell	January 17, 1948	April 30, 2020	Independent Director

The term of office for the members of our board of directors will expire on April 30, 2022.

The following is a summary of the business experience of the members of our board of directors. Unless otherwise indicated, the business address of the members of our board of directors is Avenida Alexandre Colares, No. 1188, Vila Jaguara, in the city and state of São Paulo, Brazil.

Antônio Luiz da Cunha Seabra. Mr. Seabra founded Natura Cosméticos in 1969 and started his activities on the company’s board of directors in 1998. Since then he has dedicated himself to the construction and development of said company. He started with a small store at Rua Oscar Freire wherein he provided customized consultancy services. Five years later, he expanded the reach of his message and products by adopting the sales method through relations with consultants as Natura’s business model. With a degree in Economics, Mr. Seabra developed new products, languages and messages for the beauty industry. He participated actively in the transformation of the organization in one of the largest cosmetics companies in the world, strongly committed with ethics and sustainability. He is currently co-chairman of the board of directors of Natura &Co Holding S.A. and a board member of Instituto Natura. Currently, Mr. Seabra holds the following positions in other companies or organizations from the voluntary sector: (i) Executive Officer at Orexis Participações Ltda. (Ownership Interests); (ii) Chief Executive Officer at VivaVida Instituto de Ações Solidárias (Institute); (iii) Chief Executive Officer at Lisis Participações S.A (Holding Company); (iv) Executive Officer at Homagus Adm. E Participações Ltda. (Administration); (v) Officer at Janos Com. Adm. e Participações Ltda. (Holding Company); (vi) Managing Officer at Axioma Adm. e Participações Ltda. (Administration); (vii) Managing Officer at Heuris Adm. e Consultoria Ltda (Administration); (viii) Chief Executive Officer at Lisis Gestão de Participações S.A.

Guilherme Peirão Leal. Mr. Leal has a degree in business administration from the University of São Paulo (USP) and is a former student of the Advanced Administration Program of FDC/INSEAD. He is co-founder of Natura Cosméticos and started his activities on the company’s Board of Directors in 1998. He is currently co-chairman of the Board of Directors of Natura &Co Holdings S.A. and member of Instituto Natura’s board of directors. In the past 25 years, he participated in the creation and promotion of various companies and social organizations, such as the Abrinq Foundation for the Rights of Children and Adolescents, the Ethos Institute of Enterprises and Social Responsibility and the Akatu Institute for Conscious Consumption. He also participated in institutions such as Ashoka—Social Entrepreneurship. After 2000, he was closely involved in various environmental institutions, such as the Brazilian Fund for Biodiversity (Funbio) and WWF Brasil. In 2007, Mr. Leal was one of the founders of the Our São Paulo Movement, which seeks to engage various sectors of the local society aiming at a better, fairer and more sustainable city. Since 2008, he has been focused on structuring his legacy through the Arapyaú Institute, an organization focused on sustainable education and development. In the national elections of 2010, Mr. Leal joined former Senator Marina Silva, then from the Green Party, as candidate for Vice-Presidency. Together, they received approximately 20 million votes. In 2012, he helped to fund the Political Action Network for Sustainability—RAPS, a non-partisan institution focused on identifying, supporting, developing and congregating political leaders committed with ethical values and with the construction of an inclusive and sustainable development. In the same year, he joined the B-Team, a group formed by international leaders, the purpose of which is to engage corporations and leader from all over the word with a new vision of business success, by incorporating social and environmental objectives into profit. Mr. Leal currently holds the following positions in other companies or organizations from the voluntary sector: (i) Managing Officer at Maraé Investimentos Ltda. (Administrator); (ii) Manager at Janos Administração e Participações Ltda. (Holding Company); (iii) President of Utopia Participações S.A. (Holding Company); (iv) Executive Officer at Dédalus Administração e Participações Ltda. (Administration); (v) Executive Officer at SG Debret Participações Ltda. (Administration); (vi) Executive Officer at Modusvivendi Participações Ltda. (Ownership Interest); (vii) Member of the Decision-Making and Ethics Board of the Ethos Institute of Enterprises and Social Responsibility (Institute); (viii) Chairman of the Board of Directors of the Political Action Network for Sustainability—RAPS (Institute); (ix) Co-founder if The BTeam (Association); (x) Member of the Board of Directors of the Arapyau Institute of Education and Sustainable Development (Institute); (xi) Member of the Board of Directors of Janos Holding Consultoria Ltda. (Holding Company); (xii) Member of the Board of Directors Biofílica Investimentos Ambientais S/A (Investments).

Pedro Luiz Barreiros Passos. Mr. Passos is a co-founder of Natura Cosméticos and started his activities on the Company’s board of directors in 1998. He is currently co-chairman of the board of directors of Natura &Co Holding S.A. and member of Instituto Natura’s board of directors. He has a law degree in Production Engineering by the Polytechnic School of the University of São Paulo, with extension studies in Business Administration by the Getúlio Vargas, is dedicated to different entities and organizations, fostering entrepreneurship, technological innovation, people management and organizations, among other activities. As President of the Institute of Studies for Industrial Development (IEDI) he had as priorities the reduction of the excess of bureaucracy, criticism against slowness of public procedures and lack of investment and good management of governmental entities, such as specific matters of the industry with agenda to reduce costs, increase productivity and have greater external insertion. As president of SOS Mata Atlântica Foundation, he leads the sustainable tourism agenda to transform the natural potential of the country into an economic possibility, within sustainability. The ability of enterprise and the business outlook have supplementary support in that activities he conducts at Instituto Empreender Endeavor with the guidance of entrepreneurs from a variety of areas, with an international debate agenda and fostering dreams from scratch, exponentially transformed. Due to his belief in the potential of education, he enables the exercise of such inspiration through the Dom Cabral Foundation (Fundação Dom Cabral), with innovative social programs that invest in people, aimed at a avant-guard education. With the commitment of transformation and innovation, he values ethics in the business and dialog in the diversity for the country. Currently, Mr. Passos holds the following positions in other companies or organizations in the voluntary sector: (i) Officer at Anima Investimentos Ltda. (Equity Management); (ii) Officer at Passos Participações S.A. (Holding); (iii) Member of the Board of Directors of IEDI (Institute); (iv) Member of the Board of Directors of Fapesp (Foundation); (v) Member of the Board of Directors of Endeavor (Institute); (vi) Member of the Board of Directors of Fundação Dom Cabral (Education); (vii) Chairman of the Board of Directors of SOS Mata Atlântica (Institute); (viii) Member of the Board of Directors of Instituto Semeia (Institute), (ix) Member of the Board of Directors of AC Camargo since 2018.

Roberto de Oliveira Marques. Mr. Marques has a degree in Business Administration, specialization in Marketing and Strategic Planning from the Getúlio Vargas Foundation of São Paulo (FGV-SP) and post-graduation course by the Kellogg School of Management at Northwestern University and by The Wharton

School at the University of Pennsylvania. He was executive vice-president and president for North America of Mondeléz International, a company that trades on a global level brands such as Oreo, Halls, Lacta and Trident. For many years, Roberto worked at Johnson&Johnson, where he held, among other positions, that of global head of beauty, baby and prescription-free medicine brands; for the company, he worked in countries such as Brazil, Colombia, England and United States. Roberto was also director at GMA—Grocery Manufacturer Association. Previously, he was director at the Consumer Health Care Products Association, ENACTUS and Brazil-U.S. Business Council at the U.S. Chamber of Commerce. Currently, Mr. Marques has also been focusing part of this time in the defense of matters connected with the Objective of Sustainable Development of the United Nations before various institutions. Roberto joined Natura Cosméticos’ Board of Directors in 2016 and is currently the Executive Chairman of the Board of Directors of Natura &Co Holding S.A. and Chief Executive of the Group.

Carla Schmitzberger. Ms. Schmitzberger has a degree in Chemical Engineering from Cornell University (Ithaca, New York, United States, 1984). She has an extension course in Strategic People Management by the FDC/INSEAD (2001). Ms. Schmitzberger was Vice-President of the Sandals Division at Alpargatas SA and Statutory Officer of the company throughout her 13 year tenure (through December 2019). Previously she worked at Citibank S/A for 8 years, having held various positions: Vice-President of Marketing and Products (Credicard SA), Vice-President of Marketing (Citibank Consumer) and Head of Citibank Credit Cards Brazil. She was also responsible for Marketing and Decision Management for Latin America for one year. Before that she worked in FMCG , for 11 years at Procter & Gamble in various countries (Germany, Canada and Brazil) in various product categories (Detergents, Hygiene and Cleaning Products, Cosmetics and Diapers), and at Johnson & Johnson in Brazil for over one year. She joined Natura Cosméticos’ Board of Directors in 2016 and is currently an independent member of the Board of Directors of Natura &Co Holding S.A. Ms. Schmitzberger currently holds the following positions in other companies or organizations from the third sector, including independent member of the board of directors at Lojas Marisa SA (Retail).

Fábio Colletti Barbosa. Mr. Barbosa is a board member of Itaú-Unibanco, Gávea Investimentos, CBMM (Brazilian Company of Metalworking and Mining) and Hering. Fábio Barbosa joined Natura Cosméticos’ Board of Directors in 2017 and is currently an independent member of the board of directors of Natura &Co Holding S.A. Fábio was president of Bank ABN Amro Real since 1996 and, in 2008, following the acquisition of Bank Real by Santander, he became president of Santander Brazil. From 2007 to 2011, he was also president of Febraban. Between 2011 and early 2015, he was president of Abril Mídia. Currently, Fábio is also a board member of the Osesp Foundation and Empreender Endeavor Institute; vice-president of the board of directors of Fundação Itaú Social; member of the Board of the Public Leadership Center (CLP) and the UN Foundation, to support the UN. In 2011, he was recognized a Personality of the Year, by the Brazil-United States Chamber of Commerce, in New York. In 2012, he received the prize Campeões da Terra, granted by PNUMA (United Nations Environmental Program), due to his business vision. And in 2017, he was recognized by the Worldfund for Education for bringing the topic of value to the forefront of the discussion. Mr. Barbosa has a degree in Business Administration by the Getúlio Vargas Foundation of São Paulo and holds an MBA from the Institute for Management Development (IMD), in Lausanne, in Switzerland. Mr. Barbosa currently holds the following positions in other companies or organizations from the voluntary sector: (i) Chairman of The Board Of Directors of Fundação OSESP (Foundation); (ii) Member of the Board of Directors of UN Foundation (UN Foundation) (Foundation); (iii) Chairman of The Board Of Directors of Instituto Empreender Endeavor (Institute); (iv) Member of the Board of Directors da Almar Participações S.A. (Holding Company); (v) Member of the Committee of Investimentos of Gávea Investments (Financial institution); (vi) Member of the Board of Directors of Itaú Unibanco Holding S.A. (Financial institution); (x) Member of the Board of Directors of the Brazilian Metalworking and Mining Company—CBMM (Mining); (vii) Member of the Board of Directors of Cia. Hering (Clothing); (viii) Member of the Board of Directors of the Public Leadership Center—CLP (Institute); and (ix) Vice-Chairman of The Board Of Directors of Fundação Itaú Social (Foundation).

Gilberto Mifano. Mr. Mifano has a degree in Business Administration from the Business Administration College of the Getúlio Vargas Foundation of São Paulo (FGV-SP), 1972. He is currently an independent member of the board of directors of Cielo S/A—since 2009, of TOTVS S/A—since 2017, of Pacaembu Construtora

S/A—since 2018 and an advisory director for Pragma Patrimônio Ltda—since 2009. At Natura Cosméticos, he is an independent member of the board of directors—since 2017, having worked as consultant of the Audit, Risk Management and Finance Committee of Natura S/A—from 2009 to 2016. From 1994 to 2008 he was CEO at BOVESPA—Bolsa de Valores of São Paulo and CBLC—Companhia Brasileira de Liquidação e Custódia and later, in 2008 and 2009, he was Chairman Of The Board Of Directors of BM&FBOVESPA—Bolsa de Valores Mercadorias e Futuros S/A. He was also an independent director for SEB Educacional S/A, Isolux Infrastructure S/A, Baterias Moura S/A, Âmbar S/A and member of the Committee for Sustainability of Banco Santander Brasil S/A. On an international level, for approximately 8 years, he was member and vice-president of the executive committees of WFE—World Federation of Exchanges and FIAB—Federación Latino Americana de Bolsas. Before 1994, he was an executive and officer in financial institutions in Brazil. Mr. Mifano joined Natura Cosméticos’ board of directors in 2017 and is currently an independent member of the Board of Directors of Natura &Co and Executive Chairman of the Audit Committee. Currently, Mr. Mifano holds the following positions in other companies or organizations from the voluntary sector: (i) member of the Fiscal Committee of the Arapyau Institute; (ii) member of the Decision-Making Council of RAPS - Political Action Network for Sustainability (Institute); (iii) member of the Fiscal Committee of CIEB—Innovation Center for Education (Institute); (iv) member of the Fiscal Committee of Amigos da Poli (Institute). In the past, he was (v) tax director of the Natura Institute and (vi) president of the Board of Directors of IBGC—Brazilian Institute of Corporate Governance.

Ian Martin Bickley. Mr. Bickley served as an Executive Officer of Tapestry, Inc. (“Tapestry”), a NYSE-listed house of modern luxury lifestyle and accessory brands including Coach, Kate Spade, and Stuart Weitzman until December 2018. Mr. Bickley held a number of executive roles at Tapestry (formerly Coach, Inc.) between 1993 and 2018. From July 2017 to December 2018, Mr. Bickley served as President, Global Business Development and Strategic Alliances for Tapestry. Prior to his last role with Tapestry, he served as President, International Group for Coach from August 2013 to July 2017, President, Coach International from February 2006 to August 2013, President and Chief Executive Officer of Coach Japan from August 2001 to February 2006, Vice President, Coach Japan from 1997 to 2001 and other successively senior positions since joining in 1993. Mr. Bickley joined the Board of Directors of Crocs, Inc. (CROX/NASDAQ) in 2015 and served on the Compensation Committee from 2015 until 2019. He currently serves on the Audit Committee (since 2019) and China Acceleration Committee as Committee Chairman (since 2019). Mr. Bickley joined the Board of Directors of Natura Cosméticos in 2019 and is currently an independent member of the Board of Directors of Natura &Co Holding S.A., and serves on the Strategy Committee.

Jessica DiLullo Herrin. Mrs. Herrin has a degree in Economics from Stanford University. She is the CEO and founder of the brands Stella & Dot, Keep Collective and Ever Skin and is also co-founder of the WeddingChannel.com, one of the main wedding websites in the world, where she also worked as Vice-President of product management. Moreover, she worked at Dell Inc. as Senior de EBusiness Manager and at Neilsen NetRatings as Senior Product Marketing Manager. In 2016, she wrote her first book “Find Your Extraordinary: Dream Bigger, Live Happier, and Achieve Success on Your Own Terms”. Jessica has already won various prizes and has been recognized for her enterprising achievements at Oprah, Inc. Magazine (Stella & Dot was recognized as one of the private companies with fast growth between 2010 and 2011), Fortune, New York Times, Wall Street Journal, InStyle, Glamour magazine, among others. Jessica Herrin joined Natura Cosméticos’ Board of Directors in 2018 and is currently an independent member of the Board of Directors of Natura &Co Holding S.A. Mrs. Herrin currently holds the following positions in other companies or organizations from the third sector: CEO at Stella & Dot Family brands, fashion and beauty.

Nancy Killefer. Mrs. Killefer was a Senior Partner at McKinsey & Company, an international corporate consultancy company, until her retirement in August 2013. Mrs. Killefer started at McKinsey in 1979 and occupied a series of leadership positions, including member of the company’s governance board. Nancy led the recruitment department and presided over several employees’ committees inside the company. From 2000 to 2007, she managed McKinsey’s Washington, D.C. office. From 1997 to 2000, Nancy was Assistant Secretary to the Administration, Financial Officer and Operational Officer of the U.S. Treasury Department. In 2000, she

returned to McKinsey to create and lead the Public Sector practice. She also worked as a member of the Supervising Committee of the U.S. Federal Revenue Office, from 2000 to 2005, and chairwoman of the same body from 2002 to 2004. Nancy is currently a board member at Cardinal Health and Taubman Centers, Inc. She also worked as chairwoman and board member of CSRA until 2018 and member of the Advisory Board until 2017. Nancy had been a board member of Avon Products, Inc. since 2013, and was Chairwoman of the Committee of Appointment and Corporate Governance and member of the Committee of Compensation and Corporate Development. In 2020, she was appointed by Natura &Co to occupy the position of independent member of the Group’s Board of Directors. Mrs. Killefer currently holds the following positions in other companies or organizations from the voluntary sector: (i) Member of the Board of Directors and Member of the Audit Committee of Taubman Centers, Inc; (ii) Independent Member of the Board of Directors and Member of the Committee of Compensation and Management Development of Cardinal Health, Inc.; and (iii) Member of the Board of Directors of Facebook, Inc.

Andrew G. McMaster, Jr. Mr. McMaster was Adjunct Deputy Chief Executive Officer and Vice-Chairman of the board of directors of Deloitte & Touche LLP, or Deloitte, from 2003 to his retirement in May 2015. He started at Deloitte in 1976 and occupied several leadership positions, including National Managing Partner of Deloitte, focusing on programs for Chief Executive Officer clients, as well as Global Forensic and Dispute Consultancy practice of Deloitte in the U.S. Andrew was a Director of Avon Products, Inc. since 2018, and Chairman of the Audit Committee and of the Financial Committee. In 2020, he was appointed by Natura &Co. Holding S.A. to occupy the position of independent member of the Group’s Board of Directors. Mr. McMaster currently holds the following positions in other companies or organizations from the voluntary sector: (i) Member of the Board of Directors, Member of the Compensation Committee and Chairman of the Audit Committee of Black & Veatch Holding Company, and (ii) Member of the Board of Directors, Member of the Risk Committee and Chairman of the Audit Committee of UBS Americas Holding LLC in the United States, which is a U.S. intermediate holding company for UBS Group in Switzerland (iii) Vice-Chairman of the Presidential Recruitment Committee, Member of the Executive, Financial Management and Governance Committee and Vice-Chairman of the Investment Committee of Hobart and William Smith Colleges Board of Trustees.

W. Don Cornwell. Mr. Cornwell was appointed main independent director of the board of directors of Avon in March 2016. He was Chairman of the board of directors and Chief Executive Officer at Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and worked as Vice-Chairman of the Board of Directors until 2009. Before that, Mr. Cornwell was Operational Officer at the Corporate Finance Department of Goldman, Sachs & Co., from 1980 to 1988, and Vice-President of the Investment Banking Division of Goldman Sachs, to 1988. He worked as Director of Avon Products, Inc. from 2002, was the Chairman of the Finance and Strategic Planning Committee, a Member of the Audit Committee and Nominating and Governance Committees. In 2020, he was appointed by Natura &Co to occupy the position of independent member of the Group’s Board of Directors. Currently, he holds the following positions in other companies or organizations from the voluntary sector: (i) Member of the Board of Directors of Blue Meridian Partners, Inc.; (ii) Independent Member of the Board of Directors, Chairman of Compensation and Management Resources, and Member of the Nominating and Corporate Governance Committees of American International Group, Inc.; (iii) Independent Member of the Board of Directors, Chairman of the Regulatory and Compliance Committee, and Member of the Science and Technology and Executive Committees at Pfizer, Inc., and (iv) Trustee of Big Brother Big Sisters of New York City.

Executive Officers

Our board of executive officers serves as our executive management body. It is responsible for managing our daily activities and implementing the general policies and guidelines set by our board of directors.

Pursuant to our current by-laws, our board of executive officers must have a minimum of two officers and a maximum of nine officers. Our by-laws require that we have a chief executive officer for Latin America, a chief financial officer, an investor relations officer, a corporate governance officer, a legal and compliance officer, a global operations and purchases officer and the remaining members as executive operational officers. Pursuant to Article 21 of our by-laws, our executive officers are elected by our board of directors for a term of three years, and may be reelected or removed by the board of directors at any time. Our by-laws also authorize our officers to be appointed to more than one of the positions mentioned above, provided that at least two officers are elected. Every member of the board of executive officers shall be a resident of Brazil, and every member of the board of executive officers may or may not be a shareholder of the Company. Up to one-third of the positions on the board of the executive officers may be held by members of the board of directors.

The following table sets forth certain information related to our current executive officers:

Name	Date of Birth	Date of Election	Position Held(1)
José Antonio de Almeida Filippo	October 27, 1960	April 30, 2020	Chief Financial Officer
Itamar Gaino Filho	October 18, 1976	April 30, 2020	Legal and Compliance Officer
Joselena Peressinoto Romero	May 18, 1967	April 30, 2020	Global Operations and Purchases Officer
João Paulo Brotto Gonçalves Ferreira	December 9, 1967	April 30, 2020	Chief Executive Officer for Latin America
Moacir Salzstein	December 31, 1958	April 30, 2020	Corporate Governance Officer
Viviane Behar de Castro	December 12, 1965	April 30, 2020	Investor Relations Officer

(1)	The current holders of the positions were approved at the board of directors’ meeting, held on April 30, 2020.

The term of office of our executive officers will expire on April 30, 2023.

The following is a summary of the business experience of our executive officers. Unless otherwise indicated, the business address of the executive officers is Avenida Alexandre Colares, No. 1188, Vila Jaguara, in the city and state of São Paulo, Brazil.

José Antonio de Almeida Filippo. Mr. Filippo holds a bachelor’s degree in civil engineering from the Federal University of Rio de Janeiro. He also participated in the Management Development Program at Harvard University. Filippo joined Natura in May 2018 as Chief Financial and Investor Relations Officer. Previously, he was Embraer’s chief financial officer. He currently holds the position of Chief Financial Officer and is a member of the Operational Committee of Natura &Co Holding S.A. Prior to working for Embraer, Filippo was the chief financial officer of Companhia Brasileira de Distribuição (part of the Pão de Açúcar Group), and he also held the position of vice-president of finance and investor relations at CPFL Energia S.A

Itamar Gaino Filho. Mr. Gaino Filho holds degree and a master’s degree in law from the Pontifical Catholic University of São Paulo (PUC-SP) and has a major from the International Institute of Social Sciences, with experience in the legal and tax areas in multinational companies. He worked as legal officer for PepsiCo and was responsible for the food and beverage divisions. His experience also includes management positions at General Motors, Monsanto and Coca-Cola Femsa. He currently holds the position of Legal and Compliance Officer and is a member of the Operational Committee of Natura &Co.

Joselena Peressinoto Romero. Mrs. Romero is a food engineer and has participated in executive programs at Pennsylvania State University, Harvard, INSEAD and JIPM (Japan). Her career at Natura Cosméticos started in 2010 as a Global Supply Chain Planning Officer. Mrs. Romero currently holds the position of Global Operations and Purchasing Director and is a member of the Operational Committee of Natura &Co Holding S.A. Prior to that, she held various leadership positions at local and regional positions at Unilever. Her last position was vice-president of supply chain for Latin America for the Home Care Business.

João Paulo Brotto Gonçalves Ferreira. Mr. Ferreira holds a degree in Electrical Engineering from the University of São Paulo (USP) and an executive MBA from the University of Michigan, in the United States. He worked at Unilever for 20 years, where he last position was vice-president of supply chain. João Paulo is an Executive Officer for Latin America and a member of the Group’s Operational Committee. Before that, Mr. Ferreira joined Natura Cosméticos in 2009 as a vice-president of operations and logistics, and he was also a vice-president of networks in charge of sales. Other roles at Natura included leading International Operations and Sustainability Areas.

Moacir Salzstein. Mr. Salzstein has an engineering degree from the Polytechnic School of the University of São Paulo and a post-graduate degree in business administration and an MBA from FGV-SP. He serves as a Corporate Governance Officer for Natura &Co Holding S.A, having previously served as strategic planning officer for Natura Cosméticos. He previously worked for companies such as Monitor Group, Ultrapar Group, Dow / Union Carbide, Itaú, Jaakko Poyry and Promon Engenharia.

Viviane Behar de Castro. Ms. Castro is an Investor Relations Officer at Natura &Co. Before joining Natura in 2018, she served as investor relations director at Fleury SA and as an Investor Relations and Sustainability Officer at Redecard S.A, where she remained for eight years. Later, she was head of business for financial institutions and private companies. Ms. Castro was previously an administrative partner of VB Projetos. She brings more than 10 years of investment and corporate banking experience, and held senior positions at Bank of America and Citibank. Ms. Castro holds a bachelor’s degree in business management from Foundation Armando Álvares Penteado (FAAP) and participated in an Executive Program at The Wharton School at the University of Pennsylvania.

Fiscal Council

According to the Brazilian Corporation Law, the fiscal council is a body that is independent from our management and external auditors. The principal responsibility of the fiscal council is to review the acts and records of management, analyze our financial statements and report its findings to our shareholders.

Our fiscal council is a nonpermanent body. Our by-laws require the fiscal council to be comprised of, when convened, three members and an equal number of alternate members. The fiscal council, in accordance with our by-laws and the Brazilian Corporation Law, may be installed at any general shareholders’ meeting at the request of shareholders representing at least 2% of our common shares and will remain in office until the first ordinary general shareholders’ meeting following its installation. The request to install the fiscal council can be submitted during any shareholders’ meeting, at which time the election of members of the fiscal council would occur.

The Brazilian Corporation Law establishes the responsibilities, duties and powers of the fiscal council. Fiscal council resolutions are passed upon the majority of votes of fiscal council members present at fiscal council meetings.

Our fiscal council was not installed for the year ended December 31, 2019. However, on our annual shareholders meeting held on April 30, 2020, our shareholders resolved to install our fiscal council for fiscal year 2020.

The following table sets forth certain information related to the current members of our fiscal council:

Name	Date of Birth	Date of Election	Position Held
Helmut Bossert	April 25, 1948	April 30, 2020	Member of the Fiscal Council
Eduardo Rogatto Luque	July 6, 1969	April 30, 2020	Member and Chairman of the Fiscal Council
Carlos Elder Maciel de Aquino	April 9, 1961	April 30, 2020	Member and Vice-Chairman of the Fiscal Council

The term of office of the members of our fiscal council will expire on the date of our next annual shareholders’ meeting.

The following is a summary of the business experience of the members of our Fiscal Council.

Helmut Bossert. Mr. Bossert is a member of the Fiscal Committee of Natura &Co Holding S.A and has a vast experience in the Brazilian capital market, especially in shares, issuances of eurobonds and debentures and in transactions with financial institutions in Brazil and abroad. He was also actively involved in IPOs, listings in the “Novo Mercado” segment of B3, and in the NYSE (including with level III ADRs). Mr. Bossert joined Corp-Group Conexões de Valor in 2015 as an Investors Relations, Corporate Governance, IPO-PMO Capital Market, ESG Communications Consultant. Before Corp-Group, he worked as an investor relations officer at Natura Cosméticos and took part in Natura’s initial public offering in 2004. He also significantly contributed to the implementation of the corporate actions for Natura’s governance structure. He was also the Capital Market and Investors Relations Officer at SABESP and led its initial public offering in the “Novo Mercado” at Bovespa, with a level III ADR program at NYSE. He also worked at Unibanco, where he occupied different positions, such as Investment Analyst, Corporate Officer, Portfolio and Institutional Sales Manager. Mr. Bossert holds a bachelor’s degree in Economics from the Pontifical Catholic University and in Capital Markets from the University of São Paulo.

Eduardo Rogatto Luque. Mr. Luque is a member and current Chairman of the Fiscal Committee of Natura &Co Holding S.A. He has over 30 years of experience in auditing and assisting clients with complex and unique accounting needs, especially those involving US GAAP, in Brazil and abroad. Eduardo has accumulated 27 years of experience at PwC (1989—2016), including 12 years as a partner (2004—2016). During his career at PwC, he was seconded to the USA for three years, was in charge of the Engineering and Construction Industry and Japan Desk in Brazil, and was also a member of the Global Quality Review Program for Assurance in Brazil and Ecuador. Mr. Eduardo has a vast experience with large complex and multinational companies (Ambev, Kroton, Bayer, GP Investimentos, Tempo Participações, Alcoa, DuPont, Qualicorp, Sonae Sierra, Helbor, Gafisa, etc.) and with Initial Public Offering processes (IPOs) and filings with the SEC. Mr. Luque joined Irko Accounting Services in August 2016. He is a member of the Fiscal Committee of Qualicorp S.A (Coordinator), Itaúsa S.A and Zerrenner Foundation (Ambev Foundation). He is also the Strategic Officer of the Brazilian Association of Administrative Service Providers (ABRAPSA). Mr. Eduardo has a degree in accounting from PUC São Paulo, an MBA in Controllership from USP São Paulo, and participated in APG’s Senior Leadership Program in Amana-Key—São Paulo.

Carlos Elder Maciel de Aquino. Mr. Aquino is a member and current Vice-President of the Fiscal Committee of Natura &Co Holding S.A. Mr. Aquino holds a bachelor’s degree in accounting from the Federal University of Pernambuco (UFPE) and a master’s degree in Accounting and Actuarial Sciences from the Pontifical Catholic University of São Paulo (PUC-SP). He has an MBA in Finance from IBMEC-SP and an MBA in Finance and Controllership from the University of São Paulo (USP-SP), as well as a specialization in Economics Engineering from the Catholic University of Pernambuco (UNICAP-PE). He has worked as an officer at Unibanco, Itaú Unibanco and KPMG Brasil, among others. Mr. Elder has been a professor at the Institute for Accounting, Actuarial and Financial Research (FIPECAFI) since 1995. He is the author and co-author of articles published in national and international books and magazines on finance, accounting, governance, regulatory and audit aspects. He also has experience with executive positions in the financial, audit, healthcare and private pension plan segments and the third sector, in addition to working as a member of the board of directors and audit, risk management, internal control, money laundering prevention and fiscal council. He is currently a member of the board and a coordinator of the Audit Committee of Locaweb S.A, chairman of the audit committee of Banco Pine S.A and the Federal Economists Foundation (FUNCEF). He is also a member coordinator of the audit committee and the risk management committee of International Meal Empresa S.A, and a member of the audit committee of São Paulo Turismo S.A.

Committees of Our Board of Directors

Audit, Risk Management and Finance Committee

In 2011, the CVM approved Instruction No. 509/2011, which amended Instruction CVM No. 308/1999, governing the comitê de auditoria estatutário (statutory audit committee), an audit committee established under the by-laws of issuers that are subject to certain requirements under the CVM rules. Effective January 2018, the B3 listing rules for its Novo Mercado segment require that a company listed on the Novo Mercado (such as ours) create and implement an audit committee in accordance with the CVM rules. The Novo Mercado segment of the B3 is a premium listing segment for Brazilian companies that meet the highest standards of corporate governance.

Our audit, risk management and finance committee was approved by our board of directors at a meeting held on July 17, 2019. The audit, risk management and finance committee is an advisory committee of our board of directors, as provided for in Article 28 of Natura &Co Holding’s by-laws, that provides assistance in matters involving our accounting, internal controls, financial reporting and compliance, as set forth on Article 27 of our by-laws. According to CVM Instruction No. 509/2011 and Natura &Co Holding’s by-laws, our audit, risk management and finance committee must have at least three members of whom (1) at least one must be an independent director (as defined in the Novo Mercado rules), to be appointed by our board of directors; (2) at least one must have recognized experience in corporate accounting; (3) at least one shall not be a member of our board of directors; and (4) one of the members may have both qualifications described in items (1) and (2).

The following table sets forth certain information related to the current members of our audit, risk management and finance committee:

Name	Date of Birth	Date of Election	Position Held(1)
Gilberto Mifano	November 11, 1949	January 30, 2020	Chairman
Andrew G. McMaster Jr.	November 4, 1952	January 30, 2020	Member
Fábio Colletti Barbosa	October 3, 1954	January 30, 2020	Member
Roberto de Oliveira Marques	July 13, 1965	January 30, 2020	Member
Luiz Carlos Passetti	October 7, 1958	March 30, 2020	Member

(1)	With the exception of Roberto de Oliveira Marques, all the members of our audit, risk management and finance committee are independent.

The terms of service for members of the audit, risk management and finance committee will expire at the latest on the date that is 10 years from the date of such member’s election.

We present below a brief biographical description of each member of our audit, risk management and finance committee.

Gilberto Mifano. See “—Board of Directors.”

Andrew G. McMaster Jr. See “—Board of Directors.”

Fábio Colletti Barbosa. See “—Board of Directors.”

Roberto de Oliveira Marques. See “—Board of Directors.”

Luiz Carlos Passetti. Mr. Passetti is an accountant with a bachelor’s degree from the Economic Sciences College of São Paulo, in addition to courses at the Getúlio Vargas Foundation and Harvard. He has over 35 years of experience in audit and consultancy at EY, with the last 25 years as a partner. Throughout his career, he has dedicated himself to large Brazilian and international companies listed both at the CVM and at SEC. He was the chairman of the Governance Board of EY South America and a member of the Board of EY Americas and Global. Mr. Passetti is also a member of the Audit, Finance and Risk Committee of Marilan S.A. and of the Audit and Risk Committee of the IBGC—Brazilian Institute for Corporate Governance.

Organization and People Committee

Our organization and people committee was created on January 30, 2020 by our board of directors. This committee is composed of at least three and no more than six members, all of whom must be members of the board of directors and one of whom shall chair the committee. The organization and people committee was established on January 30, 2020 by our board of directors and currently has four members. Each member of the committee will serve a two-year term.

The organization and people committee is responsible for assisting the board of directors in making decisions regarding strategies, policies and rules related to human resources, corporate development and management systems and ensuring compliance therewith in relation to people planning and development, compensation and benefits of our management.

The following table sets forth certain information related to the current members of our organization and people committee:

Name	Date of Birth	Date of Election	Position Held
Fábio Colletti Barbosa	October 3, 1954	January 30, 2020	Chairman
Carla Schmitzberger	June 21, 1962	January 30, 2020	Member
Roberto de Oliveira Marques	July 13, 1965	January 30, 2020	Member
Nancy Killefer	November 16, 1953	January 30, 2020	Member

The term of service for members of the organization and people committee will expire on January 30, 2022.

We present below a brief biographical description of each member of our organization and people committee.

Fábio Colletti Barbosa. See “—Board of Directors.”

Carla Schmitzberger. See “—Board of Directors.”

Roberto de Oliveira Marques. See “—Board of Directors.”

Nancy Killefer. See “—Board of Directors.”

Strategy Committee

Our strategy committee was established on January 30, 2020 by the board of directors. This committee is composed of at least three and no more than six members, all of whom must be members of the board of directors and one of whom shall chair the committee. The strategy committee was established on January 30, 2020 by our board of directors and currently has three members. Each member of the committee will serve a two-year term.

The strategy committee is responsible for, among other things, helping to monitor and guide our corporate strategy, observing the strategic guidelines approved by the board of directors, communicating the Company’s concepts, values and beliefs and supporting its permanence.

The following table sets forth certain information related to the current members of our strategy committee:

Name	Date of Birth	Date of Election	Position Held
Roberto de Oliveira Marques	July 13, 1965	January 30, 2020	Chairman
Carla Schmitzberger	June 21, 1962	January 30, 2020	Member
Ian Martin Bickley	October 2, 1963	January 30, 2020	Member

The term of service for members of the strategy committee will expire on January 30, 2022.

We present below a brief biographical description of each member of our strategy committee.

Roberto de Oliveira Marques. See “—Board of Directors.”

Carla Schmitzberger. See “—Board of Directors.”

Ian Martin Bickley. See “—Board of Directors.”

Corporate Governance Committee

The corporate governance committee is responsible for monitoring the operations of our entire corporate governance system, following the evolution of best international corporate governance practices and proposing adjustments and improvements to our corporate governance system whenever it deems necessary. The committee also ensures compliance with the corporate governance guidelines approved by the board of directors.

Our corporate governance committee was established on January 30, 2020 by the board of directors. The corporate governance committee was established on January 30, 2020 by our board of directors and currently has four members. This committee is composed of at least three, but no more than five, members, one of whom shall chair the committee and shall consist of at least the three co-chairmen of the board of directors. Each member of the committee will serve a two-year term.

The following table sets forth certain information related to the current members of our corporate governance committee:

Name	Date of Birth	Date of Election	Position Held
Guilherme Peirão Leal	February 22, 1950	January 30, 2020	Chairman
Pedro Luiz Barreiros Passos	June 29, 1951	January 30, 2020	Member
Antônio Luiz da Cunha Seabra	March 23, 1942	January 30, 2020	Member
Roberto de Oliveira Marques	July 13, 1965	January 30, 2020	Member

The terms of the members of the corporate governance committee will expire on January 30, 2022.

We present below a brief biographical description of each member of our corporate governance committee.

Guilherme Peirão Leal. See “—Board of Directors.”

Pedro Luiz Barreiros Passos. See “—Board of Directors.”

Antônio Luiz da Cunha Seabra. See “—Board of Directors.”

Roberto de Oliveira Marques. See “—Board of Directors.”

Group Operating Committee

Our group operating committee is responsible for assisting, advising and supporting the leadership and management of our various business units within Natura. The committee’s responsibilities include assisting the board of directors and the Group CEO in defining and implementing our global strategy, overseeing our business units, and identifying potential synergies and opportunities within our business. The group operating committee was established on January 30, 2020 by our board of directors and currently has 13 members. Our group operating committee became an advisory body directly linked to the board of director. Each member of the committee will serve a two-year term.

The following table sets forth certain information related to the current members of our group operating committee:

Name	Date of Birth	Date of Election	Position Held
Roberto de Oliveira Marques	July 13, 1965	January 30, 2020	Chairman
João Paulo Brotto Gonçalves Ferreira	December 9, 1967	January 30, 2020	Member
David Philip Boynton	March 30, 1963	January 30, 2020	Member
Michael O’Keefe	March 15, 1970	January 30, 2020	Member
Joselena Peressinoto Romero	May 18, 1967	January 30, 2020	Member
Robert Claus Chatwin	May 16, 1970	January 30, 2020	Member
Itamar Gaino Filho	October 18, 1976	January 30, 2020	Member
Paula Leeson Fallowfield	August 22, 1967	January 30, 2020	Member
José Antonio de Almeida Filippo	October 27, 1960	January 30, 2020	Member
Silvia Freire Dente da Silva Dias Lagnado	August 25, 1963	January 30, 2020	Member
Kay Nemoto	December 7, 1971	January 30, 2020	Member
Angela Cretu	September 10, 1974	January 30, 2020	Member

The term of service for members of the group operating committee will expire on January 30, 2022.

We present below a brief biographical description of each member of our group operating committee.

Roberto de Oliveira Marques. See “—Board of Directors.”

João Paulo Brotto Gonçalves Ferreira. See “—Board of Executive Officers.”

Joselena Peressinoto Romero. Josie Peressinoto Romero. See “—Executive Officers.”

Itamar Gaino Filho. See “—Executive Officers.”

José Antonio de Almeida Filippo. See “—Executive Officers.”

David Philip Boynton. Mr. Boynton holds a degree in food science from the University of Leeds. He worked for 10 years at L’Occitane Limited UK and L’Occitane en Provence in London and New York, where he held various leadership positions, including as a Managing Director and a General Manager for the North Atlantic Group, in Australia and South Africa, and Executive Officer, in the USA. Over the years, he has been operationally responsible for a geographically diverse group of more than 600 boutiques in 14 countries and directly responsible for previously problematic North American businesses from 2011 to 2015, putting in place a new team and strategy to improve the yearning for brand and improve the operating model in the context of digital growth and declines in store business. Before being appointed, in December 2017, as Chief Executive Officer at The Body Shop, he worked for almost two years at Charles Tyrwhitt as an Executive Officer for units in the UK.

Michael O’Keefe. Mr. O’Keefe holds a bachelor’s degree in electronic engineering (Hons) and computer science from La Trobe University, with over 20 years of experience, including general management, corporate development, product development, manufacture, retail, business operation and strategy. He lived and worked in Australia, the United Kingdom, Japan, France and Italy. Currently, he is the CEO and an officer at Aesop, the most creative and differentiated skin care company in the world, with stores in 30 countries worldwide. He specializes in R&D and product development; finance and accounting; M&A; IT and digital; marketing and branding; retail; international business development.

Robert Claus Chatwin. Mr. Chatwin holds a degree in economics and an MBA from IMD in Switzerland. He is also an accountant certified by the Institute of Chartered Accountants of England and Wales (ICAEW). He occupied several positions at Royal Philips Electronics, including as Global CEO Philips Avent, Vice-President of Mergers and Acquisitions and Vice-President of New Business Strategy and Development in the Consumer Goods Division in Amsterdam, and at Philips LATAM in São Paulo. He also worked at HSBC Investment Bank, in London, and at KPMG Corporate Finance, in London and in Brazil.

Paula Leeson Fallowfield. Ms. Fallowfield holds a degree from the University of Iowa. She held positions of recruitment officer, business partner and talent developer at Harrods for 9 years. She was the owner of Fallow & Co., providing recruitment services and HR solutions to luxury retailers of the United Kingdom and Europe, where she formed a solid client base, such as LVMH, Burberry, Space NK, Links of London, Boden, L’Oreal, Estee Lauder and others. Ms. Fallowfield worked for over five years for luxury brand Burberry, occupying positions such as Vice-Chairman of Talent Attraction and Global VP of Talents and Human Resources partner for Europe, Middle East and Africa. She became Vice President of HR at Aesop in January 2017, and was responsible for all fronts related to human resources with a focus on organizational design; talent development; and core skills and resources.

Silvia Freire Dente da Silva Dias Lagnado. Ms. Lagnado has been the Sustainable Growth Officer at Natura &Co Holding since February 1, 2020, having been an independent member of the Board of Directors of the Company from July 2014 to February 20, 2020. She received a bachelor’s degree in 1986 from the Polytechnical College of São Paulo, she was Vice Executive President and Global Marketing Officer at McDonald’s Corporation from August 2015 to October 2019, and President of Bacardi Global Brands from June 2010 to November 2012. She also worked at Unilever from 1986 to 2010, having been Global Executive Vice-President of the Culinary Category, in addition to having worked in various other international positions during the 25 years in which she remained at the company. She was an independent member of the Boards of Sapient, headquartered in Boston, USA, from 2013 to 2015, and Britvic Plc., from 2014, to 2015, a production and marketing company of soft drinks in the United Kingdom.

Kay Nemoto. Ms. Nemoto has an MBA from the London Business School. She started her career in the segment of banks and private equity, managing portfolio businesses. Before Avon, as operations executive of COAC, Kay successfully led feedback support teams in several portfolio companies, always working in close collaboration with the management and HR teams. She has over 10 years of experience in consultancy and advisory positions, including at Ernst & Young, Operations Transaction Services and AlixPartners, a consultancy company specialized in recovery and bankruptcy of companies. An expert in recovery of companies, she played a key role in the transformation of Avon, while she worked on secondment at the company’s strategic partners, Cerberus Operations & Advisory Company (COAC), since July 2017. She took over the position of Strategy and Human Resources Officer at Avon Products Inc. in February 2019, with the goal of streamlining and simplifying Avon, directing responsibility and speeding up Avon’s recovery through its staff. Kay led the management of the necessary cultural changes to support Avon’s transformation and create an effective and high-performance organization. She also played a key role in the planning of transactions and integration of Natura &Co.

Angela Cretu. Ms. Cretu received a bachelor’s degree in 1997 from The Academy of Economic Studies, Economic Cybernetics, Statistics and Informatics in Bucharest, she completed the Executive Education Program at the London Business School in 2006. She started her career at Avon 20 years ago, having occupied several positions, including Vice-President of Global Innovation of Business Models at the New York headquarters, from 2009 to 2011, General Vice-President of Avon Russia & Eastern Europe from 2011 to 2014, General Vice-President of Avon Turkey, Middle East & Africa, from 2014 to 2016, General Vice-President of Central Europe, from 2016 to 2020 and is currently the International CEO of Avon, part of Natura &Co Group.

Compensation

Overview

Our compensation practices are divided into fixed and variable compensation (short- and long-term incentives). The objectives of our compensation practices include: (1) the alignment of interests between executive management and shareholders, (2) incentivize results generation and an increase in Company value, as well as social and environmental values and (3) the recognition of contributions by, and the retention of, professionals based on market references. The compensation we offer allows us to attract, retain and recognize highly qualified professionals in our management.

Members of our management team are eligible to receive base compensation, variable compensation and indirect benefits. Base compensation is the monthly sum paid which reflects the value of the experience and responsibility of the position of each manager. The variable portion of the compensation is a way to reward managers for achieving goals based on economic, social and environmental factors, which we believe can help us meet our economic, social and environmental goals.

The variable component of compensation represents a greater portion of compensation for senior executives compared to the other employees. Besides well-defined payout limits, all variable compensation is linked to effectively meeting goals, i.e., exceeding the minimum expectations of growth established annually by management. Variable compensation includes long-term cash awards granted under certain legacy plans. All such awards will vest by 2022 and no further awards will be granted under such plans.

The aggregate amount of compensation paid by Natura Cosméticos (prior to the completion of the Transaction) to members of its board of directors and its executive officers for the fiscal years ended December 31, 2019, 2018 and 2017, and the total compensation expected to be paid to the members of Natura &Co Holding’s board of directors and executive officers in the fiscal year ended December 31, 2020 are as follows:

	Board of Directors	Board of Executive Officers	Total
	(in thousands of R$)
2017	16,000.7	47,252.0	63,252.7
2018	38,860.5	35,294.7	74,155.1
2019	42,519.9	36,437.9	78,957.8
2020(1)	64,144.2	16,921.6	81,065.8

(1)

Preliminary numbers approved at our annual shareholders’ meeting on April 30, 2020 for the period starting on such date and ending on the date of the next annual shareholders’ meeting. Subject to change.

Equity Compensation

We offer long-term incentives for senior executives and employees responsible for its long-term strategy. These programs aim to ensure a sense of ownership, emphasize the relationship between the Company’s performance and compensation, create long-term value at the Company, and ensure healthy growth along with a balanced participation in value creation when possible. These equity compensation schemes also help us recruit, retain and engage qualified professionals.

All of the Natura &Co equity plans, award programs and awards were converted to mirror plans, programs and awards adopted and approved at the Natura &Co Holding level. In addition, in line with the Merger

Agreement, on the effective time of the Transaction, each outstanding Avon option and share appreciation right was canceled and settled for its spread value, if any, and each outstanding Avon restricted stock unit and performance restricted stock unit prior to such effective time was converted into substantially equivalent awards in Natura &Co Holding with any applicable performance goals measured where possible, but otherwise deemed to be attained at target level. As of the date of this prospectus supplement, we have two equity incentive plans pursuant to which further awards may be granted: the Coinvestment Plan, or CIP, and the Long-Term Incentive Plan, or LTIP. The terms of the CIP and the LTIP are substantially similar to those of the Co-Investment Program and the 2019 Program of Natura Cosméticos, respectively, as described below.

Outstanding Options

As of June 30, 2020, December 31, 2019 and December 31, 2018, the members of our board of directors and executive officers had 9,694,159, 10,058,320 and 5,390,876, respectively, options outstanding, and, 613,248, 804,847 and 609,339, respectively, common shares related to the equity incentive programs, with exercise prices ranging from R$11.28 to R$73.70 and expiration dates ranging from March 10, 2021 to March 27, 2030, pursuant to the programs described above.

Stock Option Programs

In 2009, shareholders of Natura Cosméticos approved an evergreen Common Shares Purchase or Subscription Option Granting Program, or the 2009 Share Program, which establishes the general conditions of granting of purchase or subscription option of shares issued by Natura Cosméticos, or the Options, with a fixed term and price, to officers and employees of Natura Cosméticos as well as to the officers and employees of other companies that are or may be under the direct or indirect control of Natura Cosméticos. Such eligible participants under the program may invest a maximum of 100% of the net value of their short-term incentives in Natura Cosméticos’ shares, which remain locked up until the Options are exercised according to the following schedule: 50% of Options become vested and exercisable three years after the grant date; however, if such shares are exercised after three years and before four years following the grant date, the other 50% of the Options will be fully canceled. At the end of the fourth year from the grant date, 100% of the Options become vested and exercisable. The maximum term for exercising each Option is eight years after the approval date of the Option grant.

In 2015, shareholders of Natura Cosméticos approved an additional evergreen Common Shares Purchase or Subscription Option Granting Program, or the 2015 Share Program, which establishes the general conditions of granting of Options, with a fixed term and price, to eligible senior executives and employees. Such eligible participants under the program may invest a maximum of 50% of the net value of their short-term incentive in the Natura Cosméticos shares, which remain locked up until the Options are exercised according to the following schedule: one-third of Options become vested and exercisable two years after the grant date, one-third become vested and exercisable three years after the grant date, and the remaining Options become vested and exercisable four years after the grant date. The maximum term for exercising each Option is eight years after the approval date of the Option grant.

Restricted Stock Programs

Natura Cosméticos implemented a restricted stock program during the 2015 fiscal year (the “2015 Restricted Stock Program”) and a second restricted stock program during the 2017 fiscal year (the “2017 Restricted Stock Program,” and together with the 2015 Restricted Stock Program, the “Restricted Stock Programs”) for groups of senior executives and employees deemed eligible by the board of directors. The purpose of the Restricted Stock Programs is to encourage improved management and employee retention. The Restricted Stock Programs have an indefinite duration.

For the 2015 Restricted Stock Program, the board of directors will determine the number of restricted shares to be awarded from time to time to participants. For the 2017 Restricted Stock Program, eligible participants under the program may invest up to a maximum of 100% of the bonus acquiring shares from Natura Cosméticos and for each share acquired, Natura Cosméticos will grant to the participant three restricted shares.

The participant’s restricted shares under the 2015 Restricted Stock Program will only vest according to the following schedule if the participant remains employed by Natura Cosméticos or by companies belonging to the same economic group as Natura Cosméticos during the period between the grant date and the following vesting dates: one-third vests two years after the grant date, another one-third vests three years after the grant date, and the remaining restricted shares vest four years after the grant date.

The participant’s restricted shares under the 2017 Restricted Stock Program will only vest according to the following schedule if the participant remains employed by Natura Cosméticos or by companies belonging to the same economic group as Natura Cosméticos during the period between the grant date and the following vesting dates: one-third vests one year after the grant date, another one-third vests two years after the grant date and the remaining restricted shares vest three years after the grant date.

Stock Option Program for Strategy Acceleration

Natura Cosméticos implemented a Stock Option Strategy Acceleration Plan (the “Accelerate Strategy Program”) in 2015 and a Second Stock Option Strategy Acceleration Plan in 2017 (the “Second Accelerate Strategy Program,” and together with the Accelerate Strategy Program, the “Accelerate Strategy Programs”). The Accelerate Strategy Programs allow the board of directors to freely grant Options to purchase or subscribe to Natura Cosméticos common shares to senior executives and employees of Natura Cosméticos or of companies under the direct or indirect control of Natura Cosméticos.

Under each of the Accelerate Strategy Programs, 50% of Options vest and are exercisable four years after the grant date, and the remaining 50% of Options vest five years after the grant date. The maximum term for exercising each Option under the Accelerate Strategy Programs is eight years after the approval date of the Option grant.

2019 Long-Term Incentive Program

At the Annual and Extraordinary Shareholders’ Meetings held on April 13, 2019, shareholders of Natura Cosméticos approved an evergreen Performance Shares Program (the “2019 Program”), which establishes the general conditions of granting of performance shares or Options to participants selected by the board of directors as provided under the 2019 Program. The performance shares will only become vested and Options will only become exercisable to the extent the participant remains continuously engaged by Natura Cosméticos or by companies under the direct or indirect control of Natura Cosméticos as an employee, subject to any stipulations regarding the participant’s termination and certain special situations (such as a change of control or other extraordinary events) in accordance with the 2019 Program during the period between the grant date and three years after the grant date. If the grant becomes subject to performance or other conditions, the board of directors will determine whether any applicable dates were complied with. If the grant is an Option, unless otherwise determined by the board of directors, the term for the exercise of the Option shall be 30 days after it becomes exercisable. The exercise period for the Option may not be extended beyond 10 years from the grant date.

2019 Co-Investment Program

At the Annual and Extraordinary Shareholders’ Meetings held on April 13, 2019, shareholders of Natura Cosméticos approved an evergreen co-investment program (the “Co-Investment Program”) which aims to connect short-term incentives (such as annual bonuses or profit sharing results) with long-term incentives by providing for the granting of equity interests conditioned upon investment by the participant of part of his or her annual bonus and/or profit sharing results. A grant under the Co-Investment Program will only become vested to the extent that the participant remains continuously engaged by Natura Cosméticos or by companies under the direct or indirect control of Natura Cosméticos as an employee, subject to any stipulations regarding the participant’s termination and certain special situations (such as a change of control or other extraordinary events) in accordance with the Co-Investment Program. Each grant will be divided into three tranches (each a “Tranche”). The first and second Tranches shall each correspond to one-third of the total number of shares granted, whereas the third Tranche shall correspond to the balance of shares under such grant. The Tranches will vest according to the following schedule: the first Tranche will vest on the first anniversary following the grant date, the second Tranche will vest on the second anniversary of the grant date, and the third Tranche will vest on the third anniversary following the grant date. If the grant is an Option, unless otherwise determined by the board of directors, the term for the exercise of the Option shall be 30 days after it becomes exercisable. The exercise period for the Option may not be extended beyond 10 years from the grant date.

Retirement Benefits

Our directors and executive officers participate in a defined contribution incentive savings pension plan maintained by the Company (the “Natura Retirement Plan”). The Company matches 60% of the executive’s contribution up to a certain limit. This is the same plan that is offered to all employees of Natura Cosméticos in Brazil.

For the fiscal years ended December 31, 2019 and 2018, a total amount of R$0.026 million and R$0.025 million, respectively, had been set aside or accrued to provide benefits under the Natura Retirement Plan for members of Natura Cosméticos S.A.’s board of directors and our executive officers.

Share Ownership

Certain of our directors are also controlling shareholders of Natura &Co Holding and shareholders of companies that are signatories to the Shareholders’ Agreement:

•

Mr. Antonio Luiz da Cunha Seabra, Co-Chairman of the Board of Directors, is one of our direct controlling shareholders. He is a signatory of our Shareholders’ Agreement. He forms the “Seabra Control Block” jointly with Ms. Lucia Helena Rios Seabra, who is also a signatory of the Shareholders’ Agreement.

•

Mr. Antonio Luiz da Cunha Seabra is also an indirect controlling shareholder in our Company through Orbix Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior, which is a direct controller of Kairós Fundo de Investimento em Ações – Investimento no Exterior, which in turn owns an interest in our Company.

•

Mr. Guilherme Peirão Leal, Co-Chairman of the Board of Directors, is one of our direct controlling shareholders and a signatory of our Shareholders’ Agreement. He forms the “Leal Control Block” with Mr. Felipe Pedroso Leal and Mr. Ricardo Pedroso Leal, and both are also signatories of the Shareholders’ Agreement.

•

Mr. Guilherme Peirão Leal is also an indirect controlling shareholder through Sirius III Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior, which owns an interest in our Company.

•

Mr. Pedro Luiz Barreiros Passos, Co-Chairman of the Board of Directors, is a direct and indirect controller, through Passos Participações S.A., a Brazilian corporation, and Fundo de Investimento de Ações Veredas – Investimento no Exterior, an investment fund which forms the “Passos Control Block” with Mr. Pedro Luiz Barreiros Passos. Mr. Pedro Luiz Barreiros Passos and the abovementioned entities are signatories of the Shareholders’ Agreement.

The table below sets forth the beneficial ownership of our board of directors, board of executive officers and controlling shareholders in Natura &Co Holding’s share capital as of June 30, 2020:

	Shares Held	Options Outstanding(1)(2)
Controlling Shareholders	531,967,141	—
Other Directors	940,699	6,580,509
Other Executive Officers	539,965	3,113,650

Total	533,447,805	9,694,159

(1)	The information provided relates to our equity incentive plans.
(2)

These figures follow the normal compensation and benefits reporting, pursuant to which the definition of “outstanding” is unvested, exclusive of options that have vested but are unexercised. The estimated number of vested but unexercised options is 2.5 million, with an average strike price of R$13.10. These figures were provided by Natura &Co’s registrar bank on July 29, 2020. The vested but unexercised options were granted under Natura &Co’s stock option program and will expire within 10 years. We do not expect further awards to be granted under this program.

See also “Principal Shareholders—Shareholders’ Agreements and Other Arrangements of Natura &Co Holding” for additional information on the shareholders’ agreement relating to Natura &Co Holding.

Certain Relations of Members of Our Board of Directors with Third Parties

Certain of our directors hold equity interests in companies that maintain relations with Natura &Co Holding and/or its subsidiaries, as detailed below:

•

Mr. Antonio Luiz da Cunha Seabra, Mr. Guilherme Peirão Leal and Mr. Pedro Luiz Barreiros Passos are indirect controlling shareholders of Fundo Imobiliário Bresco Logística. Bres Itupeva Empreendimentos Imobiliários Ltda. has provided services to a subsidiary of Natura Cosméticos in the last three years and was merged into Fundo Imobiliário Bresco Logística on August 30, 2019. Prior to this merger, Mr. Antonio Luiz da Cunha Seabra, Mr. Peirão Leal and Mr. Pedro Luiz Barreiros Passos were the indirect controlling shareholders of Bres Itupeva Empreendimentos Imobiliários Ltda.

•

Messrs. Guilherme Peirão Leal, Pedro Luiz Barreiros Passos and Antonio Luiz da Cunha Seabra are also part of the controlling group of Raia Drogasil S.A. This company has engaged in business with Natura.

See also “Related Party Transactions—Related Party Transactions Policy of Natura &Co Holding—Principal Related Party Transactions.”

Directors’ and Officers’ Insurance

We have put in place a directors and officers liability insurance policy which we renew on an annual basis. The policy covers losses and damages suffered by third parties arising from acts related to the exercise of functions and powers by our board of directors and/or executive officers. In accordance with market practice, we have also entered into indemnity agreements with our executive officers and members of our board of directors to provide them with additional protection against losses which they may incur in connection with the exercise of their function and which are not covered by the directors and officers liability insurance policy.

Principal Differences between Brazilian and U.S. Corporate Governance Practices

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, require foreign private issuers, such as Natura &Co Holding, to comply with various corporate governance practices. In addition, since the listing of the ADSs on the NYSE, Natura &Co Holding is required to comply with the listing rules of the NYSE, or NYSE rules.

NYSE rules include certain accommodations to corporate governance requirements that allow foreign private issuers, such as Natura &Co Holding, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. Under NYSE rules, Natura &Co Holding is required to:

•	have an audit committee or audit board in accordance with an exemption available to foreign private issuers, as discussed below;

•	provide prompt certification by Natura &Co Holding’s chief executive officer of any material non-compliance with corporate governance rules; and

•

provide a brief description of the significant differences between Natura &Co Holding’s corporate governance practices and the NYSE corporate governance practice required to be followed by U.S. listed companies.

A summary of the significant differences between Natura &Co Holding’s corporate governance practices and those required of U.S. listed companies is included below.

Majority of Independent Directors

NYSE rules require that a majority of the board of a listed company consist of independent directors. Independence is defined by various criteria, including the absence of a material relationship between the director and the listed company. Under the B3 listing rules, Natura &Co Holding’s board of directors must be composed of a minimum of two independent directors or a minimum of 20% of Natura &Co Holding’s total directors must be independent, whichever is greater. Additionally, pursuant to the Brazilian Corporation Law and CVM regulations, Natura &Co Holding’s directors are required to meet certain qualification requirements that address their compensation, duties and responsibilities. While Natura &Co Holding’s directors meet the qualification requirements of the Brazilian Corporation Law and CVM regulations (i.e. two-thirds of our directors are considered independent), we do not believe that a majority of Natura &Co Holding’s directors would be considered independent under the NYSE rules test for director independence.

Executive Sessions

NYSE rules require that independent directors must meet at regularly scheduled executive sessions. The Brazilian Corporation Law does not have a similar provision, however, the by-laws may provide for such requirement. Under the Natura &Co Holding’s by-laws, all directors shall meet at least four times each year.

Nominating/Corporate Governance Committee and Compensation Committee

NYSE rules require that listed companies maintain a nominating/corporate governance committee and a compensation committee comprising entirely independent directors and governed by a written charter addressing each committee’s required purpose and detailing its required responsibilities. The responsibilities of the nominating/corporate governance committee include, among other matters, identifying and selecting qualified board member nominees and developing a set of applicable corporate governance principles. The responsibilities of the compensation committee, in turn, include, among other matters, reviewing corporate goals relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance, approving the chief executive officer’s compensation levels and recommending to the board compensation of other executive officers, incentive compensation and equity-based compensation plans.

Pursuant to the Brazilian Corporation Law, Natura &Co Holding is not required to maintain a nominating committee, corporate governance committee or a compensation committee. However, Natura &Co Holding currently has a corporate governance committee, responsible for monitoring the operations of Natura &Co Holding’s corporate governance system, the evolution of international best practices in corporate governance and proposing adjustments and enhancements to Natura &Co Holding’s corporate governance system whenever it deems necessary. Natura &Co Holding also has an organization and people committee, responsible for assisting the Board of Directors with respect to human resources strategies, policies and rules, regarding organizational development, planning and personnel development, remuneration and benefits of executive officers, in addition to supporting the board of directors with respect to issues relating to our management system department. Aggregate compensation for Natura &Co Holding’s directors and executive officers is established by Natura &Co Holding’s shareholders at annual shareholders’ meetings. The allocation of aggregate compensation among Natura &Co Holding’s directors and executive officers is determined by Natura &Co Holding’s directors at board of director meetings. The Brazilian Corporation Law and CVM regulations establish rules in relation to certain qualification requirements and restrictions, compensation, duties and responsibilities of a company’s executives and directors. In addition to the foregoing, the Novo Mercado Rules applicable to Natura &Co Holding require that the board of directors of a company discusses and approves certain internal policies, including a compensation policy and a nominating policy.

Audit Committee and Audit Committee Additional Requirements

Under Section 303A.06 of the NYSE listing rules and the requirements of Rule 10A-3 under the Exchange Act, each U.S. listed company is required to have an audit committee consisting entirely of independent members that comply with the requirements of Rule 10A-3. In addition, each listed company’s audit committee must have a written charter compliant with the requirements of Section 303A.07(b) of the NYSE listing rules, the listed company must have an internal audit function and the listed company must fulfill all other requirements of the NYSE and Rule 10A-3. The SEC has recognized that, for foreign private issuers, local legislation may delegate some of the functions of the audit committee to other advisory bodies. Natura &Co Holding has established a statutory audit committee. Natura &Co Holding’s statutory audit committee meets the requirements for the exemption available to foreign private issuers under paragraph (c)(3) of Rule 10A-3 under the Exchange Act. The statutory audit committee is not the equivalent of, or wholly comparable to, a U.S. audit committee. Among other differences, it is not required to meet the standards of “independence” established in Rule 10A-3 and is not fully empowered to act on all the matters that are required by Rule 10A-3 to be within the scope of an audit committee’s authority.

Certain Shareholder Approvals

Equity Compensation Plans

NYSE rules provide for limited exceptions to the requirement that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans (which may be approved for an undefined period). In contrast, pursuant to the Brazilian Corporation Law, all stock option plans must be submitted for approval by the holders of Natura &Co Holding’s common shares.

Issuances of Common Shares

NYSE rules require shareholder approval prior to the issuance of common shares, or securities convertible into or exercisable for common shares, if (1) the common shares have, or will have upon issuance, equal or an excess of 20% of the voting power outstanding before the issuance of such common shares; or (2) the number of common shares to be issued is, or will be upon issuance be equal to or in excess of 20% of the number of common shares outstanding before the transaction.

Pursuant to the Brazilian Corporation Law, the by-laws of companies may permit increases in capital stock without amendments to the by-laws. Such a permission may specify (i) the limit of the capital increase in terms of total amount or number of shares, the type and classes of the shares that may be issued; (ii) whether the issuance of new shares is to be approved by the general shareholders’ meeting or the board of directors; (iii) any conditions to which the issuance of new shares may be subject; and (iv) the circumstances under which shareholders are to benefit from preemptive rights to subscribe for shares. In the case of Natura &Co Holding, pursuant to the Natura &Co Holding By-Laws, the board of directors is authorized to approve capital increases involving the issuance of up to 1,315,000,000 common shares. Any capital increase is subject to the applicable disclosure requirements set forth in the regulations issued by the CVM regulation, including but not limited to the disclosure of a material fact disclosing the capital increase and the publication of the minutes of the relevant corporate body’s meeting which approved the matter.

Corporate Governance Guidelines

NYSE rules require that listed companies adopt and disclose corporate governance guidelines. Natura &Co Holding complies with the corporate governance guidelines under applicable Brazilian law and the Novo Mercado Rules. Natura &Co Holding believes the corporate governance guidelines applicable to us under Brazilian law are consistent with the NYSE rules. Natura &Co Holding has adopted and observe policies that deal with the public disclosure of all relevant information and which requires management to disclose all transactions relating to Natura &Co Holding’s securities as per CVM’s regulations and the Novo Mercado Rules.

Internal Audit Function

NYSE rules require that listed companies maintain an internal audit function to provide management and the audit committee with ongoing assessments of the company’s risk management processes and system of internal control.

The Novo Mercado Rules provide that the listed companies are required to have an audit department whose activities are reported to Natura &Co Holding’s board of directors and which, among other matters, is responsible for assessing the quality and effectiveness of Natura &Co Holding’s risk management processes.

Exemptions from the Listing Standards for Audit Committees

Under the listed company audit committee rules of the NYSE and the SEC, we must comply with Rule 10A-3 under the Exchange Act, which requires that we establish an audit committee composed of members of the board of directors that meets specified requirements. The SEC has recognized that, for foreign private issuers, local legislation may delegate some of the functions of the audit committee to other advisory bodies. Natura &Co Holding has established a statutory audit committee. Natura &Co Holding’s statutory audit committee meets the requirements for the exemption available to foreign private issuers under paragraph (c)(3) of Rule 10A-3 under the Exchange Act. The statutory audit committee is not the equivalent of, or wholly comparable to, a U.S. audit committee. Among other differences, it is not required to meet the standards of “independence” established in Rule 10A-3 and is not fully empowered to act on all the matters that are required by Rule 10A-3 to be within the scope of an audit committee’s authority. See “Management—Committees of Our Board of Directors—Audit, Risk Management and Finance Committee” for a description of our audit committee.

PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes presents information relating to the beneficial ownership of our common shares, including shares represented by ADSs, (1) immediately prior to the completion of this offering, and (2) following the sale of in this offering, by:

•	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding shares;

•	each of our executive officers and directors individually; and

•	all executive officers and directors as a group.

The number of common shares, including shares represented by ADSs, beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.

The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding:

•	immediately prior to the completion of this offering: 1,253,618,140 common shares; and

•	following the sale of common shares in this offering: 1,378,138,140 common shares.

Unless otherwise indicated below, the address for each beneficial owner is Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, São Paulo, São Paulo, 05106-000, Brazil.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Shareholders	Shares	%	Shares	%
5% Shareholders
Antonio Luiz da Cunha Seabra	199,151,684	15.9%	199,151,684	14.5%
Other Shareholders
Fabio Dalla Colletta de Mattos	4,367,930	0.3%	4,367,930	0.3%
Fabricius Pinotti	6,174,914	0.5%	6,174,914	0.4%
Felipe Pedroso Leal	45,349,492	3.7%	45,349,492	3.3%
Fundo de Investimento de Ações Veredas Investimento no Exterior(1)	22,516,378	1.8%	22,516,378	1.6%
Guilherme Peirão Leal	99,342,778	7.9%	99,342,778	7.2%
Gustavo Dalla Colletta de Mattos	4,367,930	0.3%	4,367,930	0.3%
Kairós Fundo de Investimento em Ações—Investimento no Exterior(2)	5,236,954	0.4%	5,236,954	0.4%
Lucia Helena Rios Seabra	96	0.0%	96	0.0%
Maria Heli Dalla Colleta de Mattos	24,305,810	1.9%	24,305,810	1.8%
Norma Regina Pinotti	37,045,747	3.0%	37,045,747	2.7%
Passos Participações S.A.(3)	50,670	0.0%	50,670	0.0%
Pedro Luiz Barreiros Passos	26,231,646	2.1%	26,231,646	1.9%
Ricardo Pedroso Leal	45,349,492	3.7%	45,349,492	3.3%
RM Futura Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior(4)	1,303,309	0.1%	1,303,309	0.1%
Sirius III Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior(5)	4,997,397	0.4%	4,997,397	0.4%
Vinicius Pinotti	6,174,914	0.5%	6,174,914	0.4%
Executive Officers and Directors
Antonio Luiz da Cunha Seabra	199,151,684	15.9%	199,151,684	14.5%
Guilherme Peirão Leal	99,342,778	7.9%	99,342,778	7.2%
Pedro Luiz Barreiros Passos	26,231,646	2.1%	26,231,646	1.9%
Roberto de Oliveira Marques*	—	—	—	—
Carla Schmitzberger*	—	—	—	—
Fábio Colletti Barbosa*	—	—	—	—
Gilberto Mifano*	—	—	—	—
Ian Martin Bickley*	—	—	—	—
Jessica DiLullo Herrin*	—	—	—	—
Nancy Killefer*	—	—	—	—
Andrew G. McMaster, Jr.*	—	—	—	—
W. Don Cornwell*	—	—	—	—
José Antonio de Almeida Filippo*	—	—	—	—
Itamar Gaino Filho*	—	—	—	—
Joselena Peressinoto Romero*	—	—	—	—
Moacir Salzstein*	—	—	—	—
João Paulo Brotto Gonçalves Ferreira*	—	—	—	—
Viviane Behar de Castro*	—	—	—	—
All directors and executive officers as a group	1,480,664	0.1%	1,480,664	0.1%
Others
Free float	719,863,634	57.4%	841,263,634	61.2%
Treasury shares	306,701	0.0%	306,701	0.0%

*	Less than 1.0%
(1)	Fundo de Investimento de Ações Veredas Investimento no Exterior is controlled by Pedro Luiz Barreiros Passos.
(2)	Kairós Fundo de Investimento em Ações—Investimento no Exterior is controlled by Antonio Luiz da Cunha Seabra.
(3)	Passos Participações S.A. is controlled by Pedro Passos, a member of our board of directors. The shareholding above represents the sum of the equity held by the individual person and the legal entity.
(4)	RM Futura Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior is controlled by Maria Heli Dalla Costa Mattos.
(5)	Sirius III Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior is controlled by Guilherme Peirão Leal.

As of June 30, 2020, there were a total of 3,849 registered holders of ADSs and 42,508,823 ADSs outstanding, representing 85,017,646 common shares or 6.79% of outstanding common shares. Since some of these ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial holders.

Our major shareholders do not have different voting rights.

Shareholders’ Agreements and Other Arrangements of Natura &Co Holding

Passos Participações S.A., Antonio Luiz da Cunha Seabra, Guilherme Peirão Leal, Pedro Luiz Barreiros Passos, Fundo de Investimento de Ações Veredas—Investimento no Exterior, Felipe Pedroso Leal, Ricardo Pedroso Leal, Norma Regina Pinotti, Vinicius Pinotti, Fabricius Pinotti, Maria Heli Dalla Colletta de Mattos, Gustavo Dalla Colletta de Mattos, Fabio Dalla Colletta de Mattos, Lucia Helena Rios Seabra and Natura &Co Holding, as an intervening party, are parties to the Shareholders’ Agreement, which was entered into on September 4, 2019. In addition, the following investment vehicles acceded to the Shareholders’ Agreement after its execution: (i) Kairós Fundo de Investimento em Ações—Investimento no Exterior, which is indirectly controlled by Mr. Antonio Luiz da Cunha Seabra; (ii) Sirius III Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior, which is directly controlled by Mr. Guilherme Peirão Leal; and (iii) RM Futura Multimercado Fundo de Investimento Crédito Privado Investimento no Exterior, which is directly controlled by Mrs. Maria Heli Dalla Colletta de Mattos.

The Shareholders’ Agreement will remain in force until February 12, 2025. All signatories to the Shareholders’ Agreement, as well as their successors, on any account, shall exercise their respective voting rights in accordance with the provisions of the Shareholders’ Agreement.

The Shareholders’ Agreement signatories are organized into five groups (the “Shareholder Groups”) that each have a representative (the “Group Representative”), whose main duties are to represent their Shareholder Group in its relations with the other Shareholder Groups, to represent their Shareholder Group at Preliminary Meetings (as defined below), to consider and vote on any and all matters discussed at Preliminary Meetings, and to represent the Shareholder Group and each member of the Shareholder Group in the exercise of all rights and in the compliance with all obligations established by the Shareholders’ Agreement.

The Shareholders’ Agreement states that Natura &Co Holding shareholders’ meetings will be preceded by a meeting of the Group representatives, or the Preliminary Meeting, to discuss each of the matters on the agenda of the Natura Cosméticos shareholders’ meeting. Approvals at the Preliminary Meeting will be subject to the favorable vote of Group representatives holding at least 60% of the shares present at such Preliminary Meeting. At the Preliminary Meeting, each Share with the right to vote, held by a party belonging to a Shareholder Group represented by a Group Representative at the Preliminary Meeting, will be entitled to one vote. The decisions approved at the Preliminary Meeting will bind the vote of all parties at the respective Natura Cosméticos shareholders’ meeting.

In the event of any breach or delay in performance of the Shareholders’ Agreement, if the defaulting party fails to remedy the breach within 90 days of receiving notice of the default, the right to vote at the Preliminary Meetings conferred on the shares held by the defaulting party will be suspended, and the parties not in default must convene a Preliminary Meeting to suspend the voting rights of the defaulting party. The suspension of voting rights of one of the parties will not lead to the suspension of voting rights of other parties in the Shareholder Group. Once the breach is remedied, the shares held by the defaulting party will once again have the right to vote at the Preliminary Meetings.

The Shareholders’ Agreement establishes rules for the election of directors, including that its signatories must always elect the highest possible number of directors and that the board of directors will consist of at least nine and a maximum of 13 members, 20% or two, whichever is greater, at least, of whom must be independent directors, elected for a unified term, with the possibility of reelection.

In connection with the transfer of shares by the signatories to the Shareholders’ Agreement and the preemptive right to acquire shares, the Shareholders’ Agreement provides, among other things, that:

•

the sale of shares owned by the signatories may only take place in strict observance of the Shareholders’ Agreement, and any acquirer or assignee of the shares must subscribe to the Shareholders’ Agreement;

•

shareholders who wish to sell their shares, in whole or in part, must first obtain from the interested third party a written offer, in good faith, in a binding and irrevocable manner, including the price to be paid and the number of shares offered. The selling shareholders then must, through the Group Representative of the Shareholders’ Group to which they belong, notify other parties belonging to other Shareholders’ Groups of their intention to sell shares and grant such parties preemptive rights to acquire the shares. The exercise of the preemptive rights by the offered parties must be received in writing within 60 days from the receipt of such notice of sale;

•

if any legal entity shareholder that is the object of a sale of interest has, for any reason, liabilities or contingencies, the party who had exercised the preemptive right can deduct the amount corresponding to said liabilities and any contingencies not related to the shares or Natura &Co Holding from the acquisition price in the offer made, regardless of the chance of loss or materialization of said liabilities and contingencies; provided that in the case of disagreement regarding the value of said liabilities and contingencies, the party that exercised the preemptive right and the legal entity shareholder must select a specialized audit firm to determine the value of said liabilities and contingencies, and that value shall be final and binding on the parties;

•

a Group Representative can delink shares equivalent to twenty percent (20%) of the net equity held by all the parties who are members of his Shareholder Group, in the same proportion among them, for sale on the stock exchange, at any time and to any person, while the Shareholders’ Agreement is in effect; provided that the Group Representative informs the other Group representatives of the other Shareholder Groups, in writing, of the plan to sell said shares on the stock market and gives them the same period, of up to, but no more than, 10 calendar days to pay the market price for all the shares that the parties wish to sell. The delinking of shares may only be disproportionate among the parties to a Shareholder Group if unanimously approved by the parties of said Shareholder Group; and

•

if a signatory to the Shareholders’ Agreement decides to sell shares representing an amount greater than or equal to 10% of the total shares to any third parties, the other signatories will be entitled to jointly sell the shares held by them, in proportion to the shares held by the offering party being sold in the transaction.

The Shareholders’ Agreement does not restrict the right to vote of members of the board of directors.

Purchases of Equity Securities by the Company and Affiliated Purchasers

The following table reflects purchases of our equity securities, including shares represented by of ADRs, by us or our affiliates in 2019 and in 2020 through to the date of this prospectus supplement.

Months	Total Number of Shares Purchased	Average Price Paid per Share in R$	Average Price Paid per Share in U.S.$(1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar(1) Value) of Shares that May Yet Be Purchased Under the Plans or Programs
January 2019	—	—	—	—	—
February 2019	—	—	—	—	—
March 2019	—	—	—	—	—
April 2019	—	—	—	—	—
May 2019	—	—	—	—	—
June 2019	—	—	—	—	—
July 2019	—	—	—	—	—
August 2019	—	—	—	—	—
September 2019	—	—	—	—	—
October 2019	—	—	—	—	—
November 2019	—	—	—	—	—
December 2019	—	—	—	—	—
January 2020	—	—	—	—	—
February 2020	1,114,460	49.25	8.99	1,114,460	—
March 2020	—	—	—	—	—
April 2020	—	—	—	—	—
May 2020	—	—	—	—	—
June 2020	—	—	—	—	—
July 2020	—	—	—	—	—

Total(2)	1,114,460	49.25	8.99	1,114,460	—

(1)

Solely for the convenience of the reader, we have translated certain amounts included in this prospectus supplement from reais into U.S. dollars using the exchange rate as reported by the Brazilian Central Bank as of June 30, 2020 for reais into U.S. dollars of R$5.476 per U.S.$1.00. The U.S. dollar equivalent information presented in this prospectus supplement is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rates or any other rate. See “—Exchange Rates” for further information about recent fluctuations in exchange rates.

(2)

The repurchase program was approved by our board of directors on February 6, 2020 and covered the period from February 6, 2020 to August 7, 2021. The repurchase program contemplated repurchases of our own shares, including shares represented by ADSs, of up to 1,114,460 shares. The repurchase program was discontinued on February 18, 2020 as the Company had by then repurchased all the shares which it was authorized to repurchase under the repurchase program.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy of Natura &Co Holding

Policy Regarding Related Party Transactions

On July 17, 2019, our board of directors approved our Related Party Transaction Policy, which aims to ensure that our and our subsidiaries’ transactions with related parties are carried out transparently and under conditions not less favorable to us than they would be if carried out with third parties that are not related parties, under the same circumstances or similar scenarios.

Our Related Party Transaction Policy is applicable to the individuals and legal entities mentioned below. All of Natura &Co Holding and its subsidiaries’ officers and directors are required to comply with it.

As per our Related Party Transaction Policy, we define Related Parties as (i) those, directly or indirectly, related by means of one or more intermediaries, when the party (a) controls, is controlled by, or is under our common control (including our controlling shareholder and subsidiaries); (b) holds equity that provides material influence on Natura &Co Holding; or (c) exercises common control of Natura &Co Holding; (ii) Natura &Co Holding’s associated companies; (iii) joint ventures which Natura &Co Holding is an investor; (iv) key members of Natura &Co Holding’s management or its controller companies; (v) family relatives or relatives of any person mentioned on items (i) or (iv) above; (vi) any subsidiary, with common control or materially influenced by, or which the material voting rights are held by any person mentioned on items (iv) or (v); and (vii) any company which promotes post-employment benefit plan in favor of our employees.

According to our Related Party Transaction Policy, Natura &Co Holding and its subsidiaries may carry out Transactions with Related Parties to the extent such transactions are performed (i) in accordance with the interests of the Company; (ii) on an arm’s length basis or with in exchange for adequate consideration; and (iii) in a transparent way with respect to its shareholders and to market in general.

Our Related Party Transaction Policy will be reviewed annually by the audit committee.

Role of Management

We adopt our own corporate governance practices, in addition to those recommended and/or required under applicable law. All decisions regarding our operations are submitted to our management, in accordance with the responsibilities of management established in our by-laws. Thus, our transactions, particularly those between related parties, are submitted to our decision-making bodies in accordance with our corporate governance practices.

In the event of a potential conflict of interest between a matter under discussion and any member of our management team, we endeavor to comply with the Brazilian Corporation Law, and said member of our management team must abstain from voting on such matter. The remaining members of our management team who do not have a potential conflict of interest will make a decision on such matter. Pursuant to Article 156, of the Brazilian Corporation Law, an officer may not take part in any corporate transaction in which he has an interest that conflicts with the company’s interests, nor in the approval of resolutions by other officers with respect to such matters. Any such conflicted officer, pursuant to the abovementioned rule, must disclose his disqualification to the other officers and have the nature and extent of his interest to be recorded in the minutes of the meeting of the company’s applicable corporate body.

Principal Related Party Transactions

Our principal related party transactions are as follows:

•	On June 5, 2012, Natura Indústria entered into an agreement with Bres Itupeva Empreendimentos Imobiliários Ltda., or Bres Itupeva, for the construction and lease of processing, distribution, storage,

in the city of Itupeva in the state of São Paulo and a distribution center, also in the city of Itupeva in the state of São Paulo. On June 20, 2013, Bres Itupeva disposed of certain credits to BRC Securitizadora S.A.

•

Natura and Raia Drogasil S.A. have entered into a purchase and sale agreement in relation to the sale of Natura products in Raia and Drogasil drug stores. The original term of this agreement has expired, but the parties are in the process of renewing it.

As of the date of this prospectus supplement, we do not have any loans or other financing agreements with any of our directors or executive officers. For further information regarding our principal related party transactions, please see note 30 to our audited consolidated financial statements included in the Natura &Co Holding MD&A/Financials Form 6-K and incorporated by reference in this prospectus supplement.

COMMON SHARES AND ADSS ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common shares and ADSs, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common shares or the ADSs or impair our ability to raise equity capital.

Upon the completion of this offering, we will have an aggregate of 1,375,018,140 common shares outstanding. Of these shares, the common shares sold in this offering by us, including shares represented by ADSs, will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining common shares, representing    % of our outstanding shares, including shares represented by ADSs, will be held by our existing shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements and market standoff agreements described below, and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market.

Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock-Up Agreements

We, our directors and executive officers have agreed, subject to certain exceptions, not to sell or transfer any common shares, ADSs or securities convertible into, exchangeable for, exercisable for, or repayable with common shares or the ADSs, for 60 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC on behalf of the international underwriters. See “Underwriting.”

Eligibility of restricted shares for sale in the public market

The common shares and ADSs that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under “—Rule 144.”

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common shares or the average weekly trading volume of our common shares on the during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

TAXATION

The following summary contains a description of certain Brazilian and U.S. federal income tax consequences of the ownership and disposition of Natura &Co Holding Shares or ADSs (for purposes of only this “Taxation” section referred to as “Shares” and “ADSs”, respectively), but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to the ownership or disposition of Shares or the ADSs. The summary is based on the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder, as of the date hereof, which are subject to change.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. Holders (as defined below) of Shares or the ADSs. Prospective holders of Shares or the ADSs should consult their tax advisers as to the tax consequences of the acquisition, ownership and disposition of Shares or the ADSs in their particular circumstances.

Prospective purchasers of our common shares and ADSs should consult their own tax advisers about the particular Brazilian and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our common shares or the ADSs.

BRAZILIAN TAX CONSIDERATIONS

The following discussion is a summary of the Brazilian tax considerations relating to the acquisition, exchange, ownership and disposition of Natura Common Shares or the ADSs by a Non-Resident Holder. The discussion is based on Brazilian law as currently in effect, which is subject to change, possibly with retroactive effect, and to differences of interpretation. Any change in such law may change the consequences described below.

The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries. The discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

The description below is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, exchange, ownership and disposition of our Shares or the ADSs. Holders of Shares or the ADSs and prospective purchasers thereof should consult their tax advisers with respect to the tax consequences of owning and disposing of Shares or the ADSs in light of their particular investment circumstances.

Income Tax

Dividends

Dividends paid by a Brazilian company, such as ourselves, including stock dividends to a Non-Resident Holder are currently not subject to withholding income tax in Brazil, to the extent that such amounts are related to profits generated since January 1, 1996. Dividends relating to profits generated prior to January 1, 1996 may be subject to Brazilian withholding tax at varying rates, depending on the year the profits were generated.

Interest Attributable to Shareholders’ Equity

Law No. 9,249/1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on net equity and to treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits, subject to the limits described below. These distributions may be paid in cash. For tax purposes, this interest is limited to the daily pro rata variation of the Long-Term Rate (Taxa de Longo Prazo—TLP), as determined by the Brazilian Central Bank from time to time, and the amount of this deductible expense may not exceed the greater of:

•

50% of the net income (after the deduction of social contribution on net profit but before taking into account allowances for income tax and the interest attributable to shareholders’ equity) for the period in respect of which the payment is made; and

•	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period with respect to which the payment is made.

Payment of interest on shareholders’ equity to a Non-Resident Holder is subject to withholding income tax at the rate of 15%, or 25% for individuals or entities residing in a “Tax Haven.” According to Brazilian legislation, a “Tax Haven” jurisdiction is a country or location that (1) does not impose taxation on income or imposes the income tax at a rate lower than 20% or (2) imposes restrictions on the disclosure of shareholding composition or the ownership of the investment or the ultimate beneficiary of earnings attributed to non-residents. A regulation issued by the Ministry of Treasury on November 28, 2014(Ordinance 488, of 2014) decreased from 20% to 17% this minimum threshold for certain specific cases. The 17% threshold applies only to countries and regimes aligned with international standards of fiscal transparency in accordance with rules to be established by the Brazilian tax authorities. Normative Ruling No. 1,037 provides a list of both Low or Nil Taxation Jurisdictions and Privileged Tax Regimes. Normative Ruling No. 1,037 is periodically updated to include and exclude countries, locations and tax regimes from the lists of Tax Favorable Jurisdictions and Privileged Tax Regimes.

Distributions of interest on shareholders’ equity to Non-Resident Holders may be converted into U.S. dollars and remitted outside Brazil, subject to applicable exchange controls, if the investment is registered with the Brazilian Central Bank.

Sale of Shares

(i) Taxation of Capital Gain Earned in the Country in a Transaction Not Carried Out on the Brazilian Stock Exchange (or Similar Exchange)

According to Law No. 10,833/03, the gains recognized on a disposition of assets located in Brazil, such as our Shares, by a Non-Resident Holder, could be subject to withholding tax in Brazil. This rule is applicable regardless of whether the disposition occurs in Brazil or abroad and regardless of whether the disposition is made to an individual or entity resident or domiciled in Brazil.

As a general rule, capital gains realized as a result of a disposition of Shares are the positive difference between the amount realized on the disposition of the Shares and the acquisition cost of such Shares.

Historically, the income tax on these gains had to be withheld at source and the tax rate would vary depending on the domicile of the Non-Resident Holder, subject to the discussion in the next paragraph:

•

Capital gains earned by a Non-Resident Holder who (i) has its investment registered in Brazil with the Brazilian Central Bank under the rules of CMN Resolution No. 4,373, or “Registered Holder,” and (ii) is not a Tax Haven resident should be subject to the income tax at a 15% rate;

•

If the Non-Resident Holder is (1) not a Registered Holder and is not located in a Tax Haven or (2) is a Registered Holder and is located in a Tax Haven, a progressive tax rate will be applied as provided for in Law No. 13,259/16, as follows: (i) at a rate of 15% for the portion of the gain up to R$5 million, (ii) at a rate of 17.5% for the portion of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) at a rate of 20% for the portion of the gain that exceeds R$10 million but does not exceed R$30 million, and (iv) 22.5% for the portion of the gain that exceeds R$30 million; and

•	If the Non-Resident Holder is not a Registered Holder and is located in a Tax Haven, the tax rate will be 25%.

The tax must be withheld and paid by the buyer or, in cases where the buyer and seller are domiciled abroad, a legal representative of buyer shall be designated for the payment of the tax. If the capital gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation of a financial institution, the withholding income tax of 0.005% will apply and can be offset against the eventual income tax due on the capital gain.

On September 22, 2015, the Brazilian federal government enacted Provisional Measure N. 692/2015, later converted into Law No. 13,259/2016, which introduced a regime based on the application of progressive tax rates for income taxation of capital gains recognized by Brazilian individuals on the disposition of assets in general and, as per Normative Instruction 1,732 of August 25, 2017, also by non-resident entities and individuals on the disposition of permanent assets (generally noncurrent assets from an accounting perspective) not carried out in a Brazilian stock exchange. Under Law No. 13,259/2016, effective as of January 1, 2017 (as confirmed by Declaratory Act No. 3, of April 27, 2016), capital gains recognized by Brazilian individuals on the disposition of assets in general and by non-resident entities and individuals on the disposition of permanent assets outside of a Brazilian stock exchange would be subject to the following rates of income tax: (1) 15% for the part of the gain that does not exceed R$5 million, (2) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (3) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (4) 22.5% for the part of the gain that exceeds R$30 million. However, there are good arguments to sustain that the progressive tax rates provided for in Law No. 13,259/2016 should not apply to gains recognized by a Non-Resident Holder that is not a Tax Haven resident and is a Registered Holder.

(ii) Taxation of the Capital Gains Earned in the Country in a Transaction Carried Out on the Brazilian Stock Exchange (or Similar Exchange)

There could also be the levy of income tax on net gains earned by a Non-Resident Holder on the disposition of Shares sold on the Brazilian stock exchange, commodities or futures exchange (or similar exchange). The tax rate will vary according to the type of investment registration made by the Non-Resident Holder at the Brazilian Central Bank, as well as the location of the beneficiary:

•	Capital gains earned by a Non-Resident Holder who (i) is a Registered Holder and (ii) is not a Tax Haven resident are exempt from income tax; and

•

Capital gains earned by a Non-Resident Holder who (1) is not a Tax Haven resident and is not a Registered Holder or (2) is a Tax Haven resident and is a Registered Holder are currently subject to income tax at a rate of 15%. In this case, withholding income tax of 0.005% will be levied by the intermediary institution (that is, a broker) that receives the order directly from the Non-Resident Holder, which can be later offset against the 15% income tax due on the capital gain, which will be paid by the Non-Resident Holder’s tax representative in Brazil.

•	Capital gains earned by a Non-Resident Holder who is not a Registered Holder and is a Tax Haven resident are subject to income tax at a rate of up to 25%.

Any other gains realized on a disposition of Shares that is not carried out in an exchange environment or that is conducted in the non-organized “OTC market” are subject to the same rules set forth in item “(i) Taxation of Capital Gain Earned in the Country in a Transaction Not Carried Out on the Brazilian Stock Exchange (or Similar Exchange).” Gains realized by a Non-Resident Holder on the disposition of preemptive rights held in stock will be subject to Brazilian income tax, according to the same rules applicable to the sale of Shares or the ADSs.

(iii) Capital Reduction

In case of a capital reduction by a Brazilian corporation, such as ourselves, the positive difference between the amount received by the Non-Resident Holder and the acquisition cost of the shares is treated as capital gain derived from a transaction held out of a Brazilian exchange described above in (i) There can be no assurance that the current preferential tax treatment of Registered Holders will continue in the future.

Sale of ADSs

Pursuant to Article 26 of Law No. 10,833/2003, the sale of an asset located in Brazil by a Non-Resident Holder, whether to a Brazilian resident or to another Non-Resident Holder, is subject to Brazilian income tax. Our understanding is that ADSs do not qualify as assets located in Brazil and thus should not be subject to the Brazilian income tax. Notwithstanding the foregoing, since the tax rule referred to in Article 26 of Law No. 10,833 provides broad language and has not been definitely analyzed by the administrative or judicial courts, we are unable to assure you of the final outcome of such discussion.

Gains on the Exchange of ADSs for Shares

Non-Resident Holders may exchange ADSs for the underlying Shares, sell the Shares on the Brazilian stock exchange and the sale proceeds may be remitted abroad. As a general rule, the exchange of ADSs for shares is not subject to income taxation in Brazil.

Upon receipt of the underlying Shares in exchange for the ADSs, Non-Resident Holders may also elect to register with the Brazilian Central Bank the U.S. dollar value of such Shares as a foreign portfolio investment under CMN Resolution No. 4,373, which will entitle them to the tax treatment applicable to Registered Holders described above.

Alternatively, the Non-Resident Holder is also entitled to register with the Brazilian Central Bank the U.S. dollar value of such Shares as a foreign direct investment under Law No. 4,131, in which case the respective sale would be subject to the tax treatment applicable to transactions carried out of by a Non-Resident Holder that is not a Registered Holder.

See “Risk Factors—Risks Relating to the Natura &Co Holding Shares and ADSs—An exchange of ADSs for shares risks the loss of certain foreign currency remittance advantages.”

Gains on the Exchange of Shares for the ADSs

The deposit of Shares in exchange for the ADSs by a Non-Resident Holder may be subject to Brazilian income tax on capital gains if the acquisition cost of the Shares is lower than the market price for such Shares.

There are arguments to support the position that there should be no withholding tax on this transaction, because (i) the deposit of Shares would not have represented the disposal of the investment; and (ii) the transaction is registered on the stock exchange. Given the uncertainty of these two positions, we recommend that you consult your tax advisers.

Tax on Foreign Exchange Transactions (IOF/Exchange)

The Tax on Foreign Exchange Transactions, or “IOF/Exchange,” is due on the conversion of Brazilian or foreign currency, or any document that represents it, into an available equivalent amount. Currently, for most foreign exchange transactions, the IOF/Exchange rate is 0.38%.

However, currently different IOF/Exchange rates apply to foreign exchange transactions carried out in connection with investments made by Non-Resident Holders in the Brazilian financial and capital markets under CMN Resolution No. 4,373. These rates are:

i.

in the settlement of foreign exchange transactions contracted by a foreign investor for the inflow of funds into Brazil, including by means of simultaneous foreign exchange transactions, for the constitution of a guarantee margin, initial or additional, required by stock, commodities and futures exchanges, demanded: zero;

ii.

in the settlement of foreign exchange transactions contracted by a foreign investor for the inflow of funds into Brazil, including by means of simultaneous foreign exchange transactions, for application in the financial and capital markets: zero.

iii.

simultaneous foreign exchange transactions for the inflow of funds into Brazil resulting from the cancellation of depositary receipts for the acquisition of shares negotiated on the stock exchange: zero;

iv.	returns of investments made in the Brazilian capital and financial markets: zero;

v.	distribution of interest on shareholders’ equity and dividends: zero;

vi.

in the settlement of simultaneous exchange transactions for the inflow of funds into Brazil, deriving from the change in the foreign investor’s regime, from the direct investment referred to in Law No. 4,131, for investment on shares negotiated on the stock exchange, as regulated by CMN; zero; and

vii.

in the transaction for the acquisition of foreign currency by a legal entity authorized to operate in the foreign exchange market, contracted simultaneously with a sale transaction, when required exclusively due to regulatory provisions: zero.

Under the provisions of the Law, the Brazilian government may increase any of these rates at any time, up to 25%. However, any increase in rates may only apply to future transactions.

Tax on Transactions Involving Bonds and Securities

Brazilian law imposes a Tax on transactions involving securities, including those carried out on a Brazilian stock, or IOF/Securities Tax.

The IOF/Securities Tax rate applicable to most transactions involving shares is currently zero, although the Brazilian Federal Government may increase such rate at any time to up to 1.5% of the transaction amount per day, but only in respect of transactions after the applicable rate increase becomes effective.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares by a Non-Brazilian Holder, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of common shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of Shares or the ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to hold the securities. This discussion applies only to a U.S. Holder that holds Shares or the ADSs as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding Shares or the ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction, or persons entering into a constructive sale with respect to the Shares or the ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own 10% or more of our voting stock;

•	persons who acquired our Shares or the ADSs pursuant to the exercise of an employee stock option or otherwise as compensation; or

•	persons holding shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Shares or the ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares or the ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the Shares or the ADSs.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Shares or the ADSs and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Shares or the ADSs in their particular circumstances.

This discussion assumes that we are not, and will not become a passive foreign investment company (a “PFIC”) as described below.

Taxation of Distributions

Subject to the passive foreign investment company rules described below, distributions paid on Shares or the ADSs, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. Dividends will constitute qualified dividend income if the Shares or the ADSs with respect to which such dividends are paid are readily tradable on an established securities market in the U.S., and we are not a PFIC in the year in which the dividend is paid (or the prior taxable year). We do not believe we were or will become a PFIC and our ADSs currently trade on the New York Stock Exchange, and therefore, dividends paid to non-corporate U.S. Holders should be eligible for taxation as qualified dividend income. The amount of a dividend will include any amounts withheld by the Company in respect of Brazilian taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s or in the case of ADSs, the Depositary’s, receipt of the dividend. The amount of any dividend income paid in reais will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Brazilian income taxes withheld from dividends on Shares or the ADSs will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Sale or Other Disposition of Shares or the ADSs

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Shares or the ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Shares or the ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Shares or the ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Consequently, if Brazilian withholding tax is imposed on any gain, the U.S. Holder will not be able to use the corresponding foreign tax credit, unless the U.S. Holder has other foreign-source income of the appropriate type in respect of which the credit may be used. The U.S. foreign tax credit rules are complex and a U.S. Holder’s ability to credit foreign taxes may be subject to various limitations. Accordingly, prospective investors should consult their own advisors with respect to the application of these rules to their particular circumstances.

Passive Foreign Investment Company Rules

We believe that we were not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for the taxable year ended December 31, 2019, and we do not expect to become one for our taxable year ending December 31, 2020, or in the foreseeable future. However, because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder held Shares or the ADSs, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Shares or the ADSs would be allocated ratably over the U.S. Holder’s holding period for the Shares or the ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Shares or the ADSs exceeds 125% of the average of the annual distributions on the Shares or the ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Shares or the ADSs. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

In addition, if we were a PFIC or, with respect to any particular U.S. Holder, were treated as a PFIC, for the taxable year in which it paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns Shares or the ADSs during any year in which we were a PFIC, the holder generally must file annual reports containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to the Company, generally with the holder’s federal income tax return for that year.

U.S. Holders should consult their tax advisers regarding whether the Company is or was a PFIC and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

The global offering consists of (i) an international offering of our common shares, including common shares represented by ADSs, in the United States and elsewhere outside of Brazil and (ii) a Brazilian offering of our common shares, within Brazil. Each ADS represents two of our common shares.

Under the terms and subject to the conditions in an international underwriting and placement facilitation agreement, or the international underwriting agreement, dated the date of this prospectus supplement, we are offering the common shares including common shares represented by ADSs described in this prospectus supplement through the international underwriters named below, for whom BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives, in the United States and other countries outside of Brazil. The offering of ADSs is being underwritten by the international underwriters. In the case of the common shares, the international underwriters are acting as placement agents on behalf of the Brazilian placement agents named below. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian placement agents. Common shares represented by ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement.

Subject to the terms and conditions of the international underwriting agreement, the international underwriters have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

International Underwriter	Number of ADSs
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Banco Bradesco BBI S.A.
Citigroup Global Markets Inc.
Itau BBA USA Securities, Inc.

Total

Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco Bradesco BBI S.A. intends to effect sales of the shares in the United States, it will do so only through Bradesco Securities Inc. or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

The international underwriters and the representatives are collectively referred to as the “international underwriters” and the “representatives,” respectively. The international underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The international underwriting agreement provides that the obligations of the several international underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The international underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the international underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below. We have entered into a Brazilian placement facilitation agreement with a syndicate of Brazilian placement agents providing for the concurrent offering of                                      common shares in Brazil. The closings of the international and Brazilian offerings are conditioned upon each other.

We have entered into a Brazilian placement facilitation agreement with Banco Morgan Stanley S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., Banco Bradesco BBI S.A., Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A., and Banco Itaú BBA S.A. providing for the concurrent offer and sale of common shares in an offering in Brazil, by means of a separate Portuguese language offering memorandum (Memorando de Oferta), including a Reference Form (Formulário de Referência). The common shares are being offered through the Brazilian placement agents in a public offering with restricted placement efforts: (i) to no more than 75 professional investors (as defined in CVM Ruling 554, dated December 17, 2014) to be subscribed or acquired by no more than 50 professional investors headquartered or resident in Brazil; (ii) pursuant to an exemption from registration under CVM Instruction No. 476; or (iii) to investors outside of Brazil that comply with the registration requirements of CVM Instruction No. 560 and CMN Resolution No. 4,373 or Law No. 4,131. The Brazilian offering has not been and will not be registered with the CVM.

Pursuant to the terms of the international underwriting agreement, the international underwriters are acting as placement agents on behalf of the Brazilian placement agents identified below with respect to the offering of common shares sold to investors located outside Brazil. The Brazilian placement agents will sell common shares to investors located inside Brazil and U.S. and other international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. Payment for our common shares (other than common shares represented by ADSs) must be made in reais through the facilities of the Central Depositary of the B3.

Subject to the terms and conditions of the Brazilian placement facilitation agreement, each of the Brazilian placement agents has severally agreed to place the number of common shares indicated below:

Brazilian Placement Agent	Number of Common Shares
Banco Morgan Stanley S.A.
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco Bradesco BBI S.A.
Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários S.A.
Banco Itaú BBA S.A.

Total

The Brazilian placement facilitation agreement provides that if any of the common shares covered by such agreement are not settled, the Brazilian placement agents are obligated, severally and not jointly, to purchase them on a firm commitment basis on the settlement date in proportion to their respective commitment as per the table above, subject to certain conditions and exceptions.

The international underwriters and the Brazilian placement agents may transfer common shares between the two syndicates after the date of this prospectus supplement, and the final allocation between common shares and ADSs may change accordingly.

Holders of the common shares as of September 29, 2020 will be given the opportunity to subscribe for common shares in the Brazilian offering on a priority basis at the public offering price. The priority subscription procedure will not be made available to holders of ADSs. Neither the Brazilian offering nor the priority offering has been or will be registered with the CVM.

The international underwriters and Brazilian placement agents initially propose to offer part of the ADSs and common shares, as the case may be, directly to the public at the offering price per ADS and per common share, respectively, listed on the cover page of this prospectus supplement and part to certain dealers at a price

that represents a concession not in excess of U.S.$                 per ADS and R$                 per common share under the respective offering price. After the initial offering of the ADSs and common shares, the offering price and other selling terms may from time to time be varied.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions to be paid to the international underwriters in the international offering, and proceeds before expenses to us in connection with the offering of ADSs. The underwriting fee is U.S.$                 per ADS.

	Per ADS	Total
Public offering price	U.S.$	U.S.$
Underwriting discounts and commissions to be paid by us	U.S.$	U.S.$
Proceeds, before expenses, to us	U.S.$	U.S.$

The following table shows the per common share and total public offering price, underwriting discounts and commissions to be paid to the Brazilian placement agents in the Brazilian offering (in the Brazilian offering and the with respect to the placement of the common shares), and proceeds before expenses to us in connection with the offering of common shares. The underwriting fee is R$                 per common share.

	Per Common Share	Total
Public offering price	R$	R$
Underwriting discounts and commissions to be paid by us	R$	R$
Proceeds, before expenses, to us	R$	R$

The estimated offering expenses of the global offering payable by us, exclusive of the underwriting discounts and commissions, are approximately U.S.$10.2 million. We have agreed to reimburse the underwriters for the fees and disbursements of their counsel.

ADSs are listed on the New York Stock Exchange under the trading symbol “NTCO,” and our common shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão), or the B3, under the symbol “NTCO3.”

We have agreed that, without the prior written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC on behalf of the international underwriters, we will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares, ADSs or any securities convertible into or exercisable or exchangeable for common shares or the ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares or the ADSs; or

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any common shares, ADSs or any securities convertible into or exercisable or exchangeable for common shares or the ADSs, whether any such transaction described above is to be settled by delivery of common shares, ADSs or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of ADSs pursuant to the international underwriting agreement and the sale of common shares pursuant to the Brazilian placement facilitation agreement;

•

grants by the Company of stock options, restricted share units or other equity awards and issuances by the Company of common shares upon the exercise of a stock option, restricted share unit or other equity award pursuant to the Company’s stock plans or arrangements, provided that such plans or arrangements are, in each case, outstanding as of the date of this prospectus supplement and described in the registration statement of which this prospectus supplement forms a part;

•

issuance by the Company of common shares or other securities convertible into or exercisable for common shares, in each case pursuant to the Company’s stock plans, provided that such stock plans are described in the registration statement of which this prospectus supplement forms a part;

•

filing by the Company of a registration statement on Form S-8 relating to any benefit plans or arrangements disclosed in the registration statement of which this prospectus supplement forms a part and the issuance of securities registered pursuant thereto;

•

the issuance by the Company of common shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof as described the registration statement of which this prospectus supplement forms a part;

•

facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of common shares, provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period; or

•	transfers of common shares in connection with any market maker activities, as provided in a market maker agreement (Contrato de Prestação de Serviços de Formador de Mercado).

Our executive officers and directors have agreed that, without the prior written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC on behalf of the international underwriters, will not, and will not publicly disclose an intention to, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any securities beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by the lock-up signatory or any other securities so owned convertible into or exercisable or exchangeable for the securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares or the ADSs,

whether any such transaction described above is to be settled by delivery of common shares, ADSs or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC on behalf of the international underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares, ADSs or any security convertible into or exercisable or exchangeable for common shares or the ADSs.

The restrictions described in the immediately preceding paragraph to do not apply to:

•

transactions relating to the ADSs and the common shares offered pursuant to this prospectus supplement (the “Securities”) or other securities acquired in open market transactions after the completion of this offering, provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of the Securities or other securities acquired in such open market transactions;

•

transfers of the Securities or any security convertible into the Securities as a bona fide gift, provided that (i) such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver a lock-up agreement substantially in the form signed by the lock-up signatory and (iii) no filing under the Exchange Act, reporting a reduction in beneficial ownership of Securities, shall be required or shall be voluntarily made during the restricted period;

•

distributions of the Securities or any security convertible into the Securities to limited partners or stockholders of the lock-up signatory, provided that (i) such transfer shall not involve a disposition for value, (ii) each distributee shall sign and deliver a lock-up agreement substantially in the form signed by the lock-up signatory and (iii) no filing under the Exchange Act, reporting a reduction in beneficial ownership of Securities, shall be required or shall be voluntarily made during the restricted period;

•

transfers of the Securities or any security convertible into the Securities to an immediate family member or trust for the direct or indirect benefit of the lock-up signatory and/or the immediate family and/or affiliate (as such term is defined under Rule 405 of the Securities Act) of the lock-up signatory, provided that (i) such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver a lock-up agreement substantially in the form signed by the lock-up signatory and (iii) no filing under the Exchange Act, reporting a reduction in beneficial ownership of Securities, shall be required or shall be voluntarily made during the restricted period;

•

any transfer of the Securities or any security convertible into the Securities which occurs by reason of a will or under the laws of descent, or pursuant to statutes governing the effects of a qualified domestic order or divorce settlement, provided that (i) such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver a lock-up agreement substantially in the form signed by the lock-up signatory and (iii) no filing under the Exchange Act, reporting a reduction in beneficial ownership of Securities, shall be required or shall be voluntarily made during the restricted period;

•

any transfer of the Securities or any security convertible into the Securities which occurs as a result of the operation of law, or pursuant to an order of a court or regulatory agency, provided that (i) such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver a lock-up agreement substantially in the form signed by the lock-up signatory and (iii) no filing under the Exchange Act, reporting a reduction in beneficial ownership of Securities, shall be required or shall be voluntarily made during the restricted period;

•

transfers of the Securities or any security convertible into the Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s share capital involving a “change of control” of the Company that has been approved by the Company’s board of directors, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the lock-up signatory’s common shares shall remain subject to the provisions of the lock-up agreement, and provided further that “change of control” as used herein, shall mean a change in ownership of not less than 75% of all of the voting shares of the Company;

•

if the lock-up signatory is a director or officer of the Company, the exercise of stock options received pursuant to a duly approved stock option plan of the Company in force on the date hereof and disclosed in the registration statement of which this prospectus supplement forms a part, provided that (i) no filings shall be required or made during the restricted period, (ii) the underlying common shares continue to be subject to the restrictions set forth in the lock-up agreement, and (iii) neither the Company nor the lock-up signatory otherwise voluntarily effects any other public filings, announcements or reports regarding such exercise during the restricted period;

•	loans of common shares made from time to time (including as of the date hereof) necessary for the conduction of stabilization activities related to the Brazilian offering;

•	facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares,

provided that (i) such plan does not provide for the transfer of common shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of by or on behalf of the lock-up signatory or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common shares may be made under such plan during the restricted period;

•

any third-party pledge in a bona fide transaction as collateral to secure the obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the signatory and its affiliates, provided, that (x) any such pledgee or other party shall, upon foreclosure on the pledged common shares, execute and deliver an agreement stating that the transferee is receiving and holding such common shares subject to the provisions of the lock-up agreement and (y) none of us, the signatory, nor such pledgee or other party shall effect any public filing or report regarding such pledge, foreclosure or otherwise relating to the pledge; or

•	the Securities to be offered by the lock-up signatory pursuant to the international underwriting agreement and the Brazilian placement facilitation agreement.

BofA Securities, Inc. and Morgan Stanley & Co. LLC, in their sole discretion, may release the common shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Our shareholders, other than those that are directors and executive officers, have not and will not enter into lock-up agreements.

In order to facilitate the offering of the ADSs, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares or the ADSs. Specifically, in connection with the international offering, the international underwriters may sell more common shares represented by ADSs than they are obligated to purchase under the international underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the international underwriters under the option to purchase additional ADSs. The international underwriters can close out a covered short sale by exercising the option to purchase additional ADSs or purchasing common shares (including shares represented by ADSs) in the open market. In determining the source of common shares (including shares represented by ADSs) to close out a covered short sale, the international underwriters will consider, among other things, the open market price of common shares compared to the price available under the option to purchase additional common shares represented by ADSs. The underwriters may also sell common shares represented by ADSs in excess of the option to purchase additional common shares represented by ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares (including shares represented by ADSs) in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the common shares or the ADSs in the open market after pricing that could adversely affect investors who purchase in the global offering. As an additional means of facilitating this global offering, the international underwriters may bid for, and purchase, common shares (including shares represented by ADSs) in the open market to stabilize the price of the common shares and ADSs. These activities may raise or maintain the market price of the common shares and ADSs above independent market levels or prevent or retard a decline in the market price of the common shares and ADSs. The international underwriters are not required to engage in these activities and may end any of these activities at any time.

These stabilizing transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares (including shares represented by ADSs) may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activity are required to be furnished to the CVM. Stabilization activities may be carried out for up to 30 days from the day after the date of this prospectus supplement. A stabilization activities agreement, in a form approved by the CVM and the B3, has been executed simultaneously with the execution of the Brazilian placement facilitation agreement.

We have agreed to indemnify the international underwriters and Brazilian placement agents against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more international underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to international underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to international underwriters that may make Internet distributions on the same basis as other allocations.

The international underwriters and their respective affiliates (including the Brazilian placement agents) are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the international underwriters and their respective affiliates (including the Brazilian placement agents) have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the international underwriters and their respective affiliates (including the Brazilian placement agents) may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The international underwriters and their respective affiliates (including the Brazilian placement agents) may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. The international underwriters and Brazilian placement agents and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our common shares and the ADSs. The international underwriters and Brazilian placement agents and/or their affiliates may also purchase some of our common shares to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering.

BofA Securities, Inc. and its affiliates provide various financial advisory services to us and our affiliates from time to time, including acting as placement agent for our R$2 billion private placement in May 2020.

Morgan Stanley & Co. LLC and its affiliates provide various financial advisory services to us and our affiliates from time to time.

Banco Bradesco BBI S.A. and its affiliates provide various financial advisory services to us and our affiliates from time to time. Banco Bradseco BBI S.A. or its affiliates maintain certain lending relationships with us and our affiliates, including acting as a lender to us and our subsidiaries and as a financial advisor for our R$2 billion private placement in May 2020.

Citigroup Global Markets Inc. and its affiliates maintain certain lending relationships with us and our affiliates, including acting as a lender to us and our subsidiaries.

Itau BBA USA Securities, Inc. or its affiliates maintain certain lending relationships with us and our affiliates, including acting as a lender to us and our subsidiaries and as a financial advisor for our R$2 billion private placement and R$750 million debt financing in May 2020.

Our directors and officers may purchase ADSs in this offering.

Selling Restrictions

Brazil

This prospectus supplement is not addressed to Brazilian residents and it should not be forwarded or distributed to, nor read or consulted by, acted on or relied upon by Brazilian residents. Any investment to which this prospectus supplement relates is available only to non-Brazilian residents and will be engaged in only with non-Brazilian residents. If you are a Brazilian resident and received this prospectus supplement, please destroy any copies.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the common shares.

Accordingly, common shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the common shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the common shares. The common shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the common shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the common shares. The common shares may only be transferred en bloc without subdivision to a single investor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Chile

The offer of the common shares (including in the form of ADSs) is subject to CMF Rule 336. The common shares (including in the form of ADSs) being offered will not be registered under the Chilean Securities Market Law in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, the common shares (including in the form of ADSs) are not subject to the supervision of the CMF. As unregistered securities, we are not required to disclose public information about the common shares (including in the form of ADSs) in Chile. Accordingly, the common shares (including in the form of ADSs) cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding securities registry. The common shares (including in the form of ADSs) may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with CMF Rule 336. Pursuant to CMF Rule 336, the common shares (including in the form of ADSs) may be privately offered in Chile to certain “qualified investors” identified as such therein (which in turn are further described in Rule No. 216, dated June 12, 2008 and in Rule No. 410, dated July 27, 2016, both issued by the CMF).

LA OFERTA DE LAS ACCIONES COMUNES (INCLUSO LOS ADS) SE ACOGE A LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. LAS ACCIONES COMUNES (INCLUSO LOS ADS) QUE SE OFRECEN NO ESTÁN INSCRITOS BAJO LA LEY DE MERCADO DE VALORES EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA.

LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA, POR TRATARSE DE VALORES NO INSCRITOS, NO EXISTE OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE ESTOS VALORES. LAS ACCIONES COMUNES (INCLUSO LOS ADS) NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE. LAS ACCIONES COMUNES (INCLUSO LOS ADS) SOLO PODRÁN SER OFRECIDOS EN CHILE EN CIRCUNSTANCIAS QUE NO CONSTITUYAN UNA OFERTA PÚBLICA O CUMPLIENDO CON LO DISPUESTO EN LA NORMA DE CARÁCTER GENERAL N°336 DE LA CMF. EN CONFORMIDAD CON LO DISPUESTO POR LA NORMA DE CARÁCTER GENERAL N°336, LAS ACCIONES COMUNES (INCLUSO LOS ADS) PODRÁN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS,” IDENTIFICADOS COMO TAL EN DICHA NORMA (Y QUE A SU VEZ ESTÁN DESCRITOS EN LA NORMA DE CARÁCTER GENERAL N°216 DE LA CMF DE FECHA 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL N°410 DE LA CMF DE FECHA 27 DE JULIO DE 2016).

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	U.S.$	120,057
NYSE listing fee		221,300
Brazilian fees, including ANBIMA and B3 fees		396,826
FINRA filing fee		225,500
Printing and engraving expenses		200,000
Legal fees and expenses		2,752,700
Accounting fees and expenses		2,126,400
Miscellaneous costs		4,133,862

Total	U.S.$	10,176,644

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the NYSE listing fee and the FINRA filing fee. The Company will pay all of the expenses of this offering.

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, and for the underwriters by White & Case LLP. The validity of the common shares offered in this offering and other legal matters as to Brazilian law will be passed upon for us by Pinheiro Neto Advogados and for the underwriters by Machado, Meyer, Sendacz e Opice Advogados.

EXPERTS

The consolidated financial statements of Natura &Co Holding S.A. and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Avon Products, Inc. as of December 31, 2019 and 2018 for each of the three years in the period ended December 31, 2019 incorporated in this prospectus by reference to the Avon MD&A/Financials Form 6-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (United Kingdom), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Natura &Co Holding has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement and should not be considered a part of this prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our headquarters at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil. Our investor relations office can be reached at +55 11 4446-4200.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus supplement.

We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus supplement:

•

Our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on May 6, 2020, and any amendments thereto, if any (the “2019 20-F”) as updated by the Natura &Co Holding MD&A/Financials Form 6-K (as defined below) furnished to the SEC on September 30, 2020 (the financial statements and the report thereon from the Company’s independent registered public accounting firm supersede the financial statements and report thereon included in the original 2019 Form 20-F);

•

Our current report on Form 6-K furnished to the SEC on September 30, 2020 including (i) the unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained therein, (ii) the audited consolidated financial statements as of December 31, 2019 and 2018 and for each year in the three-year period ended December 31, 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained therein, (iii) certain additional information regarding our business and results of operations, and (iv) unaudited pro forma condensed statement of income gives effect to the Transaction accounted for under the acquisition method of accounting and which Natura &Co Holding is treated as the acquirer for financial reporting purposes (the “Natura &Co Holding MD&A/Financials Form 6-K”); and

•

Our current report on Form 6-K furnished to the SEC on September 30, 2020 including (i) the audited consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and the related notes thereto of Avon, and (ii) certain additional information regarding Avon’s business and results of operations (the “Avon MD&A/Financials Form 6-K”).

We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Information that we file with the SEC will automatically update and supersede the information included in, or incorporate by reference into, this prospectus supplement or previously incorporated by reference into this prospectus supplement. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Natura &Co Holding S.A., Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil, phone: +55 11 4446-4200, website: https://ri.naturaeco.com/en/.

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Natura &Co Holding S.A.

(Incorporated in the Federative Republic of Brazil)

Common shares (including common shares represented by American Depositary Shares)

We may from time to time, in one or more offerings, offer and sell our common shares, including common shares represented by American Depositary Shares, or ADSs. Each ADS represents two common shares. In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement, or the selling shareholders, may offer and sell the securities held by them. The selling shareholders may sell the securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.

This prospectus describes some of the general terms that may apply to the securities. We and the selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent with this prospectus, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities.

ADSs representing our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “NTCO.” Our common shares are listed and trade on the Novo Mercado segment of the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão), or the B3, under the symbol “NTCO3.”

Investments in the securities involve a high degree of risk. See “Risk Factors” on page 7 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

i

CERTAIN DEFINED TERMS AND CONVENTIONS USED IN THIS PROSPECTUS

All references in this prospectus to the “Company,” “we,” “us” and “our” refer to Natura &Co, as defined below, unless the context otherwise requires. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars, the official currency of the United States. All references to “pounds,” “pound sterling” or “£” are to the British pound sterling, the official currency of the United Kingdom.

In addition, as used in this prospectus, the following defined terms have the following respective meanings:

“ADSs” means American Depositary Shares, each representing two Natura &Co Holding Shares.

“Aesop” means Emeis Holding Pty Ltd and its consolidated subsidiaries.

“Avon” means Avon Products, Inc., a New York corporation, and its consolidated subsidiaries.

“B3” means the B3 S.A.—Brasil, Bolsa, Balcão, or São Paulo Stock Exchange.

“Brazil” means the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil.

“Brazilian Central Bank” means the Central Bank of Brazil (Banco Central do Brasil).

“Brazilian Corporation Law” means the Brazilian Law No. 6,404/76, as amended.

“CDI,” or the Interbank Deposit Certificate (Certificado de Depósito Interbancário), means the “over extra group” daily average rate for interbank deposits, expressed as an annual percentage, based on 252 business days, calculated daily and published by B3, or any other index as may be further used in substitution thereof.

“CMN” means the Conselho Monetário Nacional, or the Brazilian Monetary Council.

“consultants” are independent sales representatives who, although they are not employed by Natura &Co, sell Natura &Co products to customers of Natura &Co.

“CVM” means the Comissão de Valores Mobiliários, or the Brazilian Securities Commission.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Natura” means Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil, and its consolidated subsidiaries (excluding Aesop, The Body Shop and their respective subsidiaries).

“Natura &Co” means (1) prior to the completion of the Transaction, Natura Cosméticos S.A. and its consolidated subsidiaries, and (2) after the completion of the Transaction, Natura &Co Holding S.A. and its consolidated subsidiaries, including Natura and Avon.

“Natura &Co Holding” means Natura &Co Holding S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil, excluding its subsidiaries.

“Natura &Co Holding By-Laws” means the by-laws of Natura &Co Holding.

“Natura &Co Holding Shares” means common shares of Natura &Co Holding.

“Natura Cosméticos” means Natura Cosméticos S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil.

ii

“Natura Cosméticos Shares” means common shares of Natura Cosméticos.

“Novo Mercado Rules” means the listing rules of the Novo Mercado segment of the B3.

“NYSE” means the New York Stock Exchange.

“Merger Sub I” means Nectarine Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Natura &Co Holding.

“Merger Sub II” means Nectarine Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Sub I.

“Merger Subs” means Merger Sub I and Merger Sub II, collectively.

“Sales representatives” or “representatives” means independent contractors who are not employees of Avon or any of its subsidiaries, but directly or indirectly purchase products or services from Avon or any of its subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“The Body Shop” means The Body Shop International Limited, a private limited company registered in England and Wales and its subsidiaries.

“Transaction” means the transaction effected by the Agreement and Plan of Mergers, dated May 22, 2019, as amended on October 3, 2019 and as may be further amended from time to time in accordance with its terms (the “Merger Agreement”) entered into by Avon Products, Natura Cosméticos, Natura &Co Holding and the Merger Subs pursuant to which (i) Natura &Co Holding, after the completion of certain restructuring steps, held all issued and outstanding shares of Natura Cosméticos, (ii) Merger Sub II merged with and into Avon, with Avon surviving the merger, and (iii) Merger Sub I merged with and into Natura &Co Holding, with Natura &Co Holding surviving the merger, and as a result of which each of Avon and Natura Cosméticos became a wholly owned direct subsidiary of Natura &Co Holding.

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland.

“United States” or “U.S.” means the United States of America.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

WHERE YOU CAN FIND MORE INFORMATION

Natura &Co has filed with the SEC a registration statement (including amendments, exhibits and schedules to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our headquarters at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil. Our investor relations office can be reached at +55 11 4446-4200.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus:

•

Our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on May 6, 2020, and any amendments thereto, if any (the “2019 20-F”) as updated by the Natura &Co Holding MD&A/Financials Form 6-K (as defined below) furnished to the SEC on September 30, 2020 (the financial statements and the report thereon from the Company’s independent registered public accounting firm supersede the financial statements and report thereon included in the original 2019 Form 20-F);

•

Our current report on Form 6-K furnished to the SEC on September 30, 2020 including (i) the unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained therein,, (ii) the audited consolidated financial statements as of December 31, 2019 and 2018 and for each year in the three-year period ended December 31, 2019 and the related notes thereto of Natura &Co Holding, using the predecessor method of accounting, as explained therein, (iii) certain additional information regarding our business and results of operations, and (iv) unaudited pro forma condensed statement of income gives effect to the Transaction accounted for under the acquisition method of accounting and which Natura &Co Holding is treated as the acquirer for financial reporting purposes (the “Natura &Co Holding MD&A/Financials Form 6-K”); and

•

Our current report on Form 6-K furnished to the SEC on September 30, 2020 including (i) the audited consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and the related notes thereto of Avon, and (ii) certain additional information regarding Avon’s business and results of operations (the “Avon MD&A/Financials Form 6-K”).

Any statement contained in our 2019 Form 20-F will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, in the Natura &Co Holding MD&A/Financials Form 6-K or the Avon MD&A/Financials Form 6-K modifies or supersedes that statement.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common shares (including common shares represented by ADSs) offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of the offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference into this prospectus, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: Natura &Co Holding S.A., Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil, phone: +55 11 4446-4200.

FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our securities. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	global economic conditions;

•	risks associated with tax liabilities, or changes in U.S., Brazilian or other international tax treaties or laws or interpretations to which they are subject;

•

events and risk perception in relation to corruption allegations involving Brazilian companies and politicians, as well as the impacts of the resulting investigation on the Brazilian economy and political outlook as a whole;

•	reductions in customer spending, a slowdown in customer payments and changes in customer demand for products and services;

•	unanticipated changes relating to competitive factors in the industries in which the companies operate;

•	ability to hire and retain key personnel;

•

operating costs, customer loss or business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, distributors or suppliers) being greater than expected since the completion of the Transaction (as defined in “Certain Defined Terms and Conventions Used in this Prospectus”);

•	ability to attract new clients and retain existing clients in the manner anticipated;

•	the impact of acquisitions the companies have made or may make;

•	reliance on and integration of information technology systems;

•

changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients;

•	conditions in the stock and credit markets;

•	risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings;

•	our international operations, which are subject to the risks of currency fluctuations and foreign exchange controls;

•	risks that the new businesses will not be integrated successfully or that the cost, time and effort required to integrate the newly combined businesses may be greater than anticipated;

•

failure to effectively manage the newly combined business, or that we will not realize estimated cost savings, value of certain tax assets, estimated synergies and growth or that such benefits may take longer to realize than the five years during which we currently expect to realize them;

•	developments with respect to the COVID-19 pandemic in Brazil and globally;

•

the inability to achieve the estimated benefits and synergies of our combined operations since the completion of the Transaction over the next five years as we currently expect or the effects of the Transaction on our financial condition, operating results and cash flows;

•	our inability to meet expectations regarding the accounting and tax treatments with respect to the Transaction;

•	risks relating to unanticipated costs of integration;

•	diversion of the attention of our management from ongoing business concerns;

•	the outcome of any legal proceedings that have been or may be instituted against Avon, Natura &Co, Natura &Co Holding and/or others relating to the Transaction;

•	the potential impact of the consummation of the Transaction on relationships with third parties, including clients, employees, consultants, sales representatives and competitors;

•	interruptions in our main information technology systems;

•	material weaknesses in our internal control over financial reporting;

•

the market price for Natura &Co Holding Shares potentially being affected, since the completion of the Transaction, by factors that historically have not affected the market price of Natura Cosméticos Shares or Natura &Co Holding Shares (during the short period prior to the completion of the Transaction) or shares of common stock of Avon as shares of stand-alone companies; and

•

other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent annual report on Form 20-F, which is incorporated by reference herein.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor any selling shareholders undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. You are advised to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and on Forms 6-K that are designated as being incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

RISK FACTORS

Any investment in the common shares or ADSs involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of the common shares or ADSs.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers with operations in emerging market countries such as Brazil involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

NATURA &CO HOLDING S.A.

We are purpose-driven group made up of four iconic beauty companies: Natura, The Body Shop, Aesop and Avon. We are united in the belief that there is a better way of living and doing business, and committed to generating positive economic, social and environmental impact. Below we further detail each of our brands:

•

Natura: Founded in 1969 in São Paulo (Brazil), Natura is a leading direct sales companies. Under this brand, the majority of our products are natural in origin, crafted from ingredients from the biodiversity in Brazil and distributed predominantly through direct sales by our consultants. We also operate through e-commerce and have an expanded network of owned physical stores.

•

Avon: Incorporated in 1916 in New York (United States), with operations since 1886, Avon is a global manufacturer and marketer of beauty and related products. Under this brand, our products are distributed predominantly through direct sales by our representatives for beauty, fashion and home segments.

•

The Body Shop: Founded in 1976 in Brighton (United Kingdom), The Body Shop is a developer, distributor and seller of naturally inspired beauty products, makeup and skin care. Under this brand, we distribute and sell our products based on a franchise distribution model through our owned shops, home sales, and e-commerce.

•

Aesop: Founded in 1987 in Melbourne (Australia), Aesop is a luxury cosmetics brand with a unique portfolio of skin care and hair products, among others. Under this brand, our products are distributed predominantly through signature stores with unique designs, department stores and e-commerce in 23 countries directly and four countries through distributors

Natura &Co Holding was incorporated on January 21, 2019 under the laws of Brazil as a corporation (sociedade anônima) of indefinite term, enrolled with the Brazilian taxpayers’ registry (Cadastro Nacional de Pessoas Jurídicas—CNPJ) under No. 32.785.497/0001-97. On July 17, 2019, Natura Holding S.A. changed its name to Natura &Co Holding S.A. and has the legal status of a sociedade por ações, or a stock corporation, under the Brazilian Corporation Law.

Natura &Co Holding’s registered office and principal executive offices are located in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil (telephone: +55 (11) 4446-4200). Our principal website is https://ri.naturaeco.com/en/. In addition, the SEC maintains a website at www.sec.gov that contains information filed by us electronically. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

We intend to use the proceeds from the sale of the common shares and ADSs offered by us as set forth in the applicable prospectus supplement.

In the case of a secondary offering of common shares and ADSs, we will not receive any of the proceeds of the sale by any selling shareholders of the common shares and ADSs covered by this prospectus.

DESCRIPTION OF NATURA &CO HOLDING SHARES AND NATURA &CO HOLDING BY-LAWS

The following is a summary of certain significant provisions of the Natura &Co Holding By-Laws (estatuto social), as amended, and certain laws of Brazil. This description does not purport to be complete and is qualified by reference to the complete text of the Natura &Co Holding By-Laws and the applicable laws of Brazil. This summary should not be considered as legal advice regarding these matters. You are urged to carefully review the Natura &Co Holding By-Laws in their entirety as they, and not this description, will control your rights as a holder of Natura &Co Holding Shares. In this section, unless otherwise stated, references to “we,” “us,” “our,” or “the Company” refer to Natura &Co Holding. The Natura &Co Holding By-Laws were amended and restated at our shareholders’ annual meeting held on August 27, 2020.

General

Natura &Co Holding is a corporation (sociedade anônima) of indefinite term incorporated under the laws of Brazil, having its registered office in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, No. 1188, Sala A17-Bloco A, Parque Anhanguera, 05106-000, Brazil, enrolled with the Brazilian taxpayers’ registry (Cadastro Nacional de Pessoas Jurídicas—CNPJ) under No. 32.785.497/0001-97. Natura &Co Holding was incorporated on January 21, 2019. Natura &Co Holding is governed by the laws of Brazil as well as by the Natura &Co Holding By-Laws.

Capital Stock

As of January 7, 2020, our issued and outstanding share capital was R$4,883,182,328.04, fully issued and paid in, comprising 1,187,490,208 common shares, nominative and without nominal value. On March 30, 2020, our board of directors recommended an amendment to Article 5 of our by-laws to reflect issuances of shares after May 7, 2020. As a result on April 30, 2020, Article 5 of our by-laws was amended in order to reflect that our capital R$4,905,118.332.99, represented by 1,188,271,016 common shares, nominative and without nominal value. On May 6, 2020, our board of directors approved issuances of shares during the period from January 8, 2020 to May 5, 2020, as a result of which our corporate capital amounted to R$4,920,684,227.99, represented by 1,188,807,771 common shares, nominative and without nominal value, on May 6, 2020. As of June 30, 2020, our issued and outstanding share capital was R$6,917,036,652, fully issued and paid in comprising 1,251,392,669 common shares, nominative and without nominal value, as a result of (i) the exercise of options to purchase shares in the amount of R$1.2 million with the issuance of 84,898 common shares pursuant to our existing long-term incentive plans at certain issuance prices per share and (ii) a private subscription in the amount of R$2.0 billion with the issuance of 62,500,000 common shares at the issuance price of R$32.00 per share. On July 27, 2020, the Company share capital was R$6,939,587,950.23, fully issued and paid in comprising 1,252,116,435 common shares, nominative and without nominal value, as a result of the validation by the Company’s Board of Directors of the issuance of 723,766 shares at the total payment price of R$17,658,178.62, carried out during the period from July 1, 2020 to July 22, 2020, deriving from the exercise of options granted under our equity incentive plans, as permitted pursuant to Article 6 of the Natura &Co Holding By-Laws. On September 30, 2020, the Company’s Board of Directors approved the issuance of 1,501,705 shares at the total payment price of R$32,640,459.60, carried out during the period from July 23, 2020 to September 29, 2020, deriving from the exercise of options granted under our equity incentive plans, as permitted pursuant to Article 6 of the Natura &Co Holding By-Laws and, therefore, our current share capital is equivalent to R$6,972,228,409.83, represented by 1,253,618,140 common shares, nominative and without nominal value.

The capital stock of Natura &Co Holding is represented solely by common shares, and each common share is entitled to one vote on the resolutions to be adopted by the shareholders. Natura &Co Holding is authorized to increase its capital stock, regardless of an amendment to the Natura &Co Holding By-Laws, in up to 1,500,000,000 common shares, with no par value, upon a resolution of its board of directors, which will establish the terms of issuance, including the price and payment. The board of directors may also approve the issuance of warrants (bonus de subscrição) and convertible debentures, as well as capitalization of profits of reserves, whether or not by issuing bonus shares, within the limits of the authorized capital.

The board of directors of Natura &Co Holding may grant stock purchase or subscription options, under the plan or programs approved at the shareholders’ meeting, to the managers and employees of Natura &Co Holding, as well as to managers and employees of other companies directly or indirectly controlled by Natura &Co Holding, without preemptive rights to the shareholders at the time of either grant or exercise of such options, subject to the balance of the authorized capital limit at the time of exercise of subscription options, analyzed together with the balance of treasury shares at the time of exercise of purchase options.

Corporate Purpose

As per Article 3 of the Natura &Co Holding’s By-Laws, Natura &Co Holding’s purpose is the management of, and the holding of interests in, beauty companies, including, but not limited to fragrances, skin care, hair and cosmetics with color, or branches that conduct activities related or complimentary beauty businesses, including, but not limited to home and fashion, as a shareholder or quotaholder, in Brazil or abroad.

The development of activities by the companies that Natura &Co Holding holds direct or indirect interest in any type considers the following factors: (i) the short- and long-term interests of Natura &Co Holding and its shareholders and (ii) the short and long-term economic, social, environmental and legal effects on its employees, suppliers, partners, clients and other creditors, as well as on the communities in which Natura &Co Holding operates, both locally and globally.

Rights of Holders of Common Shares

Each of Natura &Co Holding’s common shares entitles its holder to one vote at Natura &Co Holding’s annual or extraordinary general shareholders’ meetings (assembleia geral ordinária or assembleia geral extraordinária). Pursuant to the Natura &Co Holding By-Laws and its B3 listing agreement in connection with the listing of the common shares on the Novo Mercado, we cannot issue shares without voting rights or with restricted voting rights. As long as we are listed on the Novo Mercado, we may not issue preferred shares. In addition, the Natura &Co Holding By-Laws and the Brazilian Corporation Law provide that holders of Natura &Co Holding Shares are entitled to dividends or other distributions made in respect of Natura &Co Holding Shares in accordance with their respective participation in Natura &Co Holding’s capital. See “Dividends and Dividend Policy” for a more complete description of payment of dividends and other distributions of Natura &Co Holding Shares. In addition, in the event of Natura &Co Holding’s liquidation and following the payment of all Natura &Co Holding’s outstanding liabilities, holders of Natura &Co Holding Shares are entitled to receive their pro rata interest in any remaining assets, in accordance with their respective participation in Natura &Co Holding’s capital. The shareholders have preemptive rights to subscribe for new shares issued by us, pursuant to the Brazilian Corporation Law, but are not obligated to subscribe for future capital increases.

Pursuant to the Novo Mercado Rules, the Natura &Co Holding Shares have tag-along rights which enable their holders, upon the sale of a controlling interest in us, to receive in exchange for their shares 100% of the price paid per common share for the controlling block.

Pursuant to the Brazilian Corporation Law, neither the Natura &Co Holding By-Laws nor actions taken at a shareholders’ meeting may deprive a shareholder of (1) the right to participate in the distribution of net income; (2) the right to participate equally and proportionally in any residual assets in the event of liquidation of Natura &Co Holding’s company; (3) preemptive rights in the event of issuance of new shares, convertible debentures or subscription warrants, as per Brazilian Corporation Law; (4) the right to hold Natura &Co Holding’s management accountable in accordance with the provisions of the Brazilian Corporation Law; and (5) the right to withdraw from us in the cases specified in the Brazilian Corporation Law, including merger or consolidation, which are described in “—Right of Withdrawal” and “—Redemption.”

Neither the Natura &Co Holding By-Laws, nor the Brazilian Corporation Law, contain any restriction on voting by Non-Resident Holders of Natura &Co Holding Shares.

Public Tender Offer upon Sale of Control

The direct or indirect disposal of controlling interest in Natura &Co Holding in a single transaction or series of successive transactions must be agreed upon under a condition precedent or subsequent that the acquirer will make a tender offer to purchase the shares issued by Natura &Co Holding and owned by the remaining shareholders, subject to the terms of, and within the time limits prescribed by, prevailing regulation and legislation and the Novo Mercado Rules, so that the holders of such remaining shares may receive the same treatment as accorded to the seller pursuant to Article 254-A of the Brazilian Corporation Law and Articles 37 and 38 of the Novo Mercado Listing Rules and Article 33 of the Natura &Co Holding By-Laws.

The Natura &Co Holding By-Laws (Article 34) also provide that any shareholder that acquires or becomes the owner of the capital stock of Natura &Co Holding corresponding to 25% or more of the total shares of the capital stock of Natura &Co Holding must make or apply for registration of, as the case may be, a tender offer to purchase all shares of the capital stock of Natura &Co Holding, subject to the provisions of the applicable regulations issued by the CVM and Novo Mercado Rules.

Allocation of Net Income

Together with the financial statements for the fiscal year, the board of directors will submit to the Annual Shareholders’ Meeting the proposed allocation of net income, in compliance with the provisions of law and Natura &Co Holding By-Laws.

Under Article 31 of Natura &Co Holding by-laws, the shareholders will be entitled to receive as dividends each year a mandatory minimum percentage of 30% of the net income, as adjusted by:

•	adding the amounts resulting from reversal during the year of contingency reserves previously established;

•	deducting the amounts set aside during the year for establishment of the statutory reserve and contingency reserves; and

•

where the mandatory minimum dividend exceeds the realized portion of the net income for the year, the management may propose, and the shareholders’ meeting may approve, allocation of the excess to an unrealized profits reserve (Article 197 of Brazilian Corporation Law).

Under the Brazilian Corporation Law, payment of the mandatory dividend is not required if the board of directors has formally declared such distribution to be inadvisable in view of Natura &Co Holding’s financial condition and has provided the shareholders at the annual general shareholders’ meeting with an opinion to that effect, which has been reviewed by Natura &Co Holding’s fiscal council. In addition, Natura &Co Holding’s management must submit a report to the CVM within five days following said meeting clarifying the reasoning for any such nonpayment. See “Dividends and Dividend Policy.”

Preemptive Rights

Each of Natura &Co Holding’s shareholders has a general preemptive right to subscribe for shares or convertible securities in any capital increase, in proportion to its shareholding, except (i) in the event of the grant and exercise of any stock option to acquire or subscribe for shares of Natura &Co Holding’s capital stock; (ii) in the context of a capital increase derived from merger, merger of shares and/or spin-off implemented according to the Brazilian Corporation Law; (iii) in a sale or subscription on a stock exchange; and (iv) in an exchange of shares transaction in the context of a public tender offer upon sale of control. A minimum period of 30 days following the publication of notice of the issuance of shares or convertible securities is allowed for exercise of the right, and the right is negotiable. However, according to the Natura &Co Holding By-Laws and the Brazilian Corporation Law, Natura &Co Holding’s board of directors may, in its discretion, exclude or restrict preemptive rights when issuing shares, convertible debentures and warrants placed by way of sale on a stock exchange, public subscription or exchange of shares in a tender offer, according to the provisions of law and within the limits of the authorized capital.

Arbitration

In accordance with the regulations of the Novo Mercado and the Natura &Co Holding By-Laws, Natura &Co Holding, its shareholders, executive officers, directors and fiscal council members are required to resolve through arbitration any disputes or controversies, including those related to or arising out of the application, validity, effectiveness, interpretation and violation, among others, of the provisions of the Brazilian Corporation Law, the Natura &Co Holding By-Laws, the rules published by the CMN, the Brazilian Central Bank, the CVM and other rules applicable to the Brazilian capital markets in general, as well as those set forth in the Novo Mercado Rules, in the Novo Mercado Listing Agreement and in other rules issued by the B3, and such arbitration is the exclusive means to settle such disputes with Natura &Co Holding’s shareholders. As the holders of ADSs are not direct shareholders of Natura &Co, these arbitration requirements do not apply to such ADS holders; however, because the ADS Depositary is a holder of Natura &Co. Holding Shares, it would be bound by these mandatory arbitration provisions if it sought to exercise remedies against Natura &Co Holding under Brazilian law.

Liquidation

Natura &Co Holding shall be liquidated upon the occurrence of certain events provided for in the Brazilian Corporation Law, whereupon a meeting of the shareholders shall determine the form of liquidation, electing the liquidator(s) and the members of Natura &Co Holding’s fiscal council, which must operate on a mandatory basis during the liquidation period.

Redemption

According to the Brazilian Corporation Law, we may redeem Natura &Co Holding Shares subject to the approval of Natura &Co Holding’s shareholders at an extraordinary shareholders’ meeting where shareholders representing at least 50% of the shares that would be affected are present. The share redemption may be paid with Natura &Co Holding’s retained earnings, income reserves or capital reserves, with the exception of the legal reserve.

If the share redemption is not applicable to all shares, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify, on a pro rata basis, the shares to be redeemed.

Right of Withdrawal

The Brazilian Corporation Law provides that, under certain circumstances, a shareholder has the right to withdraw its equity interest from the company and to receive payment for the portion of shareholders’ equity attributable to its equity interest. Withdrawal rights may be exercised by dissenting or non-voting shareholders, if a vote of at least 50% of voting shares authorizes us:

•	to reduce the mandatory distribution of dividends;

•	to merge with another company (including if Natura &Co Holding is merged into one of its controlling companies) or to consolidate, except as described in the fourth paragraph following this list;

•

to approve Natura &Co Holding’s participation in a centralized group of companies, as defined under the Brazilian Corporation Law and subject to the conditions set forth therein, except as described in the fourth paragraph following this list;

•	to change Natura &Co Holding’s corporate purpose;

•	to terminate a state of liquidation of the corporation;

•	to dissolve the corporation;

•

to transfer all of Natura &Co Holding’s shares to another company or in order to make us a wholly owned subsidiary of such company, known as a merger of shares (incorporação de ações), except as described in the fourth paragraph following this list;

•	to acquire the totality of shares of another company through a merger of shares (incorporação de ações), except as described in the fourth paragraph following this list;

•

to approve the acquisition of control of another company at a price which exceeds certain limits set forth in the Brazilian Corporation Law, except as described in the fourth paragraph following this list; or

•

to conduct a spin-off that results in (a) a change of Natura &Co Holding’s corporate purpose, except if the assets and liabilities of the spin-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined under the Brazilian Corporation Law.

In addition, in the event that the entity resulting from incorporação de ações, or a merger of shares, a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their withdrawal rights.

Only holders of shares adversely affected by the changes mentioned in the first and second items above may withdraw their shares. The right of withdrawal lapses 30 days after publication of the minutes of the relevant shareholders’ meeting. We would be entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize Natura &Co Holding’s financial stability.

The Brazilian Corporation Law allows companies to redeem their shares at their economic value, subject to certain requirements. Since the Natura &Co Holding By-Laws currently do not provide that Natura &Co Holding’s shares be subject to withdrawal at their economic value, Natura &Co Holding’s shares would be subject to withdrawal at their book value, determined on the basis of the last balance sheet approved by the shareholders. If the shareholders’ meeting giving rise to withdrawal rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is of a date within 60 days of such shareholders’ meeting. In this case, Natura &Co Holding must immediately pay 80% of the net worth of the shares, calculated on the basis of the most recent statement of financial position approved by its shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ meeting.

Pursuant to the Brazilian Corporation Law, in events of consolidation, merger, incorporação de ações, participation in a group of companies, and acquisition of control of another company, the right to withdraw does not apply if the shares meet certain tests relating to liquidity and dispersal of the type or class of shares on the market (they are part of the B3 Index or other stock exchange index (as defined by the CVM)). In such cases, shareholders will not be entitled to withdraw their shares if the shares are a component of a general securities index in Brazil or abroad admitted to trading on the securities markets, as defined by the CVM, and the shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class.

Registration of Shares

The Natura &Co Holding Shares are held in book-entry form with Itaú Corretora de Valores S.A. Transfer of the Natura &Co Holding Shares is carried out by means of an entry by Itaú Corretora de Valores S.A. in its accounting system, debiting from the depositing shareholders’ account and crediting the buyers’ account, upon a written order of the transferor or a judicial authorization or order.

Form and Transfer

Because the Natura &Co Holding Shares are in registered book-entry form, the transfer of shares is made under article 35 of the Brazilian Corporation Law, which determines that a transfer of shares is effected by an entry made by the registrar, by debiting the share account of the transferor and crediting the share account of the transferee. Itaú Corretora de Valores S.A. performs safe-keeping, share transfer and other related services for us.

Transfers of shares by a foreign investor are made in the same way and executed by that investor’s local agent on the investor’s behalf except that, if the original investment was registered with the Brazilian Central Bank, pursuant to CMN Resolution No. 4,373, the foreign investor, through its local agent, should also seek amendment, if necessary, of the electronic certificate of registration to reflect the new ownership.

The B3 operates a central clearing system (the Central Depositária of the B3). A holder of Natura &Co Holding Shares may choose, at its discretion, to hold Natura &Co Holding Shares through this system and all shares elected to be put into the system will be deposited in custody with the relevant stock exchange (through a Brazilian institution duly authorized to operate by the Brazilian Central Bank having a clearing account with the relevant stock exchange). The fact that those shares are subject to custody with the relevant stock exchange will be reflected in Natura &Co Holding’s register of shareholders. Each participating shareholder will, in turn, be registered in Natura &Co Holding’s register of beneficial shareholders maintained by the relevant stock exchange and will be treated in the same way as a registered shareholder.

Shareholders’ Meetings

Pursuant to the Brazilian Corporation Law, Natura &Co Holding’s shareholders are generally empowered to take any action relating to Natura &Co Holding’s corporate purposes and to pass resolutions that they deem necessary. Shareholders at Natura &Co Holding’s annual general shareholders’ meeting, which is required to be held within the first four months of the end of each year, have the exclusive right to approve Natura &Co Holding’s audited financial statements and Natura &Co Holding’s management accounts, as well as to determine the allocation of Natura &Co Holding’s net income and the distribution of dividends with respect to the fiscal year ended immediately prior to the date of the relevant shareholders’ meeting. Generally, (i) the installation of the fiscal council and election of its members, (ii) the election of the members of Natura &Co Holding’s board of directors and (iii) the determination of the annual compensation of Natura &Co Holding’s executive officers, board of directors and fiscal council are approved in the annual shareholders’ meeting, but such matters may also be approved at extraordinary shareholders’ meetings.

An extraordinary shareholders’ meeting may be held at any time during the year, including concurrently with the annual shareholders’ meeting. The following matters, among others, may be resolved only at a shareholders’ meeting:

•	amendment of the Natura &Co Holding By-Laws;

•

election and dismissal of the members of Natura &Co Holding’s board of directors and fiscal council, whenever requested by Natura &Co Holding’s shareholders, and setting the compensation to be received by such persons;

•	approval of management accounts and of Natura &Co Holding’s audited financial statements on a yearly basis;

•	suspension of the exercise of a shareholder’s rights in the event of noncompliance with the Brazilian Corporation Law or the Natura &Co Holding By-Laws;

•	approval of valuation reports of assets offered by a shareholder to us as payment for the subscription of shares of Natura &Co Holding’s capital stock;

•	approval of issuance of shares in excess of the limit of Natura &Co Holding’s authorized capital;

•	determination of the annual compensation of Natura &Co Holding’s executive officers, board of directors and fiscal council;

•	approval of any transaction involving Natura &Co Holding’s transformation into a limited liability company, consolidation, merger or spin-off;

•	approval of any transaction involving Natura &Co Holding’s dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by it;

•

authorization to delist from B3 Novo Mercado and to become a private company, as well as to retain a specialist firm to prepare a valuation report with respect to the value of Natura &Co Holding’s common shares, in such event;

•	authorization to Natura &Co Holding’s directors and officers to petition for bankruptcy or file a request for judicial or extrajudicial restructuring;

•	approval of stock option plans for managers and employees of Natura &Co Holding and companies directly or indirectly controlled by Natura &Co Holding, excluding shareholder preemptive rights; and

•	approval of any stock splits or reverse stock splits.

Quorum

As a general rule, the Brazilian Corporation Law provides that the quorum for purposes of a shareholders’ meeting consists of the presence of shareholders representing at least 25% of Natura &Co Holding’s issued and outstanding shares on first call, and, if that quorum is not reached, any percentage on second call. If Natura &Co Holding’s shareholders meet to amend the Natura &Co Holding By-Laws, a supermajority quorum of shareholders representing at least two-thirds of Natura &Co Holding’s issued and outstanding shares shall be required on first call and any percentage will be sufficient on second call.

A shareholder may be represented in a shareholders’ meeting by an attorney-in-fact appointed no more than one year prior to the date of the relevant shareholders’ meeting. The attorney-in-fact must be a shareholder, director or executive officer of Natura &Co Holding, a lawyer or a financial institution registered by their manager.

Generally, the affirmative vote of shareholders representing at least the majority of Natura &Co Holding’s issued and outstanding shares present in person, or represented by proxy, at a shareholders’ meeting is required to approve any proposed action, with abstentions not taken into account. Exceptionally, according to the Brazilian Corporation Law, the affirmative vote of shareholders representing not less than one-half of Natura &Co Holding’s issued and outstanding shares is required to, among other measures:

•	reduce the percentage of mandatory dividends;

•	change Natura &Co Holding’s corporate purpose;

•	consolidate with or merge us into another company;

•	engage in a spin-off transaction;

•	approve Natura &Co Holding’s participation in a group of companies (as defined in the Brazilian Corporation Law);

•	apply for cancellation of any voluntary liquidation;

•	approve Natura &Co Holding’s dissolution; and

•	approve the merger of all of Natura &Co Holding’s common shares into another Brazilian company.

Location of a Shareholders’ Meeting

Natura &Co Holding’s shareholders’ meetings take place at Natura &Co Holding’s headquarters in the city of São Paulo, state of São Paulo, Brazil. The Brazilian Corporation Law allows Natura &Co Holding’s shareholders to hold meetings in another location in the event of a force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice includes a clear indication of the place where the meeting will occur. All information relating to shareholders’ meetings will be available (i) at Natura &Co Holding’s headquarters, in the city of São Paulo, state of São Paulo, at Avenida Alexandre Colares, 1188, Sala A17-Bloco A, CEP 05106-000 and (ii) on the internet at Natura &Co Holding’s website (https://ri.naturaeco.com/en/), the website of the CVM (www.cvm.gov.br), and the website of B3 (www.b3.com.br). The information included on these websites does not form part of this prospectus and is not incorporated by reference herein.

Who May Call a Shareholders’ Meeting?

The shareholders’ meetings may be called by Natura &Co Holding’s board of directors and by:

•

any shareholder, if Natura &Co Holding’s board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and the Natura &Co Holding By-Laws;

•

shareholders holding at least five percent of Natura &Co Holding’s capital stock, if Natura &Co Holding’s board of directors fails to call a meeting within eight days after receipt of a justified request to call the meeting by those shareholders indicating the proposed agenda. Such percentage may be reduced according the capital stock of the Company, according to CVM Instruction 627/2020;

•

shareholders holding at least five percent of Natura &Co Holding’s capital stock, if Natura &Co Holding’s board of directors fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council; or

•

Natura &Co Holding’s fiscal council, if one is created, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and the Natura &Co Holding By-Laws, or if the fiscal council believes that there are important or urgent matters to be addressed.

Documents and Information

The specific documents and information requested for the exercise of the voting rights of our shareholders will be made available electronically on the websites of the CVM and the U.S. Securities and Exchange Commission, as well as on our investor relations website. The following matters, without prejudice to others provided under Brazilian Corporation Law and the regulations issued by the CVM, require specific documents and information:

•	matters concerning related parties;

•	ordinary Shareholders’ Meeting;

•	election of members of the Board of Directors;

•	compensation of the Management of our company;

•	amendment to our company’s by-laws;

•	capital increase or capital reduction;

•	issuance of debentures or subscription warrants;

•	reduction of the mandatory dividend distribution;

•	acquisition of the control of another company;

•	appointment of evaluators;

•	any matter which entitles the shareholders to exercise their withdrawal rights; and

•	mergers, spin-offs, stock swap mergers or consolidation with at least one publicly held company registered with the CVM in a certain category (category A).

Notice of a Shareholders’ Meeting

According to the Brazilian Corporation Law, all notices of general meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the state of São Paulo, and in any other newspaper widely circulated, which, in Natura &Co Holding’s case, is the Valor Econômico. The first notice must be published no later than 15 days before the date of the first call of the meeting and no later than eight days before the date of second call of the meeting. However, in certain circumstances, and upon the request of any shareholder, the CVM may require that the first notice be published 30 days prior to the meeting. The CVM may also, upon the request of any shareholder, terminate, up to 15 days, the period for calling the extraordinary general meeting, in order to understand and analyze the proposals to be submitted to the specific meeting. The notice must include, in addition to the place, date and time, the agenda of the meeting and, in the case of a proposed amendment to the Natura &Co Holding By-Laws, a description of the subject matter of the proposed amendment.

Conditions of Admission to Natura &Co Holding’s Shareholders’ Meeting

In order to attend a shareholders’ meeting and exercise their voting rights shareholders must prove their status as shareholders and their ownership of by presenting his or her identity card/organizational documents and proof of power of attorney, if applicable, and proof of deposit issued by the financial institution responsible for the bookkeeping of the Natura &Co Holding Shares.

A shareholder may be represented at a shareholders’ meeting by a proxy, appointed less than one year before the meeting, who must be one of Natura &Co Holding’s shareholders, or one of Natura &Co Holding’s executive officers or directors, a lawyer or a financial institution represented by their manager.

Delisting from the Novo Mercado

At any time, Natura &Co Holding may decide to delist its common shares from the Novo Mercado. In order to delist its common shares from the Novo Mercado, Natura &Co Holding (or its controlling shareholders) would be required to first launch a tender offer through which Natura &Co Holding or the controlling shareholders would acquire the free float shares, or the Delisting TO. The Delisting TO must comply with the applicable rules of the CVM Instruction No. 361, dated March 5, 2002, as amended, or CVM Instruction No. 361, and (i) have a “fair price,” according to the Brazilian Corporation Law; and (ii) be approved by the holders of more than 1/3 of the outstanding free float shares. However, the Delisting TO requirement can be waived so long as holders of a majority of the free float shares approve such waiver. Natura &Co Holding’s delisting from the Novo Mercado will not necessarily result in the loss of its registration as a public company on the B3.

If Natura &Co Holding delists from Novo Mercado due a corporate restructuring transaction, either (i) the surviving company must submit the application for listing on the Novo Mercado within 120 days after the date of the shareholders’ meeting that approved such corporate restructuring transaction or (ii) if the resulting companies do not wish to be listed on the Novo Mercado, the majority of the holders of the outstanding free float shares must approve such corporate restructuring transaction.

In certain circumstances, Natura &Co Holding (or its controlling shareholders) could be required under the Novo Mercado rules to launch a Delisting TO. Novo Mercado regulation stipulates that the compulsory delisting from Novo Mercado will be applied only in the event Natura &Co Holding has violated Novo Mercado listing rules for a period of more than nine months.

Under CVM rules, if the offeror in a Delisting TO (the “Delisting TO Offeror”) subsequent transfers shareholding control within the 12-month period following the occurrence of a Delisting TO, the Delisting TO Offeror must pay to the former shareholders that tendered their shares in the Delisting TO (the “Delisting TO Former Shareholders”), on a pro rata basis, the difference, if any, between the tender offer price paid to the Delisting TO Former Shareholders and the price the Delisting TO Offeror received in such subsequent transfer.

Purchases of Natura &Co Holding’s Common Shares for Treasury

Pursuant to CVM Instruction No. 567/2015, as amended, or CVM Instruction No. 567, the purchase or sale by us of Natura &Co Holding’s own shares requires shareholders’ approval in the event that the transaction:

•	takes place outside a stock exchange or over-the-counter market, involves more than 5.0% of the outstanding shares of a certain type or class, and is performed within an 18-month period;

•

takes place outside a stock exchange or over-the-counter market and at prices that are 10.0% higher with respect to purchases, and 10.0% lower, with respect to sales, than the price of Natura &Co Holding’s common shares quoted on the relevant stock exchange;

•	aims to change or prevent a change in Natura &Co Holding’s controlling shareholding or administrative structure; and

•	takes place outside a stock exchange or over-the-counter market and the counterpart is a related party.

Subject to certain conditions described in CVM Instruction No. 567, Natura &Co Holding’s shareholders’ approval is not required for the purchase or sale by us of Natura &Co Holding’s own shares:

•

where the counterparty is a member of Natura &Co Holding’s board of directors, Natura &Co Holding’s officer, employee or supplier in the context of exercise of stock options granted under a stock option plan (or other similar plans); or

•	in the context of a secondary public offering of treasury shares (or securities convertible or exchangeable into treasury shares).

We may acquire Natura &Co Holding’s own shares to be held in treasury, sold or canceled, pursuant to a resolution of Natura &Co Holding’s board of directors or Natura &Co Holding’s shareholders, as applicable. We may not acquire Natura &Co Holding’s common shares, hold them in treasury or cancel them in the event that such transaction:

•	targets shares owned by Natura &Co Holding’s controlling shareholders;

•	takes place on organized securities markets at prices higher than market price;

•	is concurrent with a public offering for the acquisition of Natura &Co Holding Shares, pursuant to the applicable securities regulations; or

•	requires funds greater than those currently available to us.

In order to authorize the purchase of Natura &Co Holding’s own shares, Natura &Co Holding’s board of directors or Natura &Co Holding’s shareholders (through a resolution approved at a shareholders meeting) must specify the purpose of the transaction, the maximum number of shares to be acquired, the total number of Natura &Co Holding’s outstanding shares and the maximum period of time to effect such purchase (not exceeding 18 months), among other information required by CVM Instruction No. 567.

Policy for the Trading of Natura &Co Holding’s Securities by Natura &Co Holding and Its Controlling Shareholder (If Any), Directors and Officers

CVM Instruction No. 358/2002, as amended, or CVM Instruction No. 358, establishes that “insiders” must abstain from trading Natura &Co Holding’s securities, including derivatives backed by or linked to Natura &Co Holding’s securities, prior to Natura &Co Holding’s disclosure of material information to the market.

Pursuant to our Securities Trading Policy, as approved by our Board of Directors on February 6, 2020, the following persons are considered insiders for purposes of CVM Instruction No. 358: we, Natura &Co Holding’s controlling shareholder (if any), members of Natura &Co Holding’s board of directors, executive officers, members of Natura &Co Holding’s fiscal council, members of any of Natura &Co Holding’s technical or advisory bodies and whoever by virtue of its title, duty or position in Natura &Co Holding’s company, Natura &Co Holding’s controlling shareholder, controlled companies or affiliates has knowledge of a material fact and is aware that such fact has not been disclosed to the market, including auditors, analysts, underwriters and advisors.

Such restriction on trading also applies:

•

to any of Natura &Co Holding’s former officers, members of Natura &Co Holding’s board of directors or Natura &Co Holding’s fiscal council for a six-month period, if any such officer, director or member of the fiscal council left Natura &Co Holding’s company prior to the disclosure of material information he/she was aware of while in office;

•	in the event that we intend to acquire another company, consolidate, spin off part or all of Natura &Co Holding’s assets, merge, transform, or reorganize;

•	to us, in connection with or for the transfer of Natura &Co Holding’s control, or in the event that an option or mandate to such effect has been granted;

•

to Natura &Co Holding’s direct and indirect controlling shareholders, their officers and members of their board of directors, whenever we, any of Natura &Co Holding’s subsidiaries or affiliates are in the process of purchasing or selling Natura &Co Holding Shares or have granted stock options over Natura &Co Holding Shares, or if a mandate for such purposes has been granted; or

•

during the 15-day period preceding the disclosure of our quarterly information (informações trimestrais) or our standardized financial statements (demonstrações financeiras padronizadas), which is a standard form report containing relevant financial information derived from our financial statements that we are required to file with the CVM.

Our Securities Trading Policy is available on our investor relations’ website and on the CVM’s website. The information included on this website does not form part of this prospectus and is not incorporated by reference herein.

Disclosure of Information

We are subject to the reporting requirements established by the Brazilian Corporation Law, the CVM and the B3. We also have an information disclosure policy which was approved by our Board of Directors on February 6, 2020.

Disclosure of occasional and periodic information

Pursuant to the Brazilian Corporation Law, CVM regulations and the listing rules of the Novo Mercado, public companies are required to disclose to the CVM and the B3 the following occasional and periodic information, among others:

•

financial statements prepared in accordance with Brazilian GAAP, as well as management’s and the independent auditors’ report, within three months after the end of the fiscal year, or on the date they were made available to the shareholders, whichever is earlier; together with the standard financial statements (Demonstrações Financeiras Padronizadas), a report in a standard form covering the material financial information contained in the financial statements;

•	notices of annual shareholders’ meeting on the earlier of (a) the date of their publication or (b) the 15 days prior to the annual shareholders’ meeting;

•	summary of the decisions and actions taken at annual shareholders’ meetings, on the date they were held;

•	standard financial statements (Demonstrações Financeiras Padronizadas), within three months after the shareholders’ meeting;

•

interim standard financial statements (Informações Trimestrais), together with the special review report issued by an independent auditor duly registered with the CVM, within 45 days from the end of each quarter of the year, except the last quarter, or when the company discloses the information to the shareholders or to third parties, whichever occurs first;

•	notices of special shareholders’ meeting on the date of their publication;

•	a summary of the decisions and actions taken in our special shareholders’ meetings, on the same day they were held;

•	a copy of the minutes of each special shareholders’ meeting, within seven days after the meeting;

•	a copy of any shareholders’ agreements, within seven days after the date they are filed with our registered office;

•	disclosure of any material developments, on the same date a notice to the market on these developments is published;

•

information on any request for judicial reorganization or ratification of extrajudicial reorganization, or for a petition declaring our bankruptcy or a third-party petition for our bankruptcy that are based on a material amount, on the same date of its filing with a court or on the date we take notice of it in the case of a third-party petition; and

•	information on any judicial decision on our bankruptcy, on the date we take notice of it.

Information the B3 requires from companies listed on the Novo Mercado

In addition to the information required pursuant to applicable legislation, a company with shares listed on the Novo Mercado listing segment of the B3, such as ours, must observe the following additional disclosure requirements, among others:

•	the company must disclose the material statements (fatos relevantes), information about payment of dividends and earnings release in English simultaneously with its disclosure in Portuguese; and

•	the company must mention in our by-laws the arbitration provisions to which its shareholders and managers are bound.

Disclosure of trading by members of our board of directors, our executive officers, our fiscal council members and shareholders

According to CVM regulations, our directors, executive officers and members of our fiscal council, as well as members of any of our technical or advisory committees are required to report to us ownership and trading of our shares or shares of any publicly held company that we control or are controlled by, or entities closely related to them. If the person is an individual, the communication must include the shares held by his or her spouse, partner or dependent that is included in his or her Brazilian tax return and any company directly or indirectly controlled by any of these persons. Such communication must include the following information:

•	the name and qualifications of the person providing the information;

•

the amount, type and/or class of shares traded, or in the case of other securities traded, the characteristics of such securities, and identification of the issuing company as well as the balance of the amount withheld before and after the trading; and

•	the form, price and date of the transaction or transactions.

This information must be sent (1) on the first business day after the appointment of the director, officer or member for his or her position, (2) when the publicly held company registration is submitted to the authorities and (3) within five days after each transaction.

We must provide such information to the CVM and, if applicable, to the stock exchanges and organized over-the-counter exchanges where our securities are listed within 10 days after the end of each month in which any change in ownership occurred, after the end of each month in which our directors, executive officers and members of our fiscal council take office or after the end of each month in which our directors, executive officers and members of our fiscal council communicate to us any change in the information provided with respect to their spouses, partners or dependents that is included in their Brazilian tax return and any company directly or indirectly controlled by any of these persons.

This information must be delivered individually and in consolidated form by each category of persons indicated therein and the consolidated information will be available from the CVM in electronic form.

Our investor relations officer is responsible for the transmission of information received by us to the CVM and, if applicable, to the stock exchanges and organized over-the-counter exchanges where our securities are listed.

Pursuant to CVM Instruction No. 358, whenever there is an increase or reduction of multiples of 5% in the ownership of any type of shares forming our capital stock by any shareholder or group of shareholders, including with respect to equity derivative instruments related to such shares, whether directly or indirectly, that shareholder or group of shareholders must disclose the following information to us: (1) the name and credentials of the person acquiring the shares; (2) the target of the acquisition of the ownership interest and the quantity of shares intended to be acquired, including, if relevant, a declaration that the transaction is not intended to effect a change the composition of our Company’s control or administrative structure; (3) the number of shares and other securities and/or derivatives referenced in the shares (with physical or financial settlement); (4) reference to any agreement or contract regulating the exercise of voting rights or the purchase and sale of our securities and (5) in the case of foreign shareholders, the name and Brazilian tax file number of their representative in Brazil. Moreover, we are required to send this information to the CVM and the B3 and update our Brazilian reference form (formulário de referência) accordingly.

Annual Calendar

Pursuant to the Novo Mercado Rules, we must, by December 10 of each year, publicly disclose and send to the B3 an annual calendar with a schedule of Natura &Co Holding’s corporate events. In case the company intends to modify subsequently the date of any event, the calendar must be updated previously to such event.

Corporate Governance

In conducting Natura &Co Holding’s business, we adopt corporate governance practices based on the principles of transparency, general equity principles, accountability and corporate responsibility, all in accordance with the Brazilian Institute of Corporate Governance (Instituto Brasileiro de Governança Corporativa) or the IBGC, which provides guidelines to companies in order to (a) increase value; (b) improve performance; (c) facilitate access to capital at lower costs; and (d) contribute to the continuity of operations. Among other corporate governance practices recommended by the IBGC, we have adopted the following practices:

•	capital stock composed exclusively by common shares, providing all shareholders with voting rights;

•	registration, whenever requested by its shareholders, of the occurrence of dissenting votes;

•	maintenance and disclosure of the registry containing the quantity of shares that each member possesses, identifying them by name;

•

the requirement that in the event of a sale of shares that would result in a change of control, all shareholders have the right to sell their shares under the same terms as any controlling shareholders (tag along). The change of control premium must be transparent. In the event of the sale of all of any controlling shareholder block, the offeror must provide tag-along rights for shareholders who do not form part of a control block;

•	hiring independent auditors to audit Natura &Co Holding’s financial statements;

•	forwarding to the CVM and to B3 all the minutes of Natura &Co Holding’s shareholders’ meetings;

•	provision in the Natura &Co Holding By-Laws for a fiscal council (on a non-permanent basis upon the affirmative vote of the requisite number of shareholders);

•	clear by-laws with respect to (1) the manner in which shareholders’ meetings will be convened; and (2) the election, removal and term of Natura &Co Holding’s directors and executive officers;

•	adoption of a board of directors, consisting of nine to thirteen members, who have a unified two-year term of office, with possibility of renewal;

•	policy of disclosure of material acts or facts, with the Investor Relations Officer as the Company’s main spokesperson;

•	adoption of a trading policy regarding shares issued by the Company, approved by the board of directors and with controls that enable its compliance;

•	transparency in the disclosure of annual reports;

•	free access to the information and facilities of Natura &Co Holding’s companies for members of Natura &Co Holding’s board of directors;

•	resolution of conflicts between Natura &Co Holding and its shareholders through arbitration, which is the exclusive means of resolving such disputes;

•

a general meeting of shareholders with power to (a) elect and dismiss the board of directors’ members, (b) determine the overall annual compensation of the members of the board of directors and board of executive officers, as well as compensation of the members of the fiscal council, when installed, (c) analyze, on an annual basis, the managers’ accounts and resolve the financial statements presented by them, (d) amend the by-laws, (e) resolve the dissolution, liquidation, merger, split and consolidation of us, or of any of Natura &Co Holding’s companies, (f) approve the granting of stock option plans to Natura &Co Holding’s managers and employees, as well as to managers and employees of other companies, direct or indirectly, controlled by us, (g) resolve, as per proposal presented by the management, the allocation of net income for the year and distribution of dividends, (h) elect the liquidator, as well as the fiscal council that shall be installed during the liquidation period, (i) resolve to deregister as a publicly held company and to delist from the special listing segment referred to as the Novo Mercado of B3 and (j) choose a specialized company in charge of determining Natura &Co Holding’s economic value and preparing the valuation report of Natura &Co Holding’s common shares, in the event of deregistering as a publicly held company and delisting from the Novo Mercado, within the companies appointed by the board of directors; and

•	the site for the general meeting of shareholders in order to facilitate the presence of all shareholders or their representatives.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES AND DEPOSIT AGREEMENT

The Bank of New York Mellon, as depositary, or the ADS Depositary, will register and deliver American Depositary Shares, or the ADSs. Each ADS will represent ownership of two Natura &Co Holding Shares, deposited with Itaú Unibanco S.A., as custodian for the ADS Depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the ADS Depositary. The deposited shares, together with any other securities, cash or other property held by the ADS Depositary, are referred to as the deposited securities. The ADS Depositary’s office at which the ADSs will be administered and its principal executive office is located at 240 Greenwich Street, New York, New York, 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to in this description as an ADS holder. This description assumes that you are an ADS holder. If you hold ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the ADS Depositary confirming their holdings.

As an ADS holder, we will not treat you as one of Natura &Co Holding’s shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The ADS Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the ADS Depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the ADS Depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement that was entered into by Natura &Co and the ADS Depositary prior to completion of the Transaction (the “Natura &Co Holding Deposit Agreement”). For more complete information, you should read the entire Natura &Co Holding Deposit Agreement and the form of ADR. The description in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Natura &Co Holding Deposit Agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The ADS Depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash

The ADS Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Natura &Co Holding Deposit Agreement allows the ADS Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Material Tax Considerations.” The ADS Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the ADS Depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

If a cash distribution would represent a return of all or substantially all the value of the deposited securities underlying the ADS, the ADS Depositary may require surrender of those ADS and may require payment of or deduct the fee for surrender of ADS (whether or not it is also requiring surrender of ADS) as a condition of making that cash distribution.

Shares

The ADS Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The ADS Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the ADS Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The ADS Depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

If Natura &Co Holding declares a distribution in which holders of deposited securities have a right to elect whether to receive cash, shares or other securities or a combination of those things, or a right to elect to have a distribution sold on their behalf, the ADS Depositary may, after consultation with Natura &Co Holding, make that right of election available for exercise by the owners in any manner the ADS Depositary considers lawful and practical. As a condition of making a distribution election right available to owners, the ADS Depositary may require satisfactory assurances from Natura &Co Holding that doing so does not require registration of any securities under the Securities Act.

Rights to Purchase Additional Shares

If Natura &Co Holding offers holders of its securities any rights to subscribe for additional shares or any other rights, the ADS Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent that the ADS Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The ADS Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the ADS Depositary that it is legal to do so. If the ADS Depositary exercises rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the ADS Depositary.

U.S. securities laws may restrict the ability of the ADS Depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions

The ADS Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the ADS Depositary may adopt such other method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and distribution of the net proceeds of any such sale. The ADS Depositary may withhold any distribution of securities if it has not received satisfactory assurances from Natura &Co Holding that the distribution does not require registration under the Securities Act. The ADS Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute that is sufficient to pay its fees and expenses in respect of that distribution.

The ADS Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions Natura &Co Holding makes on its shares or any value for them if it is illegal or impractical for Natura &Co Holding to make them available to you.

If a distribution would represent a return of all or substantially all the value of the deposited securities underlying the ADS, the ADS Depositary may require surrender of those ADS and may require payment of or deduct the fee for surrender of ADS (whether or not it is also requiring surrender of ADS) as a condition of making that distribution.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The ADS Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the ADS Depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the ADS Depositary will deliver the deposited securities at its office, if feasible. However, the ADS Depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The ADS Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the ADS Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The ADS Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the ADS Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the ADS Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the ADS Depositary how to vote proportionately to the number of deposited shares their ADSs represent. If we request the ADS Depositary to solicit your voting instructions (and we are not required to do so), the ADS Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the ADS Depositary how to vote. For instructions to be valid, they must reach the ADS Depositary by a date set by the ADS Depositary. The ADS Depositary will try, as far as practical, subject to the laws of Brazil and the provisions of Natura &Co Holding’s organizational documents, to vote or to have its agents vote proportionately to the shares or other deposited securities as instructed by ADS holders. If we do not request the

ADS Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the ADS Depositary may try to vote as you instruct, but it is not required to do so. Except by instructing the ADS Depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not receive enough advance notice to withdraw the shares. In any event, the ADS Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed, as set forth in the Natura &Co Holding Deposit Agreement or as described in the following sentence. If we asked the ADS Depositary to solicit your instructions before the meeting date but the ADS Depositary does not receive voting instructions from you by the specified date and we confirm to the ADS Depositary that:

•	we wish to receive a proxy to vote uninstructed shares;

•	we reasonably do not know of any substantial shareholder opposition to the proxy item(s); and

•	the proxy item(s) is not materially adverse to the rights of shareholders,

then the ADS Depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s).

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the ADS Depositary how to vote proportionately to your shares. In addition, the ADS Depositary and its agents are not responsible for communicating voting instructions or the manner in which they are communicated. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested. In order to give you a reasonable opportunity to instruct the ADS Depositary as to the exercise of voting rights relating to securities deposited with the ADS Depositary as part of Natura &Co Holding’s ADS program, if we request the ADS Depositary to act, we agree to give the ADS Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

The holder of an ADS may have to pay the following fees and charges related to services in connection with the ownership of the ADS up to the amounts set forth in the table below:

Persons depositing or withdrawing shares or ADS holders must pay:	For:
• U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Delivery of ADSs, including deliveries resulting from a distribution of shares or rights

• Surrender of ADSs and withdrawal of deposited securities, including if the Natura &Co Holding Deposit Agreement terminates

• U.S.$0.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the ADS Depositary to ADS holders

• U.S.$0.05 (or less) per ADS per calendar year	• ADS Depositary services

• Registration or transfer fees	• Transfer and registration of shares on Natura &Co Holding’s share register to or from the name of the ADS Depositary or its agent when you deposit or withdraw shares

Persons depositing or withdrawing shares or ADS holders must pay:	For:

• Expenses of the ADS Depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the Natura &Co Holding Deposit Agreement)

• Converting foreign currency to U.S. dollars

• Taxes and other governmental charges the ADS Depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the ADS Depositary or its agents for servicing the deposited securities	• As necessary

The ADS Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The ADS Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADS Depositary may collect its annual fee for ADS Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADS Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The ADS Depositary may generally refuse to provide fee-attaching services until its fees for those services are paid.

From time to time, the ADS Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the ADS Depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the Natura &Co Holding Deposit Agreement, the ADS Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the ADS Depositary and that may earn or share fees, spreads or commissions.

The ADS Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, adviser, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Natura &Co Holding Deposit Agreement and the rate that the ADS Depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADS Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the Natura &Co Holding Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the ADS Depositary’s obligations under the Natura &Co Holding Deposit Agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The ADS Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the ADS Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The ADS Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the ADS Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the ADS Depositary as a holder of deposited securities, the ADS Depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the ADS Depositary receives new securities in exchange for or in lieu of the old deposited securities, the ADS Depositary will hold those replacement securities as deposited securities under the Natura &Co Holding Deposit Agreement. However, if the ADS Depositary decides that it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the ADS Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the ADS Depositary will continue to hold the replacement securities, the ADS Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the ADS Depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the Natura &Co Holding Deposit Agreement be amended?

We may agree with the ADS Depositary to amend the Natura &Co Holding Deposit Agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the ADS Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the ADS Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to have agreed to the amendment and to be bound by the form of ADR and the Natura &Co Holding Deposit Agreement as amended.

How may the Natura &Co Holding Deposit Agreement be terminated?

The ADS Depositary will initiate termination of the Natura &Co Holding Deposit Agreement if we instruct it to do so. The ADS Depositary may initiate termination of the Natura &Co Holding Deposit Agreement if:

•	90 days have passed since the ADS Depositary told us that it wants to resign, but a successor ADS Depositary has not been appointed and accepted its appointment; or

•	a termination option event has occurred or will occur.

If the Natura &Co Holding Deposit Agreement will terminate, the ADS Depositary will notify ADS holders at least 120 days before the termination date. At any time after the termination date, the ADS Depositary may sell the deposited securities. After that, the ADS Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Natura &Co Holding Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the ADS Depositary will sell the ADSs as soon as practicable after the termination date.

If the ADS Depositary is advised by counsel that it could be subject to material legal liability because Natura &Co Holding failed to provide information required by Brazilian regulators, the ADS Depositary may terminate the Natura &Co Holding Deposit Agreement on as little as 15 days’ notice.

After the termination date, the ADS Depositary shall continue to receive dividends and other distributions pertaining to deposited securities (that have not been sold), may sell rights and other property as provided in the Natura &Co Holding Deposit Agreement and shall deliver deposited securities upon surrender of ADSs. After the termination date, the ADS Depositary (i) shall not accept deposits of shares or deliver ADSs; (ii) may refuse to accept surrenders of ADSs for the purposes of withdrawal of deposited securities (that have not been sold) or reverse previously accepted surrenders of that kind that have not settled if in its judgment the requested withdrawal would interfere with its efforts to sell the deposited securities; (iii) will not be required to deliver cash proceeds of the sale of deposited securities until all deposited securities have been sold; and (iv) may discontinue the registration of transfers of ADSs and suspend the distribution of dividends and other distributions on deposited securities to the owners and need not give any further notices or perform any further acts under the Natura &Co Holding Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Natura &Co Holding’s Obligations and the Obligations of the ADS Depositary; Limits on Liability to Holders of ADSs

The Natura &Co Holding Deposit Agreement expressly limits Natura &Co Holding’s obligations and the obligations of the ADS Depositary. It also limits Natura &Co Holding’s liability and the liability of the ADS Depositary. We and the ADS Depositary:

•

are only obligated to take the actions specifically set forth in the Natura &Co Holding Deposit Agreement without negligence or bad faith, and the ADS Depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond Natura &Co Holding’s or its ability to prevent or counteract with reasonable care or effort from performing Natura &Co Holding’s or its obligations under the Natura &Co Holding Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Natura &Co Holding Deposit Agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Natura &Co Holding Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Natura &Co Holding Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Natura &Co Holding Deposit Agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the ADS Depositary has no duty to make any determination or provide any information as to Natura &Co Holding’s tax status, nor any liability for any tax consequences that may be incurred by

ADS holders as a result of owning or holding ADSs, nor is it liable for the inability or failure of any ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Natura &Co Holding Deposit Agreement, we and the ADS Depositary agree to indemnify each other under certain circumstances.

Requirements for ADS Depositary Actions

Before the ADS Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the ADS Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Natura &Co Holding Deposit Agreement, including presentation of transfer documents.

The ADS Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the ADS Depositary or Natura &Co Holding’s transfer books are closed or at any time that the ADS Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because (i) the ADS Depositary has closed its transfer books or we have closed Natura &Co Holding’s transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on Natura &Co Holding’s shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Natura &Co Holding Deposit Agreement.

Direct Registration System

In the Natura &Co Holding Deposit Agreement, all parties to the Natura &Co Holding Deposit Agreement acknowledge that DTC’s Direct Registration System, also referred to as DRS, and the Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the ADS Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the ADS Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Natura &Co Holding Deposit Agreement understand that the ADS Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Natura &Co Holding Deposit Agreement, the parties agree that the ADS Depositary’s reliance on and compliance with instructions received by the ADS Depositary through the DRS/Profile system and in accordance with the Natura &Co Holding Deposit Agreement will not constitute negligence or bad faith on the part of the ADS Depositary.

Shareholder Communications; Inspection of the Register of Holders of ADSs

The ADS Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The ADS Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to Natura &Co Holding’s business or the ADSs.

Jury Trial Waiver

The Natura &Co Holding Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the ADS Depositary arising out of or relating to our shares, the ADSs or the Natura &Co Holding Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the ADS Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not, by agreeing to the terms of the Natura &Co Holding Deposit Agreement, be deemed to have waived our or the ADS Depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

Natura &Co Holding is a corporation organized under the laws of Brazil. Substantially all of Natura &Co Holding and Natura &Co Holding’s subsidiaries’ assets are located outside the United States. All of Natura &Co Holding’s directors and officers reside in Brazil. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or us judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or any state thereof.

Additionally, any claims under the Novo Mercado segment of the B3 regulations must be submitted to arbitration proceedings conducted in accordance with the rules of the Market Arbitration Chamber of the B3. See “Description of Natura &Co Holding Shares and Natura &Co Holding By-Laws—Arbitration.”

We have been advised by our Brazilian counsel, Pinheiro Neto Advogados, that a judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. A judgment obtained in the United States against Natura &Co Holding, Natura, Avon, their respective directors and their respective officers and advisers named herein, would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, upon recognition thereof by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça, or STJ).

In order to be recognized by the STJ, a foreign judgment must meet the following conditions:

•	it must comply with all formalities necessary for its enforceability under the laws of the jurisdiction where the foreign judgement was rendered;

•

it must have been issued by a competent court after proper service of process on the parties, which service must comply with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence has been given, as required by applicable law;

•

it must be apostilled by a competent authority of the State from which the document emanates according to the Hague Convention of October 5, 1961 Abolishing the Requirement of Legalisation for Foreign Public Documents or, if such State is not signatory of the Hague Convention, it must be duly authenticated by a competent Brazilian consulate;

•	it must be accompanied by a translation thereof into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory;

•	it must not be contrary to Brazilian national sovereignty or public policy or violate the dignity of the human person (as set forth in Brazilian law);

•	it must not violate a final and unappealable decision issued by a Brazilian court; and

•	it must not violate the exclusive jurisdiction of Brazilian courts.

Both the recognition and enforcement processes may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that a Brazilian court would recognize or enforce any judgment or that the recognition or enforcement process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

We also have been further advised that:

•

original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers thereof and certain advisers named herein, provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals, national sovereignty or equitable principles and provided further that Brazilian courts can assert jurisdiction over such actions; and

•

Although, pursuant to our By-laws, disputes between us and our shareholders are required to be resolved through arbitration, this mandatory arbitration requirement does not apply to actions against us, whether by holders of our shares, that are predicated on U.S. federal securities laws, nor does our mandatory arbitration provision waive the rights of our U.S. shareholders or ADR holders to bring claims under the U.S. federal securities laws.

We have been further advised that a plaintiff (whether Brazilian or non-Brazilian), who resides outside Brazil or ceases residency in Brazil during the course of litigation in Brazil must provide a bond to guarantee the payment of defendant’s legal fees and court expenses in connection with court procedures for the collection of payments. The bond must have sufficient value to satisfy the payment of court fees and defendant attorney’s fees, as determined by a Brazilian judge based on the amount under dispute. This requirement does not apply (1) when an exemption is provided by an international agreement or treaty that Brazil is a signatory; (2) in the case of claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits); (3) in the case of enforcement of judgments, including foreign judgments, that have been duly recognized by the STJ; or (4) counterclaims as established, according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). Notwithstanding the foregoing, we cannot assure you that recognition of any judgment will be obtained, that the process described above can be conducted in a timely manner, or that Brazilian courts will enforce a judgment for violation of the federal securities laws of the United States with respect to the common shares.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders to be named in an applicable prospectus supplement may, from time to time, offer and sell some or all of the securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of securities beneficially owned by such selling shareholder and the number of securities they are offering. The applicable prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

Each prospectus supplement with respect to common shares or ADSs will set forth the terms of the offering of those common shares or ADSs, including the name or names of any underwriters or agents, the price of such common shares or ADSs and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those common shares or ADSs may be listed.

We and any selling shareholder may sell the common shares or ADSs:

•	through agents;

•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the common shares or ADSs are listed will be described in the applicable prospectus supplement.

Underwriters

If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell common shares or ADSs short using this prospectus and deliver common shares or ADSs covered by this prospectus to close out such short positions, or loan or pledge common shares or ADSs to financial institutions that in turn may sell the common shares or ADSs using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of our/their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we or any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs the validity of the arrangements or the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to U.S. federal and New York State law will be passed upon for Natura &Co by Davis Polk & Wardwell LLP. The validity of the common shares offered pursuant to this prospectus and other legal matters as to Brazilian law will be passed upon for Natura &Co by Pinheiro Neto Advogados. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Natura &Co Holding S.A. and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Avon Products, Inc. as of December 31, 2019 and 2018 for each of the three years in the period ended December 31, 2019 incorporated in this registration statement by reference to the Avon MD&A/Financials Form 6-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (United Kingdom), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Common Shares

Natura &Co Holding S.A.

PROSPECTUS SUPPLEMENT

BofA Securities	Morgan Stanley	Bradesco BBI	Citigroup	Itaú BBA

The date of this prospectus supplement is                      , 2020.